Filed Pursuant to Rule 424(b)(3)

Registration Number 333-136586

Prospectus Dated June 15, 2010

API TECHNOLOGIES CORP.

4,097,894 SHARES

COMMON STOCK

We may issue from time to time up to 4,097,894 shares of our common stock in exchange for exchangeable shares of our special purpose subsidiary, API Nanotronics Sub, Inc., formerly known as RVI Sub, Inc., which we refer to in this prospectus as API Sub. API Sub issued exchangeable shares to certain shareholders of API Electronics Group Corp., which we refer to in this prospectus as API Ontario, in connection with a business combination transaction between API Ontario and us, which we refer to in this prospectus as the Business Combination. These shareholders may now exchange their exchangeable shares for our common stock at any time following the effectiveness of the Registration Statement of which this prospectus is a part. API Sub will redeem any exchangeable shares that remain outstanding on a date established by API Sub’s board of directors, which will be no earlier than November 6, 2016. API Sub also will redeem the exchangeable shares before November 6, 2016 if certain events occur.

Prior to the Business Combination, we were called Rubincon Ventures Inc. However, as part of the Business Combination and to better capture the nature of the combined companies, we changed our name to “API Nanotronics Corp.” On October 22, 2009, we changed our name to “API Technologies Corp.” to better reflect our overall business strategy. We refer to the combined company in this prospectus as API.

Because the shares of our common stock offered by this Prospectus will be issued only in exchange for, or to purchase the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of this offering.

Our common stock is currently traded on the over-the-counter bulletin board (the “OTCBB”). Prior to November 7, 2006 it traded under the symbol RBCV. Effective as of November 7, 2006, the symbol under which our common stock traded became APIO and on September 22, 2008 became APIA. Effective October 27, 2009 in connection with our name change, the symbol became ATNY. On June 14, 2010, the last reported sale price for our common stock as reported on the OTCBB was $1.24 per share.

Our executive offices are located at 2200 Smithtown Avenue, Ronkonkoma, New York 11779.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated June 15, 2010.

Annexes

ANNEX A	Support Agreement	A -1
ANNEX B	Voting and Exchange Trust Agreement	B -1
ANNEX C	Exchangeable Share Provisions	C -1

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING OF THESE SHARES OF COMMON STOCK. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

The information regarding our company included in this document, including our audited financial statements are reported in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

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SUMMARY

The following summarizes the information contained elsewhere in this Prospectus. This summary is qualified in its entirety by and should be read in conjunction with the more detailed information contained in this Prospectus, including the risk factors, the financial statements and the annexes.

The Company

API Technologies Corp. (“we,” “us,” “our,” the “Company,” or “API”) designs, develops and manufactures highly engineered solutions, systems, secure communications and electronic components for military and aerospace applications, including mission critical information systems and technologies. We own and operate several state-of-the-art manufacturing facilities throughout North America and the United Kingdom. Our customers, which include military prime contractors, and the contract manufacturers who work for them, in the United States, Canada, the United Kingdom and various other countries in the world, outsource many of their defense electronic components and systems to us as a result of the combination of our design, development and manufacturing expertise.

API is a defense engineered solutions provider to various world governments, as well as military, aerospace and homeland security contractors and equipment manufacturers. An engineering-driven organization, API supports its customers by adding value to their respective products and solutions throughout the project lifecycle, from conception, including design, engineering and integration services to manufacturing and system assembly. Our expertise includes missile systems, electronic warfare systems, flight control systems, range finders and communication systems. Additionally, we offer highly engineered custom products designed to meet the unique operational needs and compliance requirements of customers in its target markets. Our core capabilities span defense and aerospace, systems and engineering, components and subsystems, emanation security and TEMPEST, secure networking and communications and electronics manufacturing services.

On November 6, 2006, we completed the business combination among API, API Sub and API Ontario, which we refer to as the Business Combination. Prior to that, we were a shell company. We did not have an operating business and our assets consisted of cash and cash equivalents. We were seeking to acquire an operating company and accomplished that objective through the Business Combination.

We currently have business offices in Ronkonkoma and Hauppauge, New York, Windber, Pennsylvania, Sterling, Virginia, South Plainfield, New Jersey, Ottawa, Ontario, Canada, and Gloucester, United Kingdom. Our executive corporate office is located at 2200 Smithtown Avenue, Ronkonkoma, NY 11779, and our telephone number at that location is (631) 981-2400. Our website, which contains links to our financial information and our filings with the SEC, is www.apitechnologies.com. The content on our website is available for information purposes only and is not incorporated by reference. We are quoted on the OTCBB under the symbol “ATNY.”

The Source of the Exchangeable Shares

The Business Combination

The Business Combination was implemented through a Plan of Arrangement, which was approved by the Ontario Superior Court of Justice on November 3, 2006. Upon or immediately prior to completion of the Business Combination:

1.	We amended our Certificate of Incorporation and bylaws to implement the Business Combination.

2.	API Sub became the sole owner of API Ontario. Except for the Exchangeable Shares held by former API shareholders, described below, API Sub is our wholly-owned subsidiary.

3.	Holders of common shares of API Ontario ceased to be shareholders of API and received 3.33 shares (such numbers reflect a subsequent stock split and reverse stock split) of our stock, or at the election of shareholders resident in Canada, 3.33 Exchangeable Shares (such numbers reflect a subsequent stock split and reverse stock split), for each common share of API Ontario. The Exchangeable Shares are exchangeable, at the option of the holder, on a one-for-one basis, for our common stock. Under certain other circumstances other than the election of the holder, the Exchangeable Shares may be exchanged for our common stock.

4.	Each Exchangeable Share has economic and voting rights, to the extent practical, equivalent to one share of our common stock.

5.	The stockholders of API prior to the Business Combination retained their shares of common stock, which remained outstanding as shares of API common stock.

The Exchangeable Shares

The Exchangeable Shares, which were issued by our subsidiary, API Sub, in the Business Combination, have the following attributes:

1.	holders of Exchangeable Shares are entitled to receive dividends, if any, on a per share basis, equivalent to the per share dividends that we may pay from time to time on our common stock, and to vote at our shareholders meetings indirectly through a voting trust arrangement;

2.	holders of Exchangeable Shares generally are not entitled to receive notice of or to attend or vote at any meeting of the shareholders of API Sub;

3.	the Exchangeable Shares are entitled to a preference over the common shares of API Sub, and any other shares ranking junior to the Exchangeable Shares, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of API Sub; and

4.	in the event of the liquidation, dissolution or winding-up of API Sub, a holder of Exchangeable Shares is entitled to receive for each Exchangeable Share one share of our common stock, together with the amount of all dividends payable on our common stock which have not also been paid on the Exchangeable Shares.

Tax Consequences of the Exchange of Exchangeable Shares

The receipt of Exchangeable Shares rather than our common stock in the Business Combination provided the opportunity for a tax deferral for most Canadian residents holding API common shares. To take advantage of this deferral, an appropriate tax election had to be made. This tax deferral continues as long as such holders continue to hold the Exchangeable Shares. The exchange of the Exchangeable Shares for our common stock may be required after ten years from the Business Combination or sooner under specified circumstances, which would end such holder’s tax deferral.

The Offering

Securities Offered: We are offering shares of our common stock.

You are in receipt of this prospectus because you received Exchangeable Shares in the Business Combination. Exchangeable Shares have the right to convert into our common stock as described in this prospectus.

The Exchangeable Shares were designed to give you, to the extent practicable, rights equivalent to owning our common stock. These equivalent rights were created by agreements, and are not the same as directly owning our common stock. The Exchangeable Shares were not issued by us, but API Sub, an Ontario corporation and our subsidiary. By exercising your exchange rights, you will receive our common stock for your Exchangeable Shares. Such an exchange may have tax consequences to you. See “Tax Considerations” on page 24.

Use of Proceeds: Because our common stock will be issued in exchange for Exchangeable Shares or to purchase the Exchangeable Shares, we will not receive any cash proceeds from this offering.

Trading: Our common stock is traded on the OTCBB under the symbol ATNY.

Dividend Policy: We do not expect to pay dividends on our common stock in the foreseeable future.

Risk Factors: See “Risk Factors” on page 3 and the other information in this prospectus for a discussion of the factors you should carefully consider before electing to exchange your Exchangeable Shares for shares of our common stock being offered by us in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information included in this prospectus before you decide to invest in our securities. The risks described below are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business. If any of these risks develop into actual events, it could materially and adversely affect our business, financial condition, results of operations and cash flows, the trading price of your shares could decline and you may lose all or part of your investment.

Risk Relating to Our Exchangeable Shares

The exchange of Exchangeable Shares for shares of our common stock is generally a taxable event in Canada (under current law) and in the United States

The exchange of Exchangeable Shares for shares of our common stock is generally a taxable event in Canada (under current law) and in the United States. Your tax consequences can vary depending on a number of factors, including your residency, your tax cost, the length of time that the Exchangeable Shares were held by you prior to an exchange and, for Canadian tax consequences, the method of the exchange (redemption or purchase). See “Tax Considerations” on page 24 for information regarding potential tax liability. You should consult your own tax advisor as to the tax consequences to you of an exchange of Exchangeable Shares for shares of our common stock.

Some of the shares of our common stock may be withheld and sold to pay any withholding tax that we are required to remit

The exchange or redemption of your Exchangeable Shares for our common stock is for most holders of Exchangeable Shares a taxable event. Under applicable tax laws, we may be required to withhold some of the consideration to be received by you in an exchange or purchase of your Exchangeable Shares. The documents governing the Exchangeable Shares allow us to withhold some of the shares of our common stock that you would otherwise receive and sell such shares to pay tax owed with respect to your sale or redemption of Exchangeable Shares.

You will experience a delay in receiving shares of our common stock from the date that you request an exchange, which may affect the value of the shares you receive in a subsequent sale of our common stock

If you request to receive our common stock in exchange for your Exchangeable Shares, you will not receive our common stock for 10 business days or more after the applicable request is received. During such period, the market price of our common stock may increase or decrease. Any such increase or decrease would affect the amount you would receive on a subsequent sale if you were waiting to receive our common stock before selling it.

Risks Relating to Our Business

Our business may be adversely affected by the global economic downturn and the continuing uncertainties in the financial markets

The global economy is currently in a pronounced economic downturn. Global financial markets are continuing to experience disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. Given these uncertainties, there is no assurance that there will not be further deterioration in the global economy and the global financial markets. We are unable to predict the duration or severity of the current global economic downturn or disruptions in the financial markets. If economic conditions deteriorate further, our business and results of operations could be materially and adversely affected.

Although we believe we have adequate liquidity and capital resources to fund our operations internally, in light of current market conditions, our inability to access the capital markets on favorable terms, or at all, may adversely affect our financial performance or our ability to pursue strategic growth initiatives or acquisitions.

We are dependent on defense spending by the United States and other governments. We derive a significant portion of our revenues from defense spending by the U.S. government and other governments. Current economic conditions have caused deficits in the U.S. and other countries to rise significantly, which is likely to result in budget cuts and reduced public spending in a number of areas. As a result, defense budgets generally are under pressure. Reduced defense spending may affect products purchased by those governments or their prime contractors from the Company and may materially adversely affect the Company’s operations and financial condition.

We are highly reliant on defense spending

Our current orders from defense-related companies account for a material portion of our overall net sales and defense spending levels depend on factors that are outside of our control. Reductions or changes in defense spending could have a material adverse effect on our sales and profits.

While the U.S. government currently plans increases in defense spending, the actual timing and amount of such increases has been occurring at a rate that has been slower than expected. In addition, changes in appropriations and in the national defense policy and decreases in ongoing defense programs could adversely affect our performance. Such occurrences are beyond our control. For instance, government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress typically appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. As a result, at the beginning of a major program, a contract is typically only partially funded, and additional monies are normally committed to the contract by the procuring agency only as Congress makes appropriations available for future fiscal years. A change of elected officials could result in substantial changes in defense spending. In addition, a difference in philosophy and/or the worsening economic climate of the country could reduce or change appropriations.

Our contracts with prime U.S. Government contractors contain customary provisions permitting termination or reduction at any time, at the convenience of the U.S. Government. The “Termination for Convenience” clause generally limits the contractor’s recovery to cost incurred plus profit on work completed, and the costs of preparing the termination settlement proposal. If we experience significant reductions or delays in procurements of our products by the U.S. Government, or terminations of government contracts or subcontracts, our operating results could be materially and adversely affected.

Our operations are subject to numerous laws, regulations and restrictions, and failure to comply with these laws, regulations and restrictions could subject us to fines, penalties, suspension or debarment

Our contracts and operations are subject to various laws and regulations. Prime contracts with various agencies of the U.S. Government, and subcontracts with other prime contractors, are subject to numerous procurement regulations, including the False Claims Act and the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, with noncompliance found by any one agency possibly resulting in fines, penalties, debarment, or suspension from receiving additional contracts with all U.S. Government agencies. Given our dependence on U.S. Government business, suspension or debarment could have a material adverse effect on our financial results.

In addition, our international business subjects us to numerous U.S. and foreign laws and regulations, including, without limitation, regulations relating to import-export control, technology transfer restrictions, repatriation of earnings, exchange controls, the Foreign Corrupt Practices Act and the anti-boycott provisions of the U.S. Export Administration Act. Changes in regulations or political environments may affect our ability to conduct business in foreign markets including investment, procurement and repatriation of earnings. Failure by us or our sales representatives or consultants to comply with these laws and regulations could result in certain liabilities and could possibly result in suspension or debarment from government contracts or suspension of our export privileges, which could have a material adverse effect on our financial results.

We may have difficulty attracting and holding outside board members and this may affect the quality of our management

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and shareholder claims, as well as governmental and creditor claims which may be made against them in connection with their positions with publicly-held companies. Outside directors are becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending shareholder claims. Directors and officers’ liability insurance has become much more expensive than it had been in the past. Although we currently maintain directors and officers’ liability insurance, there are no assurances that we can continue to maintain such insurance which would make it more difficult for us to attract and retain qualified outside directors to serve on its Board.

We have a history of net losses, and may not be profitable in the future

We have incurred net losses for each of the last three fiscal years. We cannot assure you that we will be profitable in the future, despite the Company’s closure of the nanotechnology research and development subsidiary on February 22, 2010, which will allow the Company to deploy capital and management resources to its core defense business blue chip customers. Even if we achieve profitability, we may experience significant fluctuations in our revenues and we may incur net losses from period to period. The impact of the foregoing may cause our operating results to be below the expectations of securities analysts and investors, which may result in a decrease in the market value of our common stock.

Since some of our directors and assets are located outside United States it may be more difficult to enforce certain judgments against us and our directors

More than half of our directors are domiciled in Canada. As a result, it may not be possible to effect service of process upon such directors. Also, since all or a portion of the assets of such directors are located outside the United States, it may be difficult to enforce judgments obtained in United States courts against such directors. Also, because a portion of our assets are located outside the United States, it may be difficult to enforce judgments obtained in United States courts against us.

We are reliant on certain security clearances for some of our business

We are in the process of applying for a Facility Security Clearance from the Defense Industrial Security Clearance Office, which is part of the Defense Security Service, for our facility in Windber, Pennsylvania. As part of that process we will need to adopt certain foreign ownership, control or influence (“FOCI”) mitigation procedures to protect against foreign interests gaining unauthorized access to classified information. In the event that we cannot agree upon appropriate FOCI mitigation procedures with Defense Security Service, we would not be able to obtain a Facility Security Clearance. Not obtaining a security clearance would prevent us from continuing those business activities that require access to classified information, which represents a significant portion of our business.

Our ability to obtain and maintain our Facility Security Clearance has a direct impact on our ability to bid on or win new contracts, complete existing contracts, or effectively re-bid on expiring contracts either directly through the U.S. Government or through U.S. Defense Contractors. The inability to obtain and maintain our Facility Security Clearance would have a material adverse affect on our business, financial condition and operating results.

Some of our directors and officers may be subject to conflicts of interest

Some of our directors and officers are also directors and/or officers and/or shareholders of other companies. Such associations may give rise to conflicts of interest from time to time. Our directors are required by law to act honestly and in good faith with a view to our best interests and to disclose any interest, which they may have in any project or opportunity applicable to us. If a conflict of interest arises at a meeting of the board of directors, any director in a conflict must disclose his interest and abstain from voting on such matter. In determining whether or not we will participate in any project or opportunity, the directors will primarily consider the degree of risk to which we may be exposed and our financial position at the time.

Control of us by our officers and directors could adversely affect the Company’s stockholders because of their control of our affairs

Our officers and directors as a group beneficially own a large percentage of our stock, treating Exchangeable Shares as the equivalent of our common stock. (Exchangeable Shares held by us and our subsidiaries have no such voting rights.) Therefore, directors and officers, acting together may have a controlling influence on (i) matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and (ii) our management and affairs. These persons, acting alone or together, do not have sufficient numbers of votes to approve matters submitted to stockholders. However, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. This in turn could materially adversely affect the market price of our stock.

We currently maintain a significant level of debt and our failure to service such indebtedness may adversely affect our financial and operating activities

At February 28, 2010, we had $32,979,344 in aggregate principal amount of outstanding debt, all of which debt is secured by certain of our assets. This includes a $10 million short-term promissory note to finance the asset purchase of the KGC Companies (as hereinafter defined). The $10 million principal balance and accrued interest is due and payable at maturity on December 31, 2010. It also includes $20,000,000 principal amount of secured promissory notes the issued to various investors in a private placement. These notes are due three years from issuance. Interest on such notes accrues at the annual rate of fifteen percent (15%) and is payable quarterly in arrears. The entire principal balance and all accrued and unpaid interest on such notes will be due and payable upon maturity. The $20,000,000 notes are secured by the assets of API and its subsidiaries pursuant to security agreements, excluding real estate.

At February 28, 2010, we had line of credit facilities in place at two of our subsidiaries, one in the United Kingdom in the amount of approximately $400,000 (250,000 GBP) and one in Canada in the amount of $997,000 (Cdn $1,000,000). These facilities are secured with certain assets of each subsidiary.

Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our existing debt depends on our future financial performance as well as our ability to access the capital markets, and the relative attractiveness of available financing terms. We do not have complete control over our future financial performance because it is subject to economic, political, financial (including credit market conditions), competitive, regulatory and other factors affecting the aerospace and defense industry, as well as commercial industries in which we operate. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to reduce costs and expenses, sell assets, restructure debt or obtain additional equity capital. We may not be able to do so in a timely manner or upon acceptable terms in accordance with the restrictions contained in our debt agreements. Our level of indebtedness has important consequences to us. These consequences may include:

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requiring a substantial portion of our net cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes, including acquisitions, capital expenditures, paying dividends to our shareholders, repurchasing shares of our common stock, research and development and other investments;

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limiting our ability to obtain additional financing for acquisitions, working capital, investments or other expenditures, which, in each case, may limit our ability to carry out our acquisition strategy;

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heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and

•	limiting the funds we have available for research and development.

We may require additional financing which we may not be able to obtain; Dilution

We may require additional financing in order to support expansion, develop new or enhanced services or products, respond to competitive pressures, acquire complementary businesses or technologies, repay debt, or take advantage of unanticipated opportunities. Our ability to arrange such financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing under satisfactory terms. If additional financing is raised by the issuance of additional shares of our common stock, our shareholders may suffer dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

We are dependent on key personnel

We are dependent upon a small number of key personnel. Mr. Phillip DeZwirek is the Chairman of the Board of API and is instrumental in directing the growth of API. We are depending upon Mr. DeZwirek to continue to act in such capacity. Mr. Stephen Pudles, as our Chief Executive Officer, is important to the Company’s future strategy as the Company continues to implement strategies for organic growth and pursues acquisition targets that will consolidate the markets in which the Company operates. The loss of the services of those individuals could have a material adverse effect on our business. Our success will depend in large part on the efforts of these individuals. It is not currently proposed that there will be any long-term employment agreements or key-man insurance in respect of such key personnel.

Our inability to retain employees with key technical expertise may adversely affect our business

The products that we sell require a large amount of engineering design and manufacturing expertise. However, the majority of our technological capabilities are not protected by patents and licenses. We rely on the expertise of our employees and our learned experiences in both the design and manufacture of our products. If we were to lose one or more of our key employees, then we would likely lose some portion of our institutional knowledge and technical know-how, which could adversely affect our business.

The integration of acquisitions may be difficult and may not yield the expected results

We regularly look for strategic opportunities to grow and diversify our product offerings and strengthen our current product lines through acquisitions. See “Corporate Organization and History – Recent Acquisitions” and “Corporate Organization and History – Prior Acquisitions”. There can be no assurance that we will identify appropriate acquisition candidates or successfully integrate products and operations with any such candidates that we may acquire. Some of the risks that may continue to affect our ability to integrate acquired companies include those associated with:

•	unexpected loss of key employees or customers of the acquired companies;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	consolidating and integrating operations and space, and the costs and risks associated therewith;

•	integrating administrative processes, accounting practices and technologies;

•	retaining management from the acquired companies, hiring additional management and other critical personnel;

•	transferring required governmental permits and consents;

•	retaining customers and contracts from the acquired companies;

•	increasing the scope, geographic diversity and complexity of our operations; and

•	the need to implement controls and procedures and policies appropriate for a public company to any acquired company that prior to their acquisition lacked these controls, procedures and policies.

For certain acquisitions, we have raised the capital required to make such acquisitions from the sale of stock, warrants and options, and convertible debt, which has been dilutive to our stockholders.

Additionally, in the period following an acquisition, we are required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they are written down to estimated fair value, with a charge against earnings.

Integrating acquired organizations and their products and services may be difficult, expensive, time-consuming and a strain on our resources and our relationships with employees and customers. Ultimately, acquisitions may not be as profitable as expected or profitable at all.

Failure to maintain adequate internal controls could adversely affect our business

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in each of our annual reports on Form 10-K, a report containing our management’s assessment of the effectiveness of our internal control over financial reporting. These laws, rules and regulations continue to evolve and could become increasingly stringent in the future. We have undertaken actions to enhance our ability to comply with the requirements of the Sarbanes-Oxley Act of 2002, including, but not limited to, the engagement of consultants, the documentation of existing controls and the implementation of new controls or modification of existing controls as deemed appropriate.

We continue to devote substantial time and resources to the documentation and testing of our controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory actions, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition, results of operations and cash flows.

There are inherent limitations in all internal control systems over financial reporting, and misstatements due to error or fraud may occur and not be detected

While we continue to take action to ensure compliance with the internal control, disclosure control and other requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC implementing these requirements, there are inherent limitations in our ability to control all circumstances. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls and disclosure controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be evaluated in relation to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

The possibility of goodwill impairments exist

We evaluate the recoverability annually or more frequently if impairment indicators arise, as required under the accounting guidance for goodwill carried on our financial statements as an asset. Goodwill is reviewed for impairment by applying a fair-value to the reporting unit level, which is the same as the business segment level. A goodwill impairment loss will be reported for any goodwill impaired. Consequently an impairment of goodwill could have a significant adverse effect on our financial results.

Downturns in the cyclical semiconductor, and/or electronic component industries would adversely affect our operating results and our value

The semiconductor and electronic component industries are cyclical, and the value of our business may decline during the “down” portion of these cycles. The markets for our products depend on continued demand in the aerospace, military defense systems, and commercial end-markets, and these end-markets may experience changes in demand that could adversely affect our operating results and financial condition.

The defense, semiconductor and electronic components industries are highly competitive and increased competition could adversely affect our operating results

The areas of the defense, semiconductor and electronic component industries in which we do business are highly competitive. We expect intensified competition from existing competitors and new entrants. Competition is based on price, product performance, product availability, quality, reliability and customer service. Even in strong markets, pricing pressures may emerge. For instance, competitors may attempt to gain a greater market share by lowering prices. The market for commercial products is characterized by declining selling prices. We anticipate that average selling prices for our products will continue to decrease in future periods, although the timing and amount of these decreases cannot be predicted with any degree of certainty. We compete in various markets with companies of various sizes, many of which are larger and have greater financial and other resources than we have, and thus may be better able to pursue acquisition opportunities and to withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future. We may not be able to compete successfully in the future and such competitive pressures may harm our financial condition and/or operating results.

We depend on limited suppliers for certain critical raw materials

Our manufacturing operations require raw materials that must meet exacting standards. Additionally, certain customers require us to buy from particular vendors due to their product specifications. We rely heavily on our ability to maintain access to steady sources of these raw materials at favorable prices. We do not have specific long-term contractual arrangements, but we believe we are on good terms with our suppliers. We cannot be certain that we will continue to have access to our current sources of supply at favorable prices, or at all, or that we will not encounter supply problems in the future. Any interruption in our supply of raw materials could reduce our sales in a given period, and possibly cause a loss of business to a competitor, if we could not reschedule the deliveries of our product to our customers. In addition, our gross profits could suffer if the prices for raw materials increase, especially with respect to sales associated with military contracts where prices are typically fixed.

We may not be able to develop new products to satisfy changes in demand

The industries in which we operate are dynamic and constantly evolving. We cannot provide any assurance that we will successfully identify new product opportunities and develop and bring products to market in a timely and cost-effective manner, or those products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. We may not be able to accomplish these goals.

The introduction of new products presents significant business challenges because product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	timely and efficient completion of process design and development;

•	timely and efficient implementation of manufacturing and assembly processes;

•	product performance;

•	the quality and reliability of the product;

•	effective marketing, sales and service; and

•	sufficient demand for the product.

The failure of our products to achieve market acceptance due to these or other factors could harm our business.

Cancellation or changes or delays in orders could materially reduce our net sales and operating results

We generally do not receive firm, long-term purchase commitments from our customers. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations for a period by reducing our net sales in that period. In addition, because many of our costs and operating expenses are fixed, a reduction in customer demand could harm our gross profit and operating income.

Net sales could decline significantly if we lose a major customer

Historically, a large portion of our net sales have been derived from sales to a small number of our customers and we expect this trend to continue for the foreseeable future. The U.S., Canadian and United Kingdom Governments’ Departments of Defense (directly and through subcontractors) account for approximately 49%, 9% and 11% of the Company’s nine month revenues to February 28, 2010, respectively, while the U.S. Government and Department of Defense (directly and through subcontractors) accounted for 71% of the Company’s revenue during the nine months ended February 28, 2009. One of these customers represented approximately 12% of revenues for the nine months ended February 28, 2010 and a separate customer represented 15% of revenues for the year ended May 31, 2009, respectively. One customer, a tier one Defense subcontractor represented 37% of accounts receivable as of February 28, 2010.

In many cases, our customers are not subject to any minimum purchase requirements and can discontinue the purchase of our products at any time. In the event one or more of our major customers reduces, delays or cancels orders with us, and we are not able to sell our services and products to new customers at comparable levels, our net sales could decline significantly, which could adversely affect our financial condition and results of operations. In addition, any difficulty in collecting amounts due from one or more key customers would negatively impact our results of operations.

Our lengthy sales cycle may increase the likelihood that our quarterly net sales will fluctuate which may adversely affect the market price of our common stock

Due to the complexity of our technology and the types of end uses for our products, our customers perform, and require us to perform, extensive process and product evaluation and testing, which results in a lengthy sales cycle. Our sales cycles can often last for several months, and may last for up to a year or more. Additionally, as we are a tier three supplier, our orders are dependent on funding and contract negotiations through multiple parties which can affect our receipt of orders due to matters outside of our control. Our business is moving towards a business base driven more by larger orders on major defense programs. As a result of these factors, our net sales and operating results may vary unpredictably from period to period. This fact makes it more difficult to forecast our quarterly results and can cause substantial variations in operating results from quarter to quarter that are unrelated to the long-term trends in our business. This lack of predictability in our results could adversely affect the market price of our common stock in particular periods.

We depend on military prime contractors for the sale of our products

We sell a substantial portion of our products to military prime contractors and the contract manufacturers who work for them. The timing and amount of sales to these customers ultimately depend on sales levels and shipping schedules for the products into which our components are incorporated. We have no control over the volume and timing of products shipped by our military prime contractors and the contract manufacturers who work for them, and we cannot be certain that our military prime contractors or the contract manufacturers who work for them will continue to ship products that incorporate our components at current levels, or at all. Our business will be harmed if our military prime contractors or the contract manufacturers who work for them fail to achieve significant sales of products incorporating our components or if fluctuations in the timing or reductions in the volume of such sales occur. Failure of these customers to inform us of changes in their production needs in a timely manner could also hinder our ability to effectively manage our business.

Our failure to comply with U.S. government laws, regulations and manufacturing facility certifications would reduce our ability to be awarded future military business

We must comply with laws, regulations and certifications relating to the formation, administration and performance of federal government contracts as passed down to us by our customers in their purchase orders, which affects our military business and may impose added cost on our business. We are subject to government audits and reviews of our accounting procedures, business practices, procedures, and internal controls for compliance with procurement regulations and applicable laws. We also could be subject to an investigation as a result of private party whistleblower lawsuits. Such audits could result in adjustments to our contract costs and profitability. If a government investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including the termination of our contracts, the forfeiture of profits, the suspension of payments owed to us, fines, and our suspension or debarment from doing business with federal government agencies. In addition, we could expend substantial amounts defending against such charges and incur damages, fines and penalties if such charges are proven or result in negotiated settlements. Since defense sales account for a significant portion of our business, any debarment or suspension of our ability to obtain military sales would greatly reduce our overall net sales and profits, and would likely affect our ability to continue as a going concern.

We may lose our status as a disadvantaged business corporation

Our recently acquired Pennsylvania facility qualifies as a small, disadvantaged business as greater than 20% of its employees are considered disabled under applicable legislation. By maintaining this U.S. government standard, we are subject to preferred federal procurement opportunities. There can be no assurance that we will be able to maintain our small, disadvantaged business status in the future and the failure to do so could adversely affect our ability to secure customers and may adversely impact our financial results.

Adverse resolution of litigation may harm our operating results or financial condition

At times, we are a party to lawsuits in the normal course of our business. Litigation can be unforeseeable, expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, operating results, or financial condition.

Our products may be found to be defective, product liability claims may be asserted against us and we may not have sufficient liability insurance

One or more of our products may be found to be defective after shipment, requiring a product replacement, recall or repair which would cure the defect but impede performance of the product. We may also be subject to product returns, which could impose substantial costs and harm to our business.

Product liability claims may be asserted with respect to our technology or products. Although we currently have insurance, there can be no assurance that we have obtained a sufficient amount of insurance coverage, that asserted claims will be within the scope of coverage of the insurance, or that we will have sufficient resources to satisfy any asserted claims.

We typically provide a one-year product defect warranty from the date of sale. Historically, warranty costs have been nominal and have been within management’s expectations. We continually assess the necessity for a warranty provision and accrue amounts deemed necessary. As of February 28, 2010 we have accrued approximately $270,000 in warranty liability.

Our inability to protect our intellectual property rights or our infringement of the intellectual property rights of others could adversely affect our business

We principally rely on our skill in the manufacture of our products and not on any proprietary technologies that we develop or license on an exclusive basis. Such manufacturing know-how is primarily embodied in our drawings and specifications, and information about the manufacture of these products purchased from others. Our future success and competitive position may depend in part upon our ability to obtain licenses of certain proprietary technologies used in principal products from the original manufacturers of such products. Our reliance upon protection of some of our production technology as “trade secrets” will not necessarily protect us from other parties independently obtaining the ability to manufacture our products. In addition, there may be circumstances in which “know how” is not documented, but exists within the heads of various employees who may leave the Company or disclose our know how to third parties. We cannot assure you that we will be able to maintain the confidentiality of our production technology, dissemination of which could have a material adverse effect on our business.

Patents of third parties may have an important bearing on our ability to offer certain of our products. Our major competitors as well as other third parties may obtain and may have obtained patents related to the types of products we offer or plan to offer. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products and services. In addition, some patent applications in the United States are confidential until a patent is issued and, therefore, we cannot evaluate the extent to which technology concerning our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products were found by a court to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing those patents. An adverse ruling arising out of any intellectual property dispute could also subject us to significant liability for damages.

We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether such license would be available or, if available, whether we would be able to obtain such licenses on commercially reasonable terms. If we are unable to obtain licenses with respect to patents held by others, and are unable to redesign our products to avoid infringement of any such patents, this could materially adversely affect our business, financial condition and operating results.

Also, we hold various patents and licenses relating to certain of our products. We cannot assure you as to the breadth or degree of protection that existing or future patents, if any, may afford us, that our patents will be upheld, if challenged, or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to us. It is possible that our existing patent rights may not be valid. We may have to expend resources to protect our patents in the event a third party infringes our patents, although we cannot assure you that we will have the resources to prosecute all or any patent violations by third parties.

We must commit resources to product production prior to receipt of purchase commitments and could lose some or all of the associated investment

We sell many of our products pursuant to purchase orders for current delivery, rather than pursuant to long-term supply contracts. This makes long-term planning difficult. Further, many of these purchase orders may be revised or canceled prior to shipment without penalty. As a result, we must commit resources to the production of products without advance purchase commitments from customers. The cancellation or deferral of product orders, the return of previously sold products, or overproduction due to the failure of anticipated orders to materialize, could result in our holding excess or obsolete inventory. This could cause inventory write-downs. Our inability to sell products after we have devoted significant resources to them could have a material adverse effect on our business, financial condition and results of operations.

Variability of our manufacturing yields may affect our gross margins

Our manufacturing yields vary significantly among products, depending on the complexity of a particular product. The difficulties that may be experienced in the production process include: defects in subcontractors components, impurities in the materials used, equipment failure, and unreliability of a subcontractor. From time to time, we have experienced difficulties in achieving planned yields, which have adversely affected our gross margins. Yield decreases can result in substantially higher unit costs, which could materially and adversely affect our operating results and have done so in the past. Moreover, we cannot assure you that we will be able to continue to improve yields in the future or that we will not suffer periodic yield problems, particularly during the early production of new products or introduction of new process technologies. In either case, our results of operations could be materially and adversely affected.

Our inventories may become obsolete

The life cycles of some of our products depend heavily upon the life cycles of the end products into which these products are designed. Products with short life cycles require us to manage closely our production and inventory levels. Inventory may also become obsolete. The life cycles for electronic components have been shortening over time at an accelerated pace. We may be adversely affected in the future by obsolete or excess inventories which may result from unanticipated changes in the estimated total demand for our products or the estimated life cycles of the end products into which our products are designed.

Interruptions, delays or cost increases affecting our materials, parts, equipment or subcontractors may impair our competitive position

Some of our products are assembled and tested by third-party subcontractors. We do not have any long-term agreements with these subcontractors. As a result, we may not have assured control over our product delivery schedules or product quality. Due to the amount of time typically required to qualify assemblers and testers, we could experience delays in the shipment of our products if we are forced to find alternative third parties to assemble or test them. Any product delivery delays in the future could have a material adverse effect on our operating results and financial condition. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors is disrupted or terminated.

Environmental liabilities could adversely impact our financial position

United States, Canadian, and United Kingdom laws and regulations impose various restrictions and controls on the discharge of materials, chemicals and gases used in our semiconductor and other manufacturing processes or in our finished goods. Under new environmental regulations, we are responsible for determining whether certain toxic metals or chemicals are present in any given components we purchase and in each product we sell. These environmental regulations have required us to expend a portion of our resources and capital on relevant compliance programs. In addition, under other laws and regulations, we could be held financially responsible for remedial measures if our current or former properties are contaminated or if we send waste to a landfill or recycling facility that becomes contaminated, even if we did not cause the contamination. Also, we may be subject to additional common law claims if we release substances that damage or harm third parties. Further, future changes in environmental laws or regulations may require additional investments in capital equipment or the implementation of additional compliance programs in the future. Any failure to comply with environmental laws or regulations could subject us to significant liabilities and could have material adverse effects on our operating results, cash flows and financial condition.

In the conduct of our manufacturing operations, we have handled and do handle materials that are considered hazardous, toxic or volatile under applicable laws. The risk of accidental release of such materials cannot be completely eliminated. In addition, we operate or own facilities located on or near real property that was formerly owned and operated by others. These properties were used in ways that may have involved hazardous materials. Contaminants may migrate from, or within or through any such property. These risks may give rise to claims. Where third parties are responsible for contamination, the third parties may not have funds, or not make funds available when needed, to pay remediation costs imposed upon us jointly with third parties under environmental laws and regulations.

Fixed costs may reduce operating results if our sales fall below expectations

Our expense levels are based, in part, on our expectations as to future sales. Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. Decreases in lead times between orders and shipments and customers’ ordering practices could adversely affect our ability to project future sales. We might be unable to reduce spending quickly enough to compensate for reductions in sales. Accordingly, shortfalls in sales could materially and adversely affect our operating results.

Risks Relating to Our Stock

Our stock market price and trading volume may be volatile

The market for our common stock is volatile. Our stock price subject to volatility in both price and volume arising from market expectations, announcements and press releases regarding our business, and changes in estimates and evaluations by securities analysts or other events or factors.

Over the years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small-capitalization companies like us, with low priced stock have experienced wide fluctuations which have not necessarily been related to the operations, performances, underlying asset values, or prospects of such companies. For these reasons, our shares of common stock are subject to significant volatility resulting from purely market forces over which we will have no control. Further, the market for our common stock has been very thin. As a result, our stockholders may be unable to sell significant quantities of common stock in the public trading markets without a significant reduction in the price of our common stock.

We do not expect to pay dividends

We intend to invest all available funds to finance our growth. Therefore our stockholders cannot expect to receive any dividends on our common stock in the foreseeable future. Even if we were to determine that a dividend could be declared, we could be precluded from paying dividends by restrictive provisions of loans, leases or other financing documents or by legal prohibitions under applicable corporate law.

Listing our stock on markets other than the OTCBB could be costly for us

Our common stock is currently quoted and trades on the OTCBB in the United States. The OTCBB is operated by Financial Industry Regulatory Authority, Inc. We are contemplating filing an application to be listed on the American Stock Exchange or another national securities exchange (collectively, an “Exchange”). Unlike the OTCBB, every Exchange has corporate governance and other public interest standards, which we will have to meet. Such standards and regulations may restrict our capital raising or other activities by requiring stockholder approval for certain issuances of stock, for certain acquisitions, and for the adoption of stock option or stock purchase plans.

The Exchange will require that a majority of the members of our Board of Directors be independent directors as defined by the Exchange. The independent directors must have regularly scheduled meetings at which only independent directors are present. Compensation of our Chief Executive Officer must be determined, or recommended to the Board of Directors for determination, either by (i) a majority of the independent directors, or (ii) a compensation committee comprised solely of independent directors, and the Chief Executive Officer cannot be present during voting or deliberations. Compensation of our other executive officers must be determined, or recommended to the Board of Directors either by (i) a majority of the independent directors, or (ii) a compensation committee comprised solely of independent directors. Director nominees must either be selected, or recommended for selection by the Board of Directors either by (i) a majority of the independent directors, or (ii) a nominations committee comprised solely of independent directors. The nominations process must be set forth in a formal written charter or a Board of Directors’ resolution.

In addition, the audit committee will have to be composed of at least three members, all of whom are independent as defined by the Exchange and under SEC Rule 10A-3(c), and who have not participated in the preparation of the financial statements of us or any subsidiary of us during the past three years. One member of the audit committee must have specified employment experience in finance or accounting. Accordingly, we would have to appoint three independent directors to serve on our audit committee and one of those audit committees members would need the required experience in finance and accounting.

We currently meet some, but not all of these requirements. Our compensation and audit committees meet these requirements.

Shareholders may experience dilution through options and warrants

Because our success is highly dependent upon our employees, directors and consultants, we have and intend in the future to grant to some or all of our key employees, directors and consultants options or warrants to purchase shares of our common stock as non-cash incentives. We have adopted an equity incentive plan for this purpose. To the extent that significant numbers of such options may be exercised when the exercise price is below the then current market price for our common stock, the interests of the other stockholders of the company may be diluted. As of February 28, 2010, we have granted options to purchase 6,077,622 shares of common stock to directors, officers, employees and consultants of which 6,015,958 are issued at a weighted average price of $1.401 and 61,664 are issued at a weighted average price of $4.035. In addition, we issued the following: on June 23, 2009 we issued $3,650,000 in convertible subordinated debt, which is currently convertible into 4,866,667 shares of common stock, at $0.75 per share, in December 2009 we issued 250,000 warrants with an exercise price of $1.27 per share, and on January 20, 2010 and January 22, 2010, we issued warrants to purchase an aggregate of 3,571,447 shares of common stock with an exercise price of $1.40 per share.

FORWARD LOOKING STATEMENTS

This document and the documents incorporated in this document by reference contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact contained in this document and the materials accompanying this document are forward-looking statements.

The forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “could,” “would,” “projects,” “continues,” “estimates” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements contained or incorporated by reference in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our plans, intentions, beliefs or current expectations.

Among the important factors that could cause actual results to differ materially from those indicated by forward-looking statements are the risks and uncertainties described under “Risk Factors” and elsewhere in this document and in our other filings with the SEC.

Forward-looking statements are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this document are made as of the date of this document and we do not undertake any obligation to update forward-looking statements to reflect new information, subsequent events or otherwise.

USE OF PROCEEDS

Because our common stock will be issued in exchange for or to purchase Exchangeable Shares, we will not receive any cash proceeds upon the issuance of our common stock registered in this prospectus. No broker, dealer or underwriter has been engaged with this offering. The Exchangeable Shares were issued to former shareholders of API Ontario in connection with the Business Combination.

PLAN OF DISTRIBUTION

Under the terms of a Plan of Arrangement approved by the Ontario Superior Court of Justice and in connection with the Business Combination among API, API Ontario and API Sub, API Sub has issued and may issue 3.33 (which ratio reflects a five-for-one stock split in November 2007 and a one-for-fifteen reverse stock split in September 2008) shares of our common stock, or at a Canadian shareholder’s option, 3.33 (which ratio reflects a five-for-one stock split in November 2007 and a one-for-fifteen reverse stock split in September 2008) Exchangeable Shares, for each existing common share of API (other than dissenting shares). The Exchangeable Shares have economic rights (including the right to equivalent dividends) and voting attributes substantially equivalent to those of our common stock. Holders of API Ontario common shares who properly exercised their rights of dissent were not issued any Exchangeable Shares or shares of our common stock and have been or will be paid fair value for their API Ontario common shares. Our common stock may be issued to holders of Exchangeable Shares through the holder’s election, upon API Sub’s redemption or purchase, or upon API Sub’s or our liquidation.

Although our common stock will be issued to you in exchange for your Exchangeable Shares, our stock may be issued to you using various legal mechanisms. For instance, you have the right to exchange or cause the redemption of your Exchangeable Shares. By exercising these rights, you may require an exchange by us or redemption by API Sub, as the case may be, of your Exchangeable Shares for our common stock. Your rights to require us to exchange the Exchangeable Share for our common stock are called:

•	exchange put rights; and

•	retraction rights;

Also, we may issue our common stock to you as a result of an automatic exchange or redemption. Upon the occurrence of specified triggering event, you will be required to exchange your Exchangeable Shares for our common stock. These rights arise automatically upon the occurrence of triggering events and are called:

•	the automatic redemption right;

•	the optional exchange right;

•	the liquidation right; and

•	the automatic exchange right.

Finally, we may exercise our rights to require you to sell your Exchangeable Shares for our common stock and receive the identical consideration that you would receive upon an exchange of your Exchangeable Shares. Our call rights permit us to require you to sell your Exchangeable Shares for our common stock if you exercise your retraction rights or in any circumstance where API Sub would otherwise be required to redeem your Exchangeable Shares. We plan to exercise our call rights, when available, through our wholly-owned subsidiary API Nanotronics Holdings Corp., or API Holdings, and currently foresee limited, if any, circumstances under which we would not exercise our call rights rather than permit your Exchangeable Shares to be redeemed by API Sub. Accordingly, we expect that you will receive our common stock only through an exchange with API Holdings, as opposed to upon redemption by API Sub, of your Exchangeable Shares for our common stock. While in either case you would receive the same consideration, the tax consequences resulting from an exchange with us will be substantially different from the tax consequences resulting from a redemption by API Sub. We may, at our option, cause API Holdings to acquire your Exchangeable Shares in our place and deliver to you your shares of our common stock. Thus, for purposes of describing our call right below, references to our acquisition of your Exchangeable Shares and our delivery of our common stock for your Exchangeable Shares includes the acquisition and delivery by our Canadian subsidiary of our common stock for your Exchangeable Shares. Our call rights are called, depending on the circumstances under which they are exercised, our:

•	retraction call rights;

•	liquidation call rights; and

•	redemption call rights.

Your rights to exchange or redeem your shares

Your right to receive our common stock. We have granted your exchange put right described below to Equity Transfer & Trust Company as trustee (the “Trustee”), for the benefit of the holders of the Exchangeable Shares. You also have the right to retract (i.e., require API Sub to redeem, subject to our retraction call rights) any or all of your Exchangeable Shares.

Your exchange put right. You may require us to exchange all or any part of your Exchangeable Shares for an equivalent number of shares of our common stock, plus cash equal to the cash dividends declared on our common stock and not also paid to holders of the Exchangeable Shares between the closing of the Business Combination and the date of exchange (“the “Unpaid Dividends”), if any. You may exercise your exchange put right by presenting to the Trustee at its principal offices in Toronto, Ontario:

•	written notice;

•	a certificate or certificates for the Exchangeable Shares you want to exchange; and

•	other documents and instruments as may be required to effect a transfer of Exchangeable Shares as provided in the voting and exchange trust agreement among us, API Sub and the Trustee.

An exchange pursuant to this right will be completed not later than the close of business on the third business day following receipt by the trustee of the items listed above.

Your retraction rights. Subject to applicable law and our retraction call right, you are entitled at any time to retract (i.e., require API Sub to redeem) any of your Exchangeable Shares and to receive an equal number of shares of our common stock plus the equivalent amount of Unpaid Dividends on the Exchangeable Shares, if any. You may cause a redemption by presenting certificates representing the number of Exchangeable Shares you wish to redeem to the Trustee or API Sub, together with a duly executed retraction request:

•	specifying the number of Exchangeable Shares you desire to have redeemed;

•	stating the retraction date on which you desire to have us redeem your Exchangeable Shares, which must be a business day between five and ten days from the date of delivery of the request; and

•

acknowledging our retraction call right to purchase all but not less than all of the retracted Exchangeable Shares directly from you and that the retraction request will be deemed to be a revocable offer by you to sell the retracted shares to us in accordance with our retraction call right on the terms and conditions described below.

Upon receipt of a retraction request, API Sub will promptly notify us upon receipt of a retraction request.

Your retraction rights are subject to our retraction call rights. In order to exercise our retraction call right, we must notify API Sub of our determination to do so within two business days of our receipt of notification. If we deliver the call notice within two business days, and you have not revoked your retraction request in the manner described below, API Sub will not redeem the retracted shares and we (or API Holdings) will purchase from you the retracted shares on the retraction date. If we do not deliver the call notice within the two business day period, and you have not revoked your retraction request, API Sub will redeem the retracted shares on the retraction date.

You may withdraw you retraction request by giving notice in writing to API Sub before the close of business on the business day immediately preceding the date specified as the retraction date. If you withdraw your retraction request, your offer to sell the retracted Exchangeable Shares to us will be deemed to have been revoked.

If, as a result of liquidity or solvency requirements or other provisions of applicable law, API Sub is not permitted to redeem all those Exchangeable Shares you desire to retract, API Sub will redeem only those Exchangeable Shares you have tendered as would be permitted by applicable law.

If any of your Exchangeable Shares are not redeemed by API Sub as a consequence of applicable law or purchased by us, you will be deemed to have required us to purchase your unretracted shares in exchange for an equal number of shares of our common stock, plus the amount of all of our dividends then payable and unpaid, if any, on the retraction date pursuant to your exchange put right as provided for in the voting and exchange trust agreement described below.

In connection with the payment of the retraction price by API Sub, API Sub is authorized to liquidate some of our shares to otherwise be received by a shareholder to fund any statutory withholding tax obligation.

Your automatic rights to receive shares of our common stock

The automatic redemption right. Subject to applicable law and our redemption call rights, on an automatic redemption date, API Sub will redeem all but not less than all of the then outstanding Exchangeable Shares in exchange for an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any. Notwithstanding any proposed redemption of the Exchangeable Shares, our redemption call rights give us the overriding right to acquire on an automatic redemption date, all but not less than all, of the outstanding Exchangeable Shares in exchange for an equal number of shares of our common stock, plus the amount of all Unpaid Dividends, if any.

An automatic redemption date is the first to occur of:

•	the date selected by the API Sub Board of Directors, if the selected date is later than the tenth anniversary of the closing of the Business Combination;

•

the date selected by the API Sub Board of Directors, if the selected date is later than the third anniversary of the closing of the Business Combination with API and if less that 10% of the number of Exchangeable Shares issuable at the closing of the Business Combination with API, other than Exchangeable Shares held by us and entities controlled by us, are outstanding;

•

the business day prior to the record date for any meeting or vote of the API Sub shareholders to consider any matter in which the holders of Exchangeable Shares would be entitled to vote as API Sub shareholders, but excluding any meeting or vote as described in the paragraph immediately below; and

•

the business day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, if and to the extent the action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, if the approval or disapproval, as applicable, of the change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and our common stock.

At least 45 days before an automatic redemption date or before a possible automatic redemption date which may result from a failure of the holders of the Exchangeable Shares to take a necessary action as described above, API Sub shall provide you with written notice of the proposed redemption or possible redemption of the Exchangeable Shares by API Sub. In the case of a possible automatic redemption date, the notice will be given contingently and will be withdrawn if the contingency does not occur.

The optional exchange right. Upon the occurrence and during the continuance of a API Sub insolvency event, you will be entitled to instruct the Trustee, to exercise the optional exchange right, with respect to any of your Exchangeable Shares, requiring us to acquire your Exchangeable Shares. Immediately upon the occurrence of a API Sub insolvency event or any event which may, with the passage of time of the giving of notice, become a API Sub insolvency event, we and API Sub will give written notice to the Trustee. The Trustee will then promptly notify you of the event or potential event and will advise you of your rights with respect to the optional exchange right. The consideration for each Exchangeable Share to be acquired under the optional exchange right will be one share of our common stock, plus the Unpaid Dividends, if any.

API Sub insolvency event means:

•

the institution of, or the consent of API Sub to the institution of, any proceeding for API Sub to be adjudicated bankrupt or insolvent or to be dissolved or wound-up, or the filing of a petition, answer or consent seeking dissolution or winding-up under bankruptcy, insolvency or analogous laws;

•

the failure of API Sub to contest in good faith any bankruptcy, insolvency, dissolution, winding-up or analogous proceeding commenced against it within 15 days of becoming aware of the proceeding, or if so contested, the adjudication that API Sub is insolvent or bankrupt;

•	the consent of API Sub to the filing of any bankruptcy, insolvency, dissolution, winding-up or analogous petition or to the appointment of a receiver;

•	the making by API Sub of a general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due; or

•	API Sub’s not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any Exchangeable Shares pursuant to a retraction request.

If, as a result of liquidity or solvency requirements or other provisions of applicable law, API Sub is not permitted to redeem all of your Exchangeable Shares tendered for retraction in accordance with your retraction call rights, you will be deemed to have exercised the optional exchange right with respect to your unredeemed Exchangeable Shares, and we will be required to purchase (i.e. issue our common stock to you and pay you your Unpaid Dividends in exchange for your shares) your unredeemed shares.

The liquidation right. Subject to our liquidation call right, in the event of the liquidation, dissolution or winding-up of API Sub or any other distribution of assets of API Sub among its shareholders for the purpose of winding-up its affairs, you will be entitled to receive for each Exchangeable Share one share of our common stock, together with the amount of all Unpaid Dividends, if any.

The automatic exchange right. In the event of an API liquidation event, you will be deemed to have sold your Exchangeable Shares to us for an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any.

An API liquidation event is:

1.	any determination by our Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings of API or to effect any other distribution of our assets among our shareholders for the purpose of winding-up our affairs; or

2.	the earlier of receipt of notice of, and our otherwise becoming aware of, any threatened or instituted claim or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of API or to effect any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

An automatic exchange will be deemed to have occurred immediately prior to the effective time of an event contemplated by the definition of API liquidation event.

Our call rights

In the circumstances described below, we will have overriding call rights to acquire your Exchangeable Shares by delivering an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any. Different Canadian federal income tax consequences may arise depending upon whether we exercise our call rights or whether your Exchangeable Shares are redeemed by API Sub. See “Tax Considerations.”

Our retraction call right. If you exercise your retraction call rights by requesting API Sub to redeem your Exchangeable Shares, then you will be deemed to offer your Exchangeable Shares to us, and we will have an overriding retraction call right to acquire all, by not less than all, of the Exchangeable Shares that you have requested API Sub to redeem in exchange for an equal number of shares of our common stock, plus the amount of all Unpaid Dividends, if any.

Our liquidation call right. We have an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding-up of API Sub or any other distribution of the assets of API Sub among its shareholders for the Exchangeable Shares then outstanding in exchange for an equal number of shares of our common stock, plus the amount of all Unpaid Dividends, if any. Upon the exercise of our liquidation call right, you will be obligated to transfer your Exchangeable Shares to us. Our acquisition of all of the outstanding Exchangeable Shares upon the exercise of our liquidation call right will occur on the effective date of the voluntary of involuntary liquidation, dissolution or winding-up of API Sub.

Our redemption call right. We have an overriding redemption call right to acquire on an automatic redemption date all, but not less than all, or the Exchangeable Shares then outstanding in exchange for an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any, and upon the exercise of our redemption call right, you will be obligated to transfer your Exchangeable Shares to us in exchange for such consideration.

If we exercise one or more of our call rights, we will issue our common stock directly to you and will become the holder of your Exchangeable Shares. We will not be entitled to exercise any of the voting rights attached to your Exchangeable Shares. If we decline to exercise our call rights when available, we will be required to issue our common stock as API Sub directs, including to API Sub, which will, in turn, transfer our common stock to you in consideration for the return and cancellation of your Exchangeable Shares. If we do not exercise our call rights when applicable and instead deliver our common stock as API Sub directs, you would receive the same consideration, but the Canadian tax consequences will be substantially different. See “Tax Considerations.” However, we anticipate that we will exercise our call rights, when available, and currently foresee limited, if any, circumstances under which we would not exercise our call rights. In addition, we do not anticipate any restriction or limitation on the number of Exchangeable Shares we would acquire upon the exercise of our call rights.

In any circumstance where we are required to purchase your Exchangeable Shares, we may establish a separate Canadian subsidiary solely for the purpose of acquiring from us and delivering to you those shares of our common stock. In either case, the tax consequences of the exchange to you will be substantially identical.

DESCRIPTION OF OUR AND API SUB’S SHARE CAPITAL

Our Share Capital

Common stock

We are authorized by our certificate of incorporation to issue up to 100,000,000 shares of common stock, $0.001 par value per share, of which 32,868,075 shares were issued and outstanding as of May 4, 2010. Each share of our common stock has one vote on all matters to be voted upon by our stockholders. No share of our common stock affords any cumulative voting or preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of our common stock will be entitled to dividends in such amounts and at such times as our board, in its discretion, may declare out of funds legally available for the payment of dividends. We do not anticipate paying dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in our remaining property and assets.

Additionally, in connection with the Business Combination, 2,338,518 Exchangeable Shares are issued and outstanding and not held by our affiliates as of May 4, 2010 and approximately 165,000 shares of either our common stock or Exchangeable Shares may be issued for the remaining API Ontario common shares that have not yet elected to receive either our common stock or Exchangeable Shares. While we do not yet know what portion of the API Ontario common shares will become shares of our common stock and what portion will become Exchangeable Shares, the exact proportions are not material to us because the Exchangeable Shares are equivalent, to the extent practicable, of shares of our common stock.

Special voting stock and rights related to the Exchangeable Shares

Special Voting Stock. A single share of special voting stock, par value $0.01 per share, designated as special voting stock, was created pursuant to the amendment to our certificate of incorporation that was filed in connection with the closing of the Business Combination and was issued to the Trustee. Except as otherwise required by law or our certificate of incorporation, the special voting stock possesses the number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by us or our affiliates, which votes may be exercised for the election of directors and on all other matters submitted to a vote of our stockholders. With respect to any written consent sought from our stockholders, each vote attached to the special voting stock is exercisable in the same manner as a vote at a meeting.

The holders of our common stock and the holder of the special voting stock will vote together as a single class on all matters. The special voting stock has been issued to the Trustee, who was appointed under the voting and exchange trust agreement, for the benefit of the holders of Exchangeable Shares, other than us or our subsidiaries. The Trustee is not be entitled to receive dividends, and, in the event of our liquidation, dissolution or winding up, will receive an amount equal to the par value thereof. The rights of a holder of Exchangeable Shares to exercise the votes attached to the special voting stock will cease upon the exchange of such holder’s Exchangeable Shares for shares of our common stock. At such time as the special voting stock has no votes attached to it because there are no Exchangeable Shares outstanding not owned by us or our affiliates, the special voting stock will cease to have any rights.

Voting and Exchange Trust Agreements. The voting and exchange trust agreement provides the following mechanics for voting the special voting share (the full text of the voting and exchange trust agreement is attached to this prospectus as Annex B):

Each holder of an Exchangeable Share on the record date for any meeting at which our stockholders are entitled to vote will be entitled to instruct the Trustee to exercise one of the votes attached to the special voting stock for such Exchangeable Share. The Trustee will exercise each vote attached to the special voting stock only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. If a holder either has not previously given the Trustee voting instructions with respect to the meeting or submits to the Trustee written revocation of such previous instructions, a holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the special voting stock to which the holder is entitled.

The Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which our shareholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the special voting stock, at the same time as we send such notice and materials to our stockholders. The Trustee will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by us to our stockholders at the same time as such materials are sent to our stockholders. To the extent that we provide such materials to the Trustee, the Trustee will also send to the holders of Exchangeable Shares all materials sent by third parties to our stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to our stockholders.

With the exception of administrative changes, for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that our board of directors and the board of directors of API Sub and the Trustee and its counsel are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the voting and exchange trust agreement may not be amended without the approval of the holders of the Exchangeable Shares.

Support Agreement. We have entered into a support agreement with API Sub containing agreements that affect our share capital (the “Support Agreement”). The following is a summary description of the material provisions of the Support Agreement, and is qualified in its entirety be reference to the full text of the Support Agreement, the form of which we have included as Annex A hereto.

Under the Support Agreement, we have agreed that so long as any Exchangeable Shares are outstanding we will:

•	not declare or pay dividends on our common stock unless API Sub is able to and simultaneously pays an equivalent dividend on the Exchangeable Shares;

•

advise API Sub in advance of the declaration of any dividend on the our common stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for our common stock;

•	ensure that the record date for any dividend declared on our common stock is not less than ten business days after the declaration date for such dividend;

•

take all actions and do all things necessary to ensure that API Sub is able to provide to the holders of the Exchangeable Shares the equivalent number of shares of our common stock in the event of the automatic conversion of Exchangeable Shares into our common stock, the exercise by a holder of Exchangeable Shares of the holder’s redemption right or a liquidation, dissolution, or winding-up of API Sub or any other distribution of the assets of API Sub for the purpose of winding-up its affairs, a retraction request by a holder of Exchangeable Shares, or a redemption of Exchangeable Shares by API Sub;

•	not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of API Sub; and

•

not take any action that, or omit to take any action the omission of which would result in a meeting of API Sub shareholders other than a meeting relating to certain changes required to maintain the economic and legal equivalence of the Exchangeable Shares and our common stock.

The Support Agreement also provides that we will not (i) distribute additional shares of our common stock or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of our common stock, unless we are or API Sub is permitted under applicable law to, and we do or API Sub does, distribute the economic equivalent simultaneously to the holders of Exchangeable Shares; or (ii) make any changes (either by subdivision, combination or otherwise) to our outstanding common shares which would result in a greater or lesser number of our common shares or make any other changes or effect any mergers or other transactions involving or affecting our common shares, unless we are or API Sub is permitted under applicable law to, and we effect or API Sub effects simultaneous to such changes, the same or economically equivalent changes to the Exchangeable Shares.

We have further agreed that in the event a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to our common stock is proposed by us or is proposed to us or our stockholders and is recommended by the our board or directors, then we, in good faith, shall take all actions as are necessary to permit the holders of the Exchangeable Shares to participate in such transaction to the same extent and on an equivalent basis as the holders of our common stock.

We have agreed that as long as there remain outstanding Exchangeable Shares not owned by us or any entity controlled by us, we will remain the beneficial owner, directly or indirectly, of all outstanding common shares of API Sub. Notwithstanding this agreement, we will not violate this agreement if any person or group of persons acting jointly or in concert acquires our common stock pursuant to a merger and we are not the survivor.

With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that our board of directors and the board of directors of API Sub is of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.

Under the Support Agreement, we have agreed not to exercise any voting rights attached to the Exchangeable Shares owned by us or any entity controlled by us on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

API Sub’s Share Capital

The share capital of API Sub is as summarized below. This summary is qualified in its entirety by reference to the share capital of API Sub and other provisions included in API Sub’s articles of incorporation, which we have attached as Annex C hereto.

Common Shares

API Sub is authorized to issue an unlimited number of shares of common stock, no par value per share. There are 100 common shares issued and outstanding, all of which are owned by us. The holders of API Sub common shares will be entitled to receive notice of and to attend all meetings of the shareholders of API Sub and will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of API Sub common shares. Subject to the prior rights of the Exchangeable Shares and any other shares ranking prior to the common shares, the holders of API Sub common shares will be entitled to receive such dividends as may be declared by the API Sub Board of Directors out of funds legally available therefore. We, as holder of the API Sub common shares, will be entitled upon any liquidation, dissolution or winding-up of API Sub, subject to the prior rights of the holders of the Exchangeable Shares and to any other shares ranking senior to our common stock, to share ratably in the remaining property and assets of API Sub.

Exchangeable Shares

General. API Sub is authorized to issue an unlimited number of Exchangeable Shares, no par value per share. API Sub has issued and outstanding 2,338,518 Exchangeable Shares not held by our affiliates as of May 4, 2010 and may issue up to an additional 164,845 Exchangeable Shares pursuant to the Business Combination. If former holders of common stock of API Ontario request to receive shares of our common stock instead of Exchangeable Shares, API Sub will not issue Exchangeable Shares to those former holders of API common stock. The exchangeable share provisions are attached to this prospectus as Annex C.

Ranking. The exchangeable shares will be entitled to a preference over the API Sub common shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of API Sub.

Dividends. Holders of Exchangeable Shares will be entitled to receive dividends equivalent to dividends paid from time to time by us on shares of our common stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on the our common stock.

Certain Restrictions. Without the approval of the holders of the Exchangeable Shares, API Sub may not:

1.	pay any dividend on the API Sub commons shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in such other shares ranking junior to the Exchangeable Shares;

2.	redeem, purchase or make any capital distribution in respect of API Sub common shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

3.	redeem or purchase any other shares of API Sub ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

4.	amend the certificate of incorporation or bylaws of API Sub in any manner that would affect the rights or privileges of the holders of Exchangeable Shares.

The restriction in the first three points above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to dividends declared on our common stock have been declared and paid in full. API Sub is not restricted from issuing additional common shares or Exchangeable Shares.

Liquidation. In the event of the liquidation, dissolution or winding-up of API Sub, a holder of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of our common stock, together with the equivalent amount of all Unpaid Dividends, if any.

Retraction Right, Exchange Put Right and Automatic Redemption Right. The Exchangeable Share provisions also provide for the retraction right, the exchange put right and the automatic redemption right. See “Plan of Distribution” on page 22.

Voting Rights. Except as required by applicable law, the holders of the Exchangeable Shares will not be entitled as such to receive notice of or attend any meeting of the shareholders of API Sub or to vote at any such meeting.

Amendment and Approval. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be changed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than 66  2/3% of the votes cast thereon at a meeting of the holders of Exchangeable Shares (other than shares beneficially owned by us or entities controlled by us) duly called and held at which holders of at least 20% of the then outstanding Exchangeable Shares present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefore, then the meeting will be adjourned to such place and time not less than 10 days later as may be designated by the chairman of such meeting, and the holders of Exchangeable Shares present or represented by proxy at the adjourned meeting may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than 66  2/3% of the votes cast thereon (other than shares beneficially owned by API Sub or entities controlled by us) will constitute the approval or consent of the holders of the Exchangeable Shares.

Actions of API Sub under Support Agreement. Under the Exchangeable Shares provisions, API Sub has agreed to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by us with our obligations under, the Support Agreement.

TAX CONSIDERATIONS

Canadian federal income tax considerations

Subject to the qualifications and assumptions contained herein, the following is a summary of the material Canadian federal income tax considerations, as of the date of this Prospectus relating to the transactions that are applicable to a former API Ontario shareholder who, for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and at all relevant times holds the Exchangeable Shares and holds or will hold our common stock as capital property, and deals at arm’s length and was not, is not and will not be affiliated with API Ontario, API Sub, API Holdings or us. This discussion does not apply to any holder who acquired shares on the exercise of an employee stock option, or with respect to whom we are a foreign affiliate within the meaning of the Canadian Tax Act, nor to a person who is a financial institution or a specified financial institution within the meaning of the Canadian Tax Act.

All holders of Exchangeable Shares and our common stock should consult their own tax advisors as to whether, as a matter of fact, they hold their Exchangeable Shares and/or our common stock as capital property for the purposes of the Canadian Tax Act.

This discussion is based on the current provisions of the Canadian Tax Act and the regulations thereto, the current provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “U.S. Treaty”), counsel’s understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”), all in effect as of the date of this Prospectus and officers’ certificates from API Ontario, API Sub and us as to certain factual matters. This discussion takes into account all specific proposed amendments to the Canadian Tax Act and the regulations thereto that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that all such proposed amendments will be enacted in their present form. No assurances can be given that the proposed amendments will be enacted in the form proposed, if at all.

Except for the foregoing, this summary does not take into account or anticipate any changes in law or administrative practices, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or non-Canadian income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been sought or obtained from the CRA to confirm the Canadian tax consequences of any of the transactions described herein.

THIS DISCUSSION IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE NOR ANY OPINION OR REPRESENTATION TO ANY PARTICULAR FORMER API ONTARIO SHAREHOLDER, HOLDER OF EXCHANGEABLE SHARES OR HOLDER OF OUR COMMON STOCK. THEREFORE, FORMER API ONTARIO SHAREHOLDERS, HOLDERS OF EXCHANGEABLE SHARES AND HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES. BECAUSE EXCHANGEABLE SHARES WERE ISSUED ONLY TO NON-U.S. HOLDERS, THIS SUMMARY DOES NOT ADDRESS ASPECTS OF U.S. TAXATION. IN ADDITION, THIS SUMMARY DOES NOT ADDRESS THE U.S. STATE OR LOCAL TAX CONSEQUENCES OR THE TAX CONSEQUENCES IN JURISDICTIONS OTHER THAN THE U.S. OF THE TRANSACTION.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING REGIME OR JURISDICTION THAT MAY APPLY TO YOU, INCLUDING ESTATE, GIFT, STATE AND LOCAL TAX CONSEQUENCES.

For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of our common stock, including the receipt of dividends and the calculation of any adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

Former API Ontario shareholders resident in Canada

The following portion of this discussion is generally applicable to a former API Ontario shareholder who, for purposes of the Canadian Tax Act, is resident or deemed to be resident in Canada at all relevant times (a “Canadian Holder”).

Holders of Exchangeable Shares and Ancillary Rights Where No Election is Made under Section 85 of the Canadian Tax Act. Where a Canadian Holder has exchanged API Ontario common shares for Exchangeable Shares and ancillary rights without making a valid joint election under subsection 85(1) or 85(2) of the Canadian Tax Act then the cost to such holder of the Exchangeable Shares acquired on the exchange of API Ontario common shares is equal to the fair market value of the Exchangeable Shares at the effective time of the exchange. The cost to such holder of the ancillary rights acquired on the exchange of the API Ontario common shares is equal to the fair market value of such rights at the effective time of the exchange.

The cost of Exchangeable Shares and the cost of ancillary rights received by a Canadian Holder on the exchange of API Ontario common shares will be averaged with the adjusted cost base to such holder of other Exchangeable Shares and the adjusted cost base to such holder of other ancillary rights, respectively, that are held at that time by such holder as capital property.

Holders of Exchangeable Shares and Ancillary Rights Where an Election was Made under Section 85 of the Canadian Tax Act. Where a Canadian Holder of API Ontario common shares has made a valid joint election under subsection 85(1) or 85(2) of the Canadian Tax Act in respect of an exchange of API Ontario common shares for Exchangeable Shares, then, in general, the cost to the eligible holder of Exchangeable Shares received on the exchange is equal to the elected amount minus the sum of (i) any cash received in respect of a fractional Exchangeable Share, and (ii) the fair market value at the effective time of the exchange of the ancillary rights received on the exchange. The cost to the eligible holder of the ancillary rights received on the exchange is equal to their fair market value at the effective time of the exchange.

The cost of Exchangeable Shares and the cost of ancillary rights received by a Canadian Holder on the exchange of API Ontario common shares will be averaged with the adjusted cost base to such holder of other Exchangeable Shares and the adjusted cost base to such holder of other ancillary rights, respectively, that are held at that time by such holder as capital property.

Call Rights. API Ontario is of the view, and has advised counsel, that the liquidation call right, the redemption call right and the retraction call right granted by API Ontario shareholders who have acquired the Exchangeable Shares have only a nominal value. Accordingly, no amount has been allocated to these rights. These determinations of value are not binding on the CRA and it is possible that the CRA could take a contrary view.

Dividends on Exchangeable Shares. In the case of a Canadian Holder of Exchangeable Shares who is an individual, dividends received or deemed to be received by the holder on Exchangeable Shares will be included in computing the holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

In the case of a Canadian Holder of Exchangeable Shares that is a corporation, other than a “specified financial institution”, dividends received or deemed to be received by the holder on Exchangeable Shares will be included in computing the holder’s income and, subject to the special rules and limitations described below, will normally be deductible in computing its taxable income.

A Canadian Holder of Exchangeable Shares that is a “private corporation” (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33  1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the holder’s taxable income. A holder of Exchangeable Shares that is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) throughout the relevant taxation year may be liable to pay an additional refundable tax of 6  2/3% on dividends or deemed dividends on Exchangeable Shares that are not deductible in computing the holder’s taxable income.

The Exchangeable Shares are “taxable preferred shares” and “short-term preferred shares” for the purposes of the Canadian Tax Act. A Canadian resident holder of Exchangeable Shares who receives or is deemed to receive dividends on such shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act.

Redemption, Retraction or Exchange of Exchangeable Shares. A holder of Exchangeable Shares may not control whether such holder will receive our common stock by way of redemption (or retraction) of the Exchangeable Shares by API Sub or by way of purchase of the Exchangeable Shares by us. However, a holder who exercises the right of retraction will be notified if we will exercise our retraction call right, and if such holder does not wish to proceed, the holder may revoke its retraction request. As described below, the Canadian federal income tax consequences of a redemption (or retraction) by API Sub differ from those of an exchange by us (or API Holdings) using our common stock.

We plan to exercise our call rights, when available, through our wholly owned subsidiary API Holdings and currently foresee limited, if any, circumstances under which we would not exercise our call rights rather than permit your Exchangeable Shares to be redeemed by API Sub. Accordingly, we expect that you will receive our common stock only through an exchange with API Holdings, as opposed to upon redemption by API Sub, of your Exchangeable Shares for our common stock.

Redemption or Retraction by API Sub. On the redemption (or retraction) of Exchangeable Shares by API Sub, a Canadian Holder of the Exchangeable Shares will be deemed to receive a dividend equal to the amount, if any, by which the redemption (or retraction) proceeds (i.e. the fair market value at the time of shares of our common stock received by the holder of the Exchangeable Shares from API Sub on the redemption or retraction) exceeds the paid-up capital (for purposes of the Canadian Tax Act) at the time of the redemption (or retraction) of the Exchangeable Shares. On the redemption (or retraction) of Exchangeable Shares, the Canadian Holder of the Exchangeable Shares will also be considered to have disposed of the Exchangeable Shares for proceeds of disposition equal to the redemption (or retraction) proceeds (determined as described above) less the amount of such deemed dividend. The Canadian Holder of the Exchangeable Shares redeemed (or retracted) will, in general, realize a capital gain (or a capital loss) equal to the amount by which the adjusted cost base to the holder of the Exchangeable Shares immediately before redemption (or retraction) is less than (or exceeds) such proceeds of disposition. In the case of a Canadian Holder of Exchangeable Shares that is a corporation, in some circumstances, the amount of any deemed dividend arising on redemption (or retraction) may be treated as proceeds of disposition and not as a dividend.

Exchange by Us of Exchangeable Shares for Our Common Stock. On the exchange of Exchangeable Shares by a Canadian Holder with us or API Holdings as the case may be, for shares of our common stock, the holder will, in general, realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Shares exceed (or are less than) (i) the adjusted cost base to the holder of the Exchangeable Shares immediately before the exchange, and (ii) any reasonable costs of disposition. For these purposes, the proceeds of disposition will be the fair market value at that time of the shares of our common stock received by the holder of the Exchangeable Shares from us or API Holdings on the exchange.

In the February 23, 2005 budget, the Department of Finance (Canada) indicated that it intended to release a detailed proposal for future amendments to the Canadian Tax Act to allow holders of shares of a Canadian corporation to exchange such shares for shares of a foreign corporation on a tax-deferred basis. This proposal reiterated statements made by the Department of Finance in 2000, 2003 and 2004. It is possible that the proposed amendments, if enacted into law, could, from the time any such change takes effect, allow a Canadian Holder of Exchangeable Shares to exchange such shares for our common stock on a tax-deferred basis. However, as of the date of this Prospectus the Department of Finance has not released any draft legislation or details regarding the requirements for the tax-deferred share exchange, and there are no assurances that the requirements could be satisfied in the circumstances or that the proposed amendments will be enacted.

Disposition of Exchangeable Shares other than on Redemption or Exchange. A disposition or deemed disposition of Exchangeable Shares by a Canadian Holder, other than on a redemption (or retraction) by API Sub or an exchange of the shares with us or API Holdings as the case may be, will generally result in a capital gain (or capital loss) in an amount by which the proceeds of disposition exceed (or are less than) (i) the adjusted cost base to the holder of such shares immediately before the disposition, and (ii) any reasonable costs of disposition.

Taxation of Capital Gains and Capital Losses. One-half of any capital gain (the “taxable capital gain”) realized by a Canadian Holder will be included in the holder’s income for the year of disposition. One-half of any capital loss realized (the “allowable capital loss”) may be deducted by the Canadian Holder against taxable capital gains realized by the holder for the year of disposition. Any excess of allowable capital losses over taxable capital gains for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Tax Act.

Capital gains realized by a Canadian Holder that is an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Tax Act. A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6  2/3% on taxable capital gains.

If the Canadian Holder of an Exchangeable Share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of any such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns an Exchangeable Share, or where a trust or partnership of which a corporation is a beneficiary or a member, is a member of a partnership or a beneficiary of a trust that owns any such share.

Dividends on Shares of Our Common Stock. Dividends on shares of our common stock will be included in the recipient’s income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A shareholder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6  2/3% on its “aggregate investment income” for the year which will include such dividends. United States non-resident withholding tax on such dividends received by Canadian residents will be generally eligible for foreign tax credit or deduction treatment, where applicable, under the Canadian Tax Act. See “Tax Considerations” below.

Disposition of Shares of Our Common Stock. The cost of shares of our common stock received on a retraction, redemption or exchange of Exchangeable Shares will be equal to the fair market value of such shares at the time of such event. The adjusted cost base to a Canadian Holder of our common stock acquired on a retraction, redemption or exchange of Exchangeable Shares will be determined by averaging the cost of such shares with the adjusted cost base of all other shares of our common stock held by such holder as capital property immediately before the retraction, redemption or exchange, as the case may be. A disposition or deemed disposition of our common stock by a Canadian Holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such shares immediately before the disposition. The taxation of capital gains and capital losses is described above.

Foreign Property Information Reporting. With some exceptions, a taxpayer resident in Canada is a “specified Canadian entity” (as defined in the Canadian Tax Act) and is required to file an annual information return disclosing prescribed information concerning the ownership of “specified foreign property” (as defined in the Canadian Tax Act) where the cost amount of such property to the taxpayer exceeds CDN$100,000. Specified foreign property is defined in the Canadian Tax Act to include shares of the capital stock of a non-resident corporation and property that, under the terms or conditions thereof or any agreement related thereto, is convertible into, exchangeable for or confers a right to acquire, property that is a share of the capital stock of a non-resident corporation.

The Exchangeable Shares and the shares of our common stock are specified foreign property. As a result, if the aggregate cost amount of any specified foreign property held by a Canadian Holder (including any Exchangeable Shares and our common stock) at any time in a taxation year or fiscal period exceeds CDN$100,000, the holder will be required to file an information return for the year or period disclosing prescribed information, such as the cost amount of the specified foreign property and the amount of any dividends, interest and gains or losses realized in the year in respect of such specified foreign property. Canadian Holders should consult their own advisors to determine whether they will be subject to these rules with respect to their ownership of Exchangeable Shares and our common stock.

Proposed Tax Amendments Regarding Foreign Investment Entities (“FIE”). On October 30, 2003, the Minister of Finance released proposed amendments to the Canadian Tax Act generally applicable for taxation years commencing after 2002, regarding the taxation of certain interest in non-resident entities that are “foreign investment entities.” As part of the March 4, 2010 Federal budget, the FIE proposals were abandoned. Canadian Holders who voluntarily complied with the FIE proposals for years ending before March 5, 2010 should consult with their own tax advisors regarding their particular circumstances.

Former API Ontario shareholders not resident in Canada

The following portion of the discussion is applicable to former API Ontario shareholders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention and at all relevant times (i) have not been, are not and will not be resident or deemed to be resident in Canada at any time while they have held API Ontario common shares or hold or will hold our common stock; (ii) deal and will deal at arm’s length and are not affiliated with API Ontario, API Sub, API Holdings and us; and (iii) do not use or hold, are not deemed to use or hold and will not use or hold the API Ontario common shares or shares of our common stock in the course of carrying on a business (including an insurance business) in Canada (“Non-resident Holders”).

Dividends on Exchangeable Shares. Dividends paid or deemed to be paid on the Exchangeable Shares to a Non-resident Holder are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty or convention. For example, under the U.S. Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is a resident in the Unites States for purposes of the U.S. Treaty.

Redemption Retraction or Exchange of Exchangeable Shares. Exchangeable Shares constitute taxable Canadian property to a Non-resident Holder. The exchange of Exchangeable Shares by us or API Holdings for shares of our common stock may be exempt from Canadian income tax under an applicable income tax convention. For example, under the U.S. Treaty, capital gains incurred by a U.S. resident on the disposition of shares of a Canadian resident corporation may be exempt from Canadian income tax where the shares do not derive their value principally from real property situated in Canada, within the meaning of the U.S. Treaty. Absent an exemption under an applicable income tax convention, the disposition of Exchangeable Shares when exchanged by us or API Holdings for our common stock will give rise to capital gains or capital losses as described under “Former API Ontario Shareholders Resident in Canada—Holders of Exchangeable Shares and Ancillary Rights Where No Election is Made under Section 85 of the Canadian Tax Act, “ —Exchange by Us of Exchangeable Shares for Our Common Stock” and “Taxation of Capital Gains and Capital Losses.”

A Non-resident Holder whose Exchangeable Shares are redeemed by API Sub (either under redemption rights or pursuant to the retraction rights) may be deemed to receive a dividend as described above under “Former API Ontario Shareholders Resident in Canada—Redemption or Retraction by API Sub.” Any such deemed dividend will be subject to withholding tax as described in the preceding paragraph “Dividends on Exchangeable Shares.”

As part of the March 4, 2010 Federal budget, it is proposed to amend the definition of “taxable Canadian property” so that a Non-resident Holder will no longer be required to obtain a certificate under s. 116 of the Canadian Tax Act in connection with the disposition of Exchangeable Shares whether by redemption, retraction or purchase so long as at the relevant time or within the previous 60 months, the shares do not derive more than 50% of their value from real or immovable property situated in Canada, Canadian resource or timber resource properties.

Information reporting and backup withholding

In general, information reporting requirements may apply to the amount of dividends paid to a Holder of Exchangeable Shares or our common shares, unless the Holder is eligible for an exemption. Backup withholding may be imposed (currently at a 28% rate) on the above payments if a Holder (i) fails to provide a taxpayer identification number or certification of exempt status or (ii) fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

BUSINESS OF THE COMPANY

Overview

We design, develop and manufacture highly engineered solutions, systems, secure communications and electronic components for military and aerospace applications, including mission critical information systems and technologies. We own and operate several state-of-the-art manufacturing facilities in North America and the United Kingdom. Our customers, which include military prime contractors, and the contract manufacturers who work for them, in the United States, Canada, the United Kingdom and various other countries in the world, outsource some of their defense electronic components and systems to us as a result of the combination of our design, development and manufacturing expertise.

API is a defense engineered solutions provider to various world governments, as well as military, aerospace and homeland security contractors and equipment manufacturers. An engineering-driven organization, API supports its customers by adding value to their respective products and solutions throughout the project lifecycle, from conception, including design, engineering and integration services to manufacturing and system assembly. Our expertise includes missile systems, electronic warfare systems, flight control systems, range finders and communication systems. Additionally, we offer highly engineered custom products designed to meet the unique operational needs and compliance requirements of customers in its target markets. Our core capabilities span defense and aerospace, systems and engineering, components and subsystems, emanation security and TEMPEST, secure networking and communications and electronics manufacturing services.

We currently have business offices in Ronkonkoma and Hauppauge, New York, Windber, Pennsylvania, Sterling, Virginia, South Plainfield, New Jersey, Ottawa, Ontario, Canada, and Gloucester, United Kingdom. See “Business of the Company - Corporate Organization and History – Operational Restructuring.” Our executive corporate office is located at 2200 Smithtown Avenue, Ronkonkoma, NY 11779, and our telephone number at that location is (631) 981-2400. Our website, which contains links to our financial information and our filings with the SEC, is www.apitechnologies.com. The content on our website is available for information purposes only and is not incorporated by reference herein. We are quoted on the OTCBB under the symbol “ATNY.”

Corporate Organization and History

API was incorporated on February 2, 1999 under the laws of the State of Delaware under the name Rubincon Ventures Inc. On November 6, 2006, in the Business Combination that occurred under Ontario law, API combined with API Ontario, and API Ontario became API’s wholly-owned indirect subsidiary. This Business Combination was accomplished by API forming an Ontario subsidiary, RVI Sub, Inc., now known as API Nanotronics Sub, Inc., which is referred to as “API Sub.” API Sub is an Ontario corporation under the Business Corporations Act (Ontario), and was incorporated solely for the purpose of affecting the Business Combination. It has no operations. API Ontario became a wholly-owned subsidiary of API Sub pursuant to a Plan of Arrangement approved by the Ontario Superior Court of Justice. The holders of common shares of API Ontario were given the right to receive either 3.33 API common shares (which number reflects a subsequent stock split and reverse stock split), or if the shareholder elected and was a Canadian taxpayer, 3.33 Exchangeable Shares of API Sub (which number reflects a subsequent stock split and reverse stock split). Any API Ontario common shares not exchanged into Exchangeable Shares or API common shares will be cancelled on November 6, 2016.

Prior to the completion of the Business Combination we were a shell company. We had no subsidiaries and no affiliated companies, other than the Ontario subsidiaries that we established solely for the purpose of the Business Combination. Prior to the Business Combination, we had no operations and our assets consisted of cash and cash equivalents. Our business plan consisted of seeking an acquisition or business combination with an operating company. We accomplished that objective through the Business Combination with API.

As a result of the Business Combination, API’s management and the management of API Sub became the same as the management of API Ontario and the members of the Board of Directors of API Ontario then constituted a majority of the members of API’s Board of Directors and the Board of Directors of API Sub. In connection with the Business Combination API changed its name to “API Nanotronics Corp,” which subsequently changed its name to API Technologies Corp. on October 22, 2009 by means of an amended and restated certificate of incorporation of the Company filed pursuant to Section 242 of the Delaware General Corporation Law.

As a result of various acquisitions, API has the following material subsidiaries:

Company	Jurisdiction	Description
API Defense, Inc., API Systems, Inc. and API Defense USA, Inc (collectively, “API Pennsylvania Subsidiaries”)	Delaware	Designer and manufacturer of a wide range of electronic manufacturing services from prototyping to high volume production, with specialization in high speed surface mount circuit card assembly for military and commercial organizations.

National Hybrid, Inc.	New York

Developer and manufacturer of 1553 data bus products, solid state power controllers, opto-controllers, high density multi-chip modules and custom hybrid micro-circuits for the military/aerospace market and the industrial process control market.

Designer and manufacturer of critical elements for advanced military, industrial, commercial, automotive and medical applications. Designer and manufacturer of a wide variety of power transformers, reactors, magnetic amplifiers, power supplies and converters and numerous special purpose electronic assemblies, including capacitor modules and medical electronics.

Supplies the defense sector with naval landing and launching equipment, flight control and signaling systems, radar systems alteration, data communication and test equipment, as well as aircraft ground support equipment.

API Cryptek, Inc., Cryptek USA Corp. (“Cryptek USA” and with API Cryptek Inc., SST and Emcon, collectively, “API Cryptek”)	Delaware	Develops and delivers security solutions, including TEMPEST emanation security, network security and ruggedized products to various industries and government agencies as well as emanation security products and solutions.

Secure Systems & Technologies, Ltd. (“SST”)	United Kingdom	Develops and delivers security solutions, including TEMPEST emanation security, network security and ruggedized products to various industries and government agencies as well as emanation security products and solutions.

Emcon Emanation Control, Ltd. (“Emcon”)	Ontario	Develops and delivers security solutions, including TEMPEST, emanation security, network security and ruggedized products to various industries and government agencies as well as emanation security products and solutions.

Filtran Limited	Ontario	Designer and supplier of electronic components to major producers of communications equipment, military hardware, computer peripherals, process control equipment and instrumentation.

Recent Acquisitions

API continues to position itself as a total engineered provider to various world governments, as well as defense, aerospace and homeland security contractors. In fiscal 2010, API completed the following transactions:

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Purchase of Assets of Cryptek – On July 7, 2009, API acquired substantially all of the assets of Cryptek Technologies Inc. (“Cryptek”) through foreclosure on API Cryptek Inc.’s security interest and liens in the Cryptek assets, and subsequent sale under the Uniform Commercial Code. API Cryptek Inc. was the successful bidder of the Cryptek assets at the sale, by bidding the total amount owed by Cryptek to API

Cryptek Inc. under loan documents previously purchased by API Cryptek Inc. for $5,000,000. API Cryptek Inc. develops and delivers security solutions to various industries and government agencies as well as a provider of emanation security products and solutions. Products include secured communication products, including ruggedized computer products, network security appliances, and TEMPEST emanation prevention products. API Cryptek has offices in Sterling, Virginia, South Plainfield, New Jersey, Ottawa, Ontario and Gloucester, United Kingdom.

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Purchase of Assets of the KGC Companies – On January 20, 2010, API and the API Pennsylvania Subsidiaries, entered into an asset purchase agreement with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“KI Industries” and collectively with KDS and KII, the “KGC Companies”) pursuant to which the API Pennsylvania Subsidiaries purchased substantially all of the assets of the KGC Companies, which included defense subcontractors specializing in electronic and engineered systems for the defense, aerospace and communication industries. The API Pennsylvania Subsidiaries purchased the assets of the KGC Companies for total consideration of $28,480,000, consisting of (i) $24,000,000, comprised of $14,000,000 of cash paid at closing and a $10,000,000 short term note (the “KGC Note”) dated January 20, 2010 and entered into and made by the API Pennsylvania Subsidiaries in favor of the KGC Companies and (ii) 3,200,000 shares of API common stock payable as follows: 1,000,000 shares of common stock were issued and delivered at closing, 1,000,000 shares of common stock are to be issued and delivered on the first anniversary of the closing and 1,200,000 shares of common stock are to be issued and delivered on the second anniversary of the closing. The stock issued and to be issued was valued at $1.40 per share, the fair value of the common stock at the transaction date. The principal amount of the KGC Note is subject to downward adjustment in the event the value of the assets purchased is less than contemplated by the parties. The Company has issued 505,000 shares of common stock in escrow from the 2,200,000 shares of common stock remaining to be delivered. The KGC Note bears interest at an annual rate of five percent (5%) per annum and matures on December 31, 2010. The KGC Note provides for certain monthly interest payments. The entire principal balance of the KGC Note and accrued interest is due and payable at maturity. The KGC Note is secured by certain assets of the API Pennsylvania Subsidiaries, excluding government contracts.

Prior Acquisitions

API has positioned itself as a manufacturer of highly engineered technology solutions to the global defense and aerospace sectors through various strategic acquisitions. On May 31, 2002, API Ontario purchased the Filtran Group of Companies, including Filtran Limited, Filtran Inc., Canadian Dataplex Ltd. and Tactron Communications (Canada) Limited, a designer and supplier of electronic components to major producers of communications equipment, military hardware, computer peripherals, process control equipment and instrumentation.

During 2003 through April, 2006, API Ontario also acquired TM Systems, Inc., Islip Transformers & Metal Co., Inc., Sensonics Inc. and Keytronics, Inc.

Following are acquisition transactions completed by API following the Business Combination:

January 24, 2007	Acquired the shares of the National Hybrid Group, which consists of National Hybrid, Inc. and Pace Technology, Inc. National Hybrid Group is a developer and manufacturer of 1553 data bus products, solid state power controllers, opto-controllers, high density multi-chip modules and custom hybrid micro-circuits for the military/aerospace market and the industrial process control market.

July 19, 2007	Acquired substantially all the assets of NanoOpto Corporation, which included a “clean room” for the manufacture and storage of optical communication components and systems and semiconductors.

July 7, 2009	Acquired substantially all of the assets of Cryptek. See “Business of the Company—Corporate Organization and History - Recent Acquisitions”

January 20, 2010	Acquired the assets of the KGC Companies. See “Business of the Company—Corporate Organization and History - Recent Acquisitions”

Operational Restructuring

During fiscal 2008, following the Company’s hiring of Stephen Pudles as Chief Executive Officer on March 3, 2008, API made a strategic decision to rationalize the number of facilities, personnel and lines of business. As a result, API consolidated all of its operating subsidiaries to four offices located in Ronkonkoma and Hauppauge, New York, Somerset, New Jersey, and Ottawa, Ontario. Following the acquisitions of the assets of Cryptek and the assets of the KGC Companies in July 2009 and January 2010, respectively, API added offices in Windber, Pennsylvania, Sterling, Virginia and Gloucester, United Kingdom.

On February 22, 2010, API announced that it is closing its nanotechnology research and development subsidiary based in Somerset, New Jersey. This business had historically been unprofitable and the closure is expected to improve our operating results and allow us to deploy our capital and management resources on our expanding defense business. The shut down process is expected to be completed by June 30, 2010.

Upon completion of the restructuring, API expects to have consolidated its operations into three manufacturing facilities. Following the acquisition of the assets of the KGC Companies in January 2010, API has re-branded the KGC Companies’ businesses under the “API” name.

Business Strategy

Our business strategy is customer-focused and aims to increase shareholder value by providing products and services to our customers that create value for them with responsive, high-quality and affordable solutions. Our strategy involves a flexible and balanced combination of organic growth, cost reductions, select business acquisitions and divestitures, enabling us to grow the Company and create shareholder value. We intend to maintain and expand our position as a leading supplier of products, systems, subsystems, and services to the United States Department of Defense (“DoD”), other U.S. Government agencies, allied foreign governments and commercial customers, both domestic and international.

Our strategies to achieve our objectives include:

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Leveraging Existing Customer Relationships. We intend to leverage our relationships with our Tier 1 and government customers by continuing to perform well on our existing contracts and actively work with them on new contracts. Our experience has shown that strong performance on existing contracts enhances our ability to obtain additional business with our existing customer base.

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Grow Sales Organically. We intend to maintain and expand our position as a subcontractor to prime military contractors for military products, subsystems, systems and services to the DoD, other U.S. Government agencies, NATO, allied foreign governments and commercial customers, both domestic and international. We believe our recent acquisitions of Cryptek and the KGC Companies with complementary product lines create cross-selling opportunities within our existing global customer base. We also believe that the recent expansion of API to United Kingdom reinforces our international business opportunities.

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Continuously Improve our Cost Structure and Business Processes. We intend to continue to aggressively improve and reduce our direct contract costs and overhead costs, including general and administrative costs. Effective management of labor, material, subcontractor and other direct costs is a primary element of favorable contract performance. We believe continuous cost improvement will enable us to increase our cost competitiveness, expand our operating margin and selectively invest in new product development, bids and proposals and other business development activities to organically grow sales.

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Align Research & Development with Customer Priorities. We intend to continue to align our products, services, internal investments in research and development and business development activities to proactively address customer priorities and requirements. We also intend to grow our sales through the introduction of new products and services and continued increased collaboration among our businesses to offer the best quality and competitive solutions and services to our customers.

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Continuing to React Quickly to the Changing Defense Environment. In addition to being well positioned for conventional warfare roles, we intend to continue to adapt existing technologies and products, such as thermal imaging, rugged computer and communication systems, to address evolving military requirements, including rapid deployment and containment of non-conventional threats, such as terrorism and asymmetric warfare. We believe our expertise in electro-optics, rugged computers, advanced communications and network systems fits well into the DoD’s current and future technological focus. We also intend to continue to supply upgrades for modernization of the current force through back-fit and forward-fit initiatives.

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Capitalize on the Emphasis on Transformation and Modernization. In recent years global government budgets, including the DoD budget, have reflected increased focus on command, control, communications, computers, collaboration and intelligence, surveillance and reconnaissance, precision-guided weapons, Unmanned Aerial Vehicles (“UAV”) and other electro-mechanical robotic capabilities, networked information technologies, special operations forces, and missile defense. As a result, defense budget program allocations continue to favor immediate war-fighting improvements and concurrent limited investment in future programs. The emphasis on systems interoperability, force multipliers, advances in intelligence gathering, and the provision of real-time relevant data to battle commanders, often referred to as the common operating picture (COP), have increased the electronic content of nearly all major military procurement and research programs. Therefore, we expect that global government budgets for information technologies and defense electronics will grow. We believe our Engineered Systems and Components segment, which manufactures components for these items is well positioned to benefit from the expected focus in those areas. With regard to U.S. homeland defense and security, increased emphasis in these important endeavors may increase the demand for our capabilities in areas such as security systems, information assurance and cyber security, crisis management, preparedness and prevention services, and non-security operations. It will also be our continued strategy to focus on additional acquisition activity to expand our capabilities in these areas and to further enhance our organic growth.

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Pursuing Strategic Acquisitions. We plan to supplement our organic sales growth by selectively acquiring businesses that add new products, services, technologies, programs and contracts, or provide access to select customers and provide attractive returns on investment.

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Developing and Retaining Highly Qualified Management and Technical Employees. The success of our businesses, including our ability to retain existing business and to successfully compete for new business is primarily dependent on the management, marketing and business development, contracting, engineering and technical skills, and knowledge of our employees. We intend to retain and develop our existing employees and recruit and hire new qualified and skilled employees through training, competitive compensation, and organizational and staff development, as well as effective recruiting.

Products and Services

Operating through two principal business segments - Engineered Systems & Components, and Secure Communications – we are positioned as a total engineered solution provider to various world governments, as well as defense, aerospace and homeland security contractors. Financial information on our reportable business segments is presented under Engineered Systems and Components and Secure Communication in Note 19 of our Consolidated Financial Statements for the nine months ended February 28, 2010 included in this prospectus.

API provides mission-critical systems and advanced engineering support to leading defense contractors. Our products fall within the following broad categories:

Engineered Systems and Components

•	Highly Engineered Defense Solutions

We provide highly engineered solutions for the defense and aerospace sectors. Our advanced electronic, electromechanical systems and engineered materials are mission-critical, standard equipment on a wide range of military platforms. We offer Systems Engineering, Control Systems Engineering, Mechanical Engineering, Manufacturing Services, and Robotics.

•	Key Military and Aerospace Communications Technologies

We provide the aerospace and avionics industries with key military communications and commercial command and control technologies and manufacture state-of-the-art components test equipment. For example, we have developed the world’s smallest complete Mil-Std-1553 communications terminal, the world’s first integrated 1553 transceiver / transformer, the world’s only fully integrated 1553 terminal / transformer with 64K word RAM, the world’s smallest dual 1553 transceiver, and have recently introduced COTS (commercial off the shelf) circuit board implementations that allow customers to bring their products to market in a more timely fashion with a minimum of hardware design. These products are designed into the most advanced airborne platforms worldwide, including the following types of aircrafts: C-17 Globemaster III and C-130J Hercules aircraft, AH-64 Apache helicopter, F-15, F-16, F-18, F-22, and EF2000 fighter aircrafts.

•	Magnetics

We design and manufacture a broad line of filters, transformers, inductors, chokes and coils and power supplies that mainly serve the military, aerospace electronics, shipboard, safety critical railway systems, RF communications, telecommunications and medical equipment industries. Our capabilities include designing and building products to the customer’s specifications. Over 85% of our magnetic components are custom designed (build to print) for specific customer applications. The products include varying types of passive magnetics ranging from small signal types to large laminated units weighing 50 lb. or more. The power rating of these specialty transformers ranging from microwatts in signal transformers to 10KW for power transformers. We also design and build parts for operating frequencies from DC, 20Hz - RF Ghz ranges. We have developed a range of ferrite based transformers and inductors for high frequency applications and all the commonly used topologies, including surface mount devices (SMD’s). We also design and manufacture a wide variety of power supplies; DC-DC converters, inverters, battery chargers, AC/DC linear and switching for shipboard, aerospace, land vehicle, communications, security and other hi rel applications. We also manufacture electronic equipment, special purpose electronic assemblies, capacitor modules and medical electronics.

•	Systems and Subsystems

Our advanced electronic, electromechanical systems and engineered materials are mission-critical, standard equipment that are used on a wide range of military platforms. Examples of products and systems include naval aircraft landing and launching equipment, including Visual Landing Aids (VLA) and the Stabilized Glide Slope Indicator (SGSI) flight control and signaling systems, radar indicators, electronic countermeasures, data communication and test equipment as well as aircraft ground support equipment.

•	Custom Hybrids and Multichip Modules

We focus on designing and manufacturing increasingly complex, cost-effective, high-reliability microcircuits in our MIL-PRF-38534 certified facility. Our expertise includes analog and digital designs for power, signal processing and RF applications as well as application specific integrated circuits and gate-array implementations. Extensive in-house simulation, prototype testing and analysis facilities allow us to develop products for both standard and custom applications with heightened reliability. These products are used by leading defense contractors, aerospace and hi rel electronic OEM’s worldwide in missiles, weapons systems, communication equipment, aerospace, shipboard land vehicles and many other high reliability, or hi rel, applications.

Secure Communications

API offers customers various secure network and hardware solutions including Emanation Security, Tempest and secure network access, ruggedized systems and secure networking products. Our products are marketed under the ION, Emcon, SST and Netgard brand names. These product offerings are sold to governments and other international organizations that require the highest possible level of security in the areas of identity validation, network access management, TEMPEST network intrusion prevention, and secure and encrypted fax, computers and telephones. The nature of the products and services we provide include:

•	Secure Networking Products

Our security appliances and software intelligently enable secure information sharing and systems management across organizations and technologies. Easy-to-deploy, standards-based products apply multi-layer security to existing IT systems. Service providers, IT and communications equipment manufacturers, enterprises and government agencies rely on our secure networking products for secure systems for remote management, database guards for secure information sharing and secure virtual enclaves.

•	Emanation Security and TEMPEST Products

Our emanation security products and custom solutions safeguard the world’s most sensitive information assets by shielding IT systems and confidential data from those who may do harm. We have developed pioneering techniques for protecting electronic devices by limiting the stray signals and electromagnetic waves they produce. Our emanation security products include computing systems, network and communications systems and office systems.

•	Professional Services

We offer a wide range of professional services that provide government agencies and enterprises with the knowledge and expertise needed to mitigate risk, address emerging security challenges and meet compliance mandates. Our professional services include information assurance and secure networking architecture and design solutions, emanation security testing and engineering and security certification and validation.

Sales and Marketing

We use an integrated sales approach to closely manage relationships at multiple levels of the customer’s organization, including management, engineering and purchasing personnel. Our sales, marketing and support team consists of approximately 35 people. Our use of experienced engineering personnel as part of the sales effort enables close technical collaboration with our customers during the design and qualification phase of new equipment. We believe that this is critical to the incorporation of our products into our customers’ equipment.

The military sales cycle tends to be long in nature with a protracted design phase. Once a product is designed into a military system, it may be sole-sourced to a particular supplier. Due to the extensive qualification process and potential redesign required for using an alternative source, customers are often reluctant to change the incumbent supplier.

Backlog and Orders

Management uses a number of indicators to measure the growth of the business. A key measure for growth is sales backlog. The Company’s sales backlog at February 28, 2010 was approximately $82,017,000 compared to $15,609,000 at February 28, 2009, an increase of approximately $66,408,000. API Defense Inc. and API Systems Inc. represent approximately $61,460,000 of our backlog.

Our “backlog” figures represent confirmed customer purchase orders that the Company had not shipped at the time the figures were calculated, which have a delivery date within a 12-month period, including U.S. government contracts, to the extent the funded amounts under such a contract have been appropriated by Congress and allotted to the contract by the procuring government agency. Our backlog does not include the value of unexercised options that may be exercised in the future on multi-year contracts, nor does it include the value of additional purchase orders that we may receive under indefinite quantity-type contracts or basic ordering agreements. Backlog includes all firm orders for commercial/industrial products. Fluctuations in backlog generally relate to the timing and amount of defense contract awards. Our customers will on occasion request that we purchase material on their behalf in support of future program requirements. The value of this material is carried in backlog.

We have very little insight on the timing of new contract releases and, as such, the backlog can increase or decrease significantly based on timing of customer purchase orders. There can be no assurance that our entire funded backlog will become revenues in future periods.

Seasonality

No material portion of our business is considered to be seasonal, except our Secure Communications segment, which typically slows down during the summer months. Various factors can affect the distribution of our revenue between accounting periods, including the timing of government contract awards, the availability of government funding, product deliveries and customer acceptance.

Customers

Our customers consist mainly of military prime contractors and the contract manufacturers who work for them in the United States, Canada, and various other countries in the world. Approximately 71%, 71% and 79% of total consolidated revenues for the nine month period ended February 28, 2010, 2009 and 2008, respectively, were derived directly or indirectly from defense contracts for end use by the U.S. government and its agencies. One of these customers represented approximately 12% of revenues for the nine months ended February 28, 2010 and a separate customer represented 15% of revenues for the year ended May 31, 2009, respectively. One customer, a tier one defense subcontractor, represented 37% of accounts receivable as of February 28, 2010. No one customer represented over 10% of our accounts receivable at May 31, 2009.

Research and Development

We conduct research and development to maintain and advance our technology base. Our research and development efforts are funded by both internal sources and customer-funded development contracts.

Our research and development efforts primarily involve engineering and design relating to: developing new products, improving existing products, adapting existing products to new applications; and developing prototype components for specific programs.

Most of our product development costs are recoverable under contractual arrangements; however, some of these costs are self-funded. Our research and development expenditures were approximately $1.8 million, and $0.6 million for the nine months ended February 28, 2010 and 2009, respectively. Research and development costs increased to $1.0 million for the three months ended February 28, 2010 from $0.2 for the three months ended February 28, 2009 due primarily to the addition of approximately $418,000 from the operations of Cryptek and $370,000 from the addition of the KGC Companies. Research and development costs for the years ended May 31, 2009 and 2008 were $0.7 and $0.7, respectively from continuing operations.

We believe that strategic investment in process technology and product development is essential for us to remain competitive in the markets we serve. We are committed to maintaining appropriate levels of expenditures for product development.

Competition

API is engaged in an industry that is highly competitive and characterized by technological change and product life cycles. API faces significant competition from electronic contract manufacturers, large semiconductor and electronic component companies to small specialized firms, and other companies. Many of these companies have substantially greater capital resources, industry presence, name recognition, research and development staffs, facilities and experience at developing and manufacturing these products.

Our products are sold in markets in which several of our competitors are substantially larger than we are, devote substantially greater resources to research and development, and, generally, have greater financial resources. In the military sector, we compete with large and mid-tier defense contractors on the basis of product performance, cost, overall value, delivery schedule and reputation. In addition to the military sector, we compete with a large number of suppliers to commercial and industrial customers on the basis of both performance and price.

Some of our principal competitors include Microsemi Corporation (Nasdaq: MSCC), Aeroflex Incorporated, Anaren, Inc. (Nasdaq: ANEN), as well as numerous other competitors in specific business lines. Certain competitors are also our customers and suppliers. The extent of competition for any single project generally varies according to the complexity of the product and the dollar value of the anticipated award. We believe that we compete on the basis of:

•	the performance, adaptability and competitive price of our products;

•	reputation for prompt and responsive contract performance with a high quality product;

•	accumulated technical knowledge and expertise;

•	breadth of our product lines; and

•	the capabilities of our facilities, equipment and personnel to undertake the programs for which we compete.

Our future success will depend in large part upon our ability to improve existing product lines and to develop new products and technologies in the same or related fields. Since a number of consolidations and mergers of defense suppliers has occurred, the number of participants in the defense industry has decreased in recent years. We expect this consolidation trend to continue. As the industry consolidates, the large defense contractors are narrowing their supplier base, awarding increasing portions of projects to strategic mid- and lower-tier suppliers, and, in the process, are becoming oriented more toward systems integration and assembly. We believe that we have and expect to continue to benefit from this defense industry trend.

Intellectual Property

We rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. We have certain registered trademarks, none of which we consider to be material to our current operations. We do not believe that the conduct of our business as a whole is materially dependent on any single patent, trademark or copyright.

The products we sell require a large amount of engineering design and manufacturing expertise. We have patents on certain of our hybrid electronic components and systems, optocouplers, secure network systems, virtual data labeling systems, and secure access management systems. However, the majority of our technological capabilities are not protected by patents and licenses. We rely on the expertise of our employees and our learned experiences in both the design and manufacture of our products. It is possible that a competitor may also learn to design and produce products with similar performance capabilities as our products, which may result in increased competition and a reduction of sales for our products.

Our trade secret protection for our technology is based in large part on confidentiality agreements that we enter into with our employees, consultants and other third parties. It is possible that these parties may breach these agreements. Since many agreements are made with companies much larger than us, we may not have adequate financial resources to adequately enforce our rights which could adversely impact our ability to protect our trade secrets and lead to a reduction of sales for our products. In addition, the laws of certain territories in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent as the laws of the United States or Canada.

Regulatory Matters

Government Contracting Regulations

A significant portion of our business is derived from subcontracts with prime contractors of the U.S. government. As a U.S. government subcontractor, we are subject to federal contracting laws and regulations, including the U.S. Federal Acquisition Regulation (FAR), that: (1) impose various profit and cost controls, (2) regulate the allocations of costs, both direct and indirect, to contracts, and (3) provide for the non-reimbursement of unallowable costs. Our extensive experience in the defense industry enables us to handle the strict requirements that accompany these contracts.

Under federal contracting regulations, the U.S. government is entitled to examine all of our cost records with respect to certain negotiated contracts or contract modifications for three years after final payment on such contracts to determine whether we furnished complete, accurate, and current cost or pricing data in connection with the negotiation of the price of the contract or modification. The United States government also has the right after final payment to seek a downward adjustment to the price of a contract or modification if it determines that the contractor failed to disclose complete, accurate and current data. In addition, the FAR governs the allowability of costs incurred by us in the performance of United States government contracts to the extent that such costs are included in its proposals or are allocated to United States government contracts during performance of those contracts.

As is common in the U.S. defense industry, we are subject to business risks, including changes in the U.S. government’s procurement policies (such as greater emphasis on competitive procurement), governmental appropriations, national defense policies or regulations, service modernization plans, and availability of funds. A reduction in expenditures by the U.S. Government for products and services of the type we manufacture and provide, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts or subcontracts awarded to us or the incurrence of substantial contract cost overruns could materially adversely affect our business.

All of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default by failing to perform under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed settlement expenses and profit on the work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source. Our contracts with foreign governments generally contain similar provisions relating to termination at the convenience of the customer.

In connection with our U.S. government business, we are also subject to government audits and reviews of our accounting procedures, business practices and procedures, and internal controls for compliance with procurement regulations and applicable laws. We also could be subject to an investigation as a result of private party whistleblower lawsuits. We may be subject to downward contract price adjustments, refund obligations or civil and criminal penalties. In certain circumstances in which a contractor has not complied with the terms of a contract or with regulations or statutes, the contractor might be debarred or suspended from obtaining future contracts for a specified period of time. Since defense sales account for a significant portion of our business, any such suspension or debarment would have a material adverse effect on our business. It is our policy to cooperate with the government in any investigations of which we have knowledge, but the outcome of any such government investigation cannot be predicted with certainty. We believe we have complied in all material respects with applicable government requirements. We are not aware of any current government investigations of our policies, procedures, and internal controls for compliance with procurement regulations and applicable laws.

Two of our subsidiaries, Cryptek USA Corp. and API Defense USA Corp. engage in activities that require security clearances from the Defense Industrial Security Clearance Office, which is part of the Defense Security Service, an agency of the DoD. A security clearance is a determination by the United States government that a person or company is eligible for access to classified information. There are two types of clearances: Personnel Security Clearances and Facility Security Clearance. We have sufficient personnel security clearances for the activities of these subsidiaries. We are in the process of applying for facility security clearances for our Windber, PA location. We intend to consolidate the activities of Cryptek USA Corp. into API Defense USA Corp., which is located in Windber, PA.

A significant percentage of our stock is owned by non-U.S. persons and the majority of the members of our Board of Directors are Canadian citizens and residents. It is the policy of the DoD to allow foreign investment consistent with the national security interests of the United States and to utilize foreign ownership, control or influence (“FOCI”) mitigation procedures to protect against foreign interests gaining unauthorized access to classified information. As a result, we are subject to FOCI mitigation procedures and are in the process of discussing with DSS the appropriate mitigation procedures. The FOCI mitigation procedures will create contractual agreements between us, API Defense USA and the DoD and possibly some of our foreign shareholders that will prevent the foreign shareholders and our officers and directors from having access to classified information in the possession of our subsidiary. The mitigation procedures will also require that we appoint three outside parties who have the required security clearance to act either as directors of the subsidiary or proxy holders for certain foreign stockholders. If we and our subsidiary do not remain in compliance with the agreed upon FOCI mitigation procedures, we may lose our facility security clearance and certain personnel security clearances, which would prevent us from continuing those business activities that require access to classified information. A significant portion of our annual revenues derived from our products or services currently require Facility Security Clearance.

Environmental Matters

Our operations are regulated under a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. We currently use limited quantities of hazardous materials common to our industry in connection with the production of our products. In addition, because of our use of such hazardous materials, we may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated. This is true even if we fully comply with applicable environmental laws.

We believe that our current operations are in substantial compliance with all existing applicable environmental laws and permits. Our compliance with federal, state and local laws and regulations, which govern the discharge of materials into the environment, has not had a material adverse effect upon our capital expenditures, earnings or competitive position within our markets. There have been no claims asserted and management is unaware of any unasserted environmental claims.

International Operating and Export Sales

We currently sell several of our products and services internationally, such as to Canada, the United Kingdom, as well as other NATO countries. The export of materials and data for military purposes is covered under International Traffic in Arms Regulations laws. We are registered with the U.S. Department of State and renew our registration annually. We currently hold several licenses that allow us to export technical data and product to certain foreign companies.

In addition, international sales of our U.S. products and services are in many cases subject to export licenses granted on a case-by-case basis by the U.S. Department of State and Department of Commerce. In certain cases, the U.S. government prohibits or restricts the export of some of our products.

We use two principal contracting methods for export sales: Direct Foreign Sales (DFS) and the U.S. government’s Foreign Military Sales (FMS). In a DFS transaction, the contractor sells directly to the foreign country and assumes all the risks in the transaction. In an FMS transaction, the sale is funded by, contracted by and made to the U.S. government, which then sells the product to the foreign country.

Our international operations involve additional risks for us, such as exposure to currency fluctuations, future investment obligations and changes in international economic and political environments. In addition, international transactions frequently involve increased financial and legal risks arising from stringent contractual terms and conditions and widely different legal systems, customs and practices in foreign countries.

Manufacturing and Supplies

Our manufacturing processes for most of our products include the assembly of purchased components and testing of products at various stages in the assembly process. Purchased components include integrated circuits, circuit boards, sheet metal fabricated into cabinets, resistors, capacitors, semiconductors, silicon wafers and other conductive materials, and insulated wire and cables. In addition, many of our products use machine castings and housings, motors, and recording and reproducing media.

The most significant raw materials that we purchase for our operations are memory devices in silicon wafer and die forms. Although materials and purchased components generally are available from a number of different suppliers, several suppliers are our sole source of certain components. We are also dependent on certain suppliers for particular customers due to their product specifications. If a supplier should cease to deliver such components, other sources probably would be available; however, added cost and manufacturing delays might result. Despite the risks associated with purchasing from a limited number of sources, we have made the strategic decision to select limited source suppliers in order to obtain lower pricing, receive more timely delivery and maintain quality control. We have long-standing strategic relationships with world class semiconductor suppliers. Because of these capabilities and relationships, we believe we can continue to meet our customers’ requirements. We do not have specific long-term contractual arrangements with our vendors, but we believe we have good relationships with them.

Employees

As of February 28, 2010, we had approximately 657 full-time employees, including 346 in manufacturing, 35 in sales, 36 in contracts and customer service, 93 in research and development and engineering, 78 in quality assurance, and 69 in general and administrative. None of our employees are subject to a collective bargaining agreement. Following completion of our facility consolidation which is expected to occur by December 31, 2010, some resources will be redeployed and others reduced.

There is a continuing demand for qualified technical personnel, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel. We believe that our relations with our employees generally are good.

Description of Properties

As of May 31, 2010, the Company operates from leased facilities in the following locations:

Location	Description	Approximate Square Footage (excludes subleased space)

Ronkonkoma, New York	Executive Corporate Offices and Sales Office	20,200

Windber, Pennsylvania (Includes four facilities)	Manufacturing: • Defense & Systems • Secure Communications • Components & Subsystems • Engineering & Sales	141,000

Kanata (Ottawa), Ontario	Manufacturing: • Secure Communications • Components & Subsystems	30,000

Sterling, Virginia	Sales office	29,000

South Plainfield, New Jersey	Sales office	7,000

We also operate from a building we own in Gloucester, United Kingdom manufacturing Secure Communications, Components and Subsystems. The building is approximately 23,000 square feet.

Our executive corporate offices are located at 2200 Smithtown Avenue, Ronkonkoma, New York.

Our manufacturing facilities are ISO 9001:2008 certified and manufacture to MIL-PRF 27 and MIL STD-981. To further support the military and aerospace industries, we hold a Controlled Goods Certificate enabling us to produce goods that carry a level of security. These investments and achievements have resulted in efficient, quality products that meet the high standards of the military and aerospace industry.

We believe that our facilities are suitable and adequate to meet our needs.

Legal Proceedings

There are no material legal proceedings to which we are a party or to which our property is subject.

MARKET PRICE OF OUR STOCK AND DIVIDEND POLICY

Our common stock qualifies for quotation on the OTC Bulletin Board under the symbol ATNY. From September 22, 2008 to October 26, 2009 our stock traded under the symbol APIA, from November 7, 2006 through September 19, 2008, the symbol APIO, and from November 2005, when we first qualified for quotation through November 7, 2006, under the symbol RBCV. None of the shares of our subsidiaries are publicly traded.

The following table sets forth the reported high and low bid prices of our common shares for each quarter as reported by the OTC Bulletin Board for the fiscal periods indicated. Such over-the-counter market quotations are based on high and low bid prices and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. We effected a one-for-fifteen reverse stock split on September 19, 2008. The bid prices below have been adjusted to give retroactive effect to the reverse stock split.

	STOCK BID PRICE
	High	Low
Fiscal 2010
Fourth Quarter (5/31/10)	$1.67	$1.11
Third Quarter (2/26/10)	$1.74	$1.01
Second Quarter (11/30/09)	$1.84	$0.77
First Quarter (8/30/09)	$1.46	$0.66
Fiscal 2009
Fourth Quarter (5/29/09)	$0.73	$0.30
Third Quarter (2/27/09)	$0.45	$0.23
Second Quarter (11/28/08)	$1.20	$0.795
First Quarter (8/29/08)	$2.925	$1.065
Fiscal 2008
Fourth Quarter (5/31/08)	$1.95	$1.35
Third Quarter (2/29/08)	$3.00	$1.80
Second Quarter (11/30/07)	$3.90	$2.70
First Quarter (8/31/07)	$8.10	$2.55

The price of our common stock on June 3, 2010 as reflected by the last trade of that day was $1.22.

Dividends

Since our inception, we have not paid any dividends on our common stock. We do not anticipate that we will pay dividends in the foreseeable future. API Sub has not and does not intend to pay any dividends on its common stock. Dividends on Exchangeable Shares will only be paid to the extent that dividends, if any, are paid on our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 4, 2010 we had 90 stockholders of record and 32,868,075 shares of our common stock were outstanding. We cannot accurately estimate the total number of beneficial holders of our common stock because a portion of our common stock is held by agents in street name. As of May 4, 2010, API Sub had 6 stockholders of record (other than our subsidiary) holding 2,338,518 Exchangeable Shares. As of April 30, 2010, the shareholder’s list for API Ontario showed 1,194 former shareholders holding the rights associated with 49,503 API Ontario common shares (equivalent to approximately 165,000 shares of our common stock) who have not yet elected to obtain either our common stock or Exchangeable Shares.

API Sub may still cause to be issued a maximum of approximately 165,000 shares of our common stock in connection with the Business Combination. If former holders of common shares of API Ontario who are Canadian residents request to receive Exchangeable Shares instead of shares of our common stock, API Sub will not cause our common shares to be issued to those former holders of API common shares. However, given that the Exchangeable Shares were structured to be the equivalent, to the extent practicable, of our shares, whether or not API common shares are converted to Exchangeable Shares or our common stock will have little affect on us. For example, through the share of our special voting stock held by the Trustee and issued to the Trustee in connection with the Plan of Arrangement, the holders of Exchangeable Shares (other than us and our subsidiaries) have the number of votes on all matters on which holders of our common stock can vote equal to the number of shares of our common stock that are exchangeable for the Exchangeable Shares.

The following table sets forth as at May 4, 2010, the name and address and the number of shares of our common stock (assuming for such purposes that the Exchangeable Shares constitute outstanding shares of our common stock), beneficially owned by (i) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock, (ii) each director and each named executive officer and (iii) all officers and directors as a group.

Name and Address of Beneficial Owner	Number of Our Shares of Common Stock Beneficially Owned (1)	Percentage of Our Shares of Common Stock Beneficially Owned (2)(3)
Jason DeZwirek 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4(4)	7,324,735	18.9%

Phillip DeZwirek 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4(5)	7,288,197	19.5%

Icarus Investment Corp., an Ontario corporation 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4(6)	2,645,668	7.2%

Stephen Pudles 2200 Smithtown Avenue Ronkonkoma, NY 11779(7)	850,366	2.4%

Martin Moskovits 1431 Portesuello Ave. Santa Barbara, CA 93105(8)	226,667	*

Jonathan Pollack 2300 Yonge Street, Suite 1710 Toronto, Ontario Canada M4P 1E4(9)	273,069	*

Donald A. Wright 2655 Camino Del Rio North, Suite 450 San Diego, CA 92108(10)	107,864	*

Claudio Mannarino 360 Terry Fox Drive Kanata, Ontario, Canada K2K 2P5(11)	77,268	*

Arthur Cape 4832 Melrose Avenue Montreal, Quebec Canada H3X 3P5(12)	8,334	*

Bernard Kraft 1166 Bay Street Toronto, Canada M5S 2X8 (13)	26,786	*

All Officers and Directors as a group (9 persons)	12,754,284	31.3%

Non-affiliated 5% stockholders

Goodman & Company, Investment Counsel Ltd. One Adelaide Street, 29th Floor, Toronto, Ontario, Canada M5C 2V9 (14)	2,000,000	5.7%

Harvey Sandler Revocable Trust c/o Sandler Enterprises, Inc. 21170 N. E. 22nd Court North Miami Beach, FL 33180 (15)	2,106,039	5.9%

GMP Diversified Alpha Master Fund Ltd. 145 King Street West, Suite 300 Toronto, Ontario, Canada M5H 1J8(16)	2,595,134

*	Does not exceed 1%.

(1)	All shares are owned directly and beneficially by the stockholder indicated and such stockholder has sole voting, investment and dispositive power, unless otherwise indicated. Includes both our common stock and Exchangeable Shares of API Sub convertible into our common stock. Does not include Exchangeable Shares owned by us or our subsidiaries.
(2)	Computed by dividing the number of shares beneficially held by each stockholder, including his Exchangeable Shares and shares of common stock underlying options, warrants and convertible debt exercisable within 60 days, by the sum of (i) the total number of issued and outstanding shares of our common stock, plus (ii) the total number of issued and outstanding Exchangeable Shares (other than Exchangeable Shares owned by us and our subsidiaries) plus (iii) shares of common stock underlying such stockholder’s options, warrants and convertible debt exercisable within 60 days. Excluded are API Ontario common shares convertible into our common stock or Exchangeable Shares pursuant to the Plan of Arrangement that we entered into with API Ontario.
(3)	For purpose of this calculation, Exchangeable Shares are treated as the same as our common shares.
(4)	Mr. Jason DeZwirek directly holds 916,667 Exchangeable Shares and 807,310 shares of our common stock. Also includes 881,279 shares of our common stock underlying warrants exercisable within 60 days held of record by Jason DeZwirek and 933,334 shares of common stock into which a note held by him directly is convertible. Includes 357,143 shares of our common stock underlying warrants held by the DAJJ Family Trust, of which Mr. Jason DeZwirek has voting, dispositive and investment control. Includes 1,217,960 shares of our common stock held directly by Icarus Investment Corp., an Ontario corporation (“Icarus Ontario”) and 783,334 shares held directly by Icarus Investment Corp., a Delaware corporation (“Icarus Delaware”). Also includes 933,334 shares of common stock into which a note held by Icarus Ontario is convertible and 494,374 shares underlying warrants held by Icarus Ontario. Mr. Jason DeZwirek and Mr. Phillip DeZwirek share voting, dispositive and investment control of the shares beneficially owned by Icarus Delaware and Icarus Ontario. The beneficial ownership of such Icarus Ontario and Icarus Delaware shares is attributable to each of Mr. Jason DeZwirek and Mr. Phillip DeZwirek for purposes of this table.
(5)	Mr. Phillip DeZwirek directly holds 1,150,000 Exchangeable Shares and 695,734 shares of our common stock. Includes 66,667 shares owned by Mr. Phillip DeZwirek’s spouse and 50,000 held in an IRA as to which he disclaims beneficial ownership. Also includes 833,334 shares of our common stock underlying warrants exercisable within 60 days held of record by Phillip DeZwirek and 933,334 shares of common stock into which a note held by Icarus Ontario is convertible. Also includes 1,180,127 shares of our common stock held by New Dimension Resources, Ltd., 1,217,960 shares of our common stock held by Icarus Ontario and 783,334 shares of our common stock held by Icarus Delaware. Mr. DeZwirek has sole voting, dispositive, and investment control of the shares held by New Dimension Resources Ltd. Mr. Jason DeZwirek and Mr. Phillip DeZwirek share voting, dispositive and investment control of the shares beneficially owned by Icarus Delaware and Icarus Ontario. The beneficial ownership of such Icarus Ontario and Icarus Delaware shares is attributable to each of Mr. Jason DeZwirek and Mr. Phillip DeZwirek for purposes of this table.
(6)	Includes 933,334 shares of common stock into which a note held by Icarus Ontario is convertible and 494,374 shares underlying warrants held by Icarus Ontario. Mr. Phillip DeZwirek and Mr. Jason DeZwirek share voting, investment and dispositive power with respect to these shares, and all of such shares are attributed to each of Mr. Phillip DeZwirek and Mr. Jason DeZwirek.
(7)	Includes options to purchase 699,170 shares of common stock and warrants to purchase 17,858 shares of common stock.
(8)	Includes options to purchase 200,000 shares of common stock.

(9)	Includes options to purchase 8,334 shares of common stock and 83,334 Exchangeable Shares. Also includes 66,667 shares of common stock into which a note held by Mr. Pollack is convertible and warrants to purchase 3,424 shares of common stock. Also includes 44,643 shares underlying warrants held by the Maxchar Family Trust, of which Mr. Pollack has voting, investment and dispositive control.
(10)	Includes options to purchase 8,333 shares of common stock and warrants to purchase 17,858 shares of common stock. Mr. Wright shares voting and investment power on 70,835 shares of common stock with his spouse.
(11)	Includes options to purchase 15,000 shares of common stock and warrants to purchase 8,929 shares of common stock.
(12)	Includes options to purchase 8,334 shares of common stock.
(13)	Includes 26,786 shares underlying warrants.
(14)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 12, 2009.
(15)	Includes 357,143 shares of our common stock underlying warrants held by the Harvey Sandler Revocable Trust. This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on May 14, 2010 and from our records. According to the Schedule 13G/A, Harvey Sandler, as the sole trustee of the trust, is deemed to have sole voting and dispositive control over all of these shares.
(16)	Includes 1,333,333 shares of stock into which a note may be converted and warrants to purchase 68,492 shares of common stock. According to a 13G filed February 5, 2010, GMP Investment Management L.P. (“GMP Investment”) is the manager and investment adviser of the GMP Diversified Alpha Master Fund, Ltd. (the “Master Fund”), GMP Diversified Alpha Master Fund, Ltd. Star Trust (“Star Trust”) holds all of the voting shares of the Master Fund, and the Master Fund, GMP Investment and the Star Trust share voting and dispositive control over these shares.

Changes in control

We know of no other arrangements, including the pledge by any person of our securities or the Exchangeable Shares, the operation of which may at a subsequent date result in a change of control of us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY

Business overview of API Technologies Corp.

We design, develop and manufacture highly engineered solutions, systems, secure communications and electronic components for military and aerospace applications, including mission critical information systems and technologies. We own and operate several state-of-the-art manufacturing facilities throughout North America and the United Kingdom. Our customers, which include military prime contractors, and the contract manufacturers who work for them, in the United States, Canada, the United Kingdom and various other countries in the world, outsource many of their defense electronic components and systems to us as a result of the combination of our design, development and manufacturing expertise.

Operating through two segments, Engineered Systems and Components, and Secure Communications, API is positioned as a total engineered solution provider to various world governments, as well as military, defense, aerospace and homeland security contractors. We provide a wide range of electronic manufacturing services from prototyping to high volume production, with specialization in high speed surface mount circuit card assembly for military and commercial organizations. Our manufacturing and design products have recently been expanded to include secure communication products, including ruggedized computers and peripherals, network security appliances, and TEMPEST Emanation prevention products.

Prior to the acquisition of Cryptek, the Company’s operations were conducted in two reportable segments which were distinguished by geographic location in Canada and United States. Both geographical segments designed and manufactured electronic components.

The July 2009 Cryptek acquisition expanded our manufacturing and design of products to include secured communication products, including ruggedized computer products, network security appliances, and TEMPEST Emanation prevention products. These newly acquired product lines contributed approximately $14,486,000, to net sales in the nine months ended February 28, 2010.

The newly acquired product lines from the KGC Companies contributed approximately $7,203,000, to net sales from January 20, 2010 to February 28, 2010.

We closed our nanotechnology research and development subsidiary on February 22, 2010. We expect the shutdown process to be completed by June 30, 2010. We have reported this subsidiary as discontinued operations on our financial statements and all prior periods have been revised to reflect a consistent accounting treatment.

The current economic slowdown has affected our business as some of our customers have reduced their orders during the nine months ended February 28, 2010, but it is not expected to have a significant impact on our near-term earnings as our markets are strong. In addition, our continued strategy to consolidate facilities in order to enhance operational efficiency is expected to further lessen the potential negative impact. We can offer no assurances, however, that the current economic situation will not materially adversely affect our business and operations.

Operating revenues

We derive operating revenues from the sales in two principal business segments: Engineered Systems and Components and Secure Communications. The asset acquisition of Cryptek on July 7, 2009 resulted in the creation of our to the new Secure Communications product line, and the asset acquisition of the KGC Companies on January 20, 2010 significantly expanded our Engineered Systems and Components revenues. Our customers are located primarily in the United States, Canada and the United Kingdom, but we also sell products to customers located throughout the world, including many NATO and European Union countries.

Engineered Systems and Components Revenue includes high speed surface mount circuit card assembly for military prime contractors, advanced weapon systems including missiles, unmanned air, ground and robotic systems, Other products include naval aircraft landing and launching systems, radar systems alteration, aircraft ground support equipment, Aircraft Radar Indication Systems using Liquid Crystal Display (LCD) technology and other mission critical systems and components.

The main demand today for our Engineered Systems and Components products come from various world governments, including militaries, defense organizations, aerospace, homeland security and prime defense contractors.

Secure Communications Revenue includes revenues derived from the manufacturing of TEMPEST and Emanation products and services, ruggedized computers and peripherals, network security appliances and software. These products include TEMPEST desktops, laptops, monitors, printers and other computer peripherals plus secure faxes and modems.

The principal market for these products are the defense industries of the United States, Canada and the United Kingdom and many of the other NATO and European Union countries. These products and systems include: TEMPEST and Emanation products and services, ruggedized computers and peripherals, network security appliances and software.

Cost of revenue

We conduct most of our design and manufacturing efforts in the United States, Canada and United Kingdom. Cost of goods sold primarily consists of costs that were incurred to design, manufacturer, test and ship the products. These costs include raw materials, including freight, direct labor, tooling required to design and build the parts, and the cost of testing (labor & equipment) the products throughout the manufacturing process and final testing before the parts are shipped to the customer. Other material costs include provision for obsolete and slow moving inventory, and restructuring charges related to the consolidation of operations.

Operating expenses

Operating expenses consist of selling, general, administrative expenses, research and development, business acquisition and related charges and other income or expenses.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses include compensation and benefit costs for all employees, including sales and customer service, sales commissions, executive, finance and human resource personnel. Also included in SG&A, is compensation related to stock-based awards to employees and directors, professional services, for accounting, legal and tax, information technology, rent and general corporate expenditures.

Research and development expenses

Research and development (“R&D”) expenses represent the cost of our development efforts. R&D expenses include salaries of engineers, technicians and related overhead expenses, the cost of materials utilized in research, and additional engineering or consulting services. R&D costs are expenses as incurred.

Business acquisition and related charges

Business acquisition charges primarily represent costs of engaging outside legal, accounting, due diligence and business valuation consultants related to business combinations. Related charges include costs incurred related to our efforts to consolidate operations of recently acquired and legacy businesses.

Other income (expense)

Other income and (expense) consists of interest income on cash, cash equivalents and marketable securities, interest expense on notes payable, operating loans and capital leases, gains or losses on disposal of property and equipment, and gains or losses on foreign currency transactions. Other income also includes acquisition-related gains when net assets acquired exceed the purchase price of the business acquisition.

Backlog

Management uses a number of indicators to measure the growth of the business. A key measure for growth is sales backlog. Our sales backlog at February 28, 2010 was approximately $82,017,000 compared to $15,609,000 at February 28, 2009, an increase of approximately $66,408,000. API Defense and API Systems represent approximately $61,460,000 of our backlog.

Our backlog figures represent confirmed customer purchase orders that we had not shipped at the time the figures were calculated, which have a delivery date within a 12-month period. We have very little insight on the timing of new contract releases and, as such, the backlog can increase or decrease significantly based on timing of customer purchase orders.

Summary of critical accounting policies and estimates

The Company’s significant accounting policies are fully described in the notes to its consolidated financial statements. Some of the Company’s accounting policies involved estimates that required management’s judgment in the use of assumptions about matters that were uncertain at the time the estimate was made. Different estimates, with respect to key variables used for the calculations, or changes to estimates, could potentially have had a material impact on the Company’s financial position or results of operations. The development and selection of the critical accounting estimates are described below.

Principles of Consolidation

The consolidated financial statements include the accounts of API Technologies Corp., together with its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Inventory

Inventories, which include materials, labor, and manufacturing overhead, are stated at the lower of cost (first-in, first-out basis) or net realizable value. The Company records a provision for both excess and obsolete inventory when write-downs or write-offs are identified. The inventory valuation is based upon assumptions about future demand, product mix and possible alternative uses.

Long-Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and capital assets, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value. Management has determined there are no impairments of long-lived assets as of February 28, 2010 which are not included in assets available for sale or discontinued operations.

Discontinued Operations

Components of the Company that have been or will be disposed of are reported as discontinued operations. The assets and liabilities relating to API Nanofabrication and Research Corporation have been reclassified as discontinued operations in the consolidated balance sheets for fiscal 2009 and 2010 and the results of operations of NanoOpto for the current and prior periods are reported as discontinued operations and not included in the continuing operations figures.

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from business acquisitions accounted for under the purchase method. In accordance with the authoritative guidance, goodwill and intangible assets with indefinite lives are not amortized but are subject to impairment by applying a fair value based test.

The goodwill recorded in the consolidated financial statements relates to previous acquisitions, including the KGC Companies in fiscal 2010. We perform goodwill impairment testing under the provisions of the authoritative guidance, using the discounted future cash flows technique. When the carrying amount of the assets exceeds its fair value, the implied fair value of the goodwill is compared with the carrying amount to measure whether there is an impairment loss.

Intangible assets that have a finite life are amortized using the following basis over the following period:

Non-compete agreements	Straight-line over 5 years
Customer contracts	Based on revenue earned on the contract
Computer software	3-5 years
Patents	Life of the patents

Revenue Recognition

The Company recognizes non-contract revenue when it is realized or realizable and earned. We consider non-contract revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Delivery does not occur until products have been shipped and risk of loss and ownership has transferred to the client.

Revenue from contracts is recognized using the percentage of completion method. The degree of completion is determined based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated for each contract. A provision is made for losses on contracts in progress when such losses first become known. Revisions in cost and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known. Revenue from contracts under the percentage of completion method is not significant to the financials.

Deferred Revenue

The Company defers revenue when payment is received in advance of the service or product being shipped or delivered. For some of the larger government contracts, the Company will bill upon meeting certain milestones. These milestones are established by the customer and are specific to each contract. Unearned revenue is recorded as deferred revenue. The Company recognizes revenue on the contracts when items are shipped.

Warranty

The Company provides up to a one-year product defect warranty on various products from the date of sale. Historically, warranty costs have been nominal and have been within management’s expectations.

Research and Development

Research and development expenses are recorded when incurred.

Stock-Based Compensation Plans

The Company follows the authoritative guidance for accounting for stock-based compensation. The guidance requires that new, modified and unvested share-based payment transactions with employees, such as grants of stock options and restricted stock, be recognized in the financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model which takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the option. The Company also follows the guidance for equity instruments issued to consultants.

Foreign Currency Translation and Transactions

The Company’s functional currency is United States dollars and the consolidated financial statements are stated in United States dollars, “the reporting currency.” Integrated operations have been translated from Canadian dollars into United States dollars at the period-end exchange rate for monetary balance sheet items, the historical rate for shareholders’ equity, and the average exchange rate for the year for revenues, expenses, gains and losses. The gains or losses on translation are included as a component of other comprehensive income (loss) for the period.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principle in the United States requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements, and the disclosures made in the accompanying notes. Examples of estimates include the provisions made for bad debts and obsolete inventory, estimates associated with annual goodwill impairment tests, and estimates of deferred income tax and liabilities. We also use estimates when assessing fair values of assets and liabilities acquired in business acquisitions as well as any the fair value and any related impairment charges related to the carrying value of machinery and equipment, other long-lived assets, fixed assets held for sale and discontinued operations and in determining their remaining economic lives. In addition, we use assumptions when employing the Black-Scholes valuation model to estimate the fair value of options. Despite the Company’s intention to establish accurate estimates and use reasonable assumptions, actual results may differ from these estimates.

Receivables and Credit Policies

Accounts receivable are non-interest bearing, uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s estimate of the amounts that will not be collected.

Concentration of Credit Risk

The Company maintains cash balances, at times, with financial institutions, which are in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC). Management monitors the soundness of these institutions and has not experienced any collection losses with these institutions.

Earnings (Loss) per Common Share

Basic earnings (loss) per share of common stock is computed by dividing income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share of common stock gives effect to all dilutive potential shares of common stock outstanding during the period. The computation of diluted earnings (loss) per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings (loss) per share.

Comprehensive Income (Loss)

Other comprehensive income (loss), which includes foreign currency translation adjustments and unrealized gains on marketable securities, is shown in the Statement of Changes in Shareholders’ Equity.

Effects of Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance which stipulates the FASB Accounting Standards Codification is the source of authoritative U.S. Generally Accepted Accounting Principles (“GAAP”) recognized by the FASB to be applied by non-governmental entities, and supersedes all existing non-SEC standards. This guidance is effective for the Company’s fiscal year beginning August 1, 2009. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

On June 15, 2009, the Company adopted the accounting standard regarding the general standards for accounting for, and disclosure of, events that occur after the balance sheet date but before the financial statements are issued. This standard was effective prospectively for all interim and annual reporting periods after June 15, 2009. Since this standard only formalizes existing GAAP, the adoption of this pronouncement did not have a material impact on the Company’s 2009 consolidated financial statements.

In April 2008, the FASB issued guidance related to determining the useful life of intangible assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The objective of the guidance is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued guidance related to the disclosures about fair value of financial instruments. This guidance extends to interim periods certain disclosures about fair value of financial instruments for publicly traded companies and amends guidance on interim financial reporting, to require those disclosures in summarized financial information at interim reporting periods. The Company’s adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In April 2008, the Company adopted the FASB issued guidance related to the fair value measurement of financial assets and liabilities that are remeasured and reported at fair value at least annually. The guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Effective June 1, 2009 the Company adopted the provisions of this guidance for non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the consolidated financial statements on a nonrecurring basis. The application of the guidance to the financial assets and liabilities and nonfinancial assets and liabilities that are remeasured and reported at fair value at least annually did not have any impact on our financial results.

In March 2008, the FASB issued guidance related to the disclosures about derivative instruments and hedging activities. This guidance is intended to enhance the current financial statement disclosure framework. The guidance requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using the derivatives. Finally, this guidance requires cross-referencing within the footnotes, which should help users of financial statements to locate important information about derivative instruments. The adoption of this guidance did not have a significant impact on the consolidated results of operations or financial position of the Company.

In December 2007, the FASB issued an amendment to an existing accounting standard which provides guidance related to business combinations. The amendment retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. This amendment also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This amendment applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. This guidance is effective for the Company’s fiscal year beginning June 1, 2009. The adoption of this guidance resulted in the Company recognizing a gain associated with the Cryptek Technologies Inc. acquisition.

Recently Issued Accounting Pronouncements

In October 2009, the FASB issued guidance related to revenue recognition for arrangements with multiple deliverables. This guidance eliminates the residual method of allocation and requires the relative selling price method when allocating deliverables of a multiple-deliverable revenue arrangement. The determination of the selling price for each deliverable requires the use of a hierarchy designed to maximize the use of available objective evidence including, vendor specific objective evidence, third party evidence of selling price, or estimated selling price. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, and must be adopted in the same period using the same transition method. If adoption is elected in a period other than the beginning of a fiscal year, the amendments in these standards must be applied retrospectively to the beginning of the fiscal year. Full retrospective application of these amendments to prior fiscal years is optional. Early adoption of these standards may be elected. We are currently evaluating the impact of these new accounting standards on our consolidated financial statements.

Off-Balance Sheet Arrangements

During 2010 and 2009, the Company did not use off-balance sheet arrangements.

Results of Operations for the Nine Months Ended February 28, 2010 and 2009

The following discussion of results of operations is a comparison of our nine months ended February 28, 2010 and 2009.

Operating revenue

	Nine months ended February 28,
	2010	2009	% Change
Sales by segments:
Engineered Systems and Components	$23,942,423	$19,159,232	25.0%
Secure Communications	14,487,143	N/A	N/A

	$38,429,566	$19,159,232	100.6%

We recorded a 100.6% increase in revenues for the nine months ended February 28, 2010 over the same period in 2009. The increase is attributed to the Cryptek and the KGC Companies acquisitions completed on July 7, 2009 and January 20, 2010, respectively.

Operating expenses

Cost of Revenue and Gross Profit

	Nine months ended February 28,
	2010	2009
Gross profit by segments:
Engineered Systems and Components	29.8%	22.3%
Secure Communications	15.9%	N/A
Overall	24.6%	22.3%

Gross profit margin varies from period to period and can be affected by a number of factors, including product mix, new product introduction and production efficiency. Overall cost of revenue as a percentage decreased in the nine months ended February 28, 2010 compared with the same period in 2009. The Engineered Systems and Components segment cost of sales decreased compared to the same period in 2009, mainly as a result of the Company realizing benefits achieved through the consolidation efforts during the last fiscal year. This was partially offset by the lower gross margin in the Secure Communications segment, as the product line as a group was at the historical bottom of its business cycle as the subsidiaries in the United States and Canada sell to government agencies, whose purchasing cycle decreases significantly during the summer months.

General and Administrative Expenses

General and administrative expenses increased to approximately $7,344,000 for the nine months ended February 28, 2010 from approximately $3,704,000 for the nine months ended February 28, 2009. The increase is primarily a result of the addition of Cryptek and the KGC Companies, which increased general and administrative expenses by approximately $3,093,000 for the nine months ended February 28, 2010.

The major components of general and administrative expenses are as follows:

	Nine months ended February 28,
	2010	% of sales	2009	% of sales
Accounting and Administration	$2,113,381	5.5%	$873,484	4.6%
Officer Salaries	$1,401,420	3.6%	$867,459	4.5%
Professional Services	$844,679	2.2%	$667,605	3.5%

Research and Development Expenses

Research and development costs increased to $1,791,896 for the nine months ended February 28, 2010 from $609,348 for the nine months ended February 28, 2009. The increase is due primarily to an increase of research and development expenses in the amount of approximately $330,000 and $748,000 due to the asset acquisitions of Cryptek and the KGC Companies, respectively.

Business acquisition and related charges

Business acquisition charges primarily represent costs of engaging outside legal, accounting, due diligence and business valuation consultants related to business combinations. For the nine months ended February 28, 2010, business acquisition and related charges totaled approximately $2,023,000 compared to $0 for the nine months ended February 28, 2009. The asset acquisitions of Cryptek and the KGC Companies account for $790,000 and $1,140,000, respectively.

Selling Expenses

Selling expenses increased to $2,512,847 for the nine months ended February 28, 2010 from $1,599,798 for the nine months ended February 28, 2009. The increase was largely due to the inclusion of selling expenses related to the asset acquisitions of Cryptek and the KGC Companies on July 7, 2009 and January 20, 2010, respectively. As a percentage of sales, selling expenses were 6.5% for the nine months ended February 28, 2010, compared to 8.4% for the nine months ended February 28, 2009.

The major components of selling expenses are as follows:

	Nine months ended February 28,
	2010	% of sales	2009	% of sales
Payroll Expense – Sales	$1,428,473	3.7%	$572,235	3.0%
Commissions Expense	$628,098	1.6%	$656,180	3.4%

Operating loss

We posted an operating loss for the nine months ended February 28, 2010 of $4,732,620 compared to a loss of $1,838,995 for the nine months ended February 28, 2009. The increased operating loss of approximately $2,894,000 is attributed to the acquisition related expenses of approximately $2,023,000, related to the asset acquisitions of Cryptek and the KGC Companies and higher non-cash stock based compensation of approximately $377,000.

Other (income) and expense

Total other income for the nine months ended February 28, 2010 amounted to $1,174,406, compared to $684,827 for the nine months ended February 28, 2009.

The increase is largely attributable to a gain on the acquisition of Cryptek of approximately $993,000 as the fair value of the assets acquired exceeds the total acquisition cost. In addition, we benefited from a gain of approximately $80,000 on the sale of a parcel of land adjacent to one of the design and manufacturing sites we lease in Long Island, New York and the sale of a building in Ottawa, Canada resulting in income of approximately $845,000. These gains were offset by a reduced gain in foreign currency of approximately $640,000 and an increase in interest expense of approximately $786,000, of which $100,000 was a non-cash expense related to the amortization of note discounts.

Income taxes

Income taxes amounted to an expense of $37,234 for the nine months ended February 28, 2010, compared to an income tax of $33,157 for nine months ended February 28, 2009.

We have net operating loss carryforwards of approximately $5,047,000 to apply against future taxable income excluding any losses generated in the current year. These losses will expire as follows: $14,000, $56,000, $68,000, $3,407,000 and $1,502,000 in 2010, 2012, 2017, 2028 and 2029 respectively.

Loss from discontinued operations

The Company incurred losses from discontinued operations of approximately $5,755,000 for the nine months ended February 28, 2010, compared to a loss of approximately $3,145,000 in the same period of fiscal 2009. These losses are attributable to closing the Company’s facility focused on the development of nanotechnology products. During the third quarter of fiscal 2010 the Company recorded a write-down of long-lived assets of discontinued operations to net realizable value of approximately $2,782,000.

Net loss

The Company incurred a net loss for the nine months ended February 28, 2010 of approximately $9,350,000, compared to a net loss of approximately $4,333,000 for the nine months ended February 28, 2009. The increase in net loss is largely due to the loss from discontinued operations of approximately $5,755,000 that includes the write-down of long-lived assets of discontinued operations of approximately $2,782,000, acquisition charges of approximately $2,023,000, restructuring charges of approximately $591,000 and an increase in non-cash stock based compensation of approximately $377,000, partially offset by gains on business asset acquisition and the sale of fixed assets.

Results of Operations for the Three Months Ended February 28, 2010 and 2009

The following discussion of results of operations is a comparison of the Company’s three months ended February 28, 2010 and 2009.

Operating revenue

	Three months ended February 28,
	2010	2009	% Change
Sales by segments:
Engineered Systems and Components	$12,437,379	$5,690,095	118.6%
Secure Communications	5,038,297	N/A	N/A

	$17,475,676	$5,690,095	207.1%

We recorded a 207.1% increase in revenues for the three months ended February 28, 2010 over the same period in 2009. The increase is attributed to the Cryptek and the KGC Companies acquisitions completed on July 7, 2009 and January 20, 2010, respectively.

Operating expenses

Cost of Revenue and Gross Profit

	Three months ended February 28,
	2010	2009
Gross profit by segments:
Engineered Systems and Components	30.6%	27.8%
Secure Communications	12.8%	N/A
Overall	25.5%	27.8%

Gross profit margin varies from period to period and can be affected by a number of factors, including product mix, new product introduction and production efficiency. Overall cost of revenue as a percentage increased in the three months ended February 28, 2010 compared with the same period in 2009. The Engineered Systems and Components segment cost of sales decreased compared to the same period in 2009, mainly as a result of the Company realizing benefits achieved through the consolidation efforts during the last fiscal year, offset by higher cost of sales in the Secure Communications segment.

General and Administrative Expenses

General and administrative expenses increased to $3,272,402 for the three months ended February 28, 2010 from $1,317,155 for the three months ended February 28, 2009. The increase is a result of the addition of the Cryptek and the KGC Companies’ assets on July 7, 2009 and January 20, 2010, respectively.

The major components of general and administrative expenses are as follows:

	Three months ended February 28,
	2010	% of sales	2009	% of sales
Accounting and Administration	$931,398	5.3%	$301,515	5.3%
Officer Salaries	$654,266	3.7%	$260,298	4.6%
Professional Services	$355,494	2.0%	$240,777	4.2%

Research and Development Expenses

Research and development costs increased to $1,011,022 for the three months ended February 28, 2010 from $241,901 for the three months ended February 28, 2009. The increase is due primarily to the addition of approximately $418,000 from the operations of API Cryptek and $370,000 from the operations of the API Pennsylvania Subsidiaries.

Business acquisition and related charges

Business acquisition charges primarily represent costs of engaging outside legal, accounting, due diligence and business valuation consultants related to business combinations. For the three months ended February 28, 2010, business acquisition and related charges totaled approximately $882,000 compared to $0 for the three months ended February 28, 2009. Approximately $790,000 are charges related to the January 20, 2010 KGC Companies asset acquisition.

Selling Expenses

Selling expenses increased to $847,161 for the three months ended February 28, 2010 from $482,635 for the three months ended February 28, 2009. The increase was largely due to the inclusion of selling expenses related to the asset acquisition of Cryptek and the KGC Companies on July 7, 2009 and January 20, 2010, respectively. As a percentage of sales, selling expenses were 4.8% for the three months ended February 28, 2010, compared to 8.5% for the three months ended February 28, 2009.

The major components of selling expenses are as follows:

	Three months ended February 28,
	2010	% of sales	2009	% of sales
Payroll Expense – Sales	$581,551	3.3%	$200,992	3.5%
Commissions Expense	$157,836	0.9%	$287,617	5.1%

Operating loss

The Company recorded an operating loss for the three months ended February 28, 2010 of approximately $2,071,000 compared to a loss of approximately $461,000 for the three months ended February 28, 2009. The increased operating loss of approximately $1,610,000 is attributed to the acquisition related expenses of approximately $882,000, related to acquisition activity, including the asset acquisitions of Cryptek and the KGC Companies and restructuring charges of approximately $510,000.

Other (income) and expense

Total other expenses for the three months ended February 28, 2010 amounted to $583,642 compared to other income of $11,767 for the three months ended February 28, 2009.

The increase in other expenses is largely attributable to cash and non-cash interest expense related to the convertible notes and promissory notes, which were issued in connection with the acquisition of the assets of Cryptek and the KGC Companies.

Income taxes

Income taxes amounted to an expense of $12,187 for the three months ended February 28, 2010, compared to income tax expense of $17,117 for three months ended February 28, 2009.

Loss from discontinued operations

The Company incurred losses from discontinued operations of approximately $3,968,000 for the three months ended February 28, 2010, compared to a loss of approximately $1,130,000 for the three months ended February 28, 2009. These losses are attributable to closing the Company’s facility focused on the development of nanotechnology products. During the third quarter of fiscal 2010 the Company recorded a write-down of long-lived assets of discontinued operations to net realizable value of approximately $2,782,000.

Net loss

The Company incurred a net loss for the three months ended February 28, 2010 of $6,634,123, compared to a net loss of $1,596,263 for the three months ended February 28, 2009. The increase in net loss is largely due to the loss from discontinued operations of approximately $3,968,000, which includes the write-down of long-lived assets of discontinued operations of approximately $2,782,000, an increase in acquisition related charges of approximately $882,000, cash and non-cash interest totaling approximately $591,000 and restructuring charges of approximately $510,000.

Liquidity and capital resources

The Nine Months Ended February 28, 2010 compared to the Year Ended May 31, 2009

At February 28, 2010, we held cash of $6,969,662 compared to $2,423,835 at May 31, 2009.

Cash used by operating activities was approximately $4,097,000 for the nine months ended February 28, 2010, compared to cash used of approximately $1,210,000 for the nine months ended February 28, 2009, an increase of approximately $2,775,000. The increase is attributed to approximately $1,976,000 in changes in net operating assets and liabilities, plus an increase in losses due to acquisition charges of approximately $2,023,000, restructuring charges of approximately $591,000 and an increase in non-cash stock based compensation of approximately $377,000 partially offset by gains on business asset acquisition and sale of fixed assets available for sale.

Investing activities for the nine months ended February 28, 2010 consisted mainly of the sale of a parcel of land the Company owned in New York for proceeds of approximately $956,000 and from the sale of a building the Company owned in Canada for proceeds of approximately $1,871,000, net of capital purchases of approximately $546,000 and the asset acquisition of Cryptek and the KGC Companies for net cash of approximately $2,935,000 and $14,000,000, respectively.

Cash flow from financing activities totaled $23,416,597 primarily from net proceeds of $3,650,000 (2009-$0) from the issuance of convertible debt and $20,000,000 in promissory notes issued in connection with the acquisition of the assets of Cryptek and the KGC Companies, respectively, net against repayment of long-term debt of approximately $214,000. In 2009, cash flow from financing activities was approximately $1,018,000, primarily as a result from the issuance of common shares.

On July 7, 2009, API Cryptek acquired substantially all of the assets of Cryptek through foreclosure on API Cryptek’s security interest and liens in the Cryptek assets, and subsequent sale under the Uniform Commercial Code. API Cryptek was the successful bidder of the Cryptek assets at the sale, by bidding the total amount owed by Cryptek to API Cryptek under loan documents previously purchased by API Cryptek for $5,000,000 (the “Loan Documents”). The purchase of the Loan Documents was financed with cash from corporate funds and proceeds of $3,650,000 from a private placement of secured convertible promissory notes completed June 23, 2009.

On January 20, 2010, the API Pennsylvania Subsidiaries acquired substantially all of the assets of the KGC Companies for $28,480,000. For these assets, the Company paid $14,000,000 in cash and issued a $10,000,000 short-term note, plus an agreement to issue 3.2 million shares of the Company’s stock valued at $1.40 per share, 1,000,000 of which were issued at the closing of the transaction. The principal amount of the note is subject to downward adjustment in the event the value of the assets purchased is less than contemplated by the parties. The Company also issued $20,000,000 in promissory notes to various investors to finance the balance of the acquisition and fund operations. These investors do not include the KGC Companies or their owners.

At February 28, 2010 our working capital was sufficient to meet our current requirements. The Company believes that cash flows from operations and funds available under its subsidiary credit facility will be sufficient to meet its anticipated cash requirements for the next twelve months.

Results of Operations for the Years Ended May 31, 2009 and 2008

The following discussion of results of operations is a comparison of the Company’s years ended May 31, 2009 and 2008.

Operating revenue

	Year ended May 31,
	2009	2008	% Change
Sales by Segment
United States	$18,172,487	$21,917,200	-17.1%
Canada	7,564,910	9,044,846	-16.4%

	$25,737,397	$30,962,046	-16.9%

The Company recorded a 16.9% decrease in revenues for the twelve months ended May 31, 2009 over the same period in 2008. The decrease is largely attributed to Filtran having to significantly reduce selling prices to a major customer for products.

Revenues from National Hybrid, API Electronics Inc., TM Systems II and API Nanofabrication and Research Corporation, or the U.S. Group, decreased by 8.3% for the twelve months ended May 31, 2009, compared to the same period last year due mainly to a decrease in shipments to United States Military subcontractors.

Geographical information

	Year ended May 31,
	2009		2008
	Revenue	Capital Assets, Intangible Assets, Goodwill and Other	Revenue	Capital Assets, Intangible Assets, Goodwill and Other
United States	$19,459,782	$9,059,610	$25,031,882	$10,517,078
Canada	1,324,061	1,861,560	1,649,745	2,257,788
United Kingdom	2,449,318	—	2,289,133	—
All Other	2,504,236	—	1,991,286	—

	$25,737,397	$10,921,170	$30,962,046	$12,774,866

The United States Department of Defense and its subcontractors accounts for a significant amount of the Company’s sales revenue as follows:

	Year ended May 31,
	2009	2008
Revenue
United States Department of Defense	8%	9%
United States Department of Defense subcontractors	63%	70%

Operating expenses

Cost of Revenue and Gross Profit

	Year ended May 31,
	2009	2008	% Change
Gross Profit by Segment Company
United States	27.1%	18.1%	9.0%
Canada	15.4%	16.9%	(1.5)%
Overall	23.6%	17.7%	5.9%

Gross profit margin varies from period to period and can be affected by a number of factors, including product mix, new product introduction and production efficiency. Our overall gross profit margin was 23.6% for the twelve months ended May 31, 2009, an increase of 5.9% from the twelve months ended May 31, 2008. The increase is attributed to several factors. First, we took a charge for inventory reserve of approximately $2,800,000 in 2008 compared to approximately $20,000 for the twelve months ended May 31, 2009. This is offset by our taking a restructuring charge of approximately $876,000 during the twelve months ended May 31, 2009 related to the Company’s initiative to consolidate operations into three manufacturing facilities from eight.

The major components of cost of sales for the years ended May 31 are as follows:

	2009	% of sales	2008	% of sales
Materials Used	$7,279,695	28.3%	$8,231,512	26.6%
Inventory Reserve	$22,488	0.1%	$2,819,263	9.1%
Manufacturing Labor	$3,912,395	15.2%	$5,276,923	17.0%
Manufacturing Overhead	$8,446,911	32.8%	$9,160,876	29.6%

Cost of Sales	$19,661,489	76.4%	$25,488,574	82.3%

Cost of Sales before Restructuring charges	$18,785,348	73.0%	$25,488,574	82.3%

As a percentage of sales, for the year ended May 31, 2009 materials decreased by 1.7% compared to May 31, 2008. Inventory reserve provision decreased significantly to 0.1% compared to 9.1% for the year ended May 31, 2008 as the Company felt it had adequately reserved for obsolete and slow moving inventory. Manufacturing labor decreased by 1.8% compared to the year ended May 31, 2008. Manufacturing overhead increased by 3.2% compared to May 31, 2008.

Selling Expenses

Selling expenses decreased to $2,162,829 for the year ended May 31, 2009 from $2,412,618 for the year ended May 31, 2008. As a percentage of sales, selling expenses were 8.4% for the year, a percentage increase of .06% from 7.8% for the year ended May 31, 2008.

The major components of selling expenses are as follows:

	Year ended May 31,
	2009	% of sales	2008	% of sales
Payroll Expense—Sales	$823,368	3.1%	$810,501	2.6%
Commissions Expense	$825,279	3.2%	$844,547	2.7%

General and Administrative Expenses

General and administrative expenses increased by $183,616 to $6,293,341 for the twelve months ended May 31, 2009 from $6,109,725 the twelve months ended May 31, 2008.

The major components of general and administrative expenses are as follows:

	Year ended May 31,
	2009	2008	$ Change
Officer Salary	$1,666,258	$1,419,329	$246,929
Professional Services	$1,073,425	$1,243,354	$(169,929)
Accounting and Administration	$1,386,628	$1,273,074	$113,554

Officer salaries expense increased to $1,666,258 for the twelve months ended May 31, 2009 from $1,419,329 for the twelve months ended May 31, 2008, an increase of $246,929. The increase is primarily attributed to compensation related to the Company’s CEO being included for the full twelve months in 2009 compared to approximately one month in 2008 and due to bonuses for fiscal 2009 equaling approximately $200,000.

Professional services include legal, accounting, audit and taxation services. These expenses decreased by $169,929 for the twelve months ended May 31, 2009. The decrease is primarily a result of decreased audit and legal expenses.

Accounting and administrative salaries increased by $113,554 for the twelve months ended May 31, 2009. The increase is largely a result of reclassification of salaries related to administrative departments.

Research and Development Expenses

Research and development increased to $4,231,994 for the year ended May 31, 2009 from $3,453,860 for the year ended May 31, 2008. The increase is due primarily to an increase of research and development expenses in the amount of approximately $708,000 at API Nanofabrication and Research Corporation.

Research and development expenses also increased by approximately $70,000 at National Hybrid Group as it continued to develop next generation products for its entire product line including the 1553 data bus, solid state power controller and high density multi-chip modules.

Operating loss

The Company posted an operating loss for the twelve months ended May 31, 2009 of $6,812,256 compared to a loss of $6,502,731 for the twelve months ended May 31, 2008. The increase of $309,525 in operating loss is attributed to the decrease in revenues of 16.9% combined with an increase in research and development expenses of approximately $800,000 compared to the same period in 2008, and restructuring charges of approximately $1,100,000, compared to no charge for the same period last year offset by a decrease in charges for inventory reserve of approximately $2,800,000. The restructuring charges are related to the Company’s initiative to consolidate operations into four facilities from eight.

Other (income) and expense

Total other income for the twelve months ended May 31, 2009 amounted to $472,027, compared to other expenses of $279,011 for the twelve months ended May 31, 2008.

The increase is largely attributable to a decrease in interest expense of approximately $300,000, compared to the same period in 2008, and to a foreign currency translation gain of $424,861 for the twelve months ended May 31, 2009 versus a gain of $64,234 for the twelve months ended May 31, 2008.

Income taxes

Income taxes amounted to an expense of $104,308 for the twelve months ended May 31, 2009, compared to a income tax benefit of $215,633 for the twelve months ended May 31, 2008.

We have net operating loss carryforwards of approximately $5,047,000 to apply against future taxable income. These losses will expire as follows: $14,000, $56,000, $68,000, $3,407,000 and $1,502,000 in 2010, 2012, 2017, 2028 and 2029 respectively.

Net loss

The Company incurred a net loss for the twelve months ended May 31, 2009 of $6,444,537, compared to a net loss of $6,566,110 for the twelve months ended May 31, 2008. The decrease in net loss compared to the same period in 2008 is attributed to a decrease in inventory reserve charges of approximately $2,800,000, and increase in other income of approximately $750,000, offset by a 16.9% decrease in revenues, an increase in research and development expenses of approximately $800,000 and restructuring charges of approximately $1,100,000.

Liquidity and capital resources

Year ended May 31, 2009 compared to the year ended May 31, 2008

Liquidity

At May 31, 2009, we held cash of $2,429,928 compared to $2,667,109 at May 31, 2008.

At May 31, 2009 our working capital was sufficient to meet our current requirements.

Inventory decreased 19.9% from $7,353,596 at May 31, 2008 to $5,888,435 at May 31, 2009. This decrease was largely due to reduced revenues of 16.9% as the requirement to purchase raw materials and manufacture finished goods inventory decreased.

Accounts receivable decreased from $4,544,860 at May 31, 2008 to $3,651,665 at May 31, 2009 as a result in revenues decreasing by approximately 17%.

Bank indebtedness decreased to $0 at May 31, 2009 from $310,458 at May 31, 2008. The decrease in bank indebtedness is related to Filtran and API Electronics Inc. paying down their lines of credit due to increases in cash from operations.

Long-term debt (current and long-term portion) decreased from $113,851 at May 31, 2008 to $89,748 at May 31, 2009 due to payment on a note payable related to the acquisition of the assets of Sensonics in 2005.

Total assets decreased to $24,153,310 at May 31, 2009 from $29,519,296 at May 31, 2008. The decrease is attributed to the operating loss during the twelve months ended May 31, 2009.

Operating, investing and financing activities

Cash used by operating activities was $936,261 for the twelve months ended May 31, 2009, compared to net cash used by operations of $1,481,367 for the twelve months ended May 31, 2008, a reduction of approximately $545,000 in cash used by operations. The improvement is related to reduced net loss of approximately $122,000 and non-cash adjustments to net loss of approximately $454,000.

Investing activities for the twelve months ended May 31, 2009 consisted of fixed asset purchases of $396,877 (2008—$798,705), costs incurred for patents of $366,989 (2008—$962,300), cash from the sale of fixed assets for $785,742 ($0—2008) and no use of cash for other asset acquisitions (2008—$4,045,671).

Financing activities included net proceeds of $1,550,000 (2008-$7,750,000) from the issuance of common shares. These amounts are offset by the repurchase of approximately $210,000 ($0—2008) in common shares, repayments of long-term debt $24,596 (2008—$457,564), repayment of bank indebtedness of $310,458 (2008—$337,762) and repayment of capital lease obligations of $6,539 (2008—$8,164).

Capital resources

The Company’s U.S. Group closed its working capital line of credit of $500,000 in January 2009. At May 31, 2008, the U.S. Group had a balance of $270,147 against this line.

Filtran has a line of credit of approximately $900,000 (Cdn $1,000,000). At May 31, 2009, the Canadian operations had no outstanding balance (May 31, 2008—$40,311). The interest rate on any borrowed funds is charged at Canadian prime. The agreement also allows Filtran to lease capital purchases at Canadian prime plus 1% up to $33,000. The lender has a general security agreement and a first collateral mortgage on the Filtran assets and building. The line is subject to annual renewal on May 31, 2010.

The Company believes that cash flows from operations, funds available under its credit facilities and other sources of cash will be sufficient to meet its anticipated cash requirements.

MANAGEMENT

Directors and executive officers

The following table sets forth as of April 1, 2010, the name, age, and position of each of our executive officers and directors.

Name	Age	Position Held
Phillip DeZwirek	72	Chairman, Treasurer, and Director
Stephen Pudles	50	Chief Executive Officer and Director
Claudio Mannarino	39	Chief Financial Officer
Jonathan Pollack	38	Executive Vice President and Director
Jason DeZwirek	39	Secretary and Director
Donald Wright	72	Director
Arthur Cape	73	Director
Bernard Kraft	79	Director

Each director serves for a term of either (i) one year and until his or her successor is elected at our annual shareholders’ meeting or (ii) if such director was elected after our annual shareholders’ meeting for the relevant year, then until his or her successor is elected at our annual shareholders’ meeting and is qualified, and in all cases, subject to removal by our shareholders at anytime. Each officer serves, at the pleasure of the Board of Directors, for a term of one year or less, if appointed at a time other than the annual meeting of directors, and until his or her successor is elected at a meeting of the Board of Directors and is qualified.

Set forth below is certain biographical information regarding each of our executive officers and directors, including for each director the specific experience, qualifications and attributes that led to the conclusion that such person should serve as a director.

Phillip DeZwirek became a director of ours and our Chairman and Treasurer on the effective date of the Business Combination, November 6, 2006. He also held the position of Chief Executive Officer from such date until April 2008, when Stephen Pudles assumed that position. Mr. DeZwirek has held the positions of Chairman, Chief Executive Officer and Treasurer at API Ontario since May 2002. He also assumed the same positions with API Sub and became a director of API Sub on the effective date of the Business Combination. Mr. DeZwirek has been a director of API Ontario since September 2001. Mr. DeZwirek was also the Chief Financial Officer of API Ontario from August 2001 until Claudio Mannarino assumed that position in 2004. Mr. DeZwirek has been a director and Chairman of the Board of CECO Environmental Corp. (“CECO”), a provider of air pollution control products, since August 1979 (NASDAQ-CECE), and served as CECO’s Chief Executive Officer from August 1979 through February 2010. Mr. DeZwirek’s principal occupations during the past five years have been serving as Chairman of the Board and Chief Executive Officer of CECO and serving as President of Icarus Investment Corp., an Ontario corporation (since 1990). Mr. DeZwirek has also been involved in private investment activities for the past five years.

As a member of the Board since the Business Combination, and as our former Chief Executive Officer, Mr. Phillip DeZwirek has a thorough understanding of our total company operations. He brings extensive strategic and operations expertise to the Board. His broad market experience and historical insight he provides are valuable as we evaluate our current operations, potential acquisitions and overall corporate strategy.

Stephen Pudles became Chief Executive Officer on April 22, 2008 and a director on November 6, 2008. He also serves as a director of our subsidiaries. He brings more than 25 years of electronics industry experience to the Company. From 2000 until joining the Company, Mr. Pudles was employed by OnCore Manufacturing Services LLC (formerly known as Nu Visions Manufacturing LLC) (“OnCore”), where he served as President and CEO from 2002 to 2007, Executive Vice President from 2007 until joining the Company, and Vice President from 2000 to 2001. OnCore is a contract manufacturer of printed circuit boards and other electronic hardware. Previously, he has held senior management positions with Tanon Manufacturing, Electronic Associates, IEC and Restor Industries. He has been a member of IPC’s Electronics Manufacturing Services Industry (EMSI) Council since 1988; was an original member of the Assembly Market Research Council (AMRC) Steering Committee; and was the Chairman of the IPC Taskgroup that created the IPC-D-326 document defining the “Documentation Requirements for Printed Circuit Board Assemblies.” He also serves as Vice Chairman of the IPC Board of Directors and is chairman of the EMSI Management Council. Mr. Pudles has a Masters of Science in management and a Bachelor of Engineering from Stevens Institute of Technology in Hoboken, New Jersey.

Mr. Pudles brings more than 25 years of electronics industry experience to API’s board, and extensive executive experience. As our Chief Executive Officer, he is able to provide the Board with valuable insight on the day-to-day operations of the Company and any current issues it may face.

Claudio A. Mannarino, B.Com, C.M.A, became our Chief Financial Officer and Vice President of Finance on the effective date of the Business Combination, November 26, 2006. He holds the same positions with API Sub and has had the same positions at API Ontario since 2004. Mr. Mannarino has over 11 years of professional accounting and finance experience. He holds a Bachelor of Commerce Degree from the University of Ottawa and is a Certified Management Accountant.

Mr. Mannarino joined our subsidiary Filtran Limited in April of 2000. From April 2000 to 2004, he was controller and manager of human resources and IT at Filtran Limited and Filtran Inc. He was named CFO and VP of Finance for API Ontario in 2004. His responsibilities include managing the financial reporting function for API Ontario, and the finance and IT departments of Filtran Limited. Mr. Mannarino has no other outside business activities.

Prior to joining Filtran Limited, Mr. Mannarino spent three years as Controller for two divisions of GTC Transcontinental, a Canadian publicly traded company on the Toronto Stock Exchange. After three years in roles with progressively more responsibility at GTC he joined a project management company as a senior accountant, whose role centered on developing long-term business strategies and improving business practices.

Jonathan Pollack has served as a director since June 20, 2007 and as Executive Vice President since September 4, 2009. Mr. Pollack also served as a member of the Audit Committee and Compensation Committee from June 20, 2007 through September 4, 2009. From March 2005 through its sale in 2009, he served as the Chief Financial Officer and Corporate Secretary of Kaboose Inc. From 2000 to 2005, Mr. Pollack was President of The JMP Group, a strategic and financial advisory firm to numerous private and public companies. Prior thereto, he worked in investment banking in New York. Mr. Pollack is currently a director of Lifebank Corp. (TSX-V:LBK). Mr. Pollack received a Masters of Science in Finance from the London School of Economics and a Bachelors of Commerce from McGill University. He is involved in several philanthropic organizations and is the Vice Chair of Leadership Sinai Board of Directors at the Mt. Sinai Hospital, Toronto, Ontario and is Past Chair and Director of the Crescent School Foundation, Toronto, Ontario.

Mr. Pollack brings 15 years of financial, strategic and merger and acquisitions expertise to the Board, which assists the Board as the Company expands its business.

Jason DeZwirek, became a director of ours and our Secretary on the effective date of the Business Combination, November 6, 2006. He holds the same positions with API Sub as of the Business Combination. Mr. Jason DeZwirek also has held those positions with API Ontario since May 31, 2002 and has been a director of API Ontario since September 2001. He has been a Director of CECO since February 1994 and the Secretary of CECO since February 20, 1998. He was the founder (1999), Chairman and CEO of Kaboose, Inc. (TSX:KAB), the largest independent family focused online media company in the world that was sold to Disney and Barclays Private Equity in 2009.

With his experience at Kaboose Inc., Mr. Jason DeZwirek brings broad executive expertise, including operations, technology, management, and strategy to the Board. Having served as director of the Company since the Business Combination, and as a director of API Ontario since 2002, he also has a breadth of knowledge of the overall company issues.

Donald A. Wright Donald Wright became a director of ours on February 15, 2006. Mr. Wright has also been a member of the Audit Committee since March 9, 2006 and the Compensation Committee since its formation on June 20, 2007. Mr. Wright has been a principal of and real estate broker with The Phillips Group in San Diego, California, a company which is a real estate developer and apartment building syndicator, since 1992. From November 1996 through January of 2005, Mr. Wright served as a real estate broker with Prudential Dunn Realtors in Pacific Beach, California. Since January 2005, he has been an associate real estate broker with One Source Realty GMAC in San Diego California, which was purchased by Coldwell Banker Residential Brokerage in July 2007. Mr. Wright has been a director of CECO since February 20, 1998. Mr. Wright has also been a member of the Audit Committee of CECO since February 20, 1998 and has been a member of CECO’s Compensation Committee since December 1, 2005.

Having served on our Board since the Business Combination, Mr. Wright has a breadth of knowledge concerning issues affecting the Company. Mr. Wright also has additional experience as a public company director, including serving on Audit Committees.

Arthur Cape has served as a director since June 20, 2007 when he was elected by the board of directors. Mr. Cape has also been a member of the Audit Committee since June 20, 2007. Mr. Cape has served the manufacturing industry for over 30 years. Since 1991 he has served as Director of International Sales for Shymac Innovative Marketing, located in Montreal, Canada, and from 2001 through January 2009 served as Director of Sales for AJB Continental, located in San Antonio Texas. Shymac Innovative Marketing manufactures products for the automotive after-market and AJB Continental was a distributor of hairbrushes and styling tools for the professional beauty industry. Since May 25, 2005, Mr. Cape has served as a director of CECO. He has also served on the Audit Committee of CECO since such date. Mr. Cape has also acted as a consultant for several factories in China in the manufacturing and injection molding of plastic articles. He has been active in youth awareness programs and has served on various youth committees in Canada.

Mr. Cape brings extensive manufacturing, marketing and sales experience to the Board, including international experience, which is valuable as we expand our business globally. He also brings experience in serving on a public company Audit Committee.

Bernard Kraft, C.A., became a director of ours on September 4, 2009. Mr. Kraft also has served on our Audit Committee as Chairman and our Compensation Committee as of such date. Mr. Kraft is recognized as a Designated Specialist in Investigative and Forensic Accounting by the Canadian Institute of Chartered Accountants. Mr. Kraft is a retired senior partner of the Toronto, Canada accounting firm Kraft, Berger LLP, Chartered Accountants and now serves as a consultant to that firm. He is also a principal in Kraft Yabrov Valuations Inc. Mr. Kraft is a member of the Canadian Institute of Chartered Business Valuators, the Association of Certified Fraud Examiners and the American Society of Appraisers. Mr. Kraft has served as a director of Agnico-Eagle Mines Limited (a gold mining company traded on the Toronto Stock Exchange (TSX:AEM) and the New York Stock Exchange (NYSE:AEM)) since March 12, 1992, and is also a director of Canadian Shield Recourses Inc. (a mining exploration company traded on the TSX Venture Exchange), St. Andrews Goldfields Limited (a mining exploration company listed on the Toronto Stock Exchange (TSX:SAS)). Mr. Kraft also served as a director of Kaboose Inc.

Mr. Kraft brings years of financial experience and expertise to the Board. He also has extensive public company board experience.

Family relationships

Jason DeZwirek is Phillip DeZwirek’s son. There are no other family relationships between any two or more of our directors or executive officers.

CORPORATE GOVERNANCE MATTERS

Board of directors

Our Board of Directors consists of directors Phillip DeZwirek, Stephen Pudles, Jason DeZwirek, Donald Wright, Jonathan Pollack, Arthur Cape and Bernard Kraft. Each director is subject to election at each annual meeting of stockholders. Each of Arthur Cape, Bernard Kraft, and Donald A. Wright qualify as “independent” in accordance with the published listing requirements of NYSE Amex LLC (“AMEX”) (formerly, NYSE Alternext U.S. LLC and, prior thereto, America Stock Exchange LLC). The AMEX independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees

Audit Committee

The Company has a separately designated Audit Committee, as defined in §3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The primary purpose of the Audit Committee of the Board of Directors is to assist the Board of Directors of the Company in fulfilling its responsibility to oversee the integrity of the financial statements of the Company and the Company’s compliance with legal and regulatory requirements, by overseeing and reviewing (i) the financial reports and other financial information, such as earnings press releases, provided by the Company to any governmental or regulatory body, the public or other users thereof, (ii) the Company’s system of internal accounting and financial controls, (iii) the engagement of the Company’s independent registered public accounting firm, and (iv) the annual independent audit of the Company’s financial statements.

The members of the Audit Committee are Directors Bernard Kraft, Chairman, Arthur Cape, and Donald Wright, each of whom has been determined to be independent under AMEX listing standards. The Board has determined that Bernard Kraft is an audit committee financial expert as defined in Section (d)(5) of Item 407 of Regulation S-K.

Compensation Committee

The members of our Compensation Committee are Directors Donald Wright, Chairman, and Bernard Kraft. The Board of Directors has determined that each of them is independent under AMEX listing standards.

Nomination Committee

The Company does not have a standing nominating committee. Instead, nominations for the election of directors have been handled by the full board, which permits all directors to participate in the process. Directors Phillip DeZwirek, Stephen Pudles, Jason DeZwirek, and Jonathan Pollack are not considered independent under the AMEX listing standards.

EXECUTIVE COMPENSATION

Compensation Policies and Procedures

Throughout this prospectus, the individuals included in the Summary Compensation Table below are referred to as the “named executive officers.”

Overview of Compensation Program

The Compensation Committee oversees our compensation programs, with particular attention to the compensation for our chief executive officer, president and the other named executive officers. It is the responsibility of the Compensation Committee to review and approve or, as the case may be, recommend to the Board of Directors for approval, changes to our compensation policies and benefits programs, to recommend and approve stock-based awards to named executive officers, and to otherwise ensure that the Company’s compensation philosophy is consistent with the best interests of the Company and its stockholders and is properly implemented and monitored.

The day-to-day administration of savings plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by our human resources and finance department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.

The Compensation Committee of the Company was formed on June 20, 2007. The Compensation Committee consists of two directors, Donald Wright, Chairman and since September 4, 2009, Bernard Kraft.

Compensation Philosophy

The goal of our executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time attracting, motivating and retaining key employees. To achieve this goal, the Company’s named executive officers are offered compensation opportunities that are linked to the Company’s financial performance and to individual performance and contributions to the Company’s success.

To achieve this goal, the Compensation Committee focuses on the following considerations:

•

An emphasis on rewarding our named executive officers with total compensation (including cash and stock options) at competitive market levels, based on each executive’s experience, skills and individual performance; and

•

An appropriate mix of short-term (salary) and long-term compensation (stock options), which facilitates retention of talented executives and balances short-term and long-term financial goals and behaviors within the Company.

The primary components of the Company’s executive compensation program for its named executive officers have been: (a) base salaries, (b) bonuses, and (c) long-term incentive opportunities in the form of stock options.

Compensation Components

For fiscal 2010, the Company primarily used three types of compensation in paying its key executives: base salaries, bonuses, and options.

Base Salary

In setting base pay for the Company’s key executives, the Compensation Committee or the Chief Executive Officer reviews the following quantitative and qualitative factors: Company performance, the executive’s individual performance and scope of responsibility, competitive market pay information and practices, internal equity and other considerations. Effective February 1, 2010, the Compensation Committee increased Mr. Pudles base salary to $325,000 and Mr. Mannarino’s base salary to $200,000.

The Compensation Committee believes that an executive’s base salary should be targeted at market competitive levels while rewarding outstanding performance with above-average total compensation. Base salaries for executives are reviewed annually, and are adjusted from time to time based on a review of market data and individual executive performance.

Cash Bonuses

Cash bonuses have not historically played a significant part in the compensation of the Company’s executives. However, Stephen Pudles and our former Chief Technology Officer, Martin Moskovits, under their respective employment agreements, are or were entitled to cash bonuses based on the achievement of performance goals, subject, with respect to Dr. Moskovits, to the discretion of the Board. The specific milestones are to be set by the Board in consultation with the respective officers. For fiscal 2009 and 2010, no specific benchmarks were established, and the bonuses were in the discretion of the Compensation Committee. For fiscal year 2009, the Compensation Committee granted $132,500, $20,000 and $30,000 in cash bonuses to Mr. Pudles, Dr. Moskovits and Mr. Mannarino, respectively. The bonuses were determined based on overall performance of each of the officers. The bonuses for 2010 have not yet been determined.

Long-term Incentives

Stock-based compensation has also been an element of the Company’s compensation program for its key executives. The Company’s 2006 Equity Incentive Plan was adopted by the Board and approved by our stockholders on October 19, 2007. The purpose of the plan is to allow the Company to grant options to purchase shares of the Company’s common stock or to grant restricted stock or bonus stock awards. The Compensation Committee determines in its sole discretion, subject to the terms and conditions of the plan, the size of a particular award of an option based upon its subjective assessment of an individual’s performance, responsibility and functions and how this performance may have contributed, or is expected to contribute, to the Company’s performance. Although the Company has not granted restricted stock or stock bonuses, similar considerations would go into the award of restricted stock or stock bonuses.

We believe awards pursuant to the Company’s 2006 Equity Incentive Plan align the interests of management with those of the Company’s stockholders by emphasizing long-term stock ownership and increases in stockholder value. Management will benefit under such plan only if the other stockholders of the Company also benefit. The purpose of the plan is to encourage executives and others to acquire a proprietary interest in the Company, thereby further stimulating their active interest in the development and financial success of the Company.

On August 5, 2009, the Compensation Committee granted 498,109 options to Mr. Pudles and 200,000 options to Mr. Mannarino. Such options vest in five equal annual installments.

Mr. Phillip DeZwirek, our Chairman, has been historically compensated by the Company almost exclusively with option-like warrants to strongly align his interests with the creation of stockholder equity value. While this creates a high deal of risk on Mr. DeZwirek’s compensation, it only rewards him for growth of the Company and increases in its equity value and thereby providing strong long term growth incentives without a cash drain on the Company. No new options were granted Mr. DeZwirek during the 2010 fiscal year.

Perquisites and Other Personal Benefits

The Company provides certain named executive officers with certain perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include car allowances and payment of life insurance premiums.

API Electronics, one of our subsidiaries, sponsors a 401(k) retirement plan for our U.S. employees. Pursuant to this plan, the Company matches contributions each pay period at 50% of the employees contributions up to 3% of an employee’s compensation. Mr. Mills, our former President, participated in the 401(k) plan on the same terms as the rest of our U.S. employees.

Attributed costs of the perquisites described above for the named executive officers for fiscal 2009 and 2008 are included in column “All Other Compensation” of the Summary Compensation Table in the Executive Compensation section.

Role of Executive Officers in Compensation Decisions

Based on the foregoing objectives, the Compensation Committee structures the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate the named executive officers to achieve the business goals set by the Company and to reward the named executive officers for achieving such goals. The Compensation Committee from time to time will rely upon recommendations made by the Company’s management, and in particular, the Chairman and the Chief Executive Officer, regarding compensation for named executive officers, except that the chief executive officer does not participate in the determination of his compensation. The Compensation Committee will review and approve, or, if the situation warrants, will recommend to the full Board of Directors for approval, all new executive compensation programs, including those for the named executive officers. The Chief Executive Officer and such other executives as the Chief Executive Officer deems appropriate annually review the performance of each of the named executive officers of the Company (other than the chief executive officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual cash performance and stock-based award amounts, are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to named executive officers.

Risk Considerations in our Compensation Program

We generally structure the compensation of management to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so executives do not feel pressured to focus exclusively on short term gains, or annual stock price performance which may be to the detriment of long term appreciation and other business metrics. The variable (cash bonus and stock option awards) portion of compensation is designed to reward both individual performance and overall corporate performance. For individual performance, bonuses are qualitatively determined by the Compensation Committee. Stock options will reward the recipient only if improved overall corporate performance is reflected in the public stock price. We believe that the variable components of compensation are sufficient to motivate executives to produce superior short and long terms corporate results while the fixed element is also sufficient that executives are not encouraged to take unnecessary or excessive risks in doing so.

Summary Compensation Table for Fiscal Year 2010 and 2009

The following table summarizes the total compensation paid to or earned by each named executive officer for the fiscal years ended May 31, 2010 and May 31, 2009.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	All Other Compensation ($)		Total ($)

Stephen Pudles Chief Executive Officer (PEO)	2010	284,615		712,296	17,050	(3)	1,013,961
	2009	265,000	132,500	—	4,397		401,897

Jonathan Pollack (4) Executive Vice President	2010	176,178	—	786,500	6,250		968,928
	2009		—	—	25,000		25,000

Claudio Mannarino Chief Financial Officer	2010	166,346	—	286,000	2,143	(5)	454,489
	2009	115,192	30,000	—	2,271		147,463

Martin Moskovits (6) Former Chief Technology Officer	2010	324,519	—	—	101,875	(7)	426,394
	2009	375,000	200,000	—	3,647		398,647

(1)	The bonuses, if any, are not determinable as of the most recent practicable date. It is expected that the bonuses will be determined on or before July 31, 2010, at which time such amounts will be disclosed in a filing under Item 5.02(f) of Form 8-K.

(2)	Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. See Note 15 to our consolidated financial statements for the year ended May 31, 2009 included in this prospectus for the relevant assumptions used to determine the valuation of our option awards.
(3)	Includes 401(k) contribution and car allowance.
(4)	Mr. Pollack became Executive Vice President on September 1, 2009. He has served as a director since June 2007. The compensation amounts listed in the column Option Awards and the amounts listed in the column All Other Compensation represent options and director fees Mr. Pollack received for his services as a director. Mr. Pollack performs his services as Executive Vice President pursuant to a Consulting Agreement between the Company and JMP Fam Holdings Inc., and the amount listed under Salary is the amount of the consulting fees paid under Consulting Agreement. The amounts paid under the Consulting Agreement are paid in Canadian dollars. The rate and methodology in converting the amounts paid to U.S. currency is determined by using the average conversion rate during the fiscal year reported.
(5)	Includes car allowance.
(6)	Dr. Moskovits resigned as Chief Technology Officer effective April 2, 2010.
(7)	Includes $100,000 in severance fees and car allowance.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information regarding unexercised stock options for each named executive officer as of the end of fiscal year 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Stephen Pudles	499,407 199,763	249,70 299,64	3(1) 4(2)	1.3875 1.3875	4/22/2018 4/22/2018
		498,10	9(3)	1.43	8/04/2019

Martin Moskovits	33,333 140,000 60,000			1.5075 1.5075 1.5075	3/14/2011 10/02/2010 10/02/2010

Claudio Mannarino	15,000	10,00	0(4)	1.4643	12/27/2016
		200,00	0(3)	1.43	8/04/2019

Jonathan Pollack	5,555	2,77	8(5)	4.035	6/20/2017
		500,00	0(6)	1.43	8/04/2019

(1)	Options become exercisable on April 22, 2011.
(2)	Options become exercisable in three equal installments commencing April 22, 2011.
(3)	Options became exercisable on five equal installments commencing August 5, 2010.
(4)	Options become exercisable in two equal installments commencing December 27, 2010.
(5)	Options become exercisable on June 21, 2010.
(6)	Options become exercisable in three equal installments commencing on August 5, 2010.

Narrative Disclosure to Summary Compensation Table

Stephen Pudles

Mr. Pudles assumed the position of our Chief Executive Officer in April 2008. He has a written employment agreement that provides for a base salary of $265,000, with potential increases. Effective February 1, 2010, the Compensation Committee increased his base salary to $325,000. His employment agreement also provides, commencing with the fiscal year ending May 31, 2009, for an annual bonus based on achievement of annual EBITDA targets and other performance targets, as determined by the Board of Directors in consultation with Mr. Pudles. If the Company achieves 100% of the bonus targets, the annual bonus will equal 50% of Mr. Pudles’ base salary, and if the Company achieves in excess of 100% of the targets, the Board will determine what adjustments, if any, will be made to the annual bonus. The performance targets for fiscal year 2009 were not established, however, the Compensation Committee determined, in its discretion, that due to Mr. Pudles’ performance, he was entitled to a $132,500 cash bonus, an amount equal to 50% of his base salary.

Under the employment agreement, either party may terminate the agreement for any reason, provided Mr. Pudles must provide at least 60 days advance notice of resignation. However, if the agreement is terminated by the Company without cause, Mr. Pudles is entitled to receive twelve months of continuing salary if such termination occurs after the first year of employment but on or before the fourth anniversary date of his employment and eighteen months of continuing salary if such termination occurs after the fourth year of his employment. If Mr. Pudles terminates his employment due to death or disability, he is entitled to three months of continuing salary.

Mr. Pudles is subject to a non-compete under his employment agreement, which will survive termination of his employment for the shorter of two years or the time over which he receives severance pay.

In April 2008, Mr. Pudles was granted options to purchase 1,248,517 shares of common stock, 499,407 of which were to be performance based and 749,110 of which vest in three equal annual installments commencing on April 22, 2009. On August 5, 2009, the Compensation Committee and the Board of Directors determined that the option grant as to the 499,407 options that were to be performance based will vest in five equal installments, commencing on April 22, 2009. All such options have an exercise price of $1.3875 per share.

On August 5, 2009, in acknowledgement of his service to the Company, and to further provide incentive compensation, the Compensation Committee granted Mr. Pudles options to purchase 498,109 shares of common stock. Such options vest equally over a five year period beginning April 5, 2010 and have an exercise price of $1.43 per share.

The Company believes that the strong equity incentive program for Mr. Pudles is beneficial to the Company because it strongly aligns Mr. Pudles interests with the Company’s and its stockholders. The Company also believes that the salary paid to Mr. Pudles is market rate given his level of experience and his skill set.

Jonathan Pollack

Mr. Pollack became Executive Vice President in September, 2009. There is a written consulting agreement between API and JMP Fam Holdings Inc., (“Consultant”), through which Mr. Pollack provides services. The Consulting Agreement provides for an annual fee to be paid to Consultant of Cnd $250,000, plus GST, and for a bonus, in the discretion of Board, of up to Cnd $100,000, plus GST. The term of the Consulting Agreement is one year and is renewable upon the mutual agreement of the parties. Either party may terminate the Consulting Agreement upon four weeks prior notice. However, if the Consulting Agreement is terminated by the Company without cause, the Consultant is entitled to severance of one year of the base fee, plus the maximum amount of the bonus.

If there is a change in control of the Company and Consultant resigns or is terminated by the Company without cause within six months of the change in control, the Consultant will receive a termination payment equal to one year of the base fee, plus the maximum annual bonus, and all unvested options of the 550,000 options granted August 5, 2009 will vest.

Mr. Pollack is subject to a non-compete under the Consulting Agreement, which will survive termination of the engagement for the shorter of two years or the time over which severance pay is being paid.

Claudio Mannarino

Mr. Mannarino does not have a written employment agreement with the Company. Effective February 1, 2010, the Compensation Committee increased his base salary to $200,000 from $115,192. Mr. Mannarino is also eligible for bonuses in the sole discretion of the Compensation Committee, which determined that he should receive a $30,000 bonus for fiscal 2009. On August 5, 2009, the Compensation Committee, as additional incentive compensation, granted Mr. Mannarino options to purchase 200,000 shares of common stock. Such options vest equally over a five year period beginning April 5, 2010 and have an exercise price of $1.43 per share.

Martin Moskovits

Dr. Moskovits resigned April 2, 2010. In connection with Dr. Moskovits’ resignation, we entered into an agreement pursuant to which we agreed to pay Dr. Moskovits a lump sum severance payment of $100,000. We also agreed to a three month extension of the expiration date of 200,000 options to purchase shares of common stock held by Dr. Moskovits. Those options will expire six months after the effective date of his resignation instead of three months, as provided in the original option agreements.

Dr. Moskovits is subject to a non-compete under his employment agreement, which survives the termination of his employment for the longer of one year or the time over which he receives severance pay.

Dr. Moskovits had a written employment agreement and commenced employment with the Company on May 1, 2007 with a base salary of $375,000 per year. His employment agreement also provided for an annual bonus and that a portion of the bonus will be based on the Company’s achievement of specified performance milestones. The performance targets for fiscal year 2009 were not established, however, the Compensation Committee determined that due to Dr. Moskovits’ performance, he was entitled to a $20,000 cash bonus.

Director Compensation for Fiscal Year 2010

The following table provides information for the fiscal year ending May 31, 2010 of the cash and other compensation for directors who are not named executive officers and who served during the 2010 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1),(2) ($)	All Other Compensation ($)		Total ($)
Arthur Cape	10,000	14,300	—		24,300
Jason DeZwirek	—	—	97,18	8(3)	97,188
Phillip DeZwirek	—	—	9,28	7(4)	9,287
Bernard Kraft	18,750				18,750
Donald Wright	15,000	14,300	—		29,300

(1)	Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. See Note 15 to our consolidated financial statements for the year ended May 31, 2009 included in this prospectus for the relevant assumptions used to determine the valuation of our option awards.
(2)	The directors had options to purchase the following shares of common stock outstanding at the end of fiscal 2010: Mr. Cape: 8,333 shares, 5,555 of which were vested; Mr. Phillip DeZwirek: 833,334, all of which were vested; Mr. Jason DeZwirek: 833,334, all of which were vested; and Mr. Wright: 8,333 shares, all of which were vested.
(3)	Includes $90,304 of consulting fees and $6,884 of life insurance premiums.
(4)	Includes life insurance premiums and car allowance.

We pay each of our independent directors $10,000 a year, payable quarterly, to serve as directors of the Company. Additionally, the Chairman of the Audit Committee receives $15,000 and the Chairman of the Compensation Committee of the Company receives $5,000 per year. Such additional sums are also payable quarterly. Because Mr. Kraft was audit committee chairman for a portion of fiscal 2010, he received a pro rata amount of the $15,000 Chairman fee. On August 5, 2009, the Company granted to Mr. Pollack, Mr. Cape and Mr. Wright options to purchase 550,000, 10,000, and 10,000, respectively, shares of the common stock of the Company for an exercise price of $1.43 per share. Mr. Pollack’s options vest over a three year period and Mr. Cape and Mr. Wright’s options vest over a five year period.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since June 1, 2008, the following transactions have occurred in which persons who, at the time of such transactions, were directors, officers or owners of more than 5% of our common stock, had a direct or indirect material interest.

API is a party to an oral agreement with Icarus Investment Corp., an Ontario corporation, (“Icarus Ontario”), a shareholder of the Company that is controlled by Jason DeZwirek, Secretary and a director of the Company, and Phillip DeZwirek, the Chairman, Treasurer and a director of the Company. The agreement, which renews annually, provides that Icarus Ontario will provide executive office space, office equipment and supplies, telecommunications, personnel and management services to the Company for an annual fee of $170,000 (plus certain expenses). During the years ended May 31, 2010 and May 31, 2009, the Company paid Icarus Ontario $186,857 and $187,906, respectively, for such services.

The bank debt of API was guaranteed by Thomas W. Mills, the former President and a former director of the Company until January 2009. Mr. Mills resigned as President as of March 19, 2009 and ceased being a director on November 6, 2008.

During the 2010 and 2009 fiscal years, the Company paid Jason DeZwirek, a director and the Secretary of the Company, $90,304 and $83,038, respectively, in consulting fees.

API conducted a private placement offering of shares of its common stock in 2008 for the purchase price of $0.75 per share of common stock. In April and May of 2008, several of our officers and directors purchased shares in the offering. Jonathan Pollack (a director), purchased 66,667 shares for $50,000, Peggy DeZwirek, wife of Phillip DeZwirek (our Chairman, Treasurer and a director), purchased 66,667 shares for $50,000, Stephen Pudles (our Chief Executive Officer) purchased 133,334 for $100,000, Icarus Delaware (controlled by Phillip DeZwirek and Jason DeZwirek) purchased 783,334 shares for $587,500, Jason DeZwirek (our Secretary and a director) purchased 783,334 shares for $587,500, and Martin Moskovits (our then Chief Technology Officer) purchased 26,667 shares for $20,000.

On June 23, 2009, API issued $3,650,000 of secured convertible promissory notes (the “Notes”) to a group of investors. The investors included Jason DeZwirek, who purchased $700,000 of the Notes, Jonathan Pollack, who purchased $50,000 of the Notes, and Icarus Ontario, which purchased $700,000 of the Notes. The Notes are convertible into shares of our common stock at a price of $0.75 per share at any time. The Notes are due on June 23, 2012 and accrue interest at the rate of 12% per annum, payable quarterly. The Notes are secured by the personal property of the Company and its subsidiaries. The proceeds were used to purchase rights in and to certain loan documents related to Cryptek Technologies Inc., the assets of which the Company subsequently acquired.

On December 21, 2009, the Note and Security Agreement between API and the holders of the Notes was amended (the “First Amendment”). In consideration of the holders of the Notes entering into the First Amendment, API agreed to issue warrants (the “December Warrants”) to purchase approximately 250,000 shares of the common stock of the Company, pro rata among the Note holders, at an exercise price of $1.27 per share. The December Warrants expire June 23, 2012. Mr. Jason DeZwirek, Mr. Pollack and Icarus Ontario received 47,945, 3,424, and 47,945, respectively, of the December Warrants.

On January 20, 2010 and January 22, 2010, API conducted a private placement of $20,000,000 of Secured Promissory Notes (“Secured Notes”) and warrants to purchase 3,571,447 shares of common stock (“Warrants”) of API to various investors including Icarus Ontario ($2,500,000 Secured Note, 446,429 Warrants), DAJJ Family Trust, an affiliate of Mr. Jason DeZwirek ($2,000,000 Secured Note, 357,143 Warrants), Maxchar Family Trust, an affiliate of Mr. Pollack ($250,000 Secured Note, 44,643 Warrants), Mr. Kraft ($150,000 Secured Note, 26,786 Warrants), Mr. Mannarino ($50,000 Secured Note, 8,929 Warrants), Mr. Pudles ($100,000 Secured Note, 17,858 Warrants), and Mr. Wright ($100,000 Secured Note, 17,858 Warrants). The Secured Notes are due three years from issuance. Interest accrues at an annual rate of 15% per annum and is payable in arrears each calendar quarter. The entire principal balance and all accrued and unpaid interest on the Secured Notes is payable upon maturity. API can elect to prepay all or a portion of the Secured Notes anytime. If API elects to prepay in the first year, it must pay the investor interest that would have accrued on such prepaid amount from and after the prepayment date to January 20, 2011. Otherwise, API must pay the investor an additional 2% of the prepaid amount. The Secured Notes are secured by the assets of API and its subsidiaries pursuant to security agreements, excluding real estate. The security interests of the Secured Notes are subordinate to (1) working capital loans and (2) securities interests granted in connection with any acquisition by API of other companies, lines of businesses or assets, or the financing thereof. The Warrants have an exercise price of $1.40 per share and expire in five years. The number of shares of common stock that can be purchased upon the exercise of the Warrants and the exercise price of the Warrants are subject to customary anti-dilution provisions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

The financial statements of the Company for the fiscal years ended May 31, 2009 and 2008 have been included in this prospectus in reliance upon the report of WithumBrown+Smith, PC, independent registered public accounting firm. The financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cryptek, Inc. for the fiscal years ended December 31, 2008 and 2007 have been included in this prospectus in reliance upon the report of Grant Thornton LLP, an independent public accounting firm, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Kuchera Defense Systems, Inc. as of and for the fiscal years ended June 30, 2009 and 2008 and KII, Inc. as of and for the fiscal years ended December 31, 2009 and 2008 have been included in this Prospectus in reliance upon the report of WithumBrown+Smith, PC, independent public accounting firm. The financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered in this Prospectus is being passed upon for us by Barnes & Thornburg LLP, Chicago, Illinois 60606.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room as 100 F Street, NE, Washington, DC 20549 on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file reports with the SEC electronically. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically, including the Company, with the SEC. The address for the SEC web site is www.sec.gov. Our SEC filings are also available on our corporate website, www.apitechnologies.com.

API Technologies Corp.

Consolidated Financial Statements for Years Ended May 31, 2009 and 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

API Nanotronics Corp.

We have audited the consolidated balance sheets of API Nanotronics Corp. as of May 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of API Nanotronics Corp. as of May 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the provision of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”) as of June 1, 2007.

/s/ WithumSmith+Brown, PC

New Brunswick, New Jersey

August 27, 2009

API NANOTRONICS CORP.

Consolidated Balance Sheets

	May 31, 2009	May 31, 2008
Assets
Current
Cash and cash equivalents	$2,429,928	$2,667,109
Marketable securities, at fair value	129,085	461,806
Accounts receivable, less allowance for doubtful accounts of $85,152 and $69,576 at May 31, 2009 and 2008, respectively	3,651,665	4,544,860
Inventories, net (note 2)	5,888,435	7,353,596
Deferred income taxes	186,630	790,906
Prepaid expenses and other current assets	319,237	355,044

	12,604,980	16,173,321
Fixed assets, net	5,807,057	10,174,021
Fixed assets held for sale (note 2)	2,493,986	—
Deferred income taxes	627,160	571,109
Goodwill	1,130,906	1,130,906
Intangible assets, net	1,489,221	1,469,939

	$24,153,310	$29,519,296

Liabilities and Shareholders’ Equity
Current
Short term borrowings	$—	$310,458
Accounts payable and accrued expenses	4,008,566	3,867,449
Deferred revenue	228,734	—
Deferred income taxes	24,922	39,865
Current portion of long-term debt	89,748	113,851
Current portion of capital leases payable	6,548	6,539

	4,358,518	4,338,162
Deferred income taxes	788,844	1,230,573
Capital leases payable, net of current portion	12,159	18,706

	5,159,521	5,587,441

Shareholders’ equity
Common stock, ($0.001 par value, 100,000,000 authorized shares, 31,753,865 and 32,466,224 shares issued and outstanding at May 31, 2009 and 2008, respectively)	31,754	32,467
Special voting stock ($0.001 par value, 1 share authorized, issued and outstanding at May 31, 2009 and 2008)	—	—
Additional paid-in capital	35,179,191	34,470,100
Subscription receivable—common stock	—	(1,550,000)
Accumulated deficit	(16,462,414)	(10,017,877)
Accumulated other comprehensive income:
Currency translation adjustment	141,677	621,174
Unrealized gain on marketable securities, net of tax	103,581	375,991

Total accumulated other comprehensive income	245,258	997,165

	18,993,789	23,931,855

	$24,153,310	$29,519,296

The accompanying notes are an integral part of these consolidated financial statements.

API NANOTRONICS CORP.

Consolidated Statements of Operations

	Year ended May 31, 2009	Year ended May 31, 2008
Revenue, net	$25,737,397	$30,962,046
Cost of revenues	18,762,860	22,669,311
Restructuring charges (note 21)	876,141	—
Provision for obsolete and slow moving inventory (note 2)	22,488	2,819,263

Total cost of revenues	19,661,489	25,488,574

Gross profit	6,075,908	5,473,472

Operating expenses
General and administrative	6,293,341	6,109,725
Restructuring charges (note 21)	200,000	—
Research and development	4,231,994	3,453,860
Selling expenses	2,162,829	2,412,618

	12,888,164	11,976,203

Operating loss	(6,812,256)	(6,502,731)
Other (income) expenses
Interest (income) expense, net	(47,166)	343,245
Gain on foreign currency transactions, net	(424,861)	(64,234)

	(472,027)	279,011

Loss before income taxes	(6,340,229)	(6,781,742)
Provision for (benefit from) income taxes	104,308	(215,632)

Net loss	$(6,444,537)	$(6,566,110)

Loss per share—Basic	$(0.19)	$(0.26)

Loss per share—Diluted	$(0.19)	$(0.26)

Weighted average shares outstanding
Basic	34,816,989	24,842,847
Diluted	34,816,989	24,842,847

The accompanying notes are an integral part of these consolidated financial statements.

API NANOTRONICS CORP.

Consolidated Statements of Changes in Shareholders’ Equity

	Common stock-number of shares	Common stock amount	Additional paid-in capital	Subscription receivable— common stock	Accumulated deficit	Accumulated other comprehensive income	Total stockholders’ equity
Balance at May 31, 2007	21,664,924	$21,665	$24,240,309	$—	$(3,451,767)	$1,169,260	$21,979,467
Stock exchanged for subsidiary exchangeable shares and stock subject to issuance in connection with plan of arrangement (see Note 14)	1,300	2	(2)	—	—	—	—
Stock based compensation expense	—	—	940,593	—	—	—	940,593
Common stock issued	10,800,000	10,800	9,289,200	(1,550,000)	—	—	7,750,000
Net loss for the period	—	—	—	—	(6,566,110)	—	(6,566,110)
Foreign currency translation adjustment	—	—	—	—	—	(163,670)	(163,670)
Unrealized gain (loss) on marketable securities—net of taxes	—	—	—	—	—	(8,425)	(8,425)

Total comprehensive loss	—	—	—	—			(6,738,205)

Balance at May 31, 2008	32,466,224	$32,467	$34,470,100	$(1,550,000)	$(10,017,877)	$997,165	$23,931,855

API NANOTRONICS CORP.

Consolidated Statements of Changes in Shareholders’ Equity—continued

	Common stock-number of shares	Common stock amount	Additional paid-in capital	Subscription receivable— common Stock	Accumulated deficit	Accumulated other comprehensive income	Total stockholders’ equity
Balance at May 31, 2008	32,466,224	$32,467	$34,470,100	$(1,550,000)	$(10,017,877)	$997,165	$23,931,855
Stock exchanged for subsidiary exchangeable shares and stock subject to issuance in connection with plan of arrangement (see Note 14)	463	—	—	—	—	—	—
Stock-based compensation expense	—	—	918,081	—	—	—	918,081
Share repurchase	(712,822)	(713)	(208,990)	—	—	—	(209,703)
Stock subscription received	—	—	—	1,550,000	—	—	1,550,000
Net loss for the period	—	—	—	—	(6,444,537)	—	(6,444,537)
Foreign currency translation adjustment	—	—	—	—	—	(479,497)	(479,497)
Unrealized (loss) on marketable securities—net of taxes	—	—	—	—	—	(272,410)	(272,410)

Total comprehensive loss							(7,196,444)

Balance at May 31, 2009	31,753,865	$31,754	$35,179,191	$—	$(16,462,414)	$245,258	$18,993,789

The accompanying notes are an integral part of these consolidated financial statements.

API NANOTRONICS CORP.

Consolidated Statements of Cash Flows

	Years ended May 31,
	2009	2008
Cash flows from operating activities
Net loss	$(6,444,537)	$(6,566,110)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,329,264	1,196,440
Provision for inventory reserve	22,488	2,819,263
Write down of fixed assets	212,959	—
Stock based compensation	918,081	940,593
Loss on sale of assets	263,468	—
Deferred income taxes (benefit)	66,627	(189,458)
Changes in operating assets and liabilities
Accounts receivable	761,648	(835,158)
Inventories	1,299,368	188,010
Prepaid expenses and other current assets	203,274	132,590
Accounts payable and accrued expenses	202,365	832,463
Deferred revenue	228,734	—

Net cash used by operating activities	(936,261)	(1,481,367)
Cash flows from investing activities
Purchase of fixed assets	(396,877)	(798,705)
Purchase of patents	(366,989)	(962,300)
Proceeds from sale of fixed assets (note 2)	785,742	—
Asset acquisitions	—	(4,045,671)
Proceeds from life insurance	—	134,164

Net cash provided (used) by investing activities	21,876	(5,672,512)
Cash flows from financing activities
Proceeds from issuance of common shares and share application	1,550,000	7,750,000
Repurchase of common shares	(209,703)	—
Short term borrowings advances (repayments), net	(310,458)	(337,762)
Repayment of obligations—capital lease	(6,539)	(8,164)
Repayment of long term debt	(24,596)	(4,357,564)
Net proceeds—long-term debt, related party	—	4,000,000

Net cash provided by financing activities	998,704	7,046,510
Effect of exchange rate on cash and cash equivalents	(321,500)	(502,990)

Net decrease in cash and cash equivalents	(237,181)	(610,359)
Cash and cash equivalents, beginning of year	2,667,109	3,277,468

Cash and cash equivalents, end of year	$2,429,928	$2,667,109

The accompanying notes are an integral part of these consolidated financial statements.

API Nanotronics Corp.

Notes to Consolidated Financial Statements

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

The accompanying audited consolidated financial statements have been prepared in accordance with the requirements of Form 10-K and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “Commission”) and include the results of API Nanotronics Corp. (“API Nanotronics”), formerly known as Rubincon Ventures Inc., and API Electronics Group Corp., API Electronics, Inc., the National Hybrid Group (consisting of National Hybrid, Inc. and Pace Technology, Inc.), the Filtran Group (consisting of Filtran Limited and Filtran Inc.), TM Systems II Inc., Keytronics, Inc., and API Nanofabrication and Research Corporation, its wholly-owned subsidiaries (the “Subsidiaries”), which are collectively referred to as the “Company.”

The Company designs and manufactures high reliability engineered solutions, systems, subsystems, semiconductor and microelectronics circuits for military, aerospace and commercial applications. The Company, through the July 7, 2009 acquisition (see Note 23), has expanded its manufacturing and design of military products to include ruggedized computer products, network security appliances, TEMPEST Emanation prevention products, filters, transformers, inductors, high-performance microcircuits, custom hybrid microcircuits and custom power supplies for land and amphibious combat systems, mission critical information systems and technologies, shipbuilding and marine systems, and business aviation. The Company continues to position itself as a total engineered Solution provider to various world governments, as well as military, defense, avionics and homeland security contractors.

On September 19, 2008, API Nanotronics effected a 1-for-15 reverse stock split of its common stock. Since retained earnings were in a deficit position, the stock’s par value was capitalized from additional paid-in capital. Each stockholder of record at the close of business on September 19, 2008 received one share for every fifteen outstanding shares held on that date. All the references to number of shares presented in these consolidated financial statements have been adjusted to reflect the post reverse split number of shares.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of API Nanotronics, together with its wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, bank balances and investments in money market instruments with original maturities of three months or less.

Marketable Securities

On June 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. The adoption of this pronouncement did not have a material impact on our consolidated results of operations or financial position (see Note 5).

The Company’s investments in marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value using a market participant approach, with any unrealized holding gains

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

and losses, net of income taxes, reported as a component of accumulated other comprehensive income (loss). Marketable equity and debt securities available for sale are classified in the consolidated balance sheets as current assets.

The cost of each specific security sold is used to compute realized gains or losses on the sale of securities available for sale.

Inventory

Inventories, which include materials, labor, and manufacturing overhead, are stated at the lower of cost (first-in, first-out basis) or net realizable value. At May 31, 2009 and May 31, 2008 the Company performed an analysis of our inventory at each operating division, based on assumptions about future demand, product mix and possible alternative uses. Each analysis concluded that: (i) an adjustment should be recorded for any inventory item that had not been moved for the last 12 months, and (ii) an adjustment should be recorded for any item in our inventory that did not have a current order outstanding or any item that we identified as not being expected to be sold over the next 12 months based on the information we had at the time. The Company will continue to periodically review and analyze our inventory management systems, and conduct inventory impairment testing annually. At May 31, 2009 and May 31, 2008 inventory reserve for obsolete and slow moving inventory was approximately $2,378,000 and $2,819,000, respectively.

Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation and are depreciated using the following methods over the following periods:

Straight line basis
Buildings and buildings and leasehold improvements	20 years
Computer equipment	3 years
Furniture and fixtures	5 years
Machinery and equipment	5 to 10 years
Vehicles	3 years

Betterments are capitalized and amortized by the Company, using the same amortization basis as the underlying assets over the remaining useful life of the original asset. Betterments will include renovations, major repairs and upgrades that will increase the service of a fixed asset and extend the useful life. Gains and losses on depreciable assets retired or sold are recognized in the consolidated statements of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred. As of May 31, 2009, of the $2,566,000 of fixed assets acquired in conjunction with the National Hybrid Group acquisition in 2007, approximately $1,796,000 was placed into service and approximately $770,000 was sold during the twelve months ended May 31, 2009.

Fixed Assets Held for Sale

Assets held for sale have been classified as held for sale in the consolidated balance sheets at May 31, 2009. The Company estimated the fair value of the net assets to be sold at approximately $2,500,000 based upon preliminary sales negotiations. The amount reflects a $200,000 impairment charge taken during the year ended May 31, 2009 (see Note 21).

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from business acquisitions accounted for under the purchase method. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), goodwill and intangible assets with indefinite lives are not amortized but are subject to impairment by applying a fair value based test.

The goodwill recorded on our consolidated financial statements relates to the acquisition of the Filtran Group, which was completed in 2002. The Company performs goodwill impairment testing under the provisions of statement of Financial Accounting Standards no. 142, using the discounted future cash flows technique as provided by the FASB Concepts Statements No. 7, “Using Cash Flow Information and Present Value in Accounting Measurements.” When the carrying amount of the assets exceeds its fair value, the implied fair value of the goodwill is compared with the carrying amount to measure whether there is an impairment loss. The Company’s impairment test based on future cash flows significantly exceeded the carrying value of the assets each quarter, and the Company has determined there was no impairment in goodwill as of May 31, 2009 and May 31, 2008.

Intangible assets that have a finite life are amortized using the following basis over the following period:

Non-compete agreements	Straight line over 5 years
Customer contracts	Based on revenue earned on the contract
Computer software	3-5 years
Patents	15-20 years

Long Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and capital assets, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value. Management has determined there was an impairment of long-lived assets of approximately $200,000 related to the fixed assets held for sale as a result of the restructuring and recorded an impairment charge during the year ended May 31, 2009.

Income taxes

Income taxes are accounted for under SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial reporting and tax bases of assets and liabilities and available net operating loss carry forwards. A valuation allowance is established to reduce tax assets if it is more likely than not that all or some portions of such tax assets will not be realized.

The Company adopted the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109 as of June 1, 2007. FIN 48 clarifies the accounting for uncertainties in income taxes recognized in an enterprise’s financial statements. The interpretation requires that the Company determine whether it is more likely than not that a tax position will not be sustained upon examination by the appropriate taxing authority. If a tax position does not meet the more likely than not recognition criterion, FIN 48 requires that the tax position be measured at the largest amount of benefit greater than 50 percent not likely of being sustained upon ultimate settlement.

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

The Company’s valuation allowance was taken on the deferred tax assets of certain non-performing subsidiaries to provide for a reasonable provision, which in the Company’s estimation is more likely than not that all or some portions of such tax assets will not be realized. In determining the adequacy of the valuation allowance, we applied guidance pursuant to SFAS 109, including paragraphs 20 through 25, and considered such factors as (i) which subsidiaries were producing income and which subsidiaries were producing losses and (ii) temporary differences occurring from depreciation and amortization which we expect to increase the taxable income over future periods. In view of the current increase in losses we have provided for 100% valuation allowance resulting in no deferred tax assets on net basis. The position the Company takes on its deferred tax assets in the future may change, as it may be affected by the success or failure of our short-term strategies and overall global economic conditions.

Based on the Company’s evaluation, management has concluded that there are no significant uncertain tax positions requiring recognition in the consolidated financial statements or adjustments to deferred tax assets and related valuation allowance. Open tax years include the tax years ended May 31, 2009, 2008, 2007 and 2006.

The Company from time to time has been assessed interest or penalties by major tax jurisdictions, although such assessments historically have been minimal and immaterial to our financial results. If the Company receives an assessment for interest and/or penalties, it would be classified in the consolidated financial statements as general and administrative expense.

Revenue Recognition

Contract Revenue

Revenue from contracts is recognized using the percentage of completion method. The degree of completion is determined based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated for each contract. A provision is made for losses on contracts in progress when such losses first become known. Revisions in cost and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known.

Non-Contract Revenue

The Company recognizes non-contract revenue when it is realized or realizable and earned. The Company considers non-contract revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until products have been shipped and risk of loss and ownership has transferred to the client.

Deferred Revenue

The Company defers revenue when payment is received in advance of the service or product being shipped or delivered. At May 31, 2009 the Company had deferred revenues of $228,734, compared to $0 at May 31, 2008.

Warranty

The Company provides up to a one-year product defect warranty on various products from the date of sale. Historically, warranty costs have been nominal and have been within management’s expectations. The Company has accrued approximately $81,000 and $108,000, in warranty liability as of May 31, 2009 and May 31, 2008, respectively, which has been included in accounts payable and accrued expenses.

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

Research and Development

Research and development expenses are recorded when incurred.

Stock-Based Compensation

The Company follows SFAS 123R which revised SFAS 123 “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R requires that new, modified and unvested share-based payment transactions with employees, such as grants of stock options and restricted stock, be recognized in the financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. The Company has also considered the related guidance of the Security and Exchange Commission (“SEC”) included in Staff Accounting Bulletins (“SAB”) No. 107 and No. 110. The Company estimates the fair value of stock options as of the date of grant using the Black-Scholes pricing model and restricted stock based on the quoted market price. The Company also follows the guidance in EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” for equity instruments issued to consultants.

Financial Instruments

The fair values of financial instruments including cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and short-tem borrowings approximate their carrying values due to the short-term nature of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest rate, currency or credit risks arising from its financial instruments. Marketable securities are included at fair value. The recorded value of long-term debt approximates the fair value of the debt as the terms and rates approximate market rates.

The Company carries out a portion of transactions in foreign currencies included in the Company’s cash, marketable securities, accounts receivable, accounts payable and bank indebtedness with balances denominated in US dollars.

Foreign Currency Translation and Transactions

The Company’s functional currency is United States dollars and the consolidated financial statements are stated in United States dollars, “the reporting currency.” Integrated operations have been translated from Canadian dollars into United States dollars at the year-end exchange rate for monetary balance sheet items, the historical rate for non-monetary balance sheet items, and the average exchange rate for the year for revenues, expenses, gains and losses. Gains and losses from foreign currency transactions are included in the determination of net income or loss.

Accounting Estimates

The preparation of these consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting periods. By their nature, these estimates are subject to uncertainty and the effect on the consolidated financial statements of changes in such estimates in future periods could be material.

Significant estimates made by the Company includes a provision for both excess and obsolete inventory when write-downs or write-offs are identified. The inventory valuation is based upon assumptions about future demand, product mix and possible alternative uses.

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

Receivables and Credit Policies

Accounts receivable are non-interest bearing, uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s estimate of the amounts that will not be collected.

Advertising Costs

Advertising costs are expensed as incurred. During the years ended May 31, 2009 and 2008, advertising expense was $263,564 and $292,416, respectively.

Concentration of Credit Risk

The Company maintains cash balances, at times, with financial institutions, which are in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC). Management monitors the soundness of these institutions and has not experienced collection issue with the institutions.

The U.S. Department of Defense (directly and through subcontractors) accounts for approximately 71% and 79% for 2009 and 2008, respectively, of the Company’s revenue. One customer represented approximately 16% and 17% of revenues respectively for the twelve months ended May 31, 2009 and May 31, 2008, respectively. No customers represented over 10% of accounts receivable as at May 31, 2009, and May 31, 2008.

Earnings (Loss) per Share of Common Stock

Basic earnings (loss) per share of common stock is computed by dividing income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share of common stock gives effect to all dilutive potential shares of common stock outstanding during the period. The computation of diluted earnings (loss) per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings (loss) per share. (see Note 18)

Comprehensive Income (Loss)

Comprehensive income (loss), which includes foreign currency translation adjustments and unrealized gains and losses on marketable securities, is shown in the Statement of Changes in Shareholders’ Equity.

3. EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB issued Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 (“FAS 168”). This statement provides for the FASB Accounting Standards Codification to become the single official source of authoritative, nongovernmental generally accepted accounting principles in the United States. FAS 168 does not change GAAP but reorganizes the literature. This statement is effective for interim and annual periods ending after September 15, 2009.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”), which provides guidance on events that occur after the balance sheet date but prior to the issuance of the financial statements. SFAS No. 165 distinguishes events requiring recognition in the financial statements and those that may require

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

disclosure in the financial statements. Furthermore, SFAS No. 165 requires disclosure of the date through which subsequent events were evaluated. SFAS No. 165 is effective for interim and annual periods after June 15, 2009. The Company will adopt SFAS No. 165 for the quarter ended August 31, 2009.

In April 2008, the FASB issued FSP-FAS No. 142-3, Determination of the Useful Life of Intangible Assets (“FAS 142-3”). FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The objective of the Staff Position is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007): Business Combinations (“SFAS 141R”) and other GAAP. FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Management is currently evaluating the effect on the Company’s consolidated financial positions, results of operations and cash flows.

In April 2009, the FASB issued FSP-FAS No. 107-1 and APB 28-1, Disclosures about Fair Value of Financial Instruments (“FAS No. 107-1/APB 28-1”). This FSP extends to interim periods certain disclosures about fair value of financial instruments for publicly traded companies and amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. This FSP is effective for interim reporting periods ending after June 15, 2009. The Company’s adoption of FAS No. 107-1/APB 28-1 is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Effective June 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157—Fair Value Measurements (“SFAS 157”) for its financial assets and liabilities that are remeasured and reported at fair value at least annually. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The adoption of SFAS 157 to the financial assets and liabilities and nonfinancial assets and liabilities that are remeasured and reported at fair value at least annually did not have any impact on our financial results. In accordance with the provisions of FSP No. FAS 157-2—Effective Date of Financial Accounting Standards Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to our non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the consolidated financial statements on a nonrecurring basis until June 1, 2009. The Company is evaluating the impact, if any, this deferral will have on its non-financial assets and liabilities.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133”. This Statement is intended to enhance the current disclosure framework in Statement 133. The Statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using In derivatives. Finally, this Statement requires cross-referencing within the footnotes, which should help users of financial statements to locate important information about derivative instruments. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The adoption of SFAS No. 161 is not expected to have a significant impact on the consolidated results of operations or financial position of the Company.

In December 2007, the FASB revised Statement of Financial Accounting Standard No. 141 (SFAS 141R), “Business Combinations”, which is effective for business combinations for which the acquisition date is on or after

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

the beginning of the first annual reporting period beginning on or after December 15, 2008. Early application is not permitted before that date. SFAS 141R requires assets and liabilities recorded in a business combination to be recorded at fair value and replaces the cost-allocation process under the prior standard. In addition, SFAS 141R requires separate recognition of acquisition costs and requires recognition of contractual contingencies at fair value as of the acquisition date. Further, the revised standard requires capitalization of research and development assets and requires fair value recognition of contingent consideration as of the acquisition date.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company has not yet determined the impact, if any, that SFAS No. 160 will have on its consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning June 1, 2009. The Company does not believe the adoption of SFAS 160 will have a material impact on its consolidated financial statements.

4. ASSET ACQUISITIONS

On July 17, 2007, API NRC, a wholly-owned subsidiary of the Company, incorporated on July 3, 2007, entered into an Asset Purchase Agreement with NanoOpto Corporation (“NoC”) for the purchase of substantially all of NoC’s assets (the “Purchase”), including equipment and intellectual property relating to the design and high volume nano-fabrication of nano-optic devices for optical components. The purchase price was $4,000,000, and the Purchase was completed on July 19, 2007. The Company has allocated the purchase price to machinery and equipment and intellectual property.

The purchase price of NoC’s assets was satisfied through the payment of cash in the amount of $3,970,000 (a $30,000 credit was received for a piece of equipment in need of repair). The Company also incurred legal costs and professional fees in connection with the acquisition in the amount of $45,671, giving a total acquisition cost of $4,045,671.

The fair value assigned to tangible assets acquired are as follows:

Fixed assets	$3,314,050
Patents & intellectual property	731,621

Fair value of assets acquired	$4,045,671

The Company borrowed the $4,000,000 pursuant to a promissory note (the “Note”) from a member of the Board of Directors who is also the Secretary of the Company (see Note 11). The Note had a 61 month term, with 12% per annum. The loan and interest was repaid during the year ended May 31, 2008.

The Company considered the acquisition of the assets of NoC on July 17, 2007 an asset acquisition and not as the acquisition of an operating business because: (1) on July 2, 2007 NoC had filled articles of dissolution with the Delaware Secretary of State pursuant to the resolutions of the board of directors of NoC to liquidate the business, (2) at the time of the purchase of the NoC acquisition, NoC’s limited number of employees were engaged in the shutdown of the business and not in the active conduct of the business and NoC had effectively ceased operations, and (3) the Company negotiated the purchase of the assets of NoC from an outside liquidator who had been engaged by the board of directors of NoC to liquidate the saleable assets of NoC.

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

5. MARKETABLE SECURITIES

Marketable securities, which are classified as available for sale, consisted of the following at May 31 and are included in current assets:

	2009		2008
	Cost	Market	Cost	Market
Shares in Canadian venture issuers	$2,674	$129,085	$2,944	$461,806

Pursuant to the requirements of SFAS 157, the Company has provided fair value disclosure information for relevant assets and liabilities in these consolidated financial statements. The following table summarizes assets which have been accounted for at fair value on a recurring basis as of May 31, 2009:

	Total	Quoted Prices in Active Markets (Level 1)
Marketable equity securities	$129,085	$129,085

Total	$129,085	$129,085

For applicable assets and liabilities subject to this pronouncement, the Company will value such assets and liabilities using quoted market prices in active markets for identical assets and liabilities to the extent possible. To the extent that such market prices are not available, the Company will next attempt to value such assets and liabilities using observable measurement criteria, including quoted market prices of similar assets and liabilities in active and inactive markets and other corroborated factors. In the event that quoted market prices in active markets and other observable measurement criteria are not available, the Company will develop measurement criteria based on the best information available.

Gross unrealized holding gains amounted to $126,411 and $458,862, respectively at May 31, 2009 and 2008.

6. INVENTORIES

Inventories consisted of the following as of May 31:

	2009	2008
Raw materials	$4,959,254	$4,891,161
Work in progress	1,369,842	2,110,371
Finished goods	1,938,139	3,171,327
Less: Provision for obsolete and slow moving inventory	(2,378,800)	(2,819,263)

Total	$5,888,435	$7,353,596

The Company records a provision for both excess and obsolete inventory when write-downs or write-offs are identified. The inventory valuation is based upon assumptions about future demand, product mix and possible alternative uses.

Reserve for obsolete and slow moving inventory was $2,378,800 and $2,819,263 as of May 31, 2009 and May 31, 2008, respectively.

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

7. FIXED ASSETS

Fixed assets consisted of the following as of May 31:

	2009
	Cost	Accumulated Depreciation	Net Book Value
Land	$147,875	$—	$147,875
Buildings and leasehold improvements	1,344,479	461,201	883,278
Computer equipment	340,092	262,228	77,864
Furniture and fixtures	461,204	349,196	112,008
Machinery and equipment	8,072,929	3,488,119	4,584,810
Vehicles	29,582	28,360	1,222

Fixed assets, net	$10,396,161	$4,589,104	$5,807,057

	2008
	Cost	Accumulated Depreciation	Net Book Value
Land	$1,375,482	$—	$1,375,482
Buildings and leasehold improvements	3,158,358	754,942	2,403,416
Computer equipment	310,884	182,407	128,477
Furniture and fixtures	462,951	304,827	158,124
Machinery and equipment	8,965,002	2,863,277	6,101,725
Vehicles	29,582	22,785	6,797

Fixed assets, net	$14,302,259	$4,128,238	$10,174,021

Depreciation expense amounted to $917,210 and $761,625 for the years ended May 31, 2009 and 2008, respectively. Included in these amounts are $6,420 and $8,386 of amortization of assets under capital lease for the years ended May 31, 2009 and 2008, respectively.

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

8. GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets consisted of the following at May 31:

	2009	2008
Goodwill not subject to amortization:
Beginning balance, net	$1,130,906	$1,130,906

Ending balance, net	$1,130,906	$1,130,906

	2009	2008
Intangible assets subject to amortization:
Non-compete agreements	$951,100	$951,100
Less: Accumulated amortization	(951,100)	(951,100)
Customer contracts	1,831,784	1,831,784
Less: Accumulated amortization	(1,811,319)	(1,558,847)
Computer software	423,684	358,952
Less: Accumulated amortization	(214,541)	(124,250)
Patents	1,329,288	962,300
Less: Accumulated amortization	(69,675)	0

	$1,489,221	$1,469,939

Amortization expense amounted to $412,054, and $434,815 for the years ended May 31, 2009 and 2008, respectively. Amortization expense is expected to be approximately $81,000, $86,000, $89,000, $91,000 and $94,000 for the years ending May 31, 2010, 2011, 2012, 2013 and 2014, respectively.

9. SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following at May 31:

	2009	2008
The Company’s wholly owned subsidiary, API Electronics had a working capital line of credit of $500,000. The credit is secured by all of its assets pursuant to a general security agreement. The bank indebtedness is due on demand and bears interest at US prime plus 1%. The line was closed in January 2009	$—	$270,147
The Company’s wholly owned subsidiary, Filtran Limited has a working capital line of credit in the amount of approximately $900,000 ($1,000,000 Cdn$) with a major Canadian bank. The interest on any borrowed funds is charged at Canadian prime. The agreement also allows Filtran to lease an asset at Canadian prime plus 1% up to $33,000. The lender has a general security agreement and a 1st Collateral Mortgage on Filtran’s assets and building. The line is subject to an annual renewal provision on May 31, 2010	—	40,311

Total	$—	$310,458

At May 31, 2009 and 2008, the US prime rate was 2.25 and 5.00 percent per annum, respectively, and the Canadian prime rate was 3.25 and 3.25 percent per annum, respectively.

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

10. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at May 31:

	2009	2008
Accounts payable and accrued expenses	$2,906,388	$3,086,784
Wage and vacation accrual	1,034,997	676,944
Audit and accounting fees	67,181	103,721

Total	$4,008,566	$3,867,449

11. LONG-TERM DEBT

Long-term debt consisted of the following at May 31:

	2009	2008
Promissory note, repayable based on 25% of the gross profit earned by the Company on all orders or contracts received by it on or after August 29, 2005, for product previously manufactured or sold by Sensonics. Non-interest bearing	$89,748	$113,851
Less: Current Portion	89,748	113,851

Long-term debt, net of current portion	$—	$—

12. OBLIGATIONS UNDER CAPITAL LEASES

The Company is the lessee of equipment under various capital leases expiring by February 2012. The asset and liability under the capital leases are recorded at the fair value of the asset. The assets are amortized over the lower of their related lease terms or its estimated productive life.

A summary of property held under capital leases and included in Note 7, is as follows:

	May 31,
	2009	2008
Equipment	$32,100	$45,020
Less: Accumulated amortization	8,560	16,875

Equipment, net	$23,540	$28,145

Obligations under capital leases consist of the following:

	May 31,
	2009	2008
Equipment capital leases, with monthly lease payments of $651 and $866 for 2009 and 2008, respectively, including interest at approximately 8%, secured by the leased assets.	$18,707	$25,245
Less: Current maturities	6,548	6,539

Obligations under capital leases, less current maturities	$12,159	$18,706

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

Future minimum lease payments for the next five years are as follows:

Year	Amount
2010	$7,808
2011	7,808
2012	5,856
2013	—
2014	—

21,472
Less: Imputed Interest	2,765

$18,707

13. INCOME TAXES

The geographical sources of loss before income taxes for the years ended May 31, 2009 and 2008 were as follows:

	2009	2008
Loss before income taxes (benefit):
Unites States	$(5,675,599)	$(6,398,202)
Non-United States	(664,630)	(383,540)

Total	$(6,340,229)	$(6,781,742)

The income tax provision (benefit) is summarized as follows:

	2009	2008
Current:
Unites States	$12,759	$(38,119)
Non-United States	24,922	—

	37,681	(38,119)

Deferred:
Unites States	—	—
Non-United States	66,627	(177,514)

	66,627	(177,514)

Income tax provision (benefit)	$104,308	$(215,633)

The consolidated effective tax (benefit) rate (as a percentage of income (loss) before income taxes (benefit) and cumulative effect of change in accounting principle) is reconciled to the U.S. federal statutory tax rate as follows:

	2009	2008
U.S. federal statutory tax rate (benefit)	(34.0)%	(34.0)%
Non-deductible expenses	(1.1)	47.7
Change in valuation allowance	72.3	(42.8)
Other items, net	(38.9)	26.0

Effective tax rate (benefit)	(1.7)%	(3.1)%

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

The components of deferred taxes are as follows:

	2009	2008
Future income tax assets
Loss carryforwards	$3,039,246	$1,317,626
Other	19,531	75,532
Unrealized foreign exchange loss	496,136	578,469
Marketable securities	52,932	79,853
Intangible assets	536,967	508,813
Stock based compensation	1,124,217	880,530
Inventory	469,563	840,749
Capital assets	90,192	62,297

	5,828,784	4,343,869

Future income tax liabilities
Capital assets	(788,838)	(1,217,604)
Intangibles	—	(12,969)
Other	(24,922)	(119,718)

	(813,760)	(1,350,921)

Valuation Allowance	(5,015,000)	(2,902,000)

	$24	$91,578

	2009	2008
Analysis of changes in deferred taxes
Income statement effect	$66,627	$(177,514)
Liabilities in connection with acquisition of National Hybrid	—	243,507
Other comprehensive income effect	(60,311)	8,425
Cumulative translation adjustment	(97,414)	198,731

Change in deferred taxes	$(91,098)	$273,149

	2009	2008
Balance sheet presentation
Deferred income tax assets – current	$186,630	$790,906
Deferred income tax assets – long-term	627,160	571,110
Deferred income tax liability – current	(24,922)	(39,865)
Deferred tax liabilities – long-term	(788,844)	(1,230,573)

Net deferred tax liabilities	$24	$(91,578)

At May 31, 2009, the accompanying consolidated financial statements include $106,000 of deferred tax assets associated with operating loss carryforwards in tax jurisdictions outside the United States and deferred tax assets associated with operating loss carryforwards in the United States of $2,933,000. At May 31, 2008, the accompanying consolidated financial statements include $104,000 of deferred tax assets associated with operating loss carryforwards in tax jurisdictions outside the United States and deferred tax assets associated with operating loss carryforwards in the United States of $1,214,000.

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

The valuation allowance as of May 31, 2009 totaled $5,015,000 which consisted principally of established reserves for deferred tax assets on carry forward losses from our entities in the United States of America and of foreign entities. The valuation allowance as of May 31, 2008 totaled $2,902,000 which consisted principally of established reserves for deferred tax assets of foreign entities.

The Company has not provided additional taxes for the anticipated repatriation of certain earnings of its non-U.S. subsidiaries. It is not practicable to determine the amount of applicable taxes that would be incurred if any of such earnings were repatriated.

The American Jobs Creation Act of 2004 (the “Act”), which was enacted during the fourth quarter of 2004, creates a temporary incentive for U.S. corporations to repatriate accumulated earnings of non-U.S. subsidiaries by providing an 85 percent deduction for certain dividends from controlled foreign corporations. the Company continues to evaluate the provisions of the new tax law and, as of the current date, as final guidance has not been issued, management cannot reasonably estimate the amount, if any, of repatriations which would be subject to temporary tax relief. In accordance with FASB Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004,” the tax deduction, if any, will be recorded in the period in which the effect becomes estimable.

The Company and its subsidiaries have net operating loss carryforwards of approximately $5,047,000 to apply against future taxable income. These losses will expire as follows: $14,000, $56,000, $68,000, $3,407,000 and $1,502,000 in 2010, 2012, 2017, 2028 and 2029 respectively.

As of May 31, 2009, the Company had no unrecognized tax benefits, and no adjustment to its financial position, results of operations or cash flows was required. The Company does not expect that unrecognized tax benefits will increase within the next twelve months. The Company records interest and penalties related to tax matters within other expense on the accompanying Consolidated Statement of Operations. These amounts are not material to the consolidated financial statements for the periods presented. The Company’s U.S. tax returns are subject to examination by federal and state taxing authorities. Generally, tax years 2006-2009 remain open to examination by the Internal Revenue Agency or other tax jurisdictions to which the Company is subject. The Company’s Canadian tax returns are subject to examination by federal and provincial taxing authorities in Canada. Generally, tax years 2006-2009 remain open to examination by the Canadian Customs and Revenue Agency or other tax jurisdictions to which the Company is subject.

14. SHAREHOLDERS’ EQUITY

Pursuant to the court-approved Plan of Arrangement API Nanotronics Sub, Inc., formerly known as RVI Sub, Inc., became the sole Stockholder of API, and each holder of API common shares was granted the right to receive for each API common share four shares (50 pre-reverse split) of API Nanotronics Corp. common stock, or if an eligible Canadian shareholder elected, four (50 pre-reverse split) API Nanotronics Sub, Inc. exchangeable shares. Each API Nanotronics Sub, Inc. exchangeable share is exchangeable into one share of API Nanotronics common stock at the option of the holder. All references in the consolidated financial statements to the number of shares outstanding, per share amounts, and stock option data of the Company’s common stock (other than in the calculation of Stockholder’s Equity) have been restated to reflect the effect of the Plan of Arrangement for all the periods presented. Stockholders’ equity reflects the Plan of Arrangement by reclassifying from “Common stock” to “Additional paid-in capital” an amount equal to the par value of the shares arising from the Plan of Arrangement. Immediately prior to the closing of the Plan of Arrangement, Rubincon had 200,033,360 shares of common stock outstanding.

In connection with the Plan of Arrangement that occurred on November 6, 2006, the Company was obligated to issue 9,418,020 shares of either API Nanotronics common stock or exchangeable shares of API Nanotronics Sub, Inc. in exchange for the API common shares previously outstanding. As of February 28, 2009,

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

(i) API Nanotronics had issued 6,913,610 shares of its common stock for API common shares or upon the exchange of previously issued exchangeable shares, (ii) API Nanotronics Sub, Inc. had issued 2,338,517 shares of its exchangeable shares for API common shares (excluding exchangeable shares held by the Company and its affiliates and exchangeable shares subsequently exchanged for our common stock), which exchangeable shares are the substantially equivalent to our common stock, and (iii) API Nanotronics’ transfer agent was awaiting stockholder elections on 165,177 shares of API Nanotronics common stock or exchangeable shares of API Nanotronics Sub, Inc. issueable with respect to the remaining API common shares. Consequently, API Nanotronics has not issued, but is obligated to issue, 2,503,911 shares of its common stock under the Plan of Arrangement either directly for API common shares or in exchange for API Nanotronics Sub, Inc. exchangeable shares not held by API Nanotronics or its affiliates.

The API Nanotronics Sub, Inc. exchangeable shares not held by API Nanotronics or its affiliates are substantially economically equivalent to common stock of API Nanotronics. The November 2007 5-for-1 stock split had no effect on this equivalence of exchangeable shares and common stock because simultaneously with the split of the common stock, a 5-for-1 split of the exchangeable shares was effected on each exchangeable share outstanding.

On November 6, 2006, API Nanotronics amended its certificate of incorporation to allow it to issue one special voting share. This special voting share was issued to a trustee in connection with the Plan of Arrangement and allows the trustee to have at meetings of stockholders of API Nanotronics the number of votes equal to the number of exchangeable shares not held by API Nanotronics or subsidiaries of API Nanotronics (the trustee is charged with obtaining the direction of the holders of exchangeable shares on how to vote at meetings of API Nanotronics stockholders). The API Nanotronics Sub, Inc. exchangeable shares are convertible into shares of API Nanotronics common stock at any time at the option of the holder. API Nanotronics may force the conversion of API Nanotronics Sub., Inc. exchangeable shares into shares of API Nanotronics common stock on the tenth anniversary of the date of the Plan of Arrangement or sooner upon the happening of certain events.

On September 19, 2008, the Company filed a Certificate of Amendment of Certificate of Incorporation which authorized the issuance of 100,000,001 shares of stock consisting of 100,000,000 shares of common stock with a par value of $0.0001 per share and one share of Special Voting Stock with a par value of $0.01 per share and effected a one-for-fifteen reverse stock split of its common stock. All the references to number of shares presented in these consolidated financial statements have been adjusted to reflect the post reverse split number of shares.

On February 9, 2009, the Company authorized a program to repurchase up to 10% of its common stock over the next 12 months. As of May 31, 2009, the Company repurchased 712,822 of its common stock for proceeds of $209,703.

On February 27, 2009, the Company filed with the Secretary of State of Delaware a Certificate of Correction of Certificate of Amendment of Certificate of Incorporation to correct the number of authorized shares listed from 1,000,000,001 to 100,000,001 and the authorized shares of common stock from 1,000,000,000 to 100,000,000.

15. STOCK BASED COMPENSATION

On October 26, 2006, the Company adopted its 2006 Equity Incentive Plan (the “Equity Incentive Plan”), which was approved at the 2007 Annual Meeting of Stockholders of the Company. All the prior options issued by API were carried over to this plan under the provisions of the Plan of Arrangement. Of the 5,000,000 shares authorized under the Equity Incentive Plan, 1,499,817 shares are available for issuance pursuant to options or as

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

stock as of May 31, 2009. Options issued by Rubincon prior to the effective date of the Plan of Arrangement were not carried over to this plan. Under the Company’s Equity Incentive Plan, incentive options and non-statutory options may have a term of up to ten years and fifteen years, respectfully, from the date of grant. The stock option exercise prices are generally equal to at least 100 percent of the fair market value of the underlying shares on the date the options are granted.

As of May 31, 2009, there was $974,457 of total unrecognized compensation related to non-vested stock options, which are not contingent upon attainment of certain milestones. For options with certain milestones necessary for vesting, the fair value is not calculated until the conditions become probable. The cost is expected to be recognized over the remaining periods of the options, which are expected to vest from 2009 to 2013.

During the twelve months ended May 31, 2009 and 2008, $918,081 and $940,593, respectively, has been recognized as stock-based compensation expense in general and administrative expense.

The fair value of each option grant is estimated at the grant date using the Black-Scholes option-pricing model based on the assumptions detailed below:

	2009	2008
Expected volatility	75%	56%
Expected dividends	0%	0%
Expected term	3-5 years	5-10 years
Risk-free rate	3.14%	2.50% – 4.74%

The summary of the common stock options granted, cancelled, exchanged or exercised under the Plan:

	Shares	Weighted Average Exercise Price
Stock Options outstanding—May 31, 2007	2,241,667	$1.488
Exercised	—	$—
Issued	1,265,183	$1.422

Stock Options outstanding—May 31, 2008	3,506,850	$1.464
Less forfeited	(71,667)	$2.859
Exercised	—	$—
Issued	106,666	$2.220

Stock Options outstanding—May 31, 2009	3,541,849	$1.493

Stock Options exercisable—May 31, 2009	2,334,794	$1.460

The weighted average grant date fair value of options granted during the twelve months ended May 31, 2009 and May 31, 2008 was $2.054 and $1.47, respectively.

Options Outstanding					Options Exercisable
Range of Exercise Price	Number of Outstanding at May 31, 2009	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value	Number Exercisable at May 31, 2009	Weighted Average Exercise Price	Aggregate Intrinsic Value
$1.30 – 3.00	3,446,852	$1.425	7.195	$—	2,277,916	$1.460	$—
$3.01 – 6.00	94,997	$4.035	5.735	$—	56,878	$4.035	$—

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

Options Outstanding					Options Exercisable
Range of Exercise Price	Number of Outstanding at May 31, 2009	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value	Number Exercisable at May 31, 2009	Weighted Average Exercise Price	Aggregate Intrinsic Value
	3,541,849		7.156	$—	2,234,794		$—

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

The intrinsic value is calculated at the difference between the market value as of May 31, 2009 and the exercise price of the shares. The market value as of May 31, 2009 was $0.70 as reported by the OTC Bulletin Board.

The summary of the status of the Company’s non-vested options for the year ended May 31, 2009 is as follows:

Range of Exercise Price	Number of Outstanding at May 31, 2009	Weighted Average Exercise Price	Aggregate Intrinsic Value
$1.38 – 3.00	1,168,935	$1.3956	$—
$3.01 – 6.00	38,120	$4.035	$—

	1,207,055		$—

16. SUPPLEMENTAL CASH FLOW INFORMATION

	2009	2008
(a) Supplemental Cash Flow Information
Cash paid for income taxes	$6,557	$27,324

Cash paid for interest	$5,465	$450,123

(b) Non cash transaction
Business acquisition NHI—adjustment to purchase price	$—	$134,164

17. RELATED PARTY TRANSACTIONS

(a)	Included in general and administrative expenses for the year ended May 31, 2009 and May 31, 2008 are consulting fees of $83,038 and $94,958, respectively, paid to an individual who is a director and officer of the Company and rent, management fees, and office administration fees of $187,906 and $184,646, respectively paid to Icarus Investment Corp., a corporation of which two of the directors are also directors of the Company (see Note 19(b)).

(b)	Included in interest expenses for the twelve months ended May 31, 2008 are interest charges of $297,205 from the $4,000,000 borrowed from the Secretary and a director of the Company, which was used to fund the acquisition of the assets of NoC (Note 4). The loan and interest were paid in full by the Company as of May 31, 2008.

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

18. EARNINGS (LOSS) PER COMMON SHARE

The following table sets forth the computation of weighted-average shares outstanding for calculating basic and diluted earnings per share (EPS) for the years ended May 31:

	2009	2008
Weighted-average shares-basic	34,816,989	24,842,847
Effect of dilutive securities	*	*

Weighted-average shares—diluted	34,816,989	24,842,847	(1)

Basic EPS and diluted EPS for the years ended May 31, 2009 and 2008 have been computed by dividing the net income (loss) by the weighted average shares outstanding. The weighted average numbers of shares of common stock outstanding includes exchangeable shares and shares to be issued under the Plan of Arrangement for the year ended May 31, 2009 of 4,096,787 of which, only 2,505,827 shares have been exchanged as of May 31, 2009.

*	All outstanding options aggregating 3,541,849 incremental shares, have been excluded from the May 31, 2009 (3,506,850 incremental shares from the May 31, 2008) computation of diluted EPS as they are anti-dilutive due to the losses generated in 2009 and 2008.

19. COMMITMENTS

(a)	Rent

The following is a schedule by years of approximate future minimum rental payments under operating leases that have remaining non-cancelable lease terms in excess of one year as of May 31, 2009.

2010	$387,707
2011	292,718
2012	301,679
Thereafter	101,555

Total	$1,083,659

The preceding data reflects existing leases and does not include replacement upon the expiration. In the normal course of business, operating leases are normally renewed or replaced by other leases. Rent expense amounted to $610,655, and $729,625 for the twelve months ended May 31, 2009 and May 31, 2008, respectively.

(b)	The Company has an oral agreement for management services with Icarus Investment Corp., formerly known as Can-Med Technology doing business as Green Diamond Corp. Under the terms of the agreement, the Company is provided with office space, office equipment and supplies, telecommunications, personnel and management services, which renews annually. These obligations were assumed by the Company in connection with the consummation of the Plan of Arrangement. Included in general and administrative expenses for the twelve months ended May 31, 2009 are $187,906 (2008—$184,646) (see Note 17(a)).

(c)

On March 3, 2008, the Company entered into an employment agreement (the “CEO Agreement”) defining the terms and conditions of employment for the Chief Executive Officer of the Corporation, Stephen Pudles. The employment commenced on April 21, 2008. Under the terms of the CEO Agreement, the Chief Executive Officer of the Corporation is entitled to an annual base salary of

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

$265,000, payment of relocation expenses of up to $100,000, various other benefits and an annual bonus. The annual bonus is based on achievement of annual EBITDA targets and other performance targets, as determined by the Board of Directors in consultation with Mr. Pudles. If the Company achieves 100% of the bonus targets, the annual bonus will equal 50% of Mr. Pudles base salary, and if the Company achieves in excess of 100% of the targets, the Board will determine what adjustments, if any, will be made to the annual bonus. Under the employment agreement, either party may terminate the agreement for any reason, provided Mr. Pudles must provide at least 60 days advance notice of resignation. However, if the agreement is terminated by the Company without cause, Mr. Pudles is entitled to receive six months of continuing salary if such termination occurs during the first year of employment; twelve months of continuing salary if such termination occurs after the first year of employment, but on or before the fourth anniversary date of his employment; and eighteen months of continuing salary if such termination occurs after the fourth year of his employment. If Mr. Pudles terminates his employment due to death or disability, he is entitled to three months of continuing salary.

Additionally, upon commencement of employment, the Chief Executive Officer was granted incentive options under the Company’s 2006 Equity Incentive Plan. The CEO Agreement contains (i) incentive options for shares of common stock, up to the amount permitted by applicable law, and non-qualified stock options for the remainder resulting in the aggregate right to purchase up to 749,110 shares of the Company’s common stock (“Time Based Shares”), and (ii) nonqualified options to purchase up to 499,407 shares of the Company’s common stock (the “Performance Shares”). The per-share exercise price for such stock options is the fair market value of a share of the Company’s common stock on the date of grant. The stock options, with respect to the Time Based Shares, will vest in equal installments annually over a three-year period beginning with the commencement of employment with the Company. The stock options, with respect to the Performance Shares, will commence vesting in equal installments annually over a three-year period beginning with the first anniversary of the date of grant. On August 5, 2009, the stock options, with respect to the Performance Shares, were amended so that the Performance Shares will vest in equal installments annually over a five-year period commencing on the first anniversary date of the date of grant.

20. 401(K) PLAN

The Company has adopted a 401(k) deferred compensation arrangement. Under the provision of the plan, the Company is required to match 50% of employee contributions up to a maximum of 3% of the employee’s eligible compensation.

Employees may contribute up to a maximum of 15% of eligible compensation. The Company may also make discretionary contributions up to a total of 15% of eligible compensation. During the years ended May 31, 2009 and 2008, the Company incurred $218,181, and $186,957 respectively, as its obligation under the terms of the plan, charged to general and administrative expense.

21. RESTRUCTURING CHARGES RELATED TO CONSOLIDATION OF OPERATIONS

In accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, restructuring costs are recorded as incurred. Restructuring charges for employee workforce reductions are recorded upon employee notification. In conjunction with the consolidation of Pace Technologies, Filtran Group and Keytronics Inc. into existing facilities, the Company accrued for restructuring costs.

During the twelve months ended May 31, 2009 restructuring actions included charges of approximately $483,000 related to workforce reductions, primarily related to severance costs due to the reduction of approximately 120 employees. The Company incurred approximately $130,000 in charges related to property and equipment

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

disposed of or removed from service and other charges related to the closure of Filtran Inc., Pace Technologies and Keytronics Inc., including lease commitments for facilities no longer in service. During the twelve months ended May 31, 2009, the Company realized a loss on disposal of approximately $263,000 on the sale of machinery and equipment related to the closure of Pace Technologies and impairment charges of $200,000 on buildings available for sale in Ogdensburg and Endicott, New York. Management continues to evaluate whether other related assets have been impaired, and concluded that there should be no additional impairment charges as of May 31, 2009.

The Company’s consolidating efforts in order to enhance operational efficiency continues, including the winding up and relocating of business at certain locations. The Company started, in the fourth quarter of fiscal year 2008, moving the Filtran Inc. operations in Ogdensburg, New York to the Filtran Limited facility located in Ottawa, Ontario. As of May 31, 2009 the facility is effectively closed and available for sale.

During the twelve months ended May 31, 2009, the Company consolidated the Pace operations from Largo, Florida with National Hybrid at Ronkonkoma, New York. Operations at Largo, Florida have ceased and the final rent payment was made in March 2009.

The Company completed consolidating the manufacturing of the Endicott, NY facility to both the Ottawa and Ronkonkoma manufacturing facilities. The Endicott, New York facility is effectively closed and available for sale.

The Company engaged an auction company to sell excess machinery and equipment assets that were not in use. The Company received approximately $790,000 from the sale of these assets during the year ended May 31, 2009. The majority of these assets were acquired in conjunction with the National Hybrid Group acquisition on January 25, 2007.

As of May 31, 2009, the following table represents the details of restructuring charges and the related liability:

Workshare Reduction Cost
Balance, May 31, 2008	$—
Restructuring charges	876,141
Write-offs	200,000

Total restructuring charges at May 31, 2009	1,076,141
Cash payments	683,615
Non-cash charges	200,000

Balance, May 31, 2009	$192,526

The remaining balance at May 31, 2009 is included in accounts payable and accrued liabilities.

22. SEGMENT INFORMATION

The Company follows SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS No. 131). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

SFAS No. 131 uses a management approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. The Company’s operations are conducted in two reportable segments, which are distinguished by geographic location in Canada and United States. Within the US reporting segment, the Company has aggregated two operating segments. These segments have been aggregated as they share similar economic characteristics including similar product lines and shared manufacturing processes and equipment. Both segments design and manufacture electronic components. Inter-segment sales are presented at their market value for disclosure purposes.

Year Ended May 31, 2009	Canada	United States	Corporate (Canada)	Inter Segment Eliminations	Total
Sales to external customers	$7,564,910	$18,172,487	$—	$—	$25,737,397
Inter-segment sales	69,923	40,459	—	(110,382)	—

Total revenue	7,634,833	18,212,946	—	(110,382)	25,737,397

Income before expenses below:	(92,575)	(4,374,288)	—	—	(4,466,863)
Corporate head office expenses	—	—	1,400,299	—	1,400,299
Depreciation and amortization	203,796	738,430	2,868	—	945,094
Other expense (income)	(152,465)	66,043	(385,605)	—	(472,027)
Income tax expense (benefit)	—	12,579	91,729	—	104,308

Net income (loss)	$(143,906)	$(5,191,340)	$(1,109,291)	$—	$(6,444,537)

Segment assets	$4,731,703	$16,775,601	$2,646,006	$—	$24,153,310
Goodwill included in assets	$848,102	$282,804	$—	$—	$1,130,906
Capital expenditures	$14,057	$378,103	$4,717	$—	$396,877

Year Ended May 31, 2008	Canada	United States	Corporate (Canada)	Inter Segment Eliminations	Total
Sales to external customers	$9,044,846	$21,917,200	$—	$—	$30,962,046
Inter-segment sales	7,800	385,826	—	(393,626)	—

Total revenue	9,052,646	22,303,026	—	(393,626)	30,962,046

Income before expenses below:	290,721	(4,638,117)	—	—	(4,347,396)
Corporate head office expenses	—	—	958,896	—	958,896
Depreciation and amortization	123,579	1,070,104	2,757	—	1,196,440
Other expense (income)	177,972	—	101,039	—	279,011
Income tax expense (benefit)	1,867	(40,272)	(177,228)	—	(215,633)

Net income (loss)	$(12,697)	$(5,667,949)	$(885,464)	$—	$(6,566,110)

Segment assets	$5,332,383	$22,225,793	$1,961,120	$—	$29,519,296
Goodwill included in assets	$863,317	$267,589	$—	$—	$1,130,906
Capital expenditures	$111,164	$1,644,080	$5,761	$—	$1,761,005

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

	Year ended May 31,
	2009		2008
Geographical Information	Revenue	Capital Assets, Intangible Assets, Goodwill and Other	Revenue	Capital Assets, Intangible Assets, Goodwill and Other
United States	$19,459,782	$9,059,610	$25,031,882	$10,517,078
Canada	1,324,061	1,861,560	1,649,745	2,257,788
United Kingdom	2,449,318	—	2,289,133	—
All Other	2,504,236	—	1,991,286	—

	$25,737,397	$10,921,170	$30,962,046	$12,774,866

	Year ended May 31,
	2009	2008
Major Customer Revenue:
U.S. Department of Defense	8%	9%
U.S. Department of Defense subcontractors	63%	70%

23. SUBSEQUENT EVENTS

1.	On May 11, 2009, the Company entered into an agreement to sell the land and building at 229 Colonnade Road, Nepean, Ontario, Canada for approximately $1,900,000. On July 17, 2009 the Buyer waived all conditions on the agreement, and as such, the Company expects to close the deal on September 15, 2009. The Company plans to relocate the operations of Filtran Limited to a new manufacturing and design centre in the Ottawa region.

2.	On June 2, 2009, the Company completed the deal to sell the land adjacent to National Hybrid’s manufacturing and design facility in Ronkonkoma, New York. The selling price for the land was $1,000,000.

3.	On June 23, 2009, the Company issued secured, convertible promissory notes (“Notes”) to a group of investors for $3,650,000 principal amount. Interest on the notes is payable at the annual rate of 12% at the end of each calendar quarter. The Notes are secured by the personal property of the Company and its subsidiaries. The Notes are due on June 23, 2012.

The outstanding principal amount of the Notes and/or accrued and unpaid interest or any portion thereof are convertible at the holder’s option, at anytime after the date on which the Company purchased substantially all of the assets of Cryptek Technologies Inc. through the foreclosure of the Cryptek Technologies Inc. loans into shares of common stock, $.001 par value, of the Company, at a price per share equal to the greater of (i) $.75 per share or (ii) the variable weighted average price of the common stock of the Company as reported by the OTC Bulletin Board during the three (3) consecutive trading days ending on the date the Company purchased the Cryptek Technologies loan from Wachovia.

The Company used the proceeds of the Notes to purchase all of the rights, title and interest of Wachovia Bank, National Association (“Wachovia Bank”) and Wachovia Capital Finance Corporation (Canada) (collectively with Wachovia Bank, “Wachovia”) in and to certain loans and financing documents (the “Cryptek Loan”). The loans and financing documents include the loan to Cryptek Technologies Inc. (“Cryptek”) by Wachovia and security agreements covering substantially all of the assets of Cryptek.

API Nanotronics Corp.

Notes to Consolidated Financial Statements—(Continued)

4.	On July 7, 2009, API Cryptek, Inc. (“API Cryptek”), a newly formed subsidiary of the Company acquired substantially all of the assets of Cryptek through foreclosure on API Cryptek’s security interest and liens in the Cryptek assets, and subsequent sale under the Uniform Commercial Code. API Cryptek was the successful bidder of the Cryptek assets at the sale, by bidding the total amount owed by Cryptek to API Cryptek under loan documents previously purchased by API Cryptek for $5,000,000.

Cryptek develops and delivers security solutions to various industries and government agencies. Cryptek is also a provider of emanation security products and solutions. The Cryptek acquisition is highly synergistic as 80-90% of both the Cryptek and Company revenues are derived from government and military customers and there are opportunities to cross market the Company’s broad networking and communications product offerings.

The Cryptek acquisition was completed as an all-cash transaction with proceeds from corporate funds and the private placement of Notes completed June 23, 2009. Cryptek’s consolidated revenues for their fiscal year 2008 were approximately $30 million.

The Company has accounted for the acquisition using the purchase method of accounting. In accordance with SFAS No. 141R, “Business Combinations (as amended)” the Company expects the total purchase price, which is still to be determined (but expected to be approximately $6,000,000) to be allocated to Cryptek’s net assets based on their estimated fair values. The Company expects to assign values to assets acquired and liabilities assumed including cash, accounts receivable, fixed assets and accounts payable.

5.	On August 5, 2009, the Company granted officers, directors and employees of the Company, options to purchase 1,703,109 shares of Common Stock. The option grants vest in five, except for option grant for 550,000 shares that vests in three, equal annual installments commencing August 5, 2010, have an exercise price of $1.43 per share, and terminate on August 4, 2019.

6.	On August 5, 2009, the Company amended the 2006 Equity Compensation Plan to increase the number of shares of common stock under the plan from 5,000,000 to 5,500,000.

API Technologies Corp.

Consolidated Financial Statements for Nine Months Ended February 28, 2010 and 2009

API TECHNOLOGIES CORP.

Consolidated Balance Sheets

	Feb. 28, 2010 (Unaudited)	May 31, 2009
Assets
Current
Cash and cash equivalents	$6,969,662	$2,423,835
Marketable securities, at fair value	234,486	129,085
Accounts receivable, less allowance for doubtful accounts of $234,393 and $85,152 at February 28, 2010 and May 31, 2009, respectively	14,483,308	3,644,304
Inventories, net (note 6)	31,069,626	5,888,435
Deferred income taxes	411,749	186,630
Prepaid expenses and other current assets	2,660,109	266,018
Current assets of discontinued operations (note 5)	127,408	66,673

	55,956,348	12,604,980
Fixed assets, net	10,756,017	2,445,992
Fixed assets held for sale (note 2)	931,075	2,493,986
Deferred income taxes	625,938	627,160
Goodwill (note 7)	5,109,791	1,130,906
Intangible assets, net (note 7)	3,248,215	221,823
Long-lived assets of discontinued operations (note 5)	1,500,000	4,628,463

	$78,127,384	$24,153,310

Liabilities and Shareholders’ Equity
Current
Accounts payable and accrued expenses	$12,393,300	$3,386,435
Deferred revenue	12,006,960	228,734
Deferred income taxes	162,173	24,922
Sellers’ note payable (note 9)	10,000,000	—
Current portion of long-term debt (note 10)	278,796	96,296
Current liabilities of discontinued operations (note 5)	604,128	622,131

	35,445,357	4,358,518
Deferred income taxes	875,490	788,844
Long-term debt, net of discount of $3,516,550 and $0 at February 28, 2010 and May 31, 2009, respectively (note 10)	22,700,548	12,159

	59,021,395	5,159,521

Shareholders’ equity
Common stock, ($0.001 par value, 100,000,000 authorized shares, 33,254,014 and 31,753,865 shares issued and outstanding at February 28, 2010 and May 31, 2009, respectively)	33,254	31,754
Special voting stock ($0.01 par value, 1 share authorized, issued and outstanding at February 28, 2010 and May 31, 2009, respectively)	—	—
Additional paid-in capital	41,937,171	35,179,191
Common stock subscribed but not issued	2,373,000	—
Accumulated deficit	(25,813,055)	(16,462,414)
Accumulated other comprehensive income:
Currency translation adjustment	385,672	141,677
Unrealized gain on marketable securities, net of tax	189,947	103,581

Total accumulated other comprehensive income	575,619	245,258

	19,105,989	18,993,789

	$78,127,384	$24,153,310

The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.

Consolidated Statements of Operations

	For the Nine Months Ended Feb. 28, 2010 (Unaudited)	For the Nine Months Ended Feb. 28, 2009 (Unaudited)	For the Three Months Ended Feb. 28, 2010 (Unaudited)	For the Three Months Ended Feb. 28, 2009 (Unaudited)
Revenue, net	$38,429,566	$19,159,232	$17,475,676	$5,690,095
Cost of revenues	28,906,231	14,313,280	12,950,628	4,044,250
Restructuring charges	73,622	571,416	73,622	64,940

Total cost of revenues	28,979,853	14,884,696	13,024,250	4,109,190

Gross profit	9,449,713	4,274,536	4,451,426	1,580,905

Operating expenses
General and administrative	7,344,258	3,704,385	3,272,402	1,317,155
Selling expenses	2,512,847	1,599,798	847,161	482,635
Research and development	1,791,896	609,348	1,011,022	241,901
Business acquisition and related charges	2,023,314	—	881,517	—
Restructuring charges (note 18)	510,018	200,000	510,018	—

	14,182,333	6,113,531	6,522,120	2,041,691

Operating loss	(4,732,620)	(1,838,995)	(2,070,694)	(460,786)
Other (income) expenses, net
Interest (income) expense, net	797,095	(11,208)	585,174	(6,375)
Other (income) expense, net (note 4a)	(1,937,437)	—	(10,233)	—
(Gain) loss on foreign currency transactions	(34,064)	(673,619)	8,701	(5,392)

	(1,174,406)	(684,827)	583,642	(11,767)

Loss from continuing operations before income taxes	(3,558,214)	(1,154,168)	(2,654,336)	(449,019)
Provision for income taxes	37,234	33,157	12,187	17,117

Loss from continuing operations	(3,595,448)	(1,187,325)	(2,666,523)	(466,136)
Loss from discontinued operations, net of tax	(5,755,193)	(3,145,408)	(3,967,600)	(1,130,127)

Net loss	$(9,350,641)	$(4,332,733)	$(6,634,123)	$(1,596,263)

Loss per share from continuing operations – Basic and diluted	$(0.10)	$(0.03)	$(0.08)	$(0.02)
Loss per share from discontinued operations – Basic and diluted	$(0.17)	$(0.09)	$(0.11)	$(0.03)

Net Loss per share – Basic and diluted	$(0.27)	$(0.12)	$(0.19)	$(0.05)

Weighted average shares outstanding
Basic	34,484,068	34,967,923	34,954,845	34,962,928
Diluted	34,484,068	34,967,923	34,954,845	34,962,928

The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.

Consolidated Statement of Changes in Shareholders’ Equity

(Unaudited)

	Common stock- number of shares	Common stock amount	Additional paid-in capital	Common stock subscribed but not issued	Accumulated Deficit	Accumulated other comprehensive income	Total stockholders’ equity
Balance at May 31, 2009	31,753,865	$31,754	$35,179,191	$—	$(16,462,414)	$245,258	$18,993,789
Stock exchanged for subsidiary exchangeable shares and stock subject to issuance in connection with plan of arrangement (see Note 11)	150	—	—	—	—	—	—
Stock-based compensation expense	—	—	1,040,174	—	—	—	1,040,174
Stock repurchase	(5,000)	(5)	(2,395)	—	—	—	(2,400)
Stock issued as part of acquisition	1,000,000	1,000	1,399,000	—	—	—	1,400,000
Stock issued in escrow	505,000	505	706,495	—	—	—	707,000
Stock subscribed but not issued	—	—	—	2,373,000	—	—	2,373,000
Warrants issued	—	—	3,614,706	—	—	—	3,614,706
Net loss for the period	—	—	—	—	(9,350,641)	—	(9,350,641)
Foreign currency translation adjustment	—	—	—	—	—	243,995	243,995
Unrealized gain on marketable securities – net of taxes	—	—	—	—	—	86,366	86,366

Total comprehensive loss							(9,020,280)

Balance at February 28, 2010	33,254,015	$33,254	$41,937,171	$2,373,000	$(25,813,055)	$575,619	$19,105,989

The accompanying notes are an integral part of these consolidated financial statements.

API TECHNOLOGIES CORP.

Consolidated Statements of Cash Flows

	For the Nine Months Ended February 28
	2010 (Unaudited)	2009 (Unaudited)
Cash flows from operating activities
Net loss	$(9,350,641)	$(4,332,733)
Less: Loss from discontinued operations	5,755,193	2,830,559
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	693,517	628,275
Amortization of note discounts	98,157	—
Write down of fixed assets held for sale	324,410	200,000
Stock based compensation	1,040,174	662,857
Gain on business asset acquisition	(993,192)	—
(Gain) loss on sale of fixed assets	(961,412)	263,468
Deferred income taxes	(714)	37,158
Changes in operating asset and liabilities, net of business acquisitions
Accounts receivable	(2,343,301)	507,057
Inventories	1,475,092	1,193,479
Prepaid expenses and other current assets	423,274	70,106
Accounts payable and accrued expenses	2,320,173	(622,265)
Deferred revenue	101,325	—

Net cash (used) provided by continuing activities	(1,417,945)	1,437,961
Net cash used by discontinued operations	(2,679,441)	(2,648,072)

Net cash used by operating activities	(4,097,386)	(1,210,111)
Cash flows from investing activities
Purchase of fixed assets	(545,868)	(144,837)
Proceeds from disposal of fixed assets (note 2)	2,827,012	785,742
Business acquisitions net of cash acquired of $2,064,587 (note 4)	(16,935,413)	—
Discontinued operations (note 5)	(43,433)	(354,323)

Net cash (used) provided by investing activities	(14,697,702)	286,582
Cash flows from financing activities
Proceeds from issuance of common shares and share application	—	1,550,000
Repurchase and retirement of common shares	(2,400)	(192,984)
Short-term borrowings advances (repayments)	—	(305,352)
Repayment of long-term debt	(231,003)	(33,631)
Net proceeds – long-term debt (note 10 and 14b)	23,650,000	—

Net cash provided by financing activities	23,416,597	1,018,033
Effect of exchange rate on cash and cash equivalents	(22,972)	(261,842)

Net change in cash and cash equivalents	4,598,537	(167,338)
Cash and cash equivalents, beginning of period – continuing operations	2,423,835	2,657,156
Cash and cash equivalents, beginning of period – discontinued operations	6,093	9,953

Cash and cash equivalents, beginning of period	2,429,928	2,667,109
Cash and cash equivalents, end of period	$7,028,465	$2,499,771
Less: cash and cash equivalents of discontinued operations, end of period	58,803	40,510

Cash and cash equivalents of continuing operations, end of period	$6,969,662	$2,459,261

The accompanying notes are an integral part of these consolidated financial statements.

API Technologies Corp.

Notes to Consolidated Financial Statements

(Unaudited)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

API Technologies Corp. (“API”, and together with its subsidiaries, the “Company”), formerly API Nanotronics Corp., designs, develops and manufactures high reliability engineered solutions, systems, secure communications and electronic components for military and aerospace applications, including mission critical information systems and technologies.

On January 20, 2010 three newly formed subsidiaries, API Systems, Inc. (“API Systems”), API Defense, Inc. (“API Defense”) and API Defense USA, Inc. (“API USA” and collectively with API Systems and API Defense, the “API Subsidiaries”) entered into an asset purchase agreement with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“K Industries” and collectively with KDS and KII, the “Seller Companies”) dated January 20, 2010 pursuant to which the API Subsidiaries purchased substantially all of the assets of the Seller Companies (see Note 4). The Seller Companies included defense subcontractors specializing in electronics and engineered systems for various world governments, as well as military, defense, aerospace and homeland security prime contractors.

API, through the July 7, 2009 acquisition of Cryptek Technologies Inc. (see Note 4), expanded its manufacturing and design of products to include secured communication products, including ruggedized computer products, network security appliances, and TEMPEST Emanation prevention products. API continues to position itself as a total engineered solution provider to various world governments, as well as military, defense, aerospace and homeland security contractors.

The unaudited consolidated financial statements include the accounts of API and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. There are no other entities controlled by the Company, either directly or indirectly. The financial statements have been prepared in accordance with the requirements of Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”).

Accordingly, certain information and footnote disclosures required in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. Statements are subject to possible adjustments in connection with the annual audit of the Company’s accounts for the year ended May 31, 2010. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments), which the Company considers necessary for the fair presentation of the Company’s consolidated financial position as of February 28, 2010 and the results of its operations and cash flows for the nine month period ended February 28, 2010. Results for the interim period are not necessarily indicative of results that may be expected for the entire year or for any other interim periods. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto as of and for the fiscal year ended May 31, 2009 included in the Company’s Form 10-K filed with the SEC on August 27, 2009.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting estimates

The preparation of financial statements in conformity with generally accepted accounting principle in the United States requires management to make certain estimates and assumptions that affect the reported amounts in the consolidated financial statements, and the disclosures made in the accompanying notes. Examples of estimates include the provisions made for bad debts and obsolete inventory, estimates associated with annual goodwill impairment tests, and estimates of deferred income tax and liabilities. The Company also uses estimates when assessing fair values of assets and liabilities acquired in business acquisitions as well as any the fair value and any related impairment charges related to the carrying value of machinery and equipment, other long-lived assets, fixed assets held for sale and discontinued operations

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

and in determining their remaining economic lives. In addition, the Company uses assumptions when employing the Black-Scholes valuation model to estimate the fair value of options. Despite the Company’s intention to establish accurate estimates and use reasonable assumptions, actual results may differ from these estimates.

Inventory

Inventories, which include materials, labor, and manufacturing overhead, are stated at the lower of cost (first-in, first-out basis) or net realizable value. The Company records a provision for both excess and obsolete inventory when write-downs or write-offs are identified. The inventory valuation is based upon assumptions about future demand, product mix and possible alternative uses.

Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation and are depreciated using the following methods over the following periods:

Straight line basis
Buildings and buildings and leasehold improvements	5-40 years
Computer equipment	3 years
Furniture and fixtures	5 years
Machinery and equipment	5 to 10 years
Vehicles	3 years

Betterments are capitalized and amortized by the Company, using the same amortization basis as the underlying assets over the remaining useful life of the original asset. Betterments include renovations, major repairs and upgrades that increase the service of a fixed asset and extend the useful life. Gains and losses on depreciable assets retired or sold are recognized in the consolidated statements of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.

Fixed Assets Held for Sale

Fixed assets held for sale have been classified as held for sale in the consolidated balance sheets. The Company estimated the fair value of the net assets to be sold at approximately $930,000 compared to $2,500,000 at May 31, 2009. The decrease is directly attributed to the sale of land it owned adjacent to one of the Company’s manufacturing sites in the United States and the sale of land and a building of a manufacturing site in Canada.

Discontinued Operations

Components of the Company that have been or will be disposed of are reported as discontinued operations. The assets and liabilities relating to API Nanofabrication and Research Corporation (“NanoOpto”) have been reclassified as discontinued operations in the consolidated balance sheets for fiscal 2009 and 2010 and the results of operations of NanoOpto for the current and prior periods are reported as discontinued operations and not included in the continuing operations figures. (Note 5)

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from business acquisitions accounted for under the purchase method. Goodwill and intangible assets with indefinite lives are not amortized but are subject to impairment by applying a fair value based test.

The goodwill recorded in the consolidated financial statements relates to previous acquisitions, including the Seller Companies in fiscal 2010. The Company performs goodwill impairment testing annually using the discounted future cash flows technique. When the carrying amount of the assets exceeds its fair value, the implied fair value of the goodwill is compared with the carrying amount to measure whether there is an impairment loss. The Company’s impairment test based on future cash flows significantly exceeded the carrying value of the assets at May 31, 2009. The Company has determined there was no impairment in goodwill as of February 28, 2010 and May 31, 2009.

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Intangible assets that have a finite life are amortized using the following basis over the following period:

Non-compete agreements	Straight line over 5 years
Customer contracts	Based on revenue earned on the contract
Computer software	3-5 years
Patents and customer related intangibles	15-20 years

Long-Lived Assets

The Company periodically evaluates the net realizable values of long-lived assets, principally identifiable intangibles and capital assets, for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, as determined based on the estimated future undiscounted cash flows. If such assets were considered to be impaired, the carrying value of the related assets would be reduced to their estimated fair value.

Revenue Recognition

The Company recognizes non-contract revenue when it is realized or realizable and earned. The Company considers non-contract revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery is not considered to have occurred until products have been shipped and risk of loss and ownership has transferred to the client.

Revenue from contracts is recognized using the percentage of completion method. The degree of completion is determined based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated for each contract. A provision is made for losses on contracts in progress when such losses first become known. Revisions in cost and profit estimates, which can be significant, are reflected in the accounting period in which the relevant facts become known. Revenue from contracts under the percentage of completion method is not significant to the financials.

Deferred Revenue

The Company defers revenue when payment is received in advance of the service or product being shipped or delivered. For some of the larger government contracts, the Company will bill upon meeting certain milestones. These milestones are established by the customer and are specific to each contract. Unearned revenue is recorded as deferred revenue. The Company recognizes revenue on the contracts when items are shipped.

At February 28, 2010, the Company had deferred revenues of approximately $12,007,000 compared to approximately $229,000 at May 31, 2009. The asset acquisition of the Seller Companies accounted for approximately $11,788,000 of the increase.

Warranty

The Company provides up to a one-year product defect warranty on various products from the date of sale. Historically, warranty costs have been nominal and have been within management’s expectations. The Company has accrued approximately $270,000 and $81,000, in warranty liability as of February 28, 2010 and May 31, 2009, respectively, which has been included in accounts payable and accrued expenses. The asset acquisition of Cryptek accounted for approximately $211,000 of the February 28, 2010 amount.

Research and Development

Research and development expenses are recorded when incurred.

Stock-Based Compensation

The Company follows the authoritative guidance for accounting for stock-based compensation. The guidance requires that new, modified and unvested share-based payment transactions with employees, such

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

as grants of stock options and restricted stock, be recognized in the financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model which takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the option. The Company also follows the guidance for equity instruments issued to consultants.

Foreign Currency Translation and Transactions

The Company’s functional currency is United States dollars and the consolidated financial statements are stated in United States dollars, “the reporting currency.” Integrated operations have been translated from Canadian dollars into United States dollars at the period-end exchange rate for monetary balance sheet items, the historical rate for shareholders’ equity, and the average exchange rate for the year for revenues, expenses, gains and losses. The gains or losses on translation are included as a component of other comprehensive income (loss) for the period.

Receivables and Credit Policies

Accounts receivable are non-interest bearing, uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s estimate of the amounts that will not be collected.

Financial Instruments

The fair values of financial instruments including cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and short-term borrowings approximate their carrying values due to the short-term nature of these instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest rate, currency or credit risks arising from its financial instruments. Marketable securities are included at fair value. The recorded value of long-term debt approximates the fair value of the debt as the terms and rates approximate market rates.

The Company carries out a portion of transactions in foreign currencies included in the Company’s cash, marketable securities, accounts receivable, accounts payable and bank indebtedness with balances denominated in US dollars as well as a mortgage loan denominated in Pound Sterling.

Concentration of Credit Risk

The Company maintains cash balances, at times, with financial institutions, which are in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) and Canadian Deposit Insurance Corporation (CDIC). Management monitors the soundness of these institutions and has not experienced any collection losses with these institutions.

The US, Canadian and United Kingdom Governments’ Departments of Defense (directly and through subcontractors) accounts for approximately 49%, 9% and 11% of the Company’s 2010 revenues, respectively, while the US Government Department of Defense (directly and through subcontractors) accounted for 71% of the Company’s revenue in 2009. One of these customers represented approximately 12% of revenues for the nine months ended February 28, 2010 and a separate customer represented 15% of revenues for the year ended May 31, 2009, respectively. One customer, a tier one Defense subcontractor, represented 37% of accounts receivable as of February 28, 2010. No one customer represented over 10% of our accounts receivable at May 31, 2009.

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Earnings (Loss) per Share of Common Stock

Basic earnings (loss) per share of common stock is computed by dividing income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share of common stock gives effect to all dilutive potential shares of common stock outstanding during the period. The computation of diluted earnings (loss) per share does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings (loss) per share (Note 15).

Comprehensive Income (Loss)

Comprehensive income (loss), which includes foreign currency translation adjustments and unrealized gains on marketable securities, is shown in the Consolidated Statement of Changes in Shareholders’ Equity.

Comparative Reclassifications

Certain amounts from 2009 have been reclassified to conform to the 2010 financial statement presentation. The reclassifications had no effect on previously reported net loss or the balance sheet.

3. EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance which stipulates the FASB Accounting Standards Codification is the source of authoritative U.S. Generally Accepted Accounting Principles (“GAAP”) recognized by the FASB to be applied by non-governmental entities, and supersedes all existing non-SEC standards. This guidance is effective for the Company’s fiscal year beginning August 1, 2009. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

On June 15, 2009, the Company adopted the accounting standard regarding the general standards for accounting for, and disclosure of, events that occur after the balance sheet date but before the financial statements are issued. This standard was effective prospectively for all interim and annual reporting periods after June 15, 2009. Since this standard only formalizes existing GAAP, the adoption of this pronouncement did not have a material impact on the Company’s 2009 consolidated financial statements.

In April 2008, the FASB issued guidance related to determining the useful life of intangible assets. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The objective of the guidance is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued guidance related to the disclosures about fair value of financial instruments. This guidance extends to interim periods certain disclosures about fair value of financial instruments for publicly traded companies and amends guidance on interim financial reporting, to require those disclosures in summarized financial information at interim reporting periods. The Company’s adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In April 2008, the Company adopted the FASB issued guidance related to the fair value measurement of financial assets and liabilities that are remeasured and reported at fair value at least annually. The guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Effective June 1, 2009 the Company adopted the provisions of this guidance for non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the consolidated financial statements on a nonrecurring basis. The application of the guidance to the financial assets and liabilities and nonfinancial assets and liabilities that are remeasured and reported at fair value at least annually did not have any impact on our financial results.

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

In March 2008, the FASB issued guidance related to the disclosures about derivative instruments and hedging activities. This guidance is intended to enhance the current financial statement disclosure framework. The guidance requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using the derivatives. Finally, this guidance requires cross-referencing within the footnotes, which should help users of financial statements to locate important information about derivative instruments. The adoption of this guidance did not have a significant impact on the consolidated results of operations or financial position of the Company.

In December 2007, the FASB issued an amendment to an existing accounting standard which provides guidance related to business combinations. The amendment retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. This amendment also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This amendment applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. This guidance is effective for the Company’s fiscal year beginning June 1, 2009. The adoption of this guidance resulted in the Company recognizing a gain associated with the Cryptek Technologies Inc. acquisition (see note 4).

Recently Issued Accounting Pronouncements

In October 2009, the FASB issued guidance related to revenue recognition for arrangements with multiple deliverables. This guidance eliminates the residual method of allocation and requires the relative selling price method when allocating deliverables of a multiple-deliverable revenue arrangement. The determination of the selling price for each deliverable requires the use of a hierarchy designed to maximize the use of available objective evidence including, vendor specific objective evidence, third party evidence of selling price, or estimated selling price. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, and must be adopted in the same period using the same transition method. If adoption is elected in a period other than the beginning of a fiscal year, the amendments in these standards must be applied retrospectively to the beginning of the fiscal year. Full retrospective application of these amendments to prior fiscal years is optional. Early adoption of these standards may be elected. We are currently evaluating the impact of these new accounting standards on our consolidated financial statements.

4. Asset Acquisitions

a) Cryptek Technologies Inc.

On July 7, 2009, API Cryptek Inc. (“API Cryptek”), a wholly-owned subsidiary of the Company, incorporated on June 23, 2009, acquired substantially all of the assets of Cryptek Technologies Inc. (“Cryptek”), including its wholly-owned subsidiaries, Emcon Emanation Control Ltd., located in Canada and Secure Systems & Technologies, Ltd., located in the United Kingdom and its division Ion Networks (DBA Cryptek) located in the United States, through the foreclosure on API Cryptek’s security interest and liens in the Cryptek assets, and subsequent sale under the Uniform Commercial Code. API Cryptek was the successful bidder of the Cryptek assets at the sale, by bidding the total amount owed by Cryptek to API Cryptek under loan documents previously purchased by API Cryptek for $5,000,000.

Cryptek developed and delivered secure communication solutions to various industries and government agencies. Cryptek also was a provider of emanation security products and solutions.

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

The Cryptek acquisition was completed as an all-cash transaction with proceeds from corporate funds and the private placement of secured, convertible promissory notes completed June 23, 2009.

The Company has accounted for the acquisition using the purchase method of accounting in accordance with the guidance on business combinations. The Company also incurred legal costs, reorganization charges and professional fees in connection with the acquisition of approximately $790,000. The expenses are accounted for as operating expenses. The results of operations of API Cryptek have been included in the Company’s results of operations beginning on July 7, 2009.

This guidance requires that identifiable assets acquired and liabilities assumed be reported at fair value as of the acquisition date of a business combination. The fair values of the assets acquired and the liabilities assumed have been determined provisionally and are subject to adjustment as additional information is obtained by the Company.

Cash	$2,071,270
Accounts receivable and prepaids	2,409,736
Inventory	3,484,300
Fixed assets	3,434,836
Customer related intangibles	508,000
Assumed current liabilities	(4,013,448)
Assumed mortgage payable	(1,901,502)

Fair value of net assets acquired	$5,993,192

The fair value of the net assets acquired in this transaction exceeded the fair value of the purchase price. As a result, in accordance with the guidance, the Company recognized a gain on acquisition of approximately $993,000 in the consolidated statement of operations for the nine months ended February 28, 2010. Such gain is included in other income (expense), net.

The fair value of the consideration, assets acquired and liabilities assumed remain subject to potential adjustments. Material adjustments, if any, to provisional amounts in subsequent periods, will be reflected retrospectively as required.

Revenues and net loss from the date of acquisition of API Cryptek, July 7, 2009, to February 28, 2010 were approximately $14,846,000 and $(2,946,000), respectively.

Fixed assets acquired in this transaction consist of the following:

Buildings and leasehold improvements	$2,820,576
Machinery and equipment	530,747
Furniture and fixtures	36,857
Vehicles	46,656

Total fixed assets acquired	$3,434,836

b) Kuchera Defense Systems, KII Inc. and Kuchera Industries, LLC

On January 20, 2010, three newly formed subsidiaries, API Systems, Inc. (“API Systems”), API Defense, Inc. (“API Defense”) and API Defense USA, Inc. (“API USA” and collectively with API Systems and API Defense, the “API Subsidiaries”) entered into an asset purchase agreement with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“K Industries” and collectively with KDS and KII, the “Seller Companies”) dated January 20, 2010 pursuant to which the API Subsidiaries purchased substantially all of the assets of the Seller Companies.

The Seller Companies included defense subcontractors specializing in electronics and engineered systems for the defense and aerospace industries based in Pennsylvania. The API Subsidiaries purchased the assets of the Seller Companies for total consideration of $28,480,000, comprised of (i) $24,000,000, comprised of $14,000,000 of cash paid at closing and a $10,000,000 short term note (the “Sellers’ Note”) dated January 20, 2010 issued to the Seller Companies and (ii) 3,200,000 shares of API common stock (the

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

“Shares”) payable as follows: 1,000,000 Shares were issued and delivered at closing, 1,000,000 Shares are to be issued and delivered on the first anniversary of the closing and 1,200,000 Shares are to be issued and delivered on the second anniversary of the closing. The principal amount of the Sellers’ Note is subject to downward adjustment in the event the value of the assets purchased is less than contemplated by the parties. The Company has issued 505,000 shares in escrow from the 2,200,000 shares remaining to be delivered. The API Subsidiaries may claim the escrowed shares in the event amounts become due to them under the indemnification provisions of the asset purchase agreement. The unissued shares have been accounted for as common stock subscribed but not issued. The stock issued and to be issued was valued at $1.40 per share, the fair value of the common stock at the transaction date.

The Company has accounted for the acquisition using the purchase method of accounting in accordance with the guidance on business combinations. The Company also incurred legal costs, reorganization charges and professional fees in connection with the acquisition of approximately $1,140,175. The expenses are accounted for as operating expenses. The results of operations of the API Defense Subsidiaries have been included in the Company’s results of operations beginning on January 20, 2010.

This guidance requires that identifiable assets acquired and liabilities assumed be reported at fair value as of the acquisition date of a business combination. The fair values of the assets acquired and the liabilities assumed have been determined provisionally and are subject to adjustment as additional information is obtained by the Company.

Accounts receivable and prepaids	$8,782,777
Inventory	23,131,160
Fixed assets	5,490,129
Technology and Customer related intangibles	2,585,000
Goodwill	3,978,885
Assumed current liabilities	(2,741,772)
Assumed deferred revenue	(11,628,411)
Assumed capital leases payable	(1,117,768)

Fair value of net assets acquired	$28,840,000

The fair value of the API Subsidiaries exceeded the underlying fair value of all other assets acquired, thereby giving rise to the goodwill. Technology and customer related intangibles are amortized on a straight line basis over 15 years.

The fair value of the consideration, assets acquired and liabilities assumed remain subject to potential adjustments. Material adjustments, if any, to provisional amounts in subsequent periods, will be reflected retrospectively as required.

Revenues and net income of API Subsidiaries, from the date of acquisition January 20, 2010 to February 28, 2010, were approximately $7,203,000 and $1,357,000, respectively.

Fixed assets acquired in this transaction consist of the following:

Buildings and leasehold improvements	$1,958,390
Machinery and equipment	3,337,661
Furniture and fixtures	120,667
Vehicles	73,411

Total fixed assets acquired	$5,490,129

The following unaudited pro forma summary presents the combined results of operations as if the Seller Companies and Cryptek acquisitions described above had occurred at the beginning of the period for the nine and three months ended February 28, 2010, respectively.

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

	Nine months ended February 28, 2010 (Pro forma)	Three months Ended February 28, 2010 (Pro forma)
Revenues	$85,261,454	$28,506,921
Net loss from continuing operations	$(2,311,538)	$(1,932,121)
Net loss	$(8,066,731)	$(5,899,721)
Net loss from continuing operations per share – basic and diluted	$(0.07)	$(0.06)
Net loss per share – basic and diluted	$(0.23)	$(0.17)

The Company is completing the comparative information required to present pro forma financial statements, which will be reflected in subsequent periods.

5. Discontinued Operations

On February 22, 2010 the Company announced that it is closing its nanotechnology research and development subsidiary, NanoOpto, which was acquired by API in 2007 and is located in Somerset, New Jersey. The Company expects the shut down process to be completed by May 31, 2010.

The operating results of NanoOpto are summarized as follows:

	Nine months ended February 28,		Three months ended February 28,
	2010	2009	2010	2009
Revenue, net	482,899	249,360	40,591	79,675
Cost of revenues	113,669	50,720	11,964	16,424

Gross Profit	369,230	198,640	28,627	63,251
General and administrative	534,226	734,700	171,390	244,009
Research and development	2,772,200	2,560,479	1,035,183	900,735
Selling expenses	53,342	44,868	14,734	44,633
Provision for income taxes	1,560	4,001	520	4,001
Other income	(19,250)	—	(8,035)	—
Write-down of long-lived assets	2,782,345	—	2,782,435	—

Loss from discontinued operations, net of tax	(5,755,193)	(3,145,408)	(3,967,600)	(1,130,127)

The write-down of $2,782,345 resulted from the Company’s analysis of the net realizable value of the long-lived assets of discontinued operations. The Company has determined the fair value of these long-lived assets using Level 3 inputs for fair value measurement purposes. A valuation report was obtained from an independent third party, who developed the estimates using Level 3 inputs including recent sales of like or similar equipment.

The assets and liabilities relating to NanoOpto consisted of the following:

	February 28, 2010	May 31, 2009
Cash	$58,803	$6,093
Accounts receivable	36,242	7,361
Prepaid expenses	32,363	53,219

Current assets of discontinued operations	127,408	66,673

Fixed assets, net	1,500,000	3,361,065
Intangible assets, net	—	1,267,398

Long-lived assets of discontinued operations	1,500,000	4,628,463

Accounts payable and accrued expenses	604,128	622,131

Current liabilities of discontinued operations	604,128	622,131

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

6. Inventories

Inventories consisted of the following:

	February 28, 2010	May 31, 2009
Raw materials	$9,732,662	$2,580,454
Work in progress	19,013,049	1,369,842
Finished goods	2,323,915	1,938,139

Total	$31,069,626	$5,888,435

7. Goodwill and Intangible Assets

Changes in the carrying amount of Goodwill were as follows:

Balance, May 31, 2009	$1,130,906
Goodwill from business acquisition (note 4b)	3,978,885

Balance, February 28, 2010	$5,109,791

Changes in the carrying amount of Intangible assets were as follows:

Balance, May 31, 2009	$221,823
Intangible assets from Cryptek acquisition (note 4a)	508,000
Intangible assets from Seller Companies (note 4b)	2,585,000
Less: Amortization	(66,608)

Balance, February 28, 2010	$3,248,215

8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	February 28, 2010	May 31, 2009
Accounts payable and accrued expenses	$10,844,326	$2,556,404
Wage and vacation accrual	1,548,974	830,031

Total	$12,393,300	$3,386,435

9. Sellers’ Note Payable

The Company was obligated under the following debt instrument:

	February 28, 2010	May 31, 2009
Sellers’ Note payable, due December 31, 2010, 5% interest	$10,000,000	$—

On January 20, 2010, the API Subsidiaries issued a $10,000,000 short term note in connection with the purchase of the assets of the Seller Companies (see Note 4). The principal amount of the Sellers’ Note is subject to downward adjustment in the event the value of the assets purchased is less than contemplated by the parties. The Sellers’ Note bears interest at an annual rate of five percent (5%) and matures on December 31, 2010. The Sellers’ Note provides for certain monthly interest payments. The entire principal balance and accrued interest is due and payable at maturity. The Sellers’ Note is secured by certain assets of the Seller Companies purchased by the API Subsidiaries, excluding government contracts.

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

10. Long-Term Debt

The Company was obligated under the following debt instruments:

	February 28, 2010	May 31, 2009
Convertible promissory notes, net of discount of $207,024 and $0 at February 28, 2010 and May 31, 2009, respectively, due June 23, 2012, 12% interest (a)	$3,442,976	$—
Secured promissory notes, net of discount of $3,309,526 and $0 at February 28, 2010 and May 31, 2009, respectively, due January 20, 2013, 15% interest (b)	16,690,474	—
Mortgage loan, due 2027, 1.35% above Barclays fixed bank rate (c)	1,687,126	—
Capital leases payable	1,158,768	18,707
Other	—	89,748

	$22,979,344	$108,455
Less: Current portion of long-term debt	(278,796)	(96,296)

Long-term portion	$22,700,548	$12,159

a)	On June 23, 2009, the Company issued secured, convertible promissory notes (“Convertible Notes”) to a group of investors in the aggregate principal amount of $3,650,000 (see Note 14). Interest on the convertible notes is payable at the annual rate of 12% at the end of each calendar quarter. The Convertible Notes are secured by the personal property of the Company and its subsidiaries. The Convertible Notes are due on June 23, 2012.

The outstanding principal amount of the Convertible Notes and/or accrued and unpaid interest or any portion thereof are convertible at the holder’s option into shares of common stock, of the Company, at a price per share equal to $0.75 per share. The Company used the proceeds of the Convertible Notes to purchase all of the rights, title and interest of Wachovia Bank, National Association (“Wachovia Bank”) and Wachovia Capital Finance Corporation (Canada) (collectively with Wachovia Bank, “Wachovia”) in and to certain loans and financing documents (the “Cryptek Loan”). The loans and financing documents included the loan to Cryptek by Wachovia and security agreements covering substantially all of the assets of Cryptek.

On December 21, 2009, the Note and Security Agreement between the Company and the holders of the Convertible Notes was amended (the “First Amendment”). The holders of the Convertible Notes agreed that the Company may incur senior secured debt in connection with any line of credit or other working capital facility, or in connection with any stock or asset acquisition. In consideration of the holders of the Convertible Notes entering into the First Amendment, the Company agreed to issue warrants to purchase approximately 250,000 shares of the common stock of the Company (the “December Warrants”), pro rata among the Convertible Notes holders, at an exercise price of $1.27 per share. The December Warrants expire June 23, 2012.

The number of shares of common stock that can be purchased upon the exercise of the December Warrants and the exercise price of the December Warrants are subject to customary anti-dilution provisions. The Company evaluated the December Warrants for purposes of classification and determined they did not embody any of the conditions for liability classification, but rather meet the conditions for equity classification. In addition, the Company determined that the December Warrants should be treated as a modification and not an extinguishment of debt. As a result, the discount will be amortized over the life of the Convertible Notes using the interest method.

The following table summarizes the accounting for the December Warrants:

January 20, 2010
Warrants Fair Value	$223,398

Black-Scholes Model Assumptions:
Risk free interest	1.36%
Expected volatility	131%
Expected life	2.5 years
Dividend rate	—

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

For the period from inception to February 28, 2010, non-cash interest expense includes $16,374 for the amortization of the convertible note discount using the interest method.

b)	On January 20, 2010 and January 22, 2010, API received total cash proceeds of $20,000,000 in conjunction with the sale of Secured Promissory Notes (“Notes”) with a principal amount of $20,000,000 and warrants to purchase 3,571,447 shares of common stock (“Warrants”) of API to various investors including certain Directors and Officers of the Company. Neither the Seller Companies nor their owners were issued any Notes or Warrants.

The Notes are due three years from issuance. Interest accrues at an annual rate of 15% per annum and is payable in arrears each calendar quarter. The entire principal balance and all accrued and unpaid interest on the Notes is payable upon maturity. The Company can elect to prepay all or a portion of the Notes anytime. If the Company elects to prepay in the first year, it must pay the investor interest that would have accrued on such prepaid amount from and after the prepayment date to January 20, 2011. Otherwise, the Company must pay the investor an additional 2% of the prepaid amount. The Notes are secured by the assets of API and its subsidiaries pursuant to security agreements, excluding real estate. The security interests of the Notes are subordinate to (1) working capital loans and (2) securities interests granted in connection with any acquisition by API of other companies, lines of businesses or assets, or the financing thereof.

The warrants have an exercise price of $1.40 per share and expire in five years. The number of shares of common stock that can be purchased upon the exercise of the Warrants and the exercise price of the Warrants are subject to customary anti-dilution provisions. The Company evaluated the Warrants for purposes of classification and determined that they did not embody any of the conditions for liability classification, but rather meet the conditions for equity classification.

The following table summarizes the accounting of the Notes and Warrants:

January 20, 2010
Notes Fair Value	$20,000,000
Note Relative Fair Value	16,608,692
Warrants Fair Value	4,083,774
Warrant Relative Fair Value	3,391,308

Black-Scholes Model Assumptions:
Risk free interest	2.27%
Expected volatility	116%
Expected life	5 years
Dividend rate	—

For the period from inception to February 28, 2010, non-cash interest expense includes $81,783 for the amortization of the note discount using the interest method.

c)	A subsidiary of the Company in the United Kingdom entered into a 20 year term mortgage agreement in 2007, under which interest is charged at a margin of 1.35% over Barclays Fixed Base Rate of 0.5% at February 28, 2010. The mortgage is secured by the subsidiaries’ land and building.

On December 21, 2009, the Company secured a line of credit facility at its Emcon Emanation Control subsidiary in Canada in the amount of $997,000 ($1,000,000 CAD). The line of credit facility is variable rate debt tied to the prime rate in Canada. The facility is secured by the subsidiaries’ assets. As of February 28, 2010 there are no amounts outstanding under this facility.

11. Shareholders’ Equity

On January 20, 2010 the Company agreed to issue Warrants to purchase 3,571,447 shares of common stock of API to various investors in a private transaction that raised $20,000,000 in principal amount of Notes used to help finance the purchase of the assets of the Seller Companies (Note 10b). Neither the Seller Companies nor their owners were issued any Notes or Warrants.

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

On January 20, 2010 the Company issued 3,200,000 shares of API common stock payable as part of the compensation to the Seller Companies (Note 4) or their designees. 1,000,000 shares were issued and delivered at closing, 1,000,000 shares are to be issued and delivered on the first anniversary of the closing and 1,200,000 shares are to be issued and delivered on the second anniversary of the closing. The Company has issued 505,000 shares in escrow from the 2,200,000 shares remaining to be delivered. The API Subsidiaries may claim the escrowed shares in the event amounts become due to them under the indemnification provisions of the asset purchase agreement. The unissued shares have been accounted for as common stock subscribed but not issued.

On December 21, 2009, API issued the December Warrants to purchase approximately 250,000 shares of the common stock of API to Convertible Note-holders (see Note 10a), at an exercise price of $1.27 per share. The December Warrants expire June 23, 2012. The December Warrants were issued in consideration for the holders of the Convertible Notes agreement that the Company may incur senior secured debt in connection with any line of credit or working capital facility, or in connection with any stock or asset acquisition.

On October 22, 2009, API Technologies Corp., formerly known as API Nanotronics Corp., changed its name to “API Technologies Corp.” The change of the Company’s name was implemented by means of an amended and restated certificate of incorporation of the Company filed pursuant to Section 242 of the Delaware General Corporation Law on October 22, 2009. The holders of the outstanding common stock of the Company approved the change in name on October 22, 2009. A conforming change was also made to the Company’s by-laws to reflect the change in the Company’s name. The amendment to the by-laws to reflect the new name of the Company was approved by the board of directors of the Company at a meeting held on October 22, 2009.

In connection with the Plan of Arrangement that occurred on November 6, 2006, the Company was obligated to issue 9,418,020 shares of either API common stock or exchangeable shares of API Nanotronics Sub, Inc. in exchange for the API common shares previously outstanding. As of February 28, 2010, (i) API had issued 6,913,610 shares of its common stock for API common shares or upon the exchange of previously issued exchangeable shares, (ii) API Nanotronics Sub, Inc. had issued 2,338,518 shares of its exchangeable shares for API common shares (excluding exchangeable shares held by the Company and its affiliates and exchangeable shares subsequently exchanged for our common stock), which exchangeable shares are the substantially equivalent to our common stock, and (iii) API’s transfer agent was awaiting stockholder elections on 165,177 shares of API common stock or exchangeable shares of API Nanotronics Sub, Inc. issueable with respect to the remaining API common shares. Consequently, API has not issued, but is obligated to issue, 2,503,589 shares of its common stock under the Plan of Arrangement either directly for API common shares or in exchange for API Nanotronics Sub, Inc. exchangeable shares not held by API or its affiliates.

On February 9, 2009, the Company authorized a program to repurchase up to 10% of its common stock over the next 12 months. As of February 28, 2010, the Company repurchased and retired 717,822 of its common stock for net outlay of $212,103.

During the nine months ended February 28, 2010 the Company issued 2,753,108 options related to employment arrangements (Note 12). These option grants were valued using the Black-Scholes option-pricing model.

12. Stock-Based Compensation

On October 26, 2006, the Company adopted its 2006 Equity Incentive Plan (the “Equity Incentive Plan”), which was approved at the 2007 Annual Meeting of Stockholders of the Company. All the prior options issued by API were carried over to this plan under the provisions of the Plan of Arrangement. On October 22, 2009, the Company amended the 2006 Equity Compensation Plan to increase the number of shares of common stock under the plan from 5,000,000 to 8,500,000. Of the 8,500,000 shares authorized under the Equity Incentive Plan, 2,422,378 shares are available for issuance pursuant to options or as stock as of February 28, 2010. Under the Company’s Equity Incentive Plan, incentive options and non-statutory options may have a term of up to ten years and fifteen years, respectfully, from the date of grant. The stock option exercise prices are generally equal to at least 100 percent of the fair market value of the underlying shares on the date the options are granted.

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

As of February 28, 2010, there was $3,374,860 of total unrecognized compensation related to non-vested stock options, which are not contingent upon attainment of certain milestones. For options with certain milestones necessary for vesting, the fair value is not calculated until the conditions become probable. The cost is expected to be recognized over the remaining periods of the options, which are expected to vest from 2010 to 2015. No stock options were issued to the Seller Companies or their owners.

During the nine months ended February 28, 2010 and 2009, $1,040,174 and $662,857, respectively, has been recognized as stock-based compensation expense in general and administrative expense.

The fair value of each option grant is estimated at the grant date using the Black-Scholes option-pricing model based on the assumptions detailed below:

	February 28, 2010	February 28, 2009
Expected volatility	112.8%	72.1%
Expected dividends	0%	0%
Expected term	3 – 5 years	4 – years
Risk-free rate	2.37%	4.00%

The summary of the common stock options granted, cancelled, exchanged or exercised under the Plan:

	Shares	Weighted Average Exercise Price
Stock Options outstanding – May 31, 2008	3,506,850	$1.464
Less forfeited	(71,667)	$2.859
Exercised	—	$—
Issued	106,666	$2.220

Stock Options outstanding – May 31, 2009	3,541,849	$1.493
Less forfeited	(217,335)	$1.925
Exercised	—	$—
Issued	2,753,108	$1.380

Stock Options outstanding – February 28, 2010	6,077,622	$1.428

Stock Options exercisable – February 28, 2010	2,342,120	$1.440

The weighted average grant price of options granted during the nine months ended February 28, 2010 and February 28, 2009 was $1.38 and $2.05, respectively.

Options Outstanding					Options Exercisable
Range of Exercise Price	Number of Outstanding at February 28, 2010	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregate Intrinsic Value	Number Exercisable at February 28, 2010	Weighted Average Exercise Price	Aggregate Intrinsic Value
$1.30 – 3.00	6,015,958	$1.401	7.996	$—	2,309,581	$1.404	$—
$3.01 – 6.00	61,664	$4.035	6.963	$—	32,539	$4.035	$—

	6,077,622		7.968	$—	2,342,120		$—

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

The intrinsic value is calculated at the difference between the market value as of February 28, 2010 and the exercise price of the shares. The market value as of February 28, 2010 was $1.24 as reported by the OTC Bulletin Board.

13. Supplemental Cash Flow Information

Supplemental cash flow information for the nine months ended February 28:

	2010	2009
(a) Supplemental Cash Flow Information
Cash paid for income taxes	$37,948	$820
Cash paid for interest	242,049	5,005
(b) Non cash transactions
Sellers’ note payable issued in business acquisition	$10,000,000	$—
Common stock issued in business acquisition	2,107,000	—
Common stock subscribed but not issued in business acquisition	2,373,000	—
Issuance of warrants with debt modification resulting in debt discount	223,398	—
Issuance of warrants with promissory notes resulting in debt discount	3,391,308	—
Assets acquired and liabilities assumed in business acquisitions, net (note 4)	$28,494,720	$—

14. Related Party Transactions

(a)	Included in general and administrative expenses for the nine months ended February 28, 2010 are consulting fees of $67,447 (2009 - $63,367) paid to an individual who is a director and officer of the Company and rent, management fees, and office administration fees of $140,140 (2009 - $141,836) paid to a corporation of which two of the directors are also directors of the Company. (See Note 16b).

(b)	On June 23, 2009, API issued $3,650,000 of secured, convertible promissory notes to a group of investors. Two of the investors are directors of the Company, and a third investor is controlled by one of those directors and a third director. In addition, on December 20, 2009 the Company agreed to issue warrants to purchase approximately 250,000 shares of the common stock of the Company, pro rata among the convertible notes holders, at an exercise price of $1.27 per share (Note 10a).

Included in interest expenses for the nine months ended February 28, 2010 are interest charges of $90,575 related to the Convertible Notes paid to certain directors of the Company.

(c)	On January 20, 2010, API issued $20,000,000 of secured promissory notes and warrants to purchase 3,571,447 shares of common stock of API to a group of investors (Note 10b). Seven of the investors are, or are affiliates of, directors or officers of the Company. Neither the Seller Companies nor their owners were issued such notes or warrants.

Included in interest expenses for the nine months ended February 28, 2010 are interest charges of $82,541 related to the Notes paid to certain directors and officers of the Company.

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

15. Earnings (Loss) Per Share of Common Stock

The following table sets forth the computation of weighted-average shares outstanding for calculating basic and diluted earnings per share (EPS):

	Nine months ended February 28,		Three months ended February 28,
	2010	2009	2010	2009
Weighted average shares-basic	34,484,068	34,967,923	34,954,845	34,962,928
Effect of dilutive securities	*	*	*	*

Weighted average shares – diluted	34,484,068	34,967,923	34,954,845	34,962,928

Basic EPS and diluted EPS for the nine months ended February 28, 2010 and 2009 have been computed by dividing the net income (loss) by the weighted average shares outstanding. The weighted average numbers of shares of common stock outstanding includes exchangeable shares and shares to be issued under the Plan of Arrangement for the nine months ended February 28, 2010 of 4,096,787 of which, only 2,503,528 shares have been exchanged as of February 28, 2010.

*	All outstanding options aggregating 6,077,622 incremental shares, 3,821,447 warrants and 4,866,667 shares underlying the convertible promissory notes, have been excluded from the February 28, 2010 (all outstanding options aggregating 3,613,517 incremental shares from the February 28, 2009) computation of diluted EPS as they are anti-dilutive due to the losses generated in 2010 and 2009.

16. Commitments

(a)	Rent

The following is a schedule by years of approximate future minimum rental payments under operating leases that have remaining non-cancelable lease terms in excess of one year as of February 28, 2010.

2010	$446,669
2011	1,802,670
2012	1,769,960
2013	1,572,009
2014	1,095,942
Thereafter	4,383,623

Total	$11,070,873

The proceeding data reflects existing leases and does not include replacement upon the expiration. In the normal course of business, operating leases are normally renewed or replaced by other leases. Rent expense amounted to $1,050,703, and $595,935 for the nine months ended February 28, 2010 and 2009, respectively.

b)	The Company has an oral agreement for management services with Icarus Investment Corp. Under the terms of the agreement, the Company is provided with office space, office equipment and supplies, telecommunications, personnel and management services, which renews annually. Included in general and administrative expenses for the nine months ended February 28, 2010 and 2009 are $140,140 and $141,836, respectively.

17. Income Taxes

The Company has identified several tax jurisdictions because it has operations in United States, Canada, and the United Kingdom. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements.

18. Restructuring Charges Related to Consolidation of Operations

In accordance with accounting guidance for costs associated with asset exit or disposal activities, restructuring costs are recorded as incurred. Restructuring charges for employee workforce reductions are recorded upon employee notification.

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

The first nine months of fiscal year 2010 restructuring actions included charges of approximately $185,000 related to workforce reductions and other expenses related to consolidating its two wholly-owned subsidiaries in Ottawa, Canada. The Company also realized impairment charges of approximately $324,000 on buildings available for sale in Ogdensburg, N.Y. and Endicott, N.Y and incurred approximately $74,000 in lease charge commitments related to its effort to consolidate its two wholly-owned subsidiaries in Ottawa, Canada into one location. Management continues to evaluate whether other related assets have been impaired, and has concluded that there should be no additional impairment charges as of February 28, 2010.

The Company’s consolidating efforts in order to enhance operational efficiency continues, including the winding up and relocating of business at certain locations. In the third quarter of fiscal year 2010, the Company moved the Filtran operations into a manufacturing facility in Ottawa’s High-Tech centre.

During the nine months ended February 28, 2010, the Company began the evaluation and consolidation of certain parts of its operations from Ronkonkoma, N.Y. and Hauppauge, N.Y. to its new leased facility in Windber, P.A.

As of February 28, 2010, the following table represents the details of restructuring charges:

Workshare Reduction Cost
Balance, May 31, 2009	$1,076,141
Restructuring charges	259,230
Write-offs	324,410

Total accumulated restructuring charges at February 28, 2010	1,659,781
Cash payments	991,030
Non-cash charges	524,410

Balance, February 28, 2010	$144,341

The remaining balance at February 28, 2010 is included in accounts payable and accrued liabilities.

19. Segment Information

The Company follows the authoritative guidance on the required disclosures for segments which establish standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports. The guidance also establishes standards for related disclosures about products and services, geographic areas and major customers.

The guidance uses a management approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. The Company’s operations are conducted in two principal business segments, Engineered Systems and Components and Secure Communications. Inter-segment sales are presented at their market value for disclosure purposes.

Nine months ended February 28, 2010	Engineered Systems and Components	Secure Communications	Corporate	Inter Segment Eliminations	Total
Sales to external customers	$23,942,423	$14,487,143	$—	$—	$38,429,566

API Technologies Corp.

Notes to Consolidated Financial Statements—(Continued)

(Unaudited)

Nine months ended February 28, 2010	Engineered Systems and Components	Secure Communications	Corporate	Inter Segment Eliminations	Total
Inter-segment sales	—	—	—	—	—

Total revenue	23,942,423	14,487,143	—	—	38,429,566

Operating Income (loss) before expenses below:	596,232	(2,579,959)	—	—	(1,983,727)
Corporate head office expenses	—	—	1,957,219	—	1,957,219
Depreciation and amortization	375,316	315,730	100,628	—	791,674

Other (income) expenses	(919,836)	48,568	(303,138)	—	(1,174,406)
Income tax expense (benefit)	28,092	1,560	7,582	—	37,234

Net loss from continuing operations	1,112,660	(2,945,817)	(1,762,291)	$—	$(3,595,448)

Loss from discontinued operations, net of tax	(5,755,193)	—	—	—	(5,755,193)

Net income (loss)	$(4,642,533)	$(2,945,817)	$(1,762,291)	$—	$(9,350,641)

Segment assets	$59,580,683	$10,263,711	$8,282,900	$—	$78,127,384
Goodwill included in assets	$5,044,791	$—	$—	$—	$5,044,791
Capital expenditures	$496,363	$44,788	$4,717	$—	$545,868

Nine months ended February 28, 2009	Engineered Systems and Components	Secure Communications	Corporate	Inter Segment Eliminations	Total
Sales to external customers	$19,159,232	$—	$—	$—	$19,159,232
Inter-segment sales	—	—	—	—	—

Total revenue	19,159,232	—	—	—	19,159,232

Operating Income (loss) before expenses below:	(217,395)	—	—	—	(217,395)
Corporate head office expenses	—	—	993,325	—	993,325
Depreciation and amortization	626,709	—	1,566	—	628,275
Other (income) expenses	(152,465)	—	(532,362)	—	(684,827)
Income tax expense (benefit)	(57,340)	—	90,497	—	33,157

Net loss from continuing operations	(634,299)	$—	$(553,026)	$—	$(1,187,325)
Loss from discontinued operations, net of tax	(3,145,408)	—	—	—	(3,145,408)

Net loss	$(3,779,707)	$—	$(553,026)	$—	$(4,332,733)

Segment assets – as of May 31, 2009	$21,507,304	$—	$2,646,006	$—	$24,153,310
Goodwill included in assets – as of May 31, 2009	$1,130,906	$—	$—	$—	$1,130,906
Capital expenditures	$140,120	$—	$4,717	$—	$144,837

20. Subsequent Events

The Company has evaluated subsequent events through April 13, 2010, the date the financial statements were issued, and up to the time of filing of the financial statements with the Securities and Exchange Commission.

On March 9, 2010, the Company’s Board of Directors authorized a program to repurchase approximately 10% of its common stock over the next 12 months. The Company has not yet repurchased any shares under this program.

On March 18, 2010, the Company accepted the resignation of Martin Moskovits, Chief Technology Officer, effective April 2, 2010 (the “Effective Date”). In connection with Mr. Moskovits resignation, the Company entered into an agreement to pay Mr. Moskovits a lump sum amount of $100,000. The Company also agreed to a three month extension of the expiration date of 200,000 options to purchase shares of common stock held by Mr. Moskovits. Those options will expire six months after the Effective Date instead of three months after the Expiration Date, as provided in the original option agreements.

Cryptek, Inc.

Report of Independent Certified Public Accountants

The Board of Directors

Cryptek, Inc.

We have audited the accompanying consolidated balance sheets of Cryptek, Inc. and its subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cryptek, Inc. and its subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A, significant expenditures to sustain R&D efforts, deteriorating macroeconomic conditions which adversely impacted operations at the Virginia location, and a tight credit market caused severe liquidity constraints for the Company in 2008. Consequently, on November 21, 2008, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia. The accompanying consolidated financial statements do not include any further adjustments that might result from the liquidation.

/s/ GRANT THORNTON LLP

McLean, Virginia
December 23, 2009

Cryptek, Inc.

Consolidated Balance Sheets

December 31,	2008	2007

Current Assets
Cash and cash equivalents	$1,097,585	$5,964,444
Accounts receivable, net of allowance of $346,544 and $179,185 for 2008 and 2007, respectively	3,822,594	6,943,889
Unbilled accounts receivable	—	722,418
Inventories, net	4,940,199	4,261,143
Deferred tax, net	—	360,868
Prepaid expenses and other current assets	378,061	755,665

Total current assets	10,238,439	19,008,427

Other Assets
Property and equipment, net	3,309,119	4,402,540
Goodwill	—	4,993,415
Intangible assets, net	—	2,636,657
Capitalized software	—	2,265,934
Other assets	101,756	203,195

Total Assets	$13,649,314	$33,510,168

Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities

Current Liabilities Not Subject to Compromise
Line of credit	$1,431,062	$4,468,075
Accounts payable	2,734,768	3,946,302
Accrued liabilities	1,633,774	3,391,397
Deferred revenue	921,761	1,081,691
Mortgage payable	82,827	100,488

Total Current Liabilities Not Subject to Compromise	6,804,192	12,987,953

Liabilities Subject to Compromise (a)	10,425,182	—

Non-Current Liabilities Not Subject to Compromise
Mortgage payable	1,670,311	2,430,879
Deferred tax liabilities	—	1,016,050
Others	4,498	33,206

Total Non-Current Liabilities Not Subject to Compromise	1,674,809	3,480,135

Total Liabilities	18,904,183	16,468,088

Commitments and Contingencies

Stockholders’ (Deficit) Equity
Series E-1 preferred stock, $0.0001 par value. Authorized, issued and outstanding 9,000,000 shares	900	900
Series E-2 redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $774,271 as of December 31, 2008). Authorized, issued and outstanding 9,000,000 shares	900	900
Series C-1 preferred stock, $0.0001 par value. Authorized, issued and outstanding 7,000,000 shares	700	700
Series C-2 redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $1,045,333 as of December 31, 2008). Authorized, issued and outstanding 7,000,000 shares	700	700
Series B redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $5,184,595 as of December 31, 2008). Authorized, issued and outstanding 10,198,666 shares in 2008 and 2007	1,020	1,020

Series A redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $11,903,737 as of December 31, 2008). Authorized, issued and outstanding 21,256,673 shares in 2008 and 2007	2,126	2,126

Common stock, $0.0001 par value. Authorized 80,000,000 shares; issued and outstanding 21,718,598 shares in 2008 and 2007, respectively	2,172	2,172
Additional paid-in-capital	53,798,728	50,442,440
Accumulated other comprehensive (loss) income	(1,042,243)	751,546
Accumulated deficit	(58,019,872)	(34,160,424)

Total stockholders’ (deficit) equity	(5,254,869)	17,042,080

Total Liabilities and Stockholders’ (Deficit) Equity	$13,649,314	$33,510,168

(a) Liabilities subject to compromise consist of the following:
Line of credit, secured by the assets of Cryptek, Inc.	$7,098,000
Trade, warranty and other miscellaneous claims	3,327,182

	$10,425,182

The accompanying notes are an integral part of these financial statements.

Cryptek, Inc.

Consolidated Statements of Operations

December 31,	2008	2007

Revenues	$34,421,786	$33,245,172

Cost of Revenues	24,031,831	22,852,276

Gross Margin	10,389,955	10,392,896

Operating expenses:
Research and development	2,118,655	1,416,666
Sales and marketing	4,263,575	4,417,984
General and administrative	11,844,470	5,731,920
Interest expense, net	498,788	50,872
Impairment Charges	15,852,236	—

Total operating expenses	34,577,724	11,617,442

Operating loss before reorganization items and income taxes	(24,187,769)	(1,224,546)

Reorganization items:
Professional fees	273,477	—

Net Loss Before Income Taxes	(24,461,246)	(1,224,546)

(Benefit) Provision for Income Taxes	(601,798)	(88,683)

Net Loss	$(23,859,448)	$(1,135,863)

The accompanying notes are an integral part of these financial statements.

Cryptek, Inc.

Consolidated Statements of Cash Flows

December 31,	2008	2007

Cash Flows from Operating Activities
Net loss	$(23,859,448)	$(1,135,863)

Adjustments to reconcile net loss to net cash used in operating activities:
Compensation expense on share-based payment compensation	—	16,000
Depreciation and amortization	1,001,723	627,353
Bad debt expense	—	165,481
Reserve for inventory obsolescence	(1,449,602)	193,373
Goodwill impairment charge	6,507,781	—
Intangible impairment charge	2,533,319	—
Capitalized software impairment charge	7,640,111	—
Gain on disposal of assets, net	(13,800)	—
Changes in assets and liabilities:
Accounts receivable	3,779,870	(447,009)
Unbilled accounts receivable	722,418	132,676
Inventory	770,546	(784,542)
Prepaid expenses and other assets	(49,343)	66,524
Accounts payable	1,379,203	(975,858)
Accrued liabilities	(776,408)	1,667,334
Deferred revenue	(159,929)	531,732
Deferred tax liabilities	(601,798)	(89,503)

Net Cash Used in Operating Activities before Reorganization Items	(2,575,357)	(32,302)

Operating Cash Flows Used in Reorganization Items
Professional fees paid for services rendered in connection with Chapter 11 proceeding	(273,477)	—

Net Cash Used in Reorganization	(273,477)	—

Net Cash Used in Operating Activities	(2,848,834)

Cash Flows from Investing Activities:
Purchase of property and equipment	(290,029)	(267,748)
Payments for acquisitions, net of cash acquired	(3,310,434)	(9,834,156)
Increase in capitalized software cost	(4,396,177)	(2,265,934)
Decrease in restricted cash	2,938	(3,547)

Net Cash Used in Investing Activities	(7,993,702)	(12,371,385)

Cash flows from financing activities:
Proceeds from short-term borrowings, net	4,060,983	2,229,033
Proceeds from the exercise of warrants	28,989	—
Payments on mortgage	(778,229)	(22,137)
Proceeds from issuance of preferred shares, net of stock issuance cost	—	14,899,080
Proceeds from shareholder loans	3,327,299	28,992

Net Cash Provided by Financing Activities	6,639,042	17,134,968

Net (Decrease) Increase in Cash and Cash Equivalents	(4,203,494)	4,731,281

Foreign Exchange Impact on Cash and Cash Equivalents	(663,365)	81,506

Cash and Cash Equivalents, beginning of year	5,964,444	1,151,657

Cash and Cash Equivalents, end of year	$1,097,585	$5,964,444

Supplemental Disclosures of Cash Flow Information:
Interest paid	$532,592	$269,877

Supplemental Non-cash Financing Activity:
Conversion of convertible bridge note and interest into preferred shares	$—	$1,018,740

The accompanying notes are an integral part of these financial statements.

Cryptek, Inc.

Consolidated Statements of Stockholders’ Equity

December 31,
	Series E-1 preferred stock		Series E-2 preferred stock		Series C-1 preferred stock		Series C-2 preferred stock		Series B preferred stock		Series A preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other compre- hensive income	Total stockholders’ equity (deficit)
	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$
Balances at January 1, 2007	—	$—	—	$—	—	$—	—	$—	10,198,996	$1,020	21,256,673	$2,126	21,689,609	$2,169	$34,482,834	$(33,024,561)	$—	$1,463,588
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	16,000	—	—	16,000
Issuance of series C preferred stock	—	—	—	—	5,981,260	598	5,981,260	598	—	—	—	—	—	—	5,980,064	—	—	5,981,260
Conversion of convertible bridge note into series C preferred stock	—	—	—	—	1,018,740	102	1,018,740	102	—	—	—	—	—	—	1,018,536	—	—	1,018,740
Issuance of series E preferred stock	9,000,000	900	9,000,000	900	—	—	—	—	—	—	—	—	—	—	8,998,200	—	—	9,000,000
Stock issuance cost															(82,180)	—	—	(82,180)
Exercise of stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	28,989	3	28,986	—	—	28,989
Other comprehensive income - foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	751,546	751,546
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,135,863)	—	(1,135,863)

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(384,317)

Balances at December 31, 2007	9,000,000	900	9,000,000	900	7,000,000	700	7,000,000	700	10,198,996	1,020	21,256,673	2,126	21,718,598	2,172	50,442,440	(34,160,424)	751,546	17,042,080

Conversion of loan proceeds received from significant shareholder	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,327,299	—	—	3,327,299
Exercise of stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	28,989	—	—	28,989
Other comprehensive income - foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,793,789)	(1,793,789)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(23,859,448)	—	(23,859,448)

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(25,653,237)

Balances at December 31, 2008	9,000,000	$900	9,000,000	$900	7,000,000	$700	7,000,000	$700	10,198,996	$1,020	21,256,673	$2,126	21,718,598	$2,172	$53,798,728	$(58,019,872)	$(1,042,243)	$(5,254,869)

The accompanying notes are an integral part of these financial statements.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE A—DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN

Cryptek, Inc. (“Cryptek” or the “Company”), a Delaware company, was formed during 1996, and is in the business of developing, manufacturing, selling, and supporting secure facsimile machines, TEMPEST equipment and network security solution products for customers handling sensitive information. After filing a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia on November 21, 2008, the Company was forced into a chapter 7 liquidation proceeding on March 13, 2009.

Beginning in 2007, the Company embarked on a growth strategy through acquisitions. In 2007, the Company acquired three companies: Secure Systems Group of Sterling, Virginia, Emcon Emanation Control Ltd of Ottawa, Ontario, Canada, and Secure Systems & Technologies Ltd. (SST) of Gloucester, United Kingdom. In January of 2008, the Company also acquired the assets of ION Networks of South Plainfield, New Jersey. The Company experienced liquidity difficulties during 2008 due to the significant expenditures required to sustain the R&D efforts associated with the legacy portion of the business, specifically the development of network security solutions and deteriorating macroeconomic conditions which adversely impacted operations at the Virginia location. The deteriorating economic environment coupled with a tight credit market resulted in severe cash flow constraints. Faced with these constraints, on November 21, 2008, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia.

The consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business. As further described in Note O, the Company was unable to obtain the necessary financing to effect the plan of reorganization. Consequently, the Chapter 11 bankruptcy petition was changed to a Chapter 7 liquidation proceeding on March 13, 2009. The accompanying consolidated financial statements do not include any further adjustments that might result from the liquidation.

Accounting for Reorganization

Subsequent to the date of the Bankruptcy Filing (the “Petition Date”), the Company’s financial statements are prepared in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. SOP 90-7 does not change the application of generally accepted accounting principles (“GAAP”) in the preparation of the Company’s financial statements. However, SOP 90-7 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with SOP 90-7 the Company has done the following:

•	On the Consolidated Balance Sheets, separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	On the Consolidated Statements of Operations, distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business;

•	On the Consolidated Statements of Cash Flows, separately disclosed Reorganization items, net;

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE A—DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN—Continued

•	Presented Condensed Financial Statements of entities in Chapter 11 Proceedings in Note C.

Under Chapter 11, certain claims against the Company in existence before the filing of the petition for relief under the federal bankruptcy laws are stayed while the Company continues business operations as a debtor-in-possession. These claims are reflected in the December 31, 2008 balance sheet as liabilities subject to compromise. Claims secured against the Company’s assets (secured claims) also are stayed, although the holders of such claims have the right to move the court for relief from the stay. Secured claims are secured by liens on all the assets of the Company, including the stock of all wholly-owned subsidiaries. Adjustments may result from negotiations, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim, or other events. This could result in claims being paid at less than 100% of their face value and the equity of the Company’s stockholders being diluted or eliminated entirely.

As discussed in Note N, the Company was unsuccessful in obtaining the necessary financing needed to effect the plan of reorganization submitted to the bankruptcy court and in March 2009, the Chapter 11 proceeding was converted to a Chapter 7 liquidation.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

In March 2007, the Company acquired all of the outstanding shares of EMCON Emanation Control Ltd. (“EMCON”), a provider of TEMPEST products in Canada.

In March 2007, the Company acquired all of the assets of Secure Systems Group (“SSG”), a provider of TEMPEST products in the U.S.

In December 2007, the Company acquired all of the outstanding shares of Secure Systems and Technologies Ltd. (“SST”), a provider of TEMPEST products in the United Kingdom.

In January 2008, the Company acquired all of the assets of ION Networks Inc. (“ION”), a provider of network security solution products in the U.S.

The consolidated financial statements include the balance sheets, results of operations, cash flows and changes in stockholders’ equity (deficit) for all of the wholly-owned subsidiaries identified above.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Principles of Consolidation—Continued

The accompanying consolidated financial statements include the accounts of Cryptek, Inc. and all wholly-owned subsidiaries (collectively, the “Company”). All material intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Estimates are used in accounting for, among other things, long-term contracts, allowance for doubtful accounts, reserve for inventory obsolescence, accrual of income taxes, share-based transactions and business combinations. Actual results could differ from these estimates.

Cash Equivalents and Restricted Cash

The Company considers all investments with original maturities of three months or less at the date of purchase to be cash equivalents for purposes of the statement of cash flows. At December 31, 2008 and 2007, cash equivalents consist of money market funds and time deposit accounts.

Restricted cash is composed primarily of a restricted certificate of deposit with a financial institution, which provides the Company a letter of credit for a required lease deposit and is presented as part of Other Assets.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of trade receivables. The Company sells services in the United States, Canada and United Kingdom. Generally, the Company does not require collateral or other security to support customer receivables. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for doubtful accounts related to potential credit losses.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Fair Value Measurements

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The carrying value of our lines of credit and loans payable approximate the estimated fair value for debt with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings at December 31, 2009. The estimate of fair value of our long-term debt is based on debt with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings at December 31, 2009.

The Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, for financial assets and liabilities measured on a recurring basis, effective January 1, 2008. SFAS No. 157 applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches, including market, income and/or cost approaches. SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly.

Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Pursuant to Financial Accounting Standards Board (“FASB”) Staff Position 157-2, Effective Date of FASB Statement No. 157, the effective date of SFAS 157 for certain non-financial assets and liabilities that are measured at fair value but are recognized or disclosed at fair value on a non-recurring basis has been deferred to fiscal years beginning after November 15, 2008.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts on a regular basis. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Inventories are stated at the lower of cost or market net of an allowance for excess, slow-moving and obsolete inventory. Cost is determined using the average cost method.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Replacements and major improvements are capitalized; maintenance and repairs are charged to expense as incurred. Depreciation is calculated on the straight-line basis generally over a period of 3 to 5 years, which approximates the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or their useful life. Leased property or equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease. At the time of retirement or other disposal of property and equipment, the cost and related accumulated depreciation are removed from their respective accounts and any resulting gain or loss is included in operations.

Leases

The Company leases its office facilities under non-cancelable operating leases that expire at various dates through 2017, and may include options that permit renewals for additional periods. Rent abatements and escalations are considered in the determination of straight-line rent expense for operating leases. The Company receives incentives to lease office facilities in certain areas. These incentives are recorded as a deferred credit and recognized as a reduction to rent expense on a straight-line basis over the lease term.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Impairment of Long-Lived Assets—Continued

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. As further described in Note G, as a result of the Chapter 11 bankruptcy proceeding, the Company assessed all of its long-lived assets for impairment and recognized a full impairment loss on all intangible assets at December 31, 2008.

Revenue Recognition

The Company’s revenues are derived from the sale of secure facsimile machines and related product support services, and the sale of network security solution products and services. The Company recognizes revenue from the sales of secure facsimile machines once earned. The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectibility is reasonably assured. Revenues related to facsimile product support contracts are recognized ratably over the term of the arrangement.

Revenues from long-term contracts to design and manufacture secure networks and provide services are recognized in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions. For software transactions that involve significant customization or installation, SOP 97-2 requires revenue to be recognized in accordance with SOP 81-1, Accounting for Performance of Construction Type and Certain Performance Type Contracts, using the percentage-of-completion method of accounting. Depending on the nature of the contract deliverables, the amount of revenue recognized during the period is determined based upon the ratio of number of units delivered to date to the total number of units deliverable under the arrangement, or based upon the ratio of the costs incurred to date to the total estimated costs to perform the contract. Units are considered to be delivered upon installation and acceptance by the customer. Costs to be incurred for any remaining insignificant obligations on delivered units are accrued upon revenue recognition. For certain other bundled services, requirements analysis, and warranty services, the contract price has been allocated to these elements based upon relative fair values.

Certain services, including program management and warranty services are recognized on a straight-line basis over the program or warranty period while other services are recognized as the services are delivered.

In addition, the full amount of an anticipated loss on any type of contract is recognized during the period in which it becomes known.

Deferred revenue represents amounts received from customers in advance of revenue recognized on product support contracts.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Business Combinations

The Company is required to allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. This valuation requires management to make significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing certain of the intangible assets and subsequently assessing the realizability of such assets include, but are not limited to, future expected cash flows from the revenues, customer contracts and discount rates. Management’s estimates of fair value are based on assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur.

Other estimates associated with the accounting for these acquisitions and subsequent assessment of impairment of the assets may change as additional information becomes available regarding the assets acquired and liabilities assumed.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over the fair value of the net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, (“SFAS No. 142”). SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144. All goodwill and other intangible assets were deemed to be fully impaired as of December 31, 2008. As further described in Note D, as a result of the Chapter 11 bankruptcy proceeding, the Company assessed goodwill and other intangible assets for impairment and recognized a full impairment loss at December 31, 2008.

Research and Development

In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, software development costs, including, compensation, professional fees, travel, communications and allocated facilities and overhead costs, are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. The Company defines the establishment of technological feasibility as the completion of all planning, designing, coding and testing activities that are necessary to establish products that meet design specifications including functions, features and technical performance requirements. Under the Company’s definition, establishing technological feasibility is considered complete, in the case of a working model, after a working model is completed and tested. In the case of a detail program design, technological feasibility is considered complete once the product design and the detail program design have been completed, the Company has established that the necessary skills, hardware, and software technology are available to produce the product, the completeness of the detail program design and its consistency with the product design have been confirmed by documenting and tracing the detail program design to product specifications, and the detail program design has been reviewed for high-risk development issues, and any uncertainties related to identified high-risk development issues have been resolved through coding and testing. No research and development costs were capitalized during the year ended December 31, 2008.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Research and Development—Continued

Capitalized software costs are amortized on a product-by-product basis. The annual amortization for a product is calculated as the greater of the amount computed using (a) the ratio of current gross revenues for the product to total current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. Amortization begins when the product is available for general release to customers. There has been no amortization expense for the capitalized software development cost for the year ended December 31, 2007 and all capitalized software development costs were deemed to be fully impaired as of December 31, 2008.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as for tax net operating loss and credit carrryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Foreign Currency Translation

The financial statements of the Company’s foreign operations are translated into United States dollars using the exchange rate at each balance sheet date for assets and liabilities, and revenues and expenses are translated at the weighted average exchange rates during the period. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of those operations where the functional currency is not the United States dollar are included as a component of Accumulated Other Comprehensive Income accounts within shareholders’ equity.

Comprehensive Income (Loss)

Comprehensive Income (Loss) is defined as net income (loss) plus the changes in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive income (loss), but excluded from net income (loss). Other comprehensive income (loss) consists solely of foreign currency translation adjustments. Changes in components of other comprehensive income (loss) are reported net of income tax.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Share-Based Compensation

The Company accounts for share-based compensation awards to employees using a fair value method as prescribed by SFAS 123(R), Share-Based Payment.

The Company continues to account for equity instruments issued to non-employees in accordance with Emerging Issues Task Force Issue (EITF) No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Accordingly, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services are completed.

NOTE C—CONDENSED FINANCIAL STATEMENTS OF ENTITIES IN CHAPTER 11 PROCEEDINGS

December 31,	2008

Current assets	$4,236,370
Other assets	654,172
Investments in wholly owned subsidiaries	3,213,584

Total assets	$8,104,126

Liabilities and stockholders’ deficit

Current liabilities
Current liabilities not subject to compromise	$1,510,988
Current liabilities subject to compromise	10,633,453
Intercompany payable, subject to compromise	418,080

Total liabilities	12,562,521

Commitments and contingencies	—
Stockholders’ equity (deficit)	(4,458,395)

Total liabilities and stockholders’ deficit	$8,104,126

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE C—CONDENSED FINANCIAL STATEMENTS OF ENTITIES IN CHAPTER 11 PROCEEDINGS—Continued

December 31,	2008
Revenues	$12,292,372
Cost of revenues	10,528,458

Gross margin	1,763,914
Operating expenses	26,462,002

Operating loss before reorganization items and income taxes	(24,698,088)

Reorganization items:
Professional fees	273,477

Net loss before income taxes	(24,971,565)
Provision (benefit) for income taxes	(1,188,393)

Net loss	$(23,783,172)

Cash flows from operating activities
Net loss	$(23,783,172)
Net cash used in operating activities before reorganization items	(2,900,139)

Operating cash flows from reorganization items professional fees paid for services rendered in connection with chapter 11 proceeding	(273,477)

Net cash used by reorganization items	(273,477)

Net cash used in operating activities	(3,173,616)

Net cash used in investing activities	(9,150,230)

Net cash provided by financing activities	8,192,291

Net increase (decrease) in cash and cash equivalents	(4,131,555)

Cash and cash equivalents, beginning of year	4,346,117

Cash and cash equivalents, end of year	$214,563

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE D—ACQUISITIONS, GOODWILL

The Company made the following acquisitions during the year ended December 31, 2007:

EMCON

On February 28, 2007, the Company acquired all of the outstanding shares of EMCON, for a purchase price of $4.5 million in cash. The total cost of the acquisition was approximately $4.6 million, including $100,000 in transaction costs.

The acquisition was accounted for under the purchase method of accounting. Goodwill totaling $2.3 million was recorded on acquisition based on a purchase price allocation by management. Goodwill is recognized as the excess purchase price over the fair value of net assets acquired. The goodwill recorded is not deductible for U.S. tax purposes. The Company paid a premium over the fair value of the net assets acquired for a number of reasons, primarily to further expand the Company’s TEMPEST business.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The purchase price has been allocated as follows:

2007
Assets acquired:
Current assets	$3,147,000
Property, equipment and other assets	364,000
Customer relationship	352,000
Tradename	221,000
Non-compete agreement	23,000
Goodwill	2,943,000

7,050,000

Liabilities assumed:
Deferred tax liability	(375,000)
Current liabilities	(2,075,000)

(2,450,000)

Total purchase price	$4,600,000

The results of operations of EMCON have been included in the Company’s results of operations since the acquisition date. Goodwill and intangible assets totaling $3,539,000 were deemed to be fully impaired as of December 31, 2008 based upon the results of the SFAS 142 and SFAS 144 impairment test.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE D—ACQUISITIONS, GOODWILL—Continued

SSG

On March 23, 2007, the Company acquired all of the assets of SSG for a purchase price of $600,000. The total cost of the acquisition was approximately $763,000, including $163,000 in transaction costs and earn out payments. SSG shall be entitled, subject to the terms and conditions of the purchase agreement, to receive as additional considerations for the acquired assets, additional cash payments of 4% based on the revenues from SSG TEMPEST products during each of the consecutive three-month periods occurring during the three year period following the closing date to the end of the final earn out period but not to exceed $1.5 million.

The acquisition was accounted for under the purchase method of accounting. Goodwill totaling $227,000 million was recorded on acquisition based on a purchase price allocation by management. Goodwill is recognized as the excess purchase price over the fair value of net assets acquired. The goodwill recorded is not deductible for U.S. tax purposes. The Company paid a premium over the fair value of the net assets acquired for a number of reasons, primarily to further expand the Company’s TEMPEST business.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair value. The purchase price has been allocated as follows:

Assets acquired:
Current assets	$193,000
Property, equipment and other	213,000
Customer relationships	130,000
Goodwill	227,000

Total purchase price	$763,000

The results of operations of SSG have been included in the Company’s results of operations since the acquisition date. Goodwill and intangible assets totaling $357,000 were deemed to be fully impaired as of December 31, 2008 based upon the results of the SFAS 142 and SFAS 144 impairment test.

SST

On December 1, 2007, the Company acquired all of the outstanding shares of SST for a purchase price of $4.4 million in cash. The total cost of the acquisition was approximately $7.2 million, including $2.6 million in assumed long-term liabilities relating to SST’s mortgage (see Note I, Borrowings) and $216,000 in transaction costs. SST shall be entitled, subject to the terms and conditions of the purchase agreement, to receive as additional consideration fixed fee amounts if sales are more than £10 million ($14.5 million based upon the exchange rate at December 31, 2008) in 2009 or 2010.

The acquisition was accounted for under the purchase method of accounting. Goodwill totaling $531,000 was recorded on acquisition based on a purchase price allocation by management. Goodwill is recognized as the excess purchase price over the fair value of net assets acquired. The goodwill recorded is not deductible for U.S. tax purposes.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE D—ACQUISITIONS, GOODWILL—Continued

The Company paid a premium over the fair value of the net assets acquired for a number of reasons, primarily to further expand the Company’s TEMPEST business.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair value. The purchase price has been allocated as follows:

Assets acquired:
Current assets	$3,600,000
Property and equipment	3,776,000
Customer relationship	1,864,000
Tradename	106,000
Non-compete agreements	35,000
Goodwill	1,347,000

10,728,000

Liabilities assumed:
Deferred liability	(492,000)
Current liabilities	(3,039,000)

(3,531,000)

Total purchase price	$7,197,000

The results of operations of SST have been included in the Company’s results of operations since the acquisition date. Goodwill and intangible assets totaling $3,352,000 were deemed to be fully impaired as of December 31, 2008 based upon the results of the SFAS 142 and SFAS 144 impairment test.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE D—ACQUISITIONS, GOODWILL—Continued

ION Networks, Inc.

On January 1, 2008, the Company acquired all of the assets of ION Networks, Inc. (“ION”), a provider of network security solution products, for a purchase price of $3.2 million in cash. The total cost of the acquisition was approximately $3.3 million, including $100,000 in transaction costs. The results of ION’s operations were included in the Company’s consolidated financial statements beginning on January 1, 2008.

The purchase price has been allocated as follows:

2008

Assets acquired:
Current assets	$366,000
Property, equipment and other assets	29,000
Customer relationship	435,000
Trade name	56,000
Technology	978,000

Goodwill	1,674,000

3,538,000

Liabilities assumed:
Current liabilities	(233,000)
Long term liabilities	—

(233,000)

Total purchase price	$3,305,000

Goodwill, intangible and technology assets of $2,985,000 were deemed to be fully impaired as of December 31, 2008 based upon the results of the SFAS 142 and SFAS 144 impairment test.

Goodwill at December 31 consists of the following:

	2008	2007

Balance at the acquisition date	$—	$4,517,000
Translation adjustment	—	476,000

	$—	$4,993,000

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE E—INVENTORIES

Inventories at December 31 consist of the following:

	2008	2007

Raw materials	$3,701,314	$3,798,182
Work-in process	1,429,870	650,753
Finished goods	111,096	83,637

	5,242,280	4,532,572

Less – allowance for obsolescence	(302,081)	(271,429)

	$4,940,199	$4,261,143

NOTE F—PROPERTY AND EQUIPMENT

Property and equipment at December 31 consists of the following:

	2008	2007

Computer hardware and software	$3,364,626	$3,227,766
Land and building	2,455,385	3,434,881
Machinery and office equipment	2,739,532	2,602,179
Leasehold improvements	289,286	252,613

	8,848,829	9,517,439
Less – accumulated depreciation and amortization	(5,539,710)	(5,114,899)

	$3,309,119	$4,402,540

Depreciation expense on property and equipment was $458,837 and $472,678 for the years ended December 31, 2008 and 2007, respectively.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE G—INTANGIBLE ASSETS

Intangible assets at December 31 consist of the following:

	2008	2007

Customer relationships	$—	$2,346,000
Tradenames	—	327,000
Non-compete agreements	—	58,000

	—	2,731,000

Translation adjustment	—	60,332
Less – accumulated amortization	—	(154,675)

	$—	$2,636,657

Amortization expense on intangibles was $545,413 and $154,675 for 2008 and 2007, respectively. At December 31, 2008, all intangible assets were deemed to be fully impaired.

NOTE H—ACCRUED LIABILITIES NOT SUBJECT TO COMPROMISE

Accrued liabilities not subject to compromise at December 31 consist of the following:

	2008	2007

Accrued expenses	$696,604	$1,793,365
Payroll and payroll withholdings	723,619	709,616
Accrued vacation	125,057	523,022
Accrued bonus	—	154,964
Accrued commission	—	64,378
Accrued taxes	88,494	16,945
401K employer contribution	—	15,762
Others	—	113,345

	$1,633,774	$3,391,397

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE I—BORROWINGS

Borrowings at December 31 consist of the following:

Line of Credit

The Company and its subsidiary, EMCON, have a revolving credit facility with Wachovia Bank dated August 17, 2007. It was amended on April 15, 2008 and renewed on August 7, 2008 (see Note O, Subsequent Events). The borrowing ceiling as of December 31, 2008 was $7.5 million under the revolving credit facility. EMCON, as part of the aforementioned revolving credit facility, has a sub-facility in the maximum principal amount of $2 million. The borrowing base on the revolving credit facility is based on the sum of (i) 85% of eligible accounts receivable plus (ii) the lesser of $1,500,000 or 50% of eligible inventory as determined by Wachovia Bank. The outstanding debt is collateralized by the assets of the Company. The debt bears interest at an annual rate of LIBOR plus 2.5%. The interest rate at December 31, 2008 was 4.9%. As of December 31, 2008, $7,098,000 was outstanding and no amounts were available under the revolving loan due to the bankruptcy filing. As of December 31, 2007, approximately $4,000,000 was outstanding under the revolving loan. Interest expense on the revolving loan for the years ended December 31, 2008 and 2007 approximated $271,000 and $71,000, respectively. Certain financial covenants, relating to the financial position of the Company, are prescribed by the lender. During 2008, the Company violated certain covenants which triggered a default on the line of credit. As the Company was unsuccessful in renegotiating the existing covenants and forbearance, the Company filed for relief under Chapter 11 of the federal bankruptcy laws. As discussed in Note N, on July 7, 2009, API Cryptek Inc., a wholly-owned subsidiary of API Nanotronics Corp., acquired substantially all of the assets of Cryptek, Inc., including its wholly-owned subsidiaries, EMCON, SST and through the purchase of Wachovia Bank’s security interest and liens in Cryptek assets for $5,000,000.

The Company had a revolving loan with Comerica Bank dated January 14, 2005. It was amended on July 21, 2006 and expired April 17, 2007. The borrowing ceiling was $2,000,000. The borrowing base on the revolving loan was based on the sum of (i) 85% of eligible accounts receivable plus (ii) the lesser of $500,000 or 40% of eligible inventory as determined by Comerica Bank. The outstanding debt was collateralized by accounts receivable and eligible inventory and bears interest at an annual rate of prime plus one percent. The outstanding amount as of December 31, 2006 was paid in full on February 23, 2007. Interest expense charged to 2007 operations prior to the payment was $16,000.

The line of credit in the balance sheet also includes overdraft of $1,431,062 and $453,000, at December 31, 2008 and 2007, respectively, executed by SST and is secured by a fixed and floating charge over the assets of the Company.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE I—BORROWINGS—Continued

Convertible Bridge Note

In December 2006, the Company entered into and received a $1 million convertible bridge note (“Note”) from one of its primary investors. The outstanding principal amount of the Note bears interest at a rate of 12% per year and the principal balance, together with all accrued but unpaid interest, was due within sixty days of receipt. On the maturity date, the Lender had the option to convert the outstanding principal balance of this Note, along with all accrued but unpaid interest, into Convertible Preferred Stock. On February 22, 2007, the Note was converted into Series C Preferred Stock (see Note K, Stockholders’ Equity).

During the year ended December 31, 2008, the Company received additional funding from one of its primary investors totaling $3,327,299. These loans are presented as additional paid in capital as the Company filed for Chapter 11 bankruptcy protection.

Long-term Debt

SST has an approximately £1.2 million bank loan ($1.8 million based upon the December 31, 2008 exchange rate) which will mature in 20 years with capital repayment commencing in 2007. Interest is charged at 6.33% per annum. The bank loan is secured by the land and the building owned by SST. In case of default, the bank has a first charge over the freehold deed of the building and land. The principal and interest will be repaid at a rate of £10,952 or approximately $22,000 per month for 187 months.

The fair value of the long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

The aggregate maturities of borrowings as of December 31, 2008 are as follows:

	Lines of Credit	Mortgage	Total

2009	$8,529,062	$82,827	$8,611,889
2010	—	87,838	87,838
2011	—	93,152	93,152
2012	—	98,788	98,788
2013	—	104,765	104,765
Thereafter	—	1,285,768	1,285,768

	$8,529,062	$1,753,138	$10,282,200

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE J—INCOME TAXES

The benefit for income taxes consists of the following:

	2008	2007

Current
Federal	$—	$—
State and local	—	—
Foreign	—	3,435

	—	3,435

Deferred
Federal	—	—
State and local	—	—
Foreign	(601,798)	(92,118)

	(601,798)	(92,118)

Benefit for income taxes	$(601,798)	$(88,683)

The above does not include the deferred tax effects of translation adjustments which are reported in accumulated other comprehensive income.

Loss before income taxes includes the following components:

	2008	2007

Domestic	$(17,643,901)	$(1,892,041)
Foreign	(6,817,345)	667,495

	$(24,461,246)	$(1,224,546)

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE J—INCOME TAXES—Continued

The Company’s effective tax rate for the year ended December 31, 2008 was approximately 2.2% which differed from the statutory federal tax rate of 34% due primarily to the change in the valuation allowance and the book impairment of goodwill that is permanently disallowed for tax purposes. The Company’s effective tax rate for the year ended December 31, 2007 was approximately 7.2% which differed from the statutory federal tax rate of 34% due to Canadian provincial income taxes, Canadian research and development credits, lobbying expenses, changes in the Canadian federal tax rate, change in apportionment of state income taxes and the change in the valuation allowance.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE J—INCOME TAXES—Continued

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of December 31 are presented below:

	2008	2007

Deferred tax assets:
Net operating loss carryforward	$10,276,467	$6,009,433
Amortization	1,318,772	—
Canadian tax credits for research and development	301,952	74,842
Accrued expenses and reserves	793,481	362,547
Deferred Revenue	308,256	314,008
Accrued compensation	334,734	182,285
Depreciation	93,318	134,885
Other	255,751	291,485

Total deferred tax assets	13,682,731	7,369,485

Deferred tax liabilities:
Other	(45,244)	—
Amortization	—	(852,831)
Capitalized research and development costs	—	(852,831)

Total deferred tax liabilities	(45,244)	(1,710,546)

Net deferred tax assets	13,637,487	5,658,939

Valuation allowance	(13,637,487)	(6,314,121)

Net deferred tax asset (liability)	$—	$(655,182)

The net change during the year in the total valuation allowance account amounts to $7,323,366 as of December 31, 2008.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE J—INCOME TAXES—Continued

The components giving rise to the net deferred tax assets described above have been included in the accompanying balance sheets as of December 31 as follows:

	2008	2007
Current asset	$7,436	$360,868
Non-current asset	40,417	—
Current liability	(40,417)	—
Non-current liability	(7,436)	(1,016,050)

	$—	$(655,182)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on these factors, management has established a valuation allowance against the deferred tax assets against its U.S. federal and its state and local deferred tax assets as of December 31, 2007 and against all of its deferred tax assets as of December 31, 2008.

The Company has a Canadian tax credit carryforward for research and development of approximately $290,000 as of December 31, 2008 which is available to offset future federal and provincial income taxes and expires beginning in 2027.

As of December 31, 2008, the Company had approximately $26,579,317 in United States pretax net operating loss carryforwards, which expire between 2022 and 2028. Section 382 of the Internal Revenue Code contains provisions which limit or eliminate these net operating loss carry forwards when significant changes in ownership interest of the Company occur. The Company has not performed an analysis to determine the extent of any limitation or reduction of net operating loss which may apply. As of December 31, 2008, the Company had approximately $216,000 of United Kingdom net operating loss carryforward, which carryforward indefinitely.

The Company intends to indefinitely reinvest undistributed foreign earnings with respect to its Canadian and United Kingdom subsidiaries. Accordingly, no deferred tax liability has been recorded in connection therewith. It is not practicable for the Company to determine the amount of the unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries that are essentially permanent in duration.

Management has not yet adopted the provisions of FIN 48, Accounting for Uncertain Tax Positions. The Company follows FAS 5, Accounting for Contingencies, until it adopts FIN 48.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE K—STOCKHOLDERS’ EQUITY

On February 22, 2007, the Company executed a Stock Sale and Issuance Agreement between the Convertible Bridge Note holder (see Note I, Borrowings) and various investors for one (1) share of Series C-1 Preferred Stock (par value $0.0001) and one (1) share of Series C-2 Preferred Stock (par value $0.0001) at a purchase price of $1.00 per unit. The Convertible Bridge Note was converted into 1,018,740 units and the Company was discharged and released from any claims arising under the Convertible Bridge Note. Among the investors, the president and CEO invested $70,000.

On November 29, 2007, the Company executed a Stock Sale and Issuance Agreement between various investors for one (1) share of Series E-1 Preferred Stock (par value $0.0001) and one (1) share of Series E-2 Preferred Stock (par value $0.0001) at a purchase price of $1.00 per unit. Among the investors, the president and CEO invested $15,000.

Dividends

The holders of the Series A, B, C-2 and E-2 preferred stock are entitled to receive, when and if declared by the board of directors, cumulative accrued and unpaid dividends on each share of Series A, B, C-2 and E-2 preferred stock, at the rate of 8% per annum of the initial Series A, B, C-2 and E-2 preferred stock price of $1.00 per share, subject to adjustment for dilution, prior to and in preference with respect to any declaration or payment of any dividend on common stock. The Series E-2 preferred stock has preference in liquidation over the Series A, B, C-1, C-2, D and E-1 preferred stock. The Series C-2 preferred stock has preference in liquidation over the Series A, B, C-1 and D preferred stock. The Series B preferred stock has preference in liquidation over the Series A preferred stock.

Liquidation

Upon the liquidation or dissolution of the Company, the holders of the Series E-2 preferred stock shall be entitled to be paid, prior and in preference to any distribution to the holders of the Series A, B, C-1, C-2, D, E-1 preferred stock or the common stock, an amount per share of Series E-2 preferred stock equal to the original Series E-2 preferred stock price of $1.00 per share, subject to adjustment for dilution, plus all accumulated and accrued but unpaid dividends earned.

After payment to the holders of the Series E-2 preferred stock, the holders of the Series C-2 preferred stock shall be entitled to be paid, prior and in preference to any distribution to the holders of the Series A, B, C-1, D, E-1 preferred stock or the common stock, an amount per share of Series C-2 preferred stock equal to the original Series C-2 preferred stock price of $1.00 per share, subject to adjustment for dilution, plus all accumulated and accrued but unpaid dividends earned.

After payment to the holders of the Series C-2 preferred stock, the holders of the Series B, C-1, D and E-1 preferred stock shall be entitled to be paid a pro rata amount equal to 42%, 21%, 7% and 30%, respectively, of any remaining liquidation proceeds. The holders of the Series B preferred stock shall be entitled to be paid, prior and in preference to any distribution to the holders of the Series A preferred stock or the common stock, an amount per share of Series B preferred stock equal to the original Series B preferred stock price of $1.00 per share, subject to adjustment for dilution, plus all accumulated and accrued but unpaid dividends earned.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE K—STOCKHOLDERS’ EQUITY—Continued

After payment to the holders of the Series B preferred stock, the holders of the Series A, C-1, D and E-1 preferred stock shall be entitled to be paid a pro rata amount equal to 42%, 21%, 7% and 30%, respectively, of any remaining liquidation proceeds. The holders of the Series A preferred stock shall be entitled to be paid, prior to and in preference to any distribution to the holders of common stock, an amount per share of Series A preferred stock equal to the original Series A preferred stock price of $1.00 per share, subject to adjustment for dilution, plus all accumulated and accrued but unpaid dividends earned.

At December 31, 2008, the Series A, B, C-2 and E-2 preferred stock had a liquidation value of approximately $33,160,410, $15,383,591, $8,045,333 and $9,774,271, respectively, which includes cumulative accrued but unpaid and undeclared dividends of approximately $11,903,737, $5,184,595, $1,045,333 and $774,271, respectively, or $0.56, $0.51, $0.15 and $0.09 per share, respectively. Accrued unpaid dividends for the Series A preferred stock for 2008 and 2007 were approximately $1,701,000 in each year. Accrued unpaid dividends for the Series B preferred stock for 2008 and 2007 were approximately $816,000 in each year. Accrued unpaid dividends for the Series C-2 preferred stock for 2008 and 2007 were approximately $560,000 and $485,000, respectively. Accrued unpaid dividends for the Series E-2 preferred stock for 2008 and 2007 were approximately $720,000 and $54,000, respectively.

Conversion

Each share of the Series A and Series B preferred stock may be converted at any time, at the option of the holder, into one share of common stock, subject to adjustment for dilution. Each share of the Series A and Series B preferred stock shall be automatically converted into shares of common stock upon the closing of an initial public offering at a price of at least $2.00 per share of common stock and which results in net proceeds of at least $30 million or upon the election of 66  2/3% of the outstanding shares of series B preferred stockholders.

Mandatory Redemption

At any time following the second anniversary of the original Series E-2 preferred stock issue date, the holders of at least a majority of the aggregate number of shares of the Series E-2 preferred stock then outstanding shall have the right to require the Company to redeem all of their respective shares of Series E-2 preferred stock at a price per share equal to the original issue price of $1.00 per share, subject to adjustment for dilution, plus any accumulated and accrued but unpaid dividends on the Series E-2 preferred stock. The second anniversary for the original Series E-2 preferred stock will occur on November 29, 2009.

At any time following the second anniversary of the original Series C-2 preferred stock issue date, and following the redemption in full of all shares of the Series E-2 preferred stock, the holders of at least a majority of the aggregate number of shares of the Series C-2 preferred stock then outstanding shall have the right to require the Company to redeem all of their respective shares of Series C-2 preferred stock at a price per share equal to the original issue price of $1.00 per share, subject to adjustment for dilution, plus any accumulated and accrued but unpaid dividends on the Series C-2 preferred stock. The second anniversary for the original Series C-2 preferred stock will occur on February 22, 2009.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE K—STOCKHOLDERS’ EQUITY—Continued

Mandatory Redemption—Continued

Subject to the rights of the holder of series E-2 and C-2 stockholders and the prior approval of the holders of the series E-1 and C-1 preferred stockholders, at any time following the sixth anniversary of the original Series A and Series B preferred stock issue date, and following the redemption in full of all shares of the Series E-2 and Series C-2 preferred stock, the holders of at least a majority of the aggregate number of shares of the Series A and Series B preferred stock then outstanding shall have the right to require the Company to redeem all or a portion of their respective shares of Series A or Series B preferred stock at a price per share equal to the original issue price of $1.00 per share, subject to adjustment for dilution, plus any accumulated and accrued but unpaid dividends on the Series A or Series B preferred stock. The sixth anniversary for the original Series A preferred stock will occur on February 22, 2008. The Series B preferred stock was issued on two separate dates, therefore the sixth anniversary will occur on July 29, 2008 and December 16, 2008. The redemption of the Series A preferred stock is junior to the redemption rights of the holders of the Series B preferred stock.

Voting

The shares of Series A, B, C-1 and E-1 preferred stock shall vote together with all other classes and series of stock of the Company as one single class on any and all matters as to which the stockholders shall be entitled to vote. Each share of Series A and B preferred stock shall be entitled to the number of votes per share equal to the number of shares of common stock into which each share of Series A and B preferred stock is convertible. Each share of Series C-1 and E-1 preferred stock shall entitle the holder to the number of votes per share equal to the number of shares of Series C-1 and E-1 preferred stock held by such holder. Except as expressly stated, the Series C-2, D and E-2 preferred stock shall not be entitled to vote on any matter submitted to the stockholders for a vote.

NOTE L—COMMON STOCK WARRANTS AND OPTIONS

Warrants

As of December 31, 2008 and 2007, the Company had 4,815,760 and 7,624749 warrants outstanding, respectively, with a weighted average exercise price of $0.94 and $0.60, respectively. At December 31, 2008, the weighted average remaining term of the warrants outstanding was approximately three years.

Stock Options

The Company has established a Stock Option Plan (the Plan) for employees and consultants. Under the Plan, management may grant options to purchase up to an aggregate of 8,250,000 shares of common stock of the Company. All employees of the Company are eligible to receive option grants under the Plan at the discretion of management. The options generally vest ratably over periods ranging from 3 to 5 years, with certain exceptions at the discretion of management. The options generally expire 10 years after grant.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2006

NOTE L—COMMON STOCK WARRANTS AND OPTIONS—Continued

At December 31, 2008 and 2007, options to purchase 7,900,757 and 2,315,447 shares, respectively, of common stock were available for grant under the Plan.

The following is a summary of the option activity for 2008 and 2007:

	Number of Shares	Weighted average exercise price

Balance at December 31, 2006	9,026,303	$0.69

Granted	—	—
Exercised	—	—
Forfeited	(216,250)	(1.00)

Balance at December 31, 2007	8,810,053	0.68

Granted	—	—
Exercised	—	—
Forfeited	(8,460,810)	(1.00)

Balance at December 31, 2008	349,243	$0.53

During 2008 and 2007, no options to purchase shares of common stock were granted to employees and non-employee consultants of the Company.

The weighted average remaining contractual life of outstanding options at December 31, 2008 and 2007 were approximately 1 and 2 years, respectively.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2007 and 2006

NOTE L—COMMON STOCK WARRANTS AND OPTIONS—Continued

The following is a summary of the activity relating to nonvested options for 2008 and 2007:

	Number of Shares	Weighted average exercise price

Balance at December 31, 2006	1,816,584	$1.00

Granted	—	—
Vested	(882,696)	1.00
Forfeited	(54,628)	1.00

Balance at December 31, 2007	879,260	1.00

Granted	—	—
Vested	—	1.00
Forfeited	(879,260)	1.00

Balance at December 31, 2008	—	$—

During the year December 31, 2008 and 2007, the total compensation cost for shared-based payment arrangements recognized in income as well as the total related recognized tax benefit is insignificant.

The amount of cash received during the year ended December 31, 2008 from exercise of share options and warrants amounts to $28,989. The tax benefit realized from stock options exercised during the annual period amounts to $-0-.

Stock Option and Warrant Compensation

During 2008 and 2007, the Company recognized compensation expense (benefit) of zero for options granted to employees and approximately $0 and $16,000, respectively, for options granted to consultants.

NOTE M—COMMITMENT

Lease

The Company has two non-cancelable operating leases for office space, which expire in 2011 and 2015 with rent abatements and escalations. The leases require the Company to pay a portion of the real estate taxes, utilities, and maintenance costs for the property. The Company also leases certain vehicles and equipment under non-cancelable operating leases. Subsequent to December 31, 2008, the office space lease for the Company’s Sterling, Virginia headquarters was modified due to the bankruptcy proceedings.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE M—COMMITMENT—Continued

Lease—Continued

One of the Company’s leases for office space requires the Company to obtain a letter of credit covering the lease deposit. The Company has a certificate of deposit of approximately $100,000 with the financial institution providing the letter of credit and is included as part of restricted cash in Other assets in the Balance Sheet as of December 31, 2008.

Total rental expense under operating leases for 2008 and 2007 was approximately $931,495 and $942,001, respectively.

Future minimum rental payments under non-cancelable operating leases as of December 31, 2008 approximate the following:

Year ending December 31:
2009	$819,000
2010	845,000
2011	785,000
2012	111,000
2013	116,000
Thereafter	213,000

$2,889,000

Retirement Plan

The Company maintains a 401(k) plan covering substantially all employees of the Company. Participants must meet certain eligibility requirements to enroll in the plan and may contribute up to 20% of their annual compensation, not to exceed the maximum per year limit set by the Internal Revenue Code. The plan has a matching provision whereby the Company matches 50% of participants’ elective deferrals, up to a maximum of 6%. The Company’s contributions to the Plan were approximately $169,264 and $175,064 during 2008 and 2007, respectively. Employees vest in the Company’s contributions ratably over four years.

NOTE N—CONTINGENCIES

Litigation

The Company is involved in legal proceedings of a nature considered to be normal to its business, primarily relating to employee termination matters. While it is not feasible to predict or determine the final outcome of these proceedings, management does not believe that they will have a material adverse effect on the Company’s financial statements.

Cryptek, Inc.

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008 and 2007

NOTE N—CONTINGENCIES

Guarantees

The Company sometimes indemnifies certain of its customers against damages, if any, they might incur as a result of a claim brought against them related to patent infringement from the use of the Company’s products. The Company is unable to estimate the maximum exposure of such indemnifications due to the inherent uncertainty and the varying nature of the contractual terms. The Company is not aware of any possible infringements requiring indemnification as of December 31, 2008.

NOTE O—SUBSEQUENT EVENTS

On November 21, 2008, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia (Note A). The plan of reorganization approved by the bankruptcy court provided for a sale of substantially all of the Company’s assets to a newly formed entity, Cryptek Technologies, Inc. In February, 2009, the bankruptcy court approved the sale of the Company’s assets to Cryptek Technologies, Inc. and the Company (Cryptek, Inc.) petitioned for a change to a Chapter 7 liquidation to wind down its operations. The sale agreement provided Cryptek Technologies, Inc until May 31, 2009 to obtain financing for the purchase. Cryptek Technologies, Inc. was unable to raise financing within the prescribed timeframe and defaulted on the forbearance agreement. On June 23, 2009, Wachovia, as primary creditor, entered into a loan sale agreement with API Cryptek Inc. to transfer all of its rights under its loan agreement. On July 7, 2009, API Cryptek Inc., a wholly-owned subsidiary of API Nanotronics Corp., acquired substantially all of the assets of Cryptek Technologies, Inc., including its wholly-owned subsidiaries, EMCON, and SST through the purchase of Wachovia Bank’s security interest and liens in Cryptek assets for $5,000,000.

Cryptek Technologies, Inc.

Financial Statements (Unaudited)

Cryptek Technologies, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

June 30, 2009	June 30, 2009

Current Assets
Cash and cash equivalents	$1,646,163
Accounts receivable, net of allowance	2,801,556
Inventories, net	3,945,677
Prepaid expenses and other current assets	562,190

Total current assets	8,955,586

Other Assets
Property and equipment, net	3,117,261

Total Assets	$12,072,847

Liabilities and Stockholders’ Deficit

Current Liabilities

Current Liabilities
Line of credit	$7,097,824
Accounts payable & accrued liabilities	2,879,468
Deferred revenue	1,917,379
Mortgage payable	117,626

Total Current Liabilities	12,012,297

Liabilities Subject to Compromise (a)

Non-Current Liabilities
Mortgage payable	1,802,644

Total Non-Current Liabilities	3,302,644

Total Liabilities	15,314,941

Commitments and Contingencies

Stockholders’ Deficit
Common stock	1,000
Accumulated other comprehensive loss	46,864
Accumulated deficit	(3,289,958)

Total stockholders’ deficit	(3,242,094)

Total Liabilities and Stockholders’ Deficit	$12,072,847

Cryptek Technologies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

For the three months ended June 30, 2009

Revenues	$9,208,567

Cost of Revenues	5,643,284

Gross Margin	3,565,283

Operating expenses:
Research and development	319,049
Sales, marketing and G&A	2,708,173
Interest income expense, net	(24,604)
Impairment charges	3,797,106

Total operating expenses	6,799,724

Net Loss Before Income Taxes	(3,234,441)

(Benefit) Provision for Income Taxes	55,517

Net Loss	$(3,289,958)

Other comprehensive income (loss)	46,864

Total Comprehensive income (loss)	$(3,243,094)

Cryptek Technologies, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the three months ended June 30, 2009

Cash Flows from Operating Activities
Net gain (loss)	$(3,289,958)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	100,765
Goodwill impairment charge	3,797,106
Changes in assets and liabilities:
Accounts receivable	1,014,128
Inventory	1,155,862
Prepaid expenses and other assets	60,950
Accounts payable	(2,564,353)
Accrued liabilities	111,740
Deferred revenue	813,967
Deferred tax liabilities	175,893

Net Cash Used in Operating Activities	1,376,100

Cash Flows from Investing Activities:
Purchase of property and equipment, net	(25,967)
Payments for acquisitions, net of cash acquired	—

Net Cash Used in Investing Activities	(25,967)

Cash flows from financing activities:
Payments on line of credit	(1,413,049)
Payments on mortgage	(36,752)

Net Cash Provided by (Used in) Financing Activities	(1,449,801)

Net Decrease in Cash and Cash Equivalents	(99,668)

Foreign Exchange Impact on Cash and Cash Equivalents	24,843

Cash and Cash Equivalents, beginning of year	1,720,988

Cash and Cash Equivalents, end of period	$1,646,163

Supplemental Disclosures of Cash Flow Information:
Taxes paid	—
Interest paid	—

Supplemental Non-cash Financing Activity:
None

Cryptek Technologies, Inc.

Notes to Consolidated Financial Statements

NOTE A—DESCRIPTION OF BUSINESS

On March 13, 2009, Cryptek, Inc. changed its bankruptcy petition to a Chapter 7 liquidation in the United States Bankruptcy court for the Eastern District of Virginia.

On November 21, 2008, Cryptek, Inc. filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia. The plan of reorganization approved by the bankruptcy court provided for a sale of substantially all of the Cryptek, Inc. assets to a newly formed entity, Cryptek Technologies, Inc. (“CTI or the Company”). In February, 2009, the bankruptcy court approved the sale of the Cryptek, Inc. assets to CTI and Cryptek, Inc. petitioned for a change to a Chapter 7 liquidation to wind down its operations.

Cryptek, Inc., a Delaware company, the predecessor to CTI, was formed during 1996, and was formally in the business of developing, manufacturing, selling, and supporting secure facsimile machines, TEMPEST equipment and network security solution products for customers handling sensitive information. Beginning in 2007, Cryptek, Inc. embarked on a growth strategy through acquisitions. In 2007, Cryptek, Inc. acquired three companies: Secure Systems Group of Sterling, Virginia, Emcon Emanation Control Ltd of Ottawa, Ontario, Canada, and Secure Systems & Technologies Ltd. (SST) of Gloucester, United Kingdom. In January of 2008, Cryptek, Inc. also acquired the assets of ION Networks of South Plainfield, New Jersey. Cryptek, Inc. experienced liquidity difficulties during 2008 due to the significant expenditures required to sustain the R&D efforts associated with the legacy portion of the business, specifically the development of network security solutions and deteriorating macroeconomic conditions which adversely impacted operations at the Virginia location. The deteriorating economic environment coupled with a tight credit market resulted in severe cash flow constraints. Faced with these constraints, on November 21, 2008, Cryptek, Inc. filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia and subsequently filed a Chapter 7 petition.

CTI’s emergence from proceedings under chapter 11 of Title 11 (“Chapter 11”) of the United States Bankruptcy Code (the “Bankruptcy Code”) in March 2009 resulted in a new reporting entity and adoption of fresh-start accounting in accordance with Statement of Position SOP 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), as of April 1, 2009. References to “Successor Company” or “we” in the Financial Statements and the notes thereto refer to CTI on and after April 1, 2009, after giving effect to the provisions of Cryptek, Inc’s Plan of Reorganization and the application of fresh-start accounting.

The plan of reorganization approved by the bankruptcy court provided for a sale of substantially all of the Cryptek, Inc. assets to a newly formed entity, CTI. In February, 2009, the bankruptcy court approved the sale of Cryptek, Inc. assets to CTI as DIP financing of $1,500,000 was attained to affect the sale agreement. The sale agreement provided CTI until May 31, 2009 to obtain financing for the purchase. CTI was unsuccessful in obtaining the necessary financing within the prescribed timeframe and defaulted on the forbearance agreement.

Cryptek Technologies, Inc.

Notes to Consolidated Financial Statements—(Continued)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Principles of Consolidation

In March 2009, the Company acquired all of the outstanding shares of EMCON Emanation Control Ltd. (“EMCON”), a provider of TEMPEST products in Canada and all of the outstanding shares Secure Systems and Technologies Ltd. (“SST”), a provider of TEMPEST products in the United Kingdom.

The consolidated financial statements include the balance sheets, results of operations and cash flows for all of the wholly-owned subsidiaries identified above. All significant intercompany transactions have been eliminated in combinations.

Fresh-Start Accounting

Although the Company emerged from bankruptcy in March 2009, the Successor Company adopted “fresh-start” accounting as of April 1, 2009 in accordance with SOP 90-7. Fresh-start accounting requires the Successor Company to allocate its reorganization value to its assets and liabilities in a manner similar to that which is required under Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under the provisions of fresh-start accounting, a new entity was deemed created for financial reporting purposes

The condensed consolidated balance sheet as of June 30, 2009 gives effect to adjustments to the carrying value of assets or amounts and classifications of liabilities that were necessary when adopting fresh-start accounting.

As a result of the adoption of fresh-start reporting, the Company’s post-emergence financial statements are not comparable with its pre-emergence financial statements, because they are, in effect, those of a new entity.

NOTE C—FRESH START REPORTING BUSINESS COMBINATION

The Company has accounted for the Cryptek Inc. acquisition using the purchase method of accounting in accordance with the guidance on business combinations. The Company also incurred legal costs, reorganization charges and professional fees in connection with the acquisition. The expenses are accounted for as operating expenses.

This guidance requires that identifiable assets acquired and liabilities assumed be reported at fair value as of the acquisition date of a business combination. The fair values of the assets acquired and the liabilities assumed have been determined provisionally and are subject to adjustment as additional information is obtained by the Company.

Cash	$1,720,988
Accounts receivable and prepaids	4,614,717
Inventory	5,101,539
Fixed assets	3,192,059
Goodwill	3,797,106
Assumed current liabilities	(8,430,518)
Assumed mortgage payable	(1,687,177)

Fair value of assets acquired	$8,308,713

Cryptek Technologies, Inc.

Notes to Consolidated Financial Statements—(Continued)

The fair value of the purchase price of in this transaction exceeded the fair value of the assets acquired. As a result, in accordance with the guidance, we recognized goodwill of approximately $3,797,106 at acquisition. At June 30, 2009, as a result of the Company unsuccessfully attaining financing to meet the requirements of the forbearance agreement as of May 31, 2009 and subsequently defaulting on the loan acquired by API Cryptek on June 23, 2009 (see Note E) the Company concluded that Goodwill should be fully written down.

As a result of the adoption of fresh-start reporting, the Company’s post-emergence financial statements are not comparable with its pre-emergence financial statements, because they are, in effect, those of a new entity.

NOTE D—SUBSEQUENT EVENTS

On June 23, 2009, Wachovia, as primary creditor, entered into a loan sale agreement with API Cryptek Inc. to transfer all of its rights under its loan agreement. On July 7, 2009, API Cryptek Inc., a wholly-owned subsidiary of API Technologies Corp., acquired substantially all of the assets of CTI, including its wholly-owned subsidiaries, EMCON, and SST through the purchase of Wachovia Bank’s security interest and liens in Cryptek assets for $5,000,000.

Kuchera Defense Systems, Inc.

June 30, 2009 and 2008

Independent Auditors’ Report

To the Stockholders,

Kuchera Defense Systems, Inc:

We have audited the accompanying balance sheets of Kuchera Defense Systems, Inc. (the “Company”) as of June 30, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company and its owners and perhaps other officers and employees are subject to a criminal investigation being conducted by the Inspector General of the Department of Defense and the United States Attorney’s office in Pittsburgh, Pennsylvania (see Note 12).

In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Kuchera Defense Systems, Inc. as of June 30, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown, PC

February 26, 2010
New Brunswick, NJ

Kuchera Defense Systems, Inc.

Balance Sheets

June 30, 2009 and 2008

	2009	2008

Assets

Current assets
Cash	$735,064	$816,956
Accounts receivable, net of allowance for doubtful accounts of $93,610 and $-0- at 2009 and 2008, respectively	8,137,451	8,878,609
Due from related party	53,397	40,729
Inventory	16,922,534	10,687,824
Prepaid expenses	116,201	79,415
Prepaid taxes	683,381	298,799
Prepaid materials	5,593,584	—
Other current assets	21,423	3,026

Total current assets	32,263,035	20,805,358

Property and equipment, net	2,635,724	2,545,942

Intangible assets, net	4,083	11,083

Cash surrender value, officers’ life insurance	207,404	264,477

	$35,110,246	$23,626,860

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$1,795,748	$806,056
Accrued expenses	581,285	394,243
Line of credit	750,000	1,250,000
Loans from related party	—	250,000
Due to related party	985,774	2,370,812
Other current liabilities	22,000	22,000
Progress liquidation payable	14,188,022	1,892,892
Current maturities of capital leases	14,534	—

Total current liabilities	18,337,363	6,986,003

Capital leases, net of current maturities	26,949	—

Deferred income taxes	—	584,234

Stockholders’ equity
Common stock, $0.01 par value, 300,000 shares authorized, 60,000 shares issued and outstanding	500	500
Retained earnings	16,745,434	16,056,123

Total stockholders’ equity	16,745,934	16,056,623

	$35,110,246	$23,626,860

The Notes to Financial Statements are an integral part of these statements.

Kuchera Defense Systems, Inc.

Statements of Operations

Years Ended June 30, 2009 and 2008

	2009	2008
Sales, net	$48,383,865	$49,909,721

Cost of sales	37,224,973	38,323,471

Gross profit	11,158,892	11,586,250

Operating expenses	10,118,006	8,447,995

Income from operations	1,040,886	3,138,255

Other income (expense)
Interest income	27,892	143,268
Interest expense	(22,238)	(53,691)
Miscellaneous income, net	320,159	319,794

	325,813	409,371

Income before provision for income taxes	1,366,699	3,547,626

Provision for income taxes	677,388	1,609,983

Net income	$689,311	$1,937,643

The Notes to Financial Statements are an integral part of these statements.

Kuchera Defense Systems, Inc.

Statements of Stockholders’ Equity

Years Ended June 30, 2009 and 2008

	Common Stock		Total Retained Earnings	Stockholders’ Equity
	Shares	Amount

July 1, 2007	60,000	$500	$14,118,480	$14,118,980

Net income	—	—	1,937,643	1,937,643

June 30, 2008	60,000	500	16,056,123	16,056,623

Net income	—	—	689,311	689,311

June 30, 2009	60,000	$500	$16,745,434	$16,745,934

The Notes to Financial Statements are an integral part of these statements.

Kuchera Defense Systems, Inc.

Statements of Cash Flows

Years Ended June 30, 2009 and 2008

	2009	2008
Cash flows from operating activities
Net income	$689,311	$1,937,643
Adjustments to reconcile net income to net cash provided (used) by operating activities
Depreciation and amortization	313,001	295,835
Bad debt expense	759,731	—
Deferred income taxes	(584,234)	(584,235)
Changes in operating assets and liabilities
Accounts receivable	(18,573)	(3,034,091)
Due from related party	(12,668)	74,166
Inventory	(6,234,710)	(32,251)
Prepaid expenses	(36,786)	(25,151)
Prepaid taxes	(384,582)	317,344
Prepaid materials	(5,593,584)	—
Other current assets	(18,397)	(2,408)
Accounts payable	989,692	(785,949)
Accrued expenses	187,042	125,538
Due to related party	(1,385,038)	1,880,829
Other current liabilities	—	22,000
Progress liquidation payable	12,295,130	(1,152,322)

Net cash provided (used) by operating activities	965,335	(963,052)

Cash flows from investing activities
Purchase of property and equipment	(351,859)	(730,709)
Decrease in cash surrender value of life insurance	57,073	22,390
Change in loans to related party	(250,000)	250,000

Net cash used by investing activities	(544,786)	(458,319)

Cash flows from financing activities
Repayment of obligations under capital lease	(2,441)	—
Change in line of credit, net	(500,000)	1,250,000

Net cash (used) provided by financing activities	(502,441)	1,250,000

Net change in cash	(81,892)	(171,371)

Cash
Beginning of year	816,956	988,327

End of year	$735,064	$816,956

Supplemental disclosures of noncash information
Equipment purchased with issuance of capital lease	$43,924	$—
Cash paid for:
Income taxes	$2,388,914	$1,020,000
Interest	$34,738	$41,191

The Notes to Financial Statements are an integral part of these statements.

Kuchera Defense Systems, Inc.

Notes to Financial Statements

June 30, 2009 and 2008

1. Nature of Business

Kuchera Defense Systems, Inc. (the “Company”), founded in 1985 and headquartered in Windber, Pennsylvania, is an ISO-9001 certified electronic manufacturing service company providing cutting edge circuit card assembly technology, cable harness, electro-mechanical manufacturing, system integration, and engineering services. The Company’s customers include both military and commercial organizations located throughout the United States.

2. Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery does not occur until products have been shipped and risk of loss and ownership has transferred to the customer.

For some of the larger government contracts, the Company will bill upon meeting certain milestones. These milestones are established by the customer and are specific to each contract. Unearned revenue is recorded in a progress liquidation payable account. The Company recognizes revenue on the contracts when items are shipped.

Accounts Receivable and Collections

Accounts receivable are unsecured, uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances are considered delinquent if they are not paid in accordance with the invoice or contract. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all accounts receivable balances that are past due and based upon an assessment of current creditworthiness, estimates the portion, if any, of the balance that may not be collected.

Fair Value of Financial Instruments

The carrying amount of financial instruments including cash, accounts receivable, accounts payable, accrued expenses, and short-term debt approximate their fair values because of the relatively short maturity of these instruments.

Inventories

Inventories are stated at the lower of cost (average cost) or market and consist of raw materials and work in process inventory. For some of the Company’s government contracts, they are required to prepay for large purchase orders. These prepayments are included in prepaid materials.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization is provided under the straight-line method based upon the following estimated useful lives:

Description	Estimated Life (Years)
Trucks and autos	5
Computers and equipment	5-7
Furniture and fixtures	10
Land and leasehold improvements	Lesser of estimated life or term of lease

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

Major replacements and improvements of property and equipment are capitalized. Minor replacements, repairs and maintenance are charged to expense as incurred. Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recorded in operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Income Taxes

Deferred income tax assets and liabilities are recognized for the differences between the financial and income tax reporting basis of assets and liabilities based on enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. A valuation allowance is recorded when the expected recognition of a deferred tax asset is considered to be unlikely.

The Company’s accounting policy is to evaluate uncertain tax positions in accordance with the accounting pronouncement on accounting for contingencies.

Intangible Assets

License fees are amortized over 5 years.

Valuation of Long-Lived Assets

In accordance with the provisions of the accounting pronouncement on accounting for the impairment or disposal of long-lived assets, the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Management has determined that no assessment was required for the periods presented in these financial statements.

Concentration of Risk

The U.S. Department of Defense (either directly or through subcontractors) accounts for substantially all of the Company’s revenue for the years ended June 30, 2009 and 2008. As of June 30, 2009, the Company had trade accounts receivable with three customers approximating 36, 36, and 16 percent, of the total accounts receivable. The Company had sales to three customers that accounted for 38, 24, and 17 percent, of total revenues for the year ended June 30, 2009. As of June 30, 2008, the Company had trade accounts receivable with three customers approximating 45, 14, and 11 percent, of the total accounts receivable. The Company had sales to three customers that accounted for 40, 24, and 21 percent, of total revenues for the year ended June 30, 2008. During the year ending June 30, 2009, the Company had purchases from two vendors who each accounted for 10 percent of total purchases. There were no such concentrations for the year ending June 30, 2008.

The Company, at times, maintains cash balances at financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and has not experienced any collection losses with these institutions.

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

Research and Development Costs

Research and development costs are expensed as incurred. During the years ended June 30, 2009 and 2008, the Company incurred $495,535 and $108,895, respectively, of research and development costs included in cost of sales.

Shipping and Handling Costs

The Company’s policy is to record shipping and handling costs as a component of cost of sales. Shipping and handling costs amounted to $144,208 and $192,809 for the years ended June 30, 2009 and 2008, respectively.

Sales Tax

The Company’s policy is to record sales tax on the sale of its products as a liability, and does not include such amounts in revenue.

Advertising

The Company reports advertising expense as incurred. Total advertising expense for 2009 and 2008 was $50,639 and $61,105, respectively and is included in operating expenses.

3. Inventories

Inventories consist of the following at June 30:

	2009	2008

Raw materials	$3,760,488	$3,554,155
Work-in-process	13,162,046	7,133,669

	$16,922,534	$10,687,824

4. Property and Equipment

Property and equipment consists of the following at June 30:

	2009	2008

Trucks and autos	$82,180	$82,180
Computers and equipment	2,305,871	1,996,712
Furniture and fixtures	166,675	137,327
Land improvements	61,800	61,800
Leasehold improvements	1,564,546	1,510,233

	4,181,072	3,788,252
Less: Accumulated depreciation	1,545,348	1,242,310

Property and equipment, net	$2,635,724	$2,545,942

Depreciation expense included as a charge to income for the years ended June 30, 2009 and 2008 was $306,001 and $288,835, respectively.

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

5. Intangible Assets

Intangible assets subject to amortization consist of the following at June 30:

	2009	2008

License fees	$35,000	$35,000
Less: Accumulated amortization	30,917	23,917

Intangible assets, net	$4,083	$11,083

Amortization expense for each of the years ended June 30, 2009 and 2008 amounted to $7,000.

Future amortization expense is estimated to be $4,083 for the year ended June 30, 2010.

6. Line of Credit – Bank

The Company had a line of credit with a bank that provides for interest at the prime rate, which was 3.25 percent and 7.25 percent at June 30, 2009 and 2008, respectively, with maximum borrowings of $5,000,000. The line was secured by the Company’s receivables, equipment and inventory and was guaranteed by certain stockholders of the Company as well as KII, Inc., a company related by common ownership. The Company’s borrowings ranged from $-0- to $1,250,000 during the years ended June 30, 2009 and 2008, respectively. The Company had outstanding borrowings of $750,000 and $1,250,000 at June 30, 2009 and 2008, respectively. The line expired on December 30, 2009 and was not renewed.

7. Obligations Under Capital Lease

The Company is the lessee of equipment under a capital lease expiring in 2012. The asset and liability under the capital leases are initially recorded at the fair value of the asset. The assets are amortized over the lesser of their related lease terms or their estimated productive life.

Obligations under capital leases consist of the following at June 30, 2009:

2009

Equipment lease, effective interest rate of .79 percent per annum, payable in monthly installments of $1,234, final payment due May 2012, secured by the equipment.	$41,483
Less: Current maturities	14,534

Obligations under capital lease, net of current maturities	$26,949

The Company had no outstanding capital lease obligations at June 30, 2008.

A summary of property held under capital leases included in property and equipment is as follows at June 30, 2009:

2009

Equipment	$43,924
Less: Accumulated depreciation	366

Property held under capital lease, net	$43,558

Depreciation expense on property held under capital lease amounted to $366 for the year ended June 30, 2009.

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

Future minimum lease payments for the next five years ending June 30, are as follows:

Year	Amount
2010	$14,811
2011	14,811
2012	12,344

41,966
Less: Imputed Interest	483

$41,483

8. Income Taxes

The provision for income taxes includes the following for the years ended June 30:

	2009	2008
Current
Federal	$1,106,011	$1,660,115
State	155,611	534,103

Total current	1,261,622	2,194,218
Deferred
Federal	(584,234)	(584,235)

Total deferred	(584,234)	(584,235)

Total income tax expense	$677,388	$1,609,983

The provision for income taxes reflected in the statements of operations differs from the amounts computed at Federal statutory income tax rates. The principal difference is primarily due to certain nondeductible expenses.

Deferred income taxes consisted of the following at June 30:

Deferred tax liabilities	$—	$(584,234)

The approximate tax effect of each temporary difference giving rise to the deferred tax liabilities

The approximate tax effect of each temporary difference giving rise to the deferred tax asset and liability was as follows:

Section 481(a) adjustment	$—	$(584,234)

9. Related Party Transactions

The Company, in the normal course of business, purchases and sells inventory with companies related by common ownership. As of June 30, 2009 and 2008 these related companies owed the Company $53,397 and $40,729, respectively, which is included in due from related party. The Company incurred sales to related companies of approximately $79,000 and $176,000 for the years ended June 30, 2009 and 2008, respectively. The Company incurred subcontracting expenses on behalf of related companies amounting to approximately $2,303,000 and $2,710,000 for the years ended June 30, 2009 and 2008, respectively. In addition, the Company had a loan from KII, Inc. (formerly Kuchera Industries, Inc.) which amounted to $250,000 as of June 30, 2008 which was included in loans from related party, and was repaid during the year ended June 30, 2009. The loan required interest at 6 percent on the unpaid principal balance and had no definitive repayment terms. Interest expense related to the loan amounted to $5,000 and $12,500 for the years ended June 30, 2009 and 2008, respectively. KII, Inc. is also a guarantor of the Company’s line of credit (see Note 6).

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

The Company has various unsecured, short term payables to related companies which occur in the normal course of business. These payables amounted to $968,789 and $2,370,812 at June 30, 2009 and 2008, respectively, and are included in due to related parties. These payables have no definitive repayment terms.

During the years ended June 30, 2009 and 2008, the Company allocated operating expenses which amounted to $425,874 and $362,861. In addition, the Company was charged a support service fee from related companies which amounted to $336,000 and $345,000 for the years ended June 30, 2009 and 2008.

The Company has a sublease agreement with related companies to lease a portion of the building occupied (see Note 11). Total rental income received by the Company amounted to $264,000 for each of the years ended June 30, 2009 and 2008 and is included in other income (expense).

The Company leases an auto under an operating lease agreement with a limited partnership. The stockholders of the Company are members of a limited liability company which is the general partner of the limited partnership. Rental expense related to the lease amounted to $5,781 and $-0- for the years ended June 30, 2009 and 2008, respectively.

During the years ended June 30, 2009 and 2008, the Company paid $8,610 and $26,650, respectively, to an entity related by common ownership for expenses arising in the normal course of business.

During the years ended June 30, 2009 and 2008, the Company incurred sales of $517,373 and $-0- to an entity related by common ownership. The accounts receivable balance of $517,373 was written off to bad debt expense during the year ended June 30, 2009. The Company also paid $144,570 and $38,900, respectively, to the entity for expenses arising in the normal course of business.

The Company has an unsecured, short term payable to an entity related by common ownership for expenses arising in the normal course of business in the amount of $16,985 and $-0- at June 30, 2009 and 2008, respectively.

10. Employee Benefit Plan

The Company has a 401(k) defined contribution plan (the “Plan”) which allows the Company to make discretionary matching contributions of up to 6 percent of the participant’s pre-tax annual compensation for all participating employees as specified by the Plan. During the years ended June 30, 2009 and 2008, the Company contributed $353,810 and $277,539, respectively to the Plan.

11. Rental Income

The Company subleases the building under a lease agreement expiring in 2018 to related companies. Rental income amounted to $264,000 for each of the years ended June 30, 2009 and 2008, and is included in other income (expense).

Approximate minimum future rentals to be received on these leases for the years ending June 30, are as follows:

Year	Amount

2010	$264,000
2011	264,000
2012	264,000
2013	264,000
2014	264,000
Thereafter	1,320,000

$2,640,000

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

12. Commitments and Contingencies

Operating Leases

The Company leases buildings and equipment under various leases expiring in 2009 through 2018. The building leases provide for minimum annual rentals, real estate taxes and other costs. Rental expense for the years ended June 30, 2009 and 2008 amounted to $972,977 and $958,602, respectively, and is included in operating expenses.

Future minimum lease payments for the years ending June 30, are as follows:

Year	Amount

2010	$995,544
2011	992,397
2012	995,477
2013	896,102
2014	862,352
Thereafter	4,311,760

$9,053,632

Litigation

The Company is subject to legal proceedings and claims which arise in the ordinary course of business. Management does not believe that the outcome of any of such proceedings and claims of which it has knowledge will have a material adverse effect on the financial position, operating results or cash flows.

Criminal Investigation

The Company and its owners, President William Kuchera and Chief Financial Officer Ronald Kuchera (and perhaps others), are subject to a criminal investigation by the Office of Inspector General of the Department of Defense and the United States Attorney’s Office for the Western District of Pennsylvania (the “Government Investigation”). As part of the Government Investigation, the United States Attorney’s Office for the Western District of Pennsylvania has executed search warrants against the Company and President William Kuchera and Chief Financial Officer Ronald Kuchera, and certain other related companies. The Company and President William Kuchera and Chief Financial Officer Ronald Kuchera, and certain other related companies also have received subpoenas to appear before or produce documents for the federal Grand Jury. Additionally, the Company has been informed that the Criminal Investigation Division of the Internal Revenue Service is planning to interview the Company’s accountant in the near future. The Company assumes, but does not know for certain, that this interview is part of the Government Investigation. The Company is unaware of the entire nature or scope of the Government Investigation and, except as hereinafter provided, there have been no formal allegations or charges of either fraud or illegal acts committed by the Company their officers or any employees; provided, however, the Company believes or suspects that certain aspects of the Government Investigation may relate to matters that include the following:

(i)	Based on public filings involving the former officer of an unrelated company and discussions with the United States Attorney’s Office, the Company is aware that Richard Ianieri, the former president of Coherent Systems International “(Coherent”) agreed in court filings to admit that he took $200,000 in bribes from officials at a firm that Coherent hired as a subcontractor. The Company understands that the firm referred to in the Court filings is Kuchera Industries, Inc., a predecessor of Kuchera Industries, LLC.

Kuchera Defense Systems, Inc.

Notes to Financial Statements—(Continued)

June 30, 2009 and 2008

(ii)	The Company believes (a) the Government Investigation may include alleged violations of federal campaign finance law and/or (b) the Internal Revenue Service may be investigating the tax aspects of such certain payments to employees in connection with possible violation of federal campaign finance law.

(iii)	The Company believes that the Government Investigation includes an investigation into the validity of certain expenses claimed by the Company either on its tax returns or in its billings related to government contracts.

(iv)	On April 23, 2009, the Department of the Navy suspended Kuchera Defense Systems, Inc., Ronald Kuchera, and William Kuchera from new U.S. Government contracts or subcontracts based on allegations by the Defense Contract Audit Agency (“DCAA”) that Kuchera Defense Systems, Inc. had failed to comply with certain federal procurement regulations governing the allowability of costs that may be charged to U.S. Government contracts and subcontracts. The DCAA claimed that the charges constituted possible fraud. The rates for these contracts had not yet been finalized and the years at issue (FY 2004 forward) remained subject to adjustment by government auditors. On June 26, 2009, Kuchera Defense Systems, Inc., Ronald Kuchera, and William Kuchera submitted a comprehensive and detailed response to the DCAA allegations that examined and responded to each issue raised. Following that submission, the Department of the Navy promptly entered into negotiations with Kuchera Defense Systems, Inc. and Ronald Kuchera, and William Kuchera for an Administrative Agreement by which Kuchera Defense Systems, Inc. would adopt certain internal control and reporting procedures, a code of ethics, and conduct periodic training. An agreement was reached on August 13, 2009 and the April 23, 2009 suspension was lifted. However, DCAA did not respond to the detailed submission made by Kuchera Defense Systems, Inc. and Ronald Kuchera, and William Kuchera. The years for which the unallowable costs are asserted remain open. It is not known whether or what adjustments to those costs or what claims DCAA and/or the Navy may assert in the future with respect to these open years.

(v)	On December 22, 2009, the Department of the Navy suspended Kuchera Defense Systems, Inc. and William Kuchera and Ronald Kuchera from doing business with the United States Government. On January 11, 2010, as a result of the Navy suspension of Kuchera Defense Systems, Inc., the Navy informed Kuchera Defense Systems, Inc. that its Secret Facility Security Clearance was invalidated on January 8, 2010.

There may be other aspects of the Government Investigation of which the Company is unaware.

13. Subsequent Events

The Company has evaluated subsequent events occurring after the balance sheet date through the date of February 26, 2010, which is the date the financial statements were available to be issued.

On January 20, 2010 three newly formed subsidiaries, API Systems, Inc. (“API Systems”), API Defense, Inc. (“API Defense”) and API Defense USA, Inc. (“API USA” and collectively with API Systems and API Defense, the “API Subsidiaries”) entered into an asset purchase agreement (the “Agreement”) with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“K Industries” and collectively with KDS and KII, the “Kuchera Companies”) dated January 20, 2010 pursuant to which API and the API Subsidiaries purchased substantially all of the assets of the Kuchera Companies.

As a result of the asset purchase, on January 20, 2010, the Department of the Navy removed Kuchera Defense Systems, Inc., from the Excluded Parties List System (EPLS) and thus lifted the suspension. API Defense, Inc., and API Defense USA, Inc. are separate entities and are currently doing business with the United States Government.

Kuchera Defense Systems, Inc.

December 31, 2009 and 2008

Unaudited Financial Statements

Kuchera Defense Systems, Inc.

Balance Sheets

December 31, 2009 and 2008

	2009	2008
Assets

Current assets
Cash	$3,866,347	$3,411,547
Accounts receivable, net of allowance for doubtful accounts of $93,610 and $-0-	4,610,903	10,164,820
Inventory	18,323,845	13,520,161
Prepaid expenses	95,151	81,690
Prepaid taxes	228,145	1,895,606
Prepaid materials	2,794,268	5,019,810
Other current assets	11,130	1,011

Total current assets	29,929,789	34,094,645

Property and equipment, net	2,564,970	2,481,860

Intangible assets, net	583	7,583

Cash surrender value, officers’ life insurance	251,996	264,477

	$32,747,338	$36,848,565

Liabilities and Stockholder’ Equity

Current liabilities
Accounts payable	$1,488,431	$5,543,015
Accrued expenses	699,179	397,002
Income tax payable	—	3,934,264
Line of credit	—	—
Loans from related party	—	—
Due to related party	—	—
Other current liabilities	—	—
Capital leases	—	—
Due to related party	5,006	—
Notes payable	8,193	—
Progress liquidation payable	12,367,529	10,580,162
Current maturities of capital leases	16,190	—

Total current liabilities	14,584,528	20,454,443

Capital leases, net of current maturities	22,168	—
Notes payable, net of current maturities	30,725	—

Deferred income taxes	—	—

Stockholders’ equity
Common stock, $0.01 par value, 300,000 shares authorized, 60,000 shares issued and outstanding	500	500
Treasury stock, at cost	—	—
Retained earnings	18,109,417	16,393,622

Total stockholders’ equity	18,109,917	16,394,122

	$32,747,338	$36,848,565

Kuchera Defense Systems, Inc.

Statements of Operations

For the Six Months Ended December 31, 2009 and 2008

	2009	2008

Sales, net	$25,430,118	$24,933,016

Cost of sales	17,860,177	17,984,235

Gross profit	7,569,941	6,948,781

Operating expenses	5,271,631	5,232,622

Income from operations	2,298,310	1,716,159

Other income (expense)
Interest income	8,315	21,336
Interest expense	(10,429)	(18,573)
Miscellaneous expense, net	(195)	(10,250)

	(2,309)	(7,487)

Income before provision for income taxes	2,296,001	1,708,672

Provision for income taxes	932,018	1,371,173

Net income	$1,363,983	$337,499

Kuchera Defense Systems, Inc.

Statement of Cash Flows

For the Six Months Ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities
Net income	$1,363,983	$337,499
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	158,837	154,905
Bad debt expense	—	—
Deferred income taxes	—	—
Deferred income taxes	—	(584,234)
Changes in operating assets and liabilities
Accounts receivable	3,526,548	(1,286,211)
Due from related party	53,397	(2,330,083)
Inventory	(1,401,311)	(2,832,337)
Prepaid expenses	21,050	(2,274)
Prepaid taxes	455,236	(1,596,807)
Prepaid materials	2,799,316	(5,019,810)
Other current assets	10,293	(1,011)
Accounts payable	(307,317)	4,736,959
Income taxes payable	—	3,934,264
Accrued expenses	117,894	2,758
Due to related party	(980,768)	3,026
Other current liabilities	(22,000)	(22,000)
Progress liquidation payable	(1,820,493)	8,687,270

Net cash provided by operating activities	3,974,665	4,181,914

Cash flows from investing activities
Loans to related party	—	(250,000)
Purchase of property and equipment	(84,583)	(87,323)
Increase in cash surrender value of life insurance	(44,592)	—

Change in loans to related party	—

Net cash used by investing activities	(129,175)	(337,323)

Cash flows from financing activities
Repayment of obligations under capital lease and long-term debt	(9,968)	—
Change in line of credit, net	(750,000)	(1,250,000)
Borrowings from capital lease obligations and long-term debt	45,761	—

Net cash used by financing activities	(714,207)	(1,250,000)

Net change in cash	3,131,283	2,594,591

Cash

Beginning of year	735,064	816,956

End of year	$3,866,347	$3,411,547

Supplemental disclosures of noncash information
Equipment purchased with issuance of capital lease	$—	$—
Cash paid for:
Acquisition of assets through long-term debt financing	$4,794	$—
Income taxes	$474,475	$874,423
Interest	$10,429	$31,073

1. Nature of Business

Kuchera Defense Systems, Inc. (the “Company”), founded in 1985 and headquartered in Windber, Pennsylvania, is an ISO-9001 certified electronic manufacturing service company providing cutting edge circuit card assembly technology, cable harness, electro-mechanical manufacturing, system integration, and engineering services. The Company’s customers include both military and commercial organizations located throughout the United States.

Certain information and footnote disclosures required in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. Statements are subject to possible adjustments in connection with the annual audit of the Company’s accounts. In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all adjustments (consisting only of normal recurring adjustments), which the Company considers necessary for the fair presentation of the Company’s financial position as of December 31, 2009 and the results of its operations and cash flows for the six month period ended December 31, 2009 and 2008. Results for the interim period are not necessarily indicative of results that may be expected for the entire year or for any other interim periods. The unaudited condensed financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto as of and for the fiscal year ended June 30, 2009 included in the Company’s Form 8-K filed with the Commission on February 12, 2010.

2. Subsequent Events

The Company has evaluated subsequent events occurring after the balance sheet date through the date of May 26, 2010, which is the date the financial statements were available to be issued.

On January 21, 2010 three newly formed subsidiaries, API Systems, Inc. (“API Systems”), API Defense, Inc. (“API Defense”) and API Defense USA, Inc. (“API USA” and collectively with API Systems and API Defense, the “API Subsidiaries”) entered into an asset purchase agreement (the “Agreement”) with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“K Industries” and collectively with KDS and KII, the “Kuchera Companies”) dated January 20, 2010 pursuant to which API and the API Subsidiaries purchased substantially all of the assets of the Kuchera Companies.

As a result of the purchase agreement, on January 20, 2010, the Department of the Navy removed Kuchera Defense Systems, Inc. from the Excluded Parties List System (EPLS) and thus lifted the suspension. API Defense Inc. and API Defense USA, Inc. are separate entities and are currently doing business with the United States Government.

KII, Inc. and Kuchera Industries, LLC

December 31, 2009 and 2008

Independent Auditors’ Report	F-120

Combined Financial Statements

Combined Balance Sheets	F-121

Combined Statements of Income	F-122

Combined Statements of Stockholders’ Equity	F-123

Combined Statements of Cash Flows	F-124

Notes to Combined Financial Statements	F-125

Independent Auditors’ Report

To the Stockholders,

KII, Inc and Kuchera Industries, LLC:

We have audited the accompanying combined balance sheets of KII, Inc. and Kuchera Industries, LLC as of December 31, 2009 and 2008, and the related combined statements of income, stockholders’ equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Companies and their owners and perhaps other officers and employees are subject to a criminal investigation being conducted by the Inspector General of the Department of Defense and the United States Attorney’s Office in Pittsburgh, Pennsylvania (see Note 10).

In our opinion, the combined financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of KII, Inc. and Kuchera Industries, LLC as of December 31, 2009 and 2008 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown, PC
New Brunswick, New Jersey
May 14, 2010

KII, Inc. and Kuchera Industries, LLC

Combined Balance Sheets

December 31, 2009 and 2008

	2009	2008
Assets

Current assets
Cash	$2,185,839	$1,207,137
Accounts receivable, net of allowance for doubtful accounts of $45,093 and $725,564 at 2009 and 2008, respectively	1,989,013	1,797,450
Due from related parties	248,671	281,326
Inventories	3,957,424	4,615,168
Prepaid expenses	46,745	35,289
Loans to related parties	34,132	8,174
Other current assets	33,157	43,458

Total current assets	8,494,981	7,988,002

Property and equipment, net	2,962,397	3,302,377

	$11,457,378	$11,290,379

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$651,897	$247,052
Accrued expenses	597,614	138,923
Due to related parties	—	27,329
Current maturities of capital leases	153,805	215,961

Total current liabilities	1,403,316	629,265

Capital leases, net of current maturities	938,043	1,091,849

Loan from related party	—	139,292

Stockholders’ equity
Class A voting common stock, no par value; authorized 20,000 shares; 10,000 shares issued and outstanding in 2009 and 2008	55	55
Class B non-voting common stock, no par value; authorized 200,000 shares; 100,000 shares issued and outstanding in 2009 and 2008	545	545
Retained earnings and members’ equity	9,115,419	9,429,373

Total stockholders’ equity	9,116,019	9,429,973

	$11,457,378	$11,290,379

The Notes to Combined Financial Statements are an integral part of these statements.

KII, Inc. and Kuchera Industries, LLC

Combined Statements of Income

Years Ended December 31, 2009 and 2008

	2009	2008

Sales, net	$19,579,438	$20,586,849

Cost of sales	14,136,505	13,822,137

Gross profit	5,442,933	6,764,712

Operating expenses	4,148,626	4,899,430

Income from operations	1,294,307	1,865,282

Other income (expense)
Interest income	37,752	28,842
Interest expense	(140,510)	(48,108)
Other income	37,902	3,578
Other expense	(171)	2,054

	(65,027)	(13,634)

Net income	$1,229,280	$1,851,648

The Notes to Combined Financial Statements are an integral part of these statements.

KII, Inc. and Kuchera Industries, LLC

Combined Statements of Stockholders’ Equity

Years Ended December 31, 2009 and 2008

	Common Stock		Common Stock		Earnings/ Members’ Equity	Total Stockholders’ Equity
	Voting		Non-Voting
	Shares	Amount	Shares	Amount

January 1, 2008	30,210	$600	—	$—	$8,931,477	$8,932,077

Net income	—	—	—	—	1,851,648	1,851,648

Recapitalization of stock	(20,210)	(545)	100,000	545	—	—

Distributions	—	—	—	—	(1,353,752)	(1,353,752)

December 31, 2008	10,000	55	100,000	545	9,429,373	9,429,973

Net income	—	—	—	—	1,229,280	1,229,280

Member contributions	—	—	—	—	54,332	54,332

Distributions	—	—	—	—	(1,597,566)	(1,597,566)

December 31, 2009	10,000	$55	100,000	$545	$9,115,419	$9,116,019

The Notes to Combined Financial Statements are an integral part of these statements.

KII, Inc. and Kuchera Industries, LLC

Combined Statements of Cash Flows

Years Ended December 31, 2009 and 2008

	2009	2008

Cash flows from operating activities
Net income	$1,229,280	$1,851,648
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	472,776	404,965
Gain on sale of equipment	(30,626)	(345)
Bad debt expense	158,599	725,564
Changes in operating assets and liabilities
Accounts receivable	(350,162)	(418,707)
Due from related parties	32,655	1,098,096
Inventory	657,744	(550,361)
Prepaid expenses	(11,456)	(23,850)
Other current assets	10,301	44,311
Accounts payable	404,845	(925,828)
Accrued expenses	458,691	(219,258)
Due to related parties	(27,329)	1,314

Net cash provided by operating activities	3,005,318	1,987,549

Cash flows from investing activities
Purchase of property and equipment, net	(132,796)	(86,315)
Proceeds from sale of equipment	30,626	1,300
Change in loans to related parties	(25,958)	451,164
Repayment of loan from related party	(139,292)	(62,277)

Net cash (used) provided by investing activities	(267,420)	303,872

Cash flows from financing activities
Repayment of obligations under capital lease	(215,962)	(163,102)
Proceeds from loan issuance	250,000	—
Payment of loan payable	(250,000)	—
Member contributions	54,332	—
Distributions	(1,597,566)	(1,353,752)

Net cash used by financing activities	(1,759,196)	(1,516,854)

Net increase in cash	978,702	774,567

Cash
Beginning of year	1,207,137	432,570

End of year	$2,185,839	$1,207,137

Supplemental disclosure of noncash information
Equipment purchased with issuance of capital lease	$—	$1,236,000

Cash paid for Interest	$140,510	$48,108

The Notes to Combined Financial Statements are an integral part of these statements.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements

December 31, 2009 and 2008

1. Nature of Business

KII, Inc. (the “Company”) and Kuchera Industries, LLC hereafter, collectively referred to as the “Companies” headquartered in Windber, Pennsylvania, are ISO certified electronic manufacturing service companies, offering a full range of capabilities from prototyping to high volume production. The Companies specialize in high speed surface mount circuit card assembly. The Companies’ customers include both military and commercial organizations located throughout the United States. The Companies are dedicated to serving the commercial electronic contract manufacturing industry at the highest possible level. Kuchera Industries, LLC was incorporated in September 2008, but had no formal operations until January 2009.

2. Summary of Significant Accounting Policies

Principles of Combination

The combined financial statements include the accounts of KII, Inc. and Kuchera Industries, LLC. The Stockholders of the Company own 100 percent of Kuchera Industries, LLC. The ownership of the Companies is with the same individuals, and while their financial statements have been combined, the financial position and results of operations shown on the accompanying combined financial statements do not represent those of a single legal entity. All significant intercompany transactions have been eliminated in combination.

Revenue Recognition

The Companies recognize revenue when it is realized or realizable and earned. The Companies consider revenue realized or realizable and earned when they have persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery does not occur until products have been shipped and risk of loss and ownership has transferred to the customer.

Accounts Receivable and Collections

Accounts receivable are unsecured, uncollateralized customer obligations. Accounts receivable are stated at the amounts billed to the customer. Customer account balances are considered delinquent if they are not paid in accordance with the invoice or contract. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all accounts receivable balances that are past due and based upon an assessment of current creditworthiness, estimates the portion, if any, of the balance that may not be collected.

Fair Value of Financial Instruments

The carrying amount of financial instruments including cash, accounts receivable, and accounts payable approximate their fair values because of the relatively short maturity of these instruments.

Inventories

Inventories are stated at the lower of cost (average cost) or market and consist of raw materials and work in process inventory.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization is provided under the straight-line method based upon the following estimated useful lives:

Description	Estimated Life (Years)

Trucks and autos	5
Computers and equipment	5-7
Furniture and fixtures	10
Land and leasehold improvements	Lesser of estimated life or term of lease

Major replacements and improvements of property and equipment are capitalized. Minor replacements, repairs and maintenance are charged to expense as incurred. Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recorded in operations.

Use of Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. The provision for obsolete inventory is a significant estimate. Actual results could differ from those estimates.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. In addition, the Company has elected to be treated as an S Corporation for Pennsylvania income tax purposes. Under those provisions, the Company does not pay federal corporate income taxes and pays the minimum tax imposed by the State of Pennsylvania. Kuchera Industries, LLC is treated as a partnership for federal and state tax purposes. Accordingly, the Company does not pay federal corporate income taxes and pays state filing fees. The Companies’ stockholders are responsible for individual federal and state income taxes on the Companies’ taxable income.

The Companies adopted the accounting pronouncement dealing with uncertain tax positions as of January 1, 2009. Upon adoption of this accounting pronouncement, the Companies had no unrecognized tax benefits. Furthermore, the Companies had no unrecognized tax benefits at December 31, 2009. The tax years subject to examination by major jurisdictions as of December 31, 2009 are years 2006 through 2008.

Valuation of Long-Lived Assets

In accordance with the provisions of the accounting pronouncement on accounting for the impairment or disposal of long-lived assets, the Companies review long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Management has determined that no assessment was required for the periods presented in these combined financial statements.

Concentration of Risk

As of December 31, 2009, the Companies had trade accounts receivable with two customers approximating 45 and 12 percent, of the total accounts receivable. Sales to two customers approximated 60 and 12 percent, for the year ended December 31, 2009. As of December 31, 2008, the Companies had trade accounts receivable with three customers approximating 26, 25, and 10 percent of the total accounts receivable. Sales to two customers approximated 38 and 20 percent for the year ended December 31, 2008.

During the year ending December 31, 2009, the Companies had purchases from three vendors who accounted for 14, 14 and 30 percent, of total purchases. During the year ending December 31, 2008, the Company had purchases from two vendors who each accounted for 26 percent of total purchases.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

The Companies, at times, maintain cash balances at financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and has not experienced any collection losses with these institutions.

Shipping and Handling Costs

The Companies policy is to record shipping and handling costs as a component of cost of sales. Shipping and handling costs amounted to $71,978 and $74,324 at December 31, 2009 and 2008, respectively.

Sales Tax

The Companies policy is to record sales tax on the sale of its products as a liability, and does not include such amounts in revenue.

Advertising

Advertising costs are expensed as incurred. Total advertising expense for 2009 and 2008 was $414 and $16,611, respectively, and is included in operating expenses.

3. Inventories

Inventories consist of the following at December 31:

	2009	2008

Raw materials	$1,435,159	$1,349,133
Work-in-process	2,924,738	3,586,831
Less: Provision for obsolete inventory	(402,473)	(320,796)

	$3,957,424	$4,615,168

4. Property and Equipment

Property and equipment consists of the following at December 31:

	2009	2008

Trucks and autos	$92,932	$92,932
Computers and equipment	7,630,209	7,497,520
Furniture and fixtures	56,176	56,067
Land improvements	52,402	52,402
Leasehold improvements	683,211	683,211

	8,514,930	8,382,132
Less: Accumulated depreciation	5,552,533	5,079,755

Property and equipment, net	$2,962,397	$3,302,377

Depreciation expense included as a charge to income for the years ended December 31, 2009 and 2008 was $472,776 and $404,695, respectively.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

5. Line of Credit – Bank

The Company has a line of credit with a bank that provides for interest at the prime rate, which was 3.25 percent at each of the years ended December 31, 2009 and 2008, with maximum borrowings of $1,000,000. The line expired on January 15, 2010 and was not renewed. The line was secured by the Company’s receivables, equipment and inventory, and was guaranteed by certain stockholders of the Company. The Company’s borrowings ranged from $-0- to $500,000 during the years ended December 31, 2009 and 2008. The Companies had no outstanding borrowings at December 31, 2009 and 2008.

6. Obligations Under Capital Leases

The Companies are the lessees of equipment under three capital leases expiring in 2009 and 2015. The asset and liability under the capital leases are initially recorded at the fair value of the asset. The assets are amortized over the lesser of their related lease terms or their estimated productive life.

Obligations under capital leases consist of the following at December 31:

	2009	2008
Equipment lease 1, effective interest rate of 19.25 percent per annum, payable in monthly installments of $15,994, final payment of $57,718 paid February 2009, secured by the equipment (A).	$—	$71,810

Equipment lease 2, effective interest rate of 6.5 percent per annum, payable in monthly installments of $13,381, final payment due December 2015, secured by the equipment (A).	796,015	901,110

Equipment lease 3, effective interest rate of 6.5 percent per annum, payable in monthly installments of $4,973, final payment due December 2015, secured by the equipment (A).	295,833	334,890

	1,091,848	1,307,810
Less: Current maturities	153,805	215,961

Obligations under capital lease, net of current maturities	$938,043	$1,091,849

(A)	The equipment lease is with a related party, see Note 7.

A summary of property held under capital leases included in property and equipment is as follows at December 31:

	2009	2008

Equipment	$1,236,000	$1,811,177
Less: Accumulated depreciation	133,900	405,809

Property held under capital lease, net	$1,102,100	$1,405,368

Depreciation expense on property held under capital lease amounted to $123,600 and $82,167 for the years ended December 31, 2009 and 2008, respectively.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

Future minimum lease payments for the next five years ending December 31, are as follows:

Year	Amount

2010	$220,248
2011	220,248
2012	220,248
2013	220,248
2014	220,248
Thereafter	220,248

1,321,488
Less: Imputed Interest	229,640

$1,091,848

7. Related Party Transactions

The Companies, in the normal course of business, purchase and sell inventory with Kuchera Defense Systems, Inc. (“Kuchera Defense”), a company related by common ownership. As of December 31, 2009 and 2008 Kuchera Defense owed the Companies $248,671 and $281,326, respectively, which is included in due from related party. The Company had sales to Kuchera Defense of approximately $2,355,000 and $3,209,000 for the years ended December 31, 2009 and 2008, respectively. The Companies incurred subcontracting expenses on behalf of Kuchera Defense amounting to approximately $35,000 and $116,000 for the years ended December 31, 2009 and 2008, respectively.

The Companies have various unsecured, short term payables to Kuchera Defense and stockholders which occur in the normal course of business. These payables amounted to $-0- and $27,329 and are included in due to related parties. These payables have no definitive repayment terms. The Companies loaned Kuchera Defense $250,000 during 2007 and were repaid during 2008. The loan had an interest rate of 6.00 percent and the Companies received $5,000 in interest income during 2008.

The Companies have unsecured loans to a stockholder which amounted to $34,132 and $8,174 as of December 31, 2009 and 2008, respectively and which are included in loans to related parties. These loans bear interest at short term federal AFR rate, which was .06 and 1.36 percent for the years ended December 31, 2009 and 2008, respectively, and have no definitive repayment terms. In addition, the Companies were indebted to a related party for unsecured loans issued to the Company which had an unpaid balance of $139,292 as of December 31, 2008. The loan was paid during 2009. The loan required interest at 8 percent on the unpaid principal balance and had no definitive repayment terms. Interest expense related to this loan amounted to approximately $10,000 and $11,000 for the years ended December 31, 2009 and 2008, respectively.

On April 16, 2009, the Companies received a $250,000 loan with an interest rate of 3.25 percent from Cambria 3 Associates LLC, a company related through common ownership. The loan was repaid on December 16, 2009 and interest paid on the loan amounted to $5,491.

During the years ended December 31, 2009 and 2008, the Companies received $500,949 and $389,501, respectively, from Kuchera Defense for allocation of cost of sales and operating expenses, which are recorded as a reduction of cost of sales and operating expenses in the consolidated statements of income.

The Companies have a sublease agreement with Kuchera Defense to lease a portion of the building occupied (see Note 10). Total rental expense paid to Kuchera Defense amounted to $264,000 for each of the years ended December 31, 2009 and 2008.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

The Companies are the guarantor of the Kuchera Defense $5,000,000 line of credit. This line of credit expired on January 15, 2010, and there was no outstanding balance as of December 31, 2009.

The Companies lease equipment under various operating lease agreements with a limited partnership. The stockholders of the Company are members of a limited liability company which is the general partner of the limited partnership. Rental expense related to the leases amounted to $130,440 and $96,000 for the years ended December 31, 2009 and 2008, respectively. In December 2008 the Companies entered into two capital lease agreements with the limited partnership to lease additional equipment in the amount of $1,236,000, which is included in capital leases at December 31, 2009 and 2008 (See Note 6). During the years ended December 31, 2009 and 2008, principal payments under the lease amounted to $144,152 and $-0-, respectively. Interest expense related to the lease amounted to $76,096 and $-0- for the years ended December 31, 2009 and 2008, respectively.

The Company leased equipment under a capital lease agreement with a company under common ownership. At December 31, 2009 and 2008, the remaining balance of the lease was $-0- and $71,810, respectively, and is included in capital leases (See Note 6). During the years ended December 31, 2009 and 2008, principal payments under the lease amounted to $71,810 and $163,102, respectively. Interest expense related to the lease amounted to $1,902 and $28,825 for the years ended December 31, 2009 and 2008, respectively.

8. Employee Benefit Plan

The Companies have a 401(k) defined contribution plan (the “Plan”) which allows the Companies to make discretionary matching contributions of up to 6 percent of the participant’s pre-tax annual compensation for all participating employees as specified by the Plan. During the years ended December 31, 2009 and 2008, the Companies contributed $137,587 and $134,960, respectively to the Plan.

9. Common Stock

Pursuant to an amended certificate of incorporation in May 2008, the Company completed a recapitalization of the Company’s stock. As a result of this action, the common stock was converted into Class A and Class B common stock. The aggregate number of shares of which the Company shall have the authority to issue is 220,000 of which 20,000 without par value shall be designated Class A Voting Common Shares and 200,000 shall be Class B Non-Voting Shares.

10. Commitment and Contingencies

Operating Leases

The Companies lease buildings, equipment and vehicles under various leases expiring in 2009 through 2018. The building lease provides for minimum annual rentals, real estate taxes and other costs. Rental expense for the years ended December 31, 2009 and 2008 amounted to $435,811 and $395,056, respectively, and is included in operating expenses.

Future minimum lease payments for the years ending December 31, are as follows:

Year	Amount

2010	$362,440
2011	298,440
2012	298,440
2013	298,440
2014	264,000
Thereafter	1,188,000

$2,709,760

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

Litigation

The Companies are subject to legal proceedings and claims which arise in the ordinary course of business. Management does not believe that the outcome of any of such proceedings and claims of which it has knowledge will have a material adverse effect on the financial position, operating results or cash flows.

Criminal Investigation

The Company and its owners, President William Kuchera and Chief Financial Officer Ronald Kuchera (and perhaps others), are subject to a criminal investigation by the Office of Inspector General of the Department of Defense and the United States Attorney’s Office for the Western District of Pennsylvania (the “Government Investigation”). As Part of the Government Investigation, the United States Attorney’s Office for the Western District of Pennsylvania has executed search warrants against the Company and President William Kuchera and Chief Financial Officer Ronald Kuchera, and certain other related companies. The Company and President William Kuchera and Chief Financial Officer Ronald Kuchera, and certain other related companies also have received subpoenas to appear before or produce documents for the federal Grand Jury. Additionally, the Company has been informed that the Criminal Investigation Division of the Internal Revenue Service is planning to interview the Company’s accountant in the near future. The Company assumes, but does not know for certain, that this interview is part of the Government Investigation. The Company is unaware of the entire nature or scope of the Government

Investigation and, except as hereinafter provided, there have been no formal allegations or charges of either fraud or illegal acts committed by the Company their officers or any employees; provided, however, the Company believes or suspects that certain aspects of the Government Investigation may relate to matters that include the following:

(i)	Based on public filings involving the former officer of an unrelated company and discussions with the United States Attorney’s Office, the Company is aware that Richard Ianieri, the former president of Coherent Systems International “(Coherent”) agreed in court filings to admit that he took $200,000 in bribes from officials at a firm that Coherent hired as a subcontractor. The Company understands that the firm referred to in the Court filings is Kuchera Industries, Inc., a predecessor of Kuchera Industries, LLC.

(ii)	The Company believes (a) the Government Investigation may include alleged violations of federal campaign finance law and/or (b) the Internal Revenue Service may be investigating the tax aspects of such certain payments to employees in connection with possible violation of federal campaign finance law.

(iii)	The Company believes that the Government Investigation includes an investigation into the validity of certain expenses claimed by the Company either on its tax returns or in its billings related to government contracts.

(iv)	On April 23, 2009, the Department of the Navy suspended Kuchera Defense Systems, Inc., Ronald Kuchera, and William Kuchera from new U.S. Government contracts or subcontracts based on allegations by the Defense Contract Audit Agency (“DCAA”) that Kuchera Defense Systems, Inc. had failed to comply with certain federal procurement regulations governing the allowability of costs that may be charged to U.S. Government contracts and subcontracts. The DCAA claimed that the charges constituted possible fraud. The rates for these contracts had not yet been finalized and the years at issue (FY 2004 forward) remained subject to adjustment by government auditors. On June 26, 2009, Kuchera Defense Systems, Inc., Ronald Kuchera, and William Kuchera submitted a comprehensive and detailed response to the DCAA allegations that examined and responded to each issue raised. Following that submission, the Department of the Navy promptly entered into negotiations with Kuchera Defense Systems, Inc. and Ronald Kuchera, and William Kuchera for an Administrative Agreement by which Kuchera Defense Systems, Inc. would adopt certain internal control and reporting procedures, a code of ethics, and conduct periodic training. An agreement was reached on August 13, 2009 and the April 23, 2009 suspension was lifted. However, DCAA did not respond to the detailed submission made by Kuchera Defense Systems, Inc. and Ronald Kuchera, and William Kuchera.

KII, Inc. and Kuchera Industries, LLC

Notes to Combined Financial Statements—(Continued)

December 31, 2009 and 2008

The years for which the unallowable costs are asserted remain open. It is not known whether or what adjustments to those costs or what claims DCAA and/or the Navy may assert in the future with respect to these open years.

(v)	On December 22, 2009, the Department of the Navy suspended Kuchera Defense Systems, Inc. and William Kuchera and Ronald Kuchera from doing business with the United States Government. On January 11, 2010, as a result of the Navy suspension of Kuchera Defense Systems, Inc., the Navy informed Kuchera Defense Systems, Inc. that its Secret Facility Security Clearance was invalidated on January 8, 2010.

There may be other aspects of the Government Investigation of which the Company is unaware.

11. Subsequent Events

The Companies have evaluated subsequent events occurring after the combined balance sheet date through the date of May 14, 2010, the date for which the combined financial statements were available to be issued.

On January 21, 2010 three newly formed subsidiaries, API Systems, Inc. (“API Systems”), API Defense, Inc. (“API Defense”) and API Defense USA, Inc. (“API USA” and collectively with API Systems and API Defense, the “API Subsidiaries”) entered into an asset purchase agreement (the “Agreement”) with Kuchera Defense Systems, Inc. (“KDS”), KII, Inc. (“KII”) and Kuchera Industries, LLC (“K Industries” and collectively with KDS and KII, the “Kuchera Companies”) dated January 20, 2010 pursuant to which API and the API Subsidiaries purchased substantially all of the assets of the Kuchera Companies.

As a result of the purchase agreement, on January 20, 2010, the Department of the Navy removed Kuchera Defense Systems, Inc. from the Excluded Parties List System (EPLS) and thus lifted the suspension. API Defense Inc. and API Defense USA, Inc. are separate entities and are currently doing business with the United States Government.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED

FINANCIAL INFORMATION

Basis of Pro Forma Presentation

On January 20, 2010, API and the API Pennsylvania Subsidiaries, entered into an asset purchase agreement with the KGC Companies pursuant to which the API Pennsylvania Subsidiaries purchased substantially all of the assets of the KGC Companies.

The unaudited pro forma combined consolidated financial statements of API have been prepared by management by combining API’s historical statements of operations with that of the KGC Companies; for the periods presented. The unaudited pro forma combined consolidated statement of operations for the fiscal year ended May 31, 2009 and for the nine months ended February 28, 2010, give pro forma effect as if the transaction had occurred the first day of the reporting period.

The historical combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition of the assets of the KGC Companies, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. Pro forma adjustments are based on preliminary estimates and assumptions.

The unaudited pro forma combined consolidated financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what API’s results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma combined consolidated financial information does not purport to project the future operating results of API. No effect has been given in the unaudited pro forma combined consolidated financial information for the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. The unaudited pro forma combined consolidated financial statements should be read in conjunction with the audited consolidated financial statements of API that are included in this prospectus. The unaudited pro forma combined consolidated financial information was prepared using the purchase method of accounting as required by the accounting guidance for business combinations. The purchase price has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Therefore, the actual amounts recorded as of the completion of their analysis might differ materially from the information presented in the unaudited pro forma combined financial statements. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.

API Technologies Corp.

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the Nine Months Ended February 28, 2010

	API Technologies Corp.	KGC Companies	Pro Forma Adjustments		Pro Forma Combined
	(a)	(b)

Revenue, net	$34,899,947	$50,361,507	$—		$85,261,454
Cost of revenues	26,910,677	35,834,004	—		62,744,681

Gross profit	7,989,270	14,527,504	—		22,516,774

Operating expenses
General and administrative	7,570,742	6,379,033	129,250	(e)	14,079,025
Selling expenses	2,546,168	1,979,717	—		4,525,885
Research and development	1,515,585	798,291	—		2,313,875
Business acquisition and related charges	2,023,314	—	260,000	(d)	2,283,314

	13,655,809	9,157,040	389,250		23,202,099

Operating income (loss)	(5,666,539)	5,370,463	(389,250)		(685,325)

Other (income) expenses
Interest (income) expense, net	797,095	86,117	2,263,027	(b,c)	3,146,239
Other (income) expense, net	(1,929,737)	(33,145)	—		(1,962,882)
Loss on foreign currency transactions	(34,064)	—	—		(34,064)

	(1,166,706)	52,972	2,263,027		1,149,293

Loss from continuing operations - before income taxes	(4,499,833)	5,317,491	(2,652,277)		(1,834,618)

Provision for income taxes	37,234	1,595,247	(1,595,247)	(f)	37,234

Net (loss) income from continuing operations	$(4,537,067)	$3,722,244	$(1,057,030)		$(1,871,852)

Loss from discontinued operations	(5,755,193)	—	—		(5,755,193)

Net loss	$(10,292,260)	$3,722,244	$(1,057,030)		$(7,627,045)

Loss per share from continuing operations - Basic and diluted	$(0.13)				$(0.05)
Loss per share from discontinued operations - Basic and diluted	$(0.17)				$(0.15)

Net Loss per share - Basic and diluted	$(0.30)				$(0.20)

Weighted average shares outstanding
Basic	34,484,068				37,684,068

Diluted	34,484,068				37,684,068

API Technologies Corp.

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the Year Ended May 31, 2009

	API Technologies Corp.	KGC Companies	Pro Forma Adjustments		Pro Forma Combined
	(a)	(b)

Revenue, net	$60,215,941	$65,577,849	$—		$125,793,790
Cost of revenues	42,512,522	47,871,830	—		90,384,352
Restructuring charges	876,141	—	—		876,141
Provision for obsolete and slow moving inventory	22,488	—	—		22,488

Gross Margin	16,804,790	17,706,019	—		34,510,809

Operating expenses
General and administrative	10,664,068	9,259,437	172,333	(e)	20,095,838
Selling expenses	5,689,662	3,126,067	—		8,815,729
Research and development	1,844,113	223,778	—		2,067,891
Business acquisition and related charges	613,772	—	1,400,000	(d)	2,013,772
Restructuring charges	200,000	—	—		200,000

	19,011,615	12,609,282	1,572,333		33,193,231

Operating income (loss)	(2,206,825)	5,096,737	(1,572,333)		1,317,579

Other (income) expenses
Interest (income) expense, net	390,834	—	3,500,000	(b,c)	3,890,834
Other (income), net	—	—	—		—
(Gain) on foreign currency transactions	(488,345)	—	—		(488,345)

	(97,511)	—	3,500,000		3,402,489

Loss from continuing operations - before income taxes	(2,109,314)	5,096,737	(5,072,333)		(2,084,910)

Provision for income taxes	119,776	1,529,021	(1,529,021)	(f)	119,776

Net (loss) income from continuing operations	$(2,229,090)	$3,567,716	$(3,543,312)		$(2,204,686)

Loss from discontinued operations	(4,361,396)	—	—		(4,361,396)

Net income (loss)	$(6,590,486)	$3,567,716	$(3,543,312)		$(6,566,082)

Loss per share from continuing operations - Basic and diluted	$(0.06)				$(0.05)
Loss per share from discontinued operations - Basic and diluted	$(0.13)				$(0.11)

Net Loss per share - Basic and diluted	$(0.19)				$(0.17)

Weighted average shares outstanding
Basic	34,816,989				38,016,989

Diluted	34,816,989				38,016,989

1. REPORTING CURRENCY

The unaudited pro forma combined consolidated financial statements are expressed in US dollars, to be consistent with the reporting currency.

2. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The unaudited pro forma combined consolidated financial statements incorporate the following pro forma assumptions and adjustments:

a)	The historical financials of API have been adjusted to reflect the pro forma results of the July 7, 2009 acquisition of Cryptek Technologies Inc. (“Cryptek”), including its wholly-owned subsidiaries, Emcon Emanation Control Ltd., located in Canada, Secure Systems & Technologies, Ltd., located in the United Kingdom and Ion Networks (DBA Cryptek) located in the United States, through the foreclosure on API Cryptek’s security interest and liens in the Cryptek assets, and subsequent sale under the Uniform Commercial Code. API Cryptek was the successful bidder of the Cryptek assets at the sale, by bidding the total amount owed by Cryptek to API Cryptek under loan documents previously purchased by API Cryptek for $5,000,000.

The unaudited pro forma combined consolidated statements of operation should be read in conjunction with the historical and pro forma financial information of Cryptek that is included in this prospectus.

b)	On January 20, 2010 the API Pennsylvania Subsidiaries purchased the assets of the KGC Companies for total consideration of $28,480,000, comprised of (i) $24,000,000, comprised of $14,000,000 of cash paid at closing and a $10,000,000 short term note (the “KGC Note”) dated January 20, 2010 issued to the KGC Companies and (ii) 3,200,000 shares of API common stock payable as follows: 1,000,000 shares of common stock were issued and delivered at closing, 1,000,000 shares of common stock are to be issued and delivered on the first anniversary of the closing and 1,200,000 shares of common stock are to be issued and delivered on the second anniversary of the closing. The combined consolidated income statements for the nine months ended February 28, 2010, include approximately $53,000 of interest expenses in the historical API financial statements and $323,000 as part of the pro forma adjustment related to the KGC Note.

c)	On January 20 and 22, 2010 API closed on the sale of $20,000,000 principal amount of secured promissory notes (“Investor Notes”). The Investor Notes are due three years from issuance. Interest on the Investor Notes accrues at the annual rate of fifteen percent (15%) and is payable quarterly in arrears. The entire principal balance and all accrued and unpaid interest on the Investor Notes will be due and payable upon maturity. The combined consolidated income statements for the nine months ended February 28, 2010, include approximately $320,000 of interest expenses in the historical API financial statements and $1,940,000 as part of the pro forma adjustment.

d)	API has accounted for the KGC Companies acquisition using the purchase method of accounting. In accordance with business combinations accounting, API incurred legal costs, professional fees and financing costs in connection with the acquisition of approximately $1,400,000. The combined consolidated income statements for the nine months ended February 28, 2010, include $1,140,000 of these expenses in the historical API financial statements and $260,000 as a pro forma adjustment. In the combined consolidated income statements for the year ended May 31, 2009 the $1,400,000 charge is fully shown as a pro forma adjustment.

e)	API evaluated the asset purchase in accordance with business combination accounting using purchase method of accounting. The fair value of the assets acquired in this transaction include intangibles of $2,585,000 and goodwill of $3,978,885. The intangible has been amortized over 15 years on the pro forma income statements. API is continuing to accumulate information and any changes will be reflected in subsequent periods.

f)	Tax adjustment due to carry forward of historical API tax losses.

3. EARNINGS PER SHARE

API Technologies Corp. basic pro forma earnings (loss) per share was calculated based on the unaudited pro forma combined net income (loss) and the weighted average number of shares outstanding during the reporting period. The combined entity’s financial statements are prepared as if the transaction had been completed at the beginning of the period. The net loss and shares used in computing the net loss per share for the year ended May 31, 2009 and nine months ended February 28, 2010 are based on API’s historical weighted average common shares outstanding during the respective periods. The effect of the additional shares of API common stock issued as part of the KGC Companies acquisition has been included for purposes of presenting pro forma net loss per share. However, the effect of any common stock issuable upon the exercise of API’s stock options has been excluded from the historical and pro forma computation of net loss per share as the effect would be anti-dilutive.

ANNEX A—SUPPORT AGREEMENT

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT is entered into as of November 6, 2006, between API Nanotronics Corp., formerly known as Rubincon Ventures Inc., a Delaware corporation (“RVI”), and RVI Sub, Inc., an Ontario corporation (“RVI Sub”).

RECITALS

WHEREAS, pursuant to a Combination Agreement dated effective as of May 5, 2006, by and between RVI and API Electronics Group Corp. (“API”) (such agreement, as it may be amended or restated, is hereinafter referred to as the “Combination Agreement”), the parties agreed that on the Effective Date (as defined in the Combination Agreement), RVI and RVI Sub would execute and deliver a Support Agreement containing the terms and conditions set forth in Exhibit C to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably;

AND WHEREAS, pursuant to an arrangement (the “Arrangement”) effected by Articles of Arrangement dated •, 2006 filed pursuant to the Business Corporations Act (Ontario) (or any successor or other corporate statute by which API may in the future be governed) (the “Act”) each issued and outstanding common share of API (an “API Common Share”) was exchanged either for ten (10) Exchangeable Shares of RVI Sub (the “Exchangeable Shares”) or at the option of the holder of such API Common Share, ten (10) common shares of RVI (“RVI Common Stock”);

AND WHEREAS, the Articles of Incorporation of RVI Sub set forth the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares;

AND WHEREAS, the parties hereto desire to make appropriate provision and to establish a procedure whereby RVI will take certain actions and make certain payments and deliveries necessary to ensure that RVI Sub will be able to make certain payments and to deliver or cause to be delivered shares of RVI Common Stock in satisfaction of the obligations of RVI Sub under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices and Redemption Prices, all in accordance with the Exchangeable Share Provisions;

NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms

Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning attributed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

1.2 Interpretation Not Affected by Headings, Etc.

The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3 Number, Gender, Etc.

Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4 Date for Any Action

If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

ARTICLE II

COVENANTS OF RVI AND RVI SUB

2.1 Covenants of RVI Regarding Exchangeable Shares

So long as any Exchangeable Shares are outstanding, RVI will:

(a) not declare or pay any dividend on RVI Common Stock unless (i) RVI Sub will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Shares and (ii) subsection 2.1 (b) shall have been complied with in connection with such dividend;

(b) cause RVI Sub to declare simultaneously with the declaration of any dividend on RVI Common Stock an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on RVI Common Stock, cause RVI Sub to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

(c) advise RVI Sub sufficiently in advance of the declaration by RVI of any dividend on RVI Common Stock and take all such other actions as are necessary, in cooperation with RVI Sub, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on RVI Common Stock and that such dividend on the Exchangeable Shares will correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed, if any;

(d) ensure that the record date for any dividend declared on RVI Common Stock is not less than ten Business Days after the declaration date for such dividend;

(e) take all such actions and do all such things as are necessary or desirable to enable and permit RVI Sub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of RVI Sub or any other distribution of the assets of RVI Sub for the purpose of winding-up its affairs, including without limitation all such actions and all such things as are necessary or desirable to enable and permit RVI Sub to cause to be delivered shares of RVI Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Exchangeable Share Provisions;

(f) take all such actions and do all such things as are necessary or desirable to enable and permit RVI Sub, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit RVI Sub to cause to be delivered shares of RVI Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Exchangeable Share Provisions, as the case may be;

(g) not exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of RVI Sub nor take any action that, or omit to take any action the omission of which is designed to result in the liquidation, dissolution or winding-up of RVI Sub or (ii) would result in a meeting or vote of the shareholders of RVI Sub to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of RVI Sub, other than a meeting as described in clause (d) of the definition of “Automatic Redemption Date” in the Exchangeable Share Provisions; and

(h) use its best efforts to take all such actions and do all such things as are necessary to ensure that there is no meeting or vote of the shareholders of RVI Sub to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of RVI Sub, other than a meeting as described in clause (d) of the definition of “Automatic Redemption Date” in the Exchangeable Share Provisions.

2.2 Segregation of Funds

RVI will cause RVI Sub to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable RVI Sub to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and RVI Sub will use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

2.3 Reservation of Shares of RVI Common Stock

RVI hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of RVI Common Stock (or other shares or securities into which RVI Common Stock may be reclassified or changed as contemplated by section 2.7 hereof) (i) as is equal to the sum of (A) the number of Exchangeable Shares issued and outstanding from time to time and (B) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (ii) as are now and may hereafter be required to enable and permit RVI Sub to meet its obligations hereunder, under the Voting and Exchange Trust Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which RVI may now or hereafter be required to issue shares of RVI Common Stock.

2.4 Notification of Certain Events

In order to assist RVI to comply with its obligations hereunder, RVI Sub will give RVI notice of each of the following events at the time set forth below:

(a) immediately, in the event of any determination by the Board of Directors of RVI Sub to take any action which would require a vote of the holders of Exchangeable Shares for approval;

(b) immediately, upon the earlier of (i) receipt by RVI Sub of notice of, and (ii) RVI Sub otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of RVI Sub or to effect any other distribution of the assets of RVI Sub among its shareholders for the purpose of winding-up its affairs;

(c) immediately, upon receipt by RVI Sub of a Retraction Request (as defined in the Exchangeable Share Provisions);

(d) at least 45 days prior to any Automatic Redemption Date determined by the Board of Directors of RVI Sub in accordance with clause (b) of the definition of Automatic Redemption Date in the Exchangeable Share Provisions;

(e) as soon as practicable upon the issuance by RVI Sub of any Exchangeable Shares or rights to acquire Exchangeable Shares; and

(f) in the event of any determination by the Board of Directors of RVI Sub to institute voluntary liquidation, dissolution or winding-up proceedings with respect to RVI Sub or to effect any other distribution of the assets of RVI Sub among its shareholders for the purpose of winding-up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution.

2.5 Delivery of Shares of RVI Common Stock

In furtherance of its obligations hereunder, upon notice of any event which requires RVI Sub to cause to be delivered shares of RVI Common Stock to any holder of Exchangeable Shares, RVI shall forthwith issue and deliver the requisite shares of RVI Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as RVI Sub shall direct. All such shares of RVI Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest.

2.6 Qualification of Shares of RVI Common Stock

RVI covenants that if any shares of RVI Common Stock (or other shares or securities into which RVI Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be issued and delivered hereunder (including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights (all as defined in the Voting and Exchange Trust Agreement)) require registration or qualification with or approval of or the filing of any document including any prospectus or similar document, the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority, or the fulfillment of any other legal requirement (collectively, the “Applicable Laws”) before such shares (or other shares or securities into which RVI Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) may be issued and delivered by RVI to the initial holder thereof (other than RVI Sub) or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a “control person” of RVI for purposes of Canadian federal or provincial securities law or an “affiliate” of RVI for purposes of United States federal or state securities law), RVI will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of RVI Common Stock (or other shares or securities into which RVI Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be and remain duly registered, qualified or approved. RVI represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of RVI Common Stock (or other shares or securities into which RVI Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be issued and delivered hereunder (including, for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights) to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a “control person” of RVI for the purposes of Canadian federal and provincial securities law or an “affiliate” of RVI for purposes of United States federal or state securities law). RVI will in good faith expeditiously take all such actions and do all such things as are necessary to cause all shares of RVI Common Stock (or other shares or securities into which RVI Common Stock may be reclassified or changed as contemplated by Section 2.7 hereof) to be delivered hereunder (including, for greater certainty, pursuant to Exchangeable Share Provisions, or pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights) to be listed, quoted, posted or eligible for trading on all stock exchanges and quotation systems on which such shares are listed, quoted, posted or eligible for trading at such time.

2.7 Equivalence

(a) RVI will not:

(i) issue or distribute shares of RVI Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of RVI Common Stock) to the holders of all or substantially all of the then outstanding shares of RVI Common Stock by way of stock dividend or other distribution; or

(ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of RVI Common Stock entitling them to subscribe for or to purchase shares of RVI Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of RVI Common Stock); or

(iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of RVI Common Stock (A) shares or securities of RVI of any class other than RVI Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of RVI Common Stock), (B) rights, options or warrants other than those referred to in subsection 2.7 (a) (ii) above, (C) evidences of indebtedness of RVI or (D) assets of RVI;

unless

(iv) one or both of RVI and RVI Sub is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to the holders of the Exchangeable Shares; and

(v) one or both of RVI and RVI Sub shall issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to the holders of the Exchangeable Shares.

(b) RVI will not:

(i) subdivide, redivide or change the then outstanding shares of RVI Common Stock into a greater number of shares of RVI Common Stock; or

(ii) reduce, combine or consolidate or change the then outstanding shares of RVI Common Stock into a lesser number of shares of RVI Common Stock; or

(iii) reclassify or otherwise change the shares of RVI Common Stock or effect an amalgamation, merger, reorganization or other transaction involving or affecting the shares of RVI Common Stock;

unless

(iv) RVI Sub is permitted under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of the holders of, the Exchangeable Shares; and

(v) the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

RVI will ensure that the record date for any event referred to in section 2.7 (a) or 2.7 (b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 Business Days after the date on which such event is declared or announced by RVI (with simultaneous notice thereof to be given by RVI to RVI Sub).

2.8 Tender Offers, Etc.

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to RVI Common Stock (an “Offer”) is proposed by RVI or is proposed to RVI or its shareholders and is recommended by the Board of Directors of RVI, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of RVI, RVI shall, in good faith, take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of shares of RVI Common Stock, without discrimination, including, without limiting the generality of the foregoing, RVI will use its good faith efforts expeditiously to (and shall, in the case of a transaction proposed by RVI or where RVI is a participant in the negotiation thereof) ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against RVI Sub (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.9 Ownership of Outstanding Shares

Without the prior approval of RVI Sub and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions, RVI covenants and agrees in favor of RVI Sub that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than RVI or any of its subsidiaries, RVI, alone or together with any direct or indirect wholly-owned subsidiary of RVI, will be and remain the beneficial owner of all issued and outstanding securities of RVI Sub other than Exchangeable Shares. Notwithstanding the foregoing, RVI shall not be in violation of this Section if any person or group of persons acting jointly or in concert acquires RVI Common Stock pursuant to any merger of RVI pursuant to which RVI was not the surviving corporation.

2.10 RVI Not to Vote Exchangeable Shares

RVI covenants and agrees that it will appoint and cause to be appointed proxy holders with respect to all Exchangeable Shares held by RVI and its subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. RVI further covenants and agrees that it will not, and will cause its subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Act with respect to any Exchangeable Shares held by it or by its subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11 Due Performance

On and after the Effective Date, RVI shall duly and timely perform all of its obligations provided for in connection with the Plan of Arrangement and the Articles of Incorporation of RVI Sub, including any obligations that may arise upon the exercise of RVI’s rights under the Exchangeable Share Provisions.

ARTICLE III

GENERAL

3.1 Term

This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than RVI and any of its subsidiaries.

3.2 Changes in Capital of RVI and RVI Sub

Notwithstanding the provisions of section 3.4 hereof, at all times after the occurrence of any event effected pursuant to section 2.7 or 2.8 hereof, as a result of which either RVI Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which RVI Common Stock or the Exchangeable Shares or both are so changed, and the parties hereto shall as soon as possible execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3 Severability

If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4 Amendments, Modifications, Etc.

This agreement may not be amended, modified or waived except by an agreement in writing executed by RVI Sub and RVI and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions.

3.5 Ministerial Amendments

Notwithstanding the provisions of section 3.4, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

(b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of RVI Sub and RVI, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c) making such changes or corrections which, on the advice of counsel to RVI Sub and RVI, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error; provided that the boards of directors of each of RVI Sub and RVI shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

3.6 Meeting to Consider Amendments

RVI Sub, at the request of RVI, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of RVI Sub, the Exchangeable Share Provisions and all Applicable Laws.

3.7 Amendments Only in Writing

No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

3.8 Inurement

This agreement shall be binding upon and inure to the benefit of the parties hereto and the holders, from time to time, of Exchangeable Shares and each of their respective heirs, successors and assigns.

3.9 Notices to Parties

All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

(a) if to RVI:

API Nanotronics Corp.

505 University Avenue

Suite 1400

Toronto, Ontario M5G 1X3

Attention: Mr. Phillip DeZwirek

Fax: (416) 593-4658

(b) if to RVI Sub to:

RVI, Sub Inc.

505 University Avenue

Suite 1400

Toronto, Ontario M5G 1X3

Attention: Mr. Phillip DeZwirek

Fax: (416) 593-4658

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof, unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.10 Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.11 Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

3.12 Attornment

RVI agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of the Province of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints RVI Sub at its registered office in the Province of Ontario as RVI’s attorney for service of process.

IN WITNESS WHEREOF, RVI and RVI Sub have caused this agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

API NANOTRONICS CORP.

Per:	/s/ Phillip DeZwirek

RVI SUB, INC.

Per:	/s/ Phillip DeZwirek

EXHIBIT B—VOTING AND EXCHANGE AGREEMENT

VOTING AND EXCHANGE TRUST AGREEMENT

THIS VOTING AND EXCHANGE TRUST AGREEMENT is entered into as of November 6, 2006, by and between API Nanotronics Corp., formerly known as Rubincon Ventures Inc., a Delaware corporation (“RVI”), RVI Sub, Inc., an Ontario corporation (“RVI Sub”), and Equity Transfer & Trust Company (“Trustee”).

WHEREAS, pursuant to a Combination Agreement dated effective as of •, 2006 by and between RVI and API Electronics Group Corp. (“API”) (such agreement as it may be amended or restated is hereinafter referred to as the “Combination Agreement”), the parties agreed that on the Effective Date (as defined in the Combination Agreement), RVI and RVI Sub would execute and deliver a Voting and Exchange Trust Agreement containing the terms and conditions set forth in Exhibit D to the Combination Agreement together with such other terms and conditions as may be agreed to by the parties to the Combination Agreement acting reasonably.

AND WHEREAS, pursuant to an arrangement (the “Arrangement”) effected by a Articles of Arrangement dated •, 2006 filed pursuant to the Business Corporations Act (Ontario) (or any successor or other corporate statute by which API may in the future be governed) (the “Act”), each issued and outstanding common share of API (an “API Common Share”) was exchanged for ten (10) shares of RVI Common Stock or at the option of shareholders resident in Canada, ten (10) Exchangeable Shares of RVI Sub (the “Exchangeable Shares”);

AND WHEREAS, the Articles of Incorporation of RVI Sub set forth the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (collectively, the “Exchangeable Share Provisions”), and a copy of such Articles of Incorporation is attached hereto as Exhibit A;

AND WHEREAS, RVI is to provide voting rights in RVI to each holder (other than RVI and its Subsidiaries) from time to time of Exchangeable Shares, such voting rights per Exchangeable Share to be equivalent to the voting rights per share of RVI Common Stock;

AND WHEREAS, RVI is to grant to and in favor of the holders (other than RVI and its subsidiaries) from time to time of Exchangeable Shares the right, in the circumstances set forth herein, to require RVI to purchase from each such holder all or any part of the Exchangeable Shares held by the holder;

AND WHEREAS, the parties desire to make appropriate provision and to establish a procedure whereby voting rights in RVI shall be exercisable by holders (other than RVI and its subsidiaries) from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to and a share certificate in respect of one share of RVI Special Voting Stock (the “RVI Special Voting Stock”) to which voting rights attach for the benefit of such holders of Exchangeable Shares and whereby the rights to require RVI or, at the option of RVI, RVI Holdco, to purchase Exchangeable Shares from the holders thereof (other than RVI and its subsidiaries) shall be exercisable by such holders from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to such rights for the benefit of such holders;

AND WHEREAS, these recitals and any statements of fact in this agreement are made by RVI and RVI Sub and not by the Trustee;

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this agreement, the following terms shall have the following meanings:

“Act” has the meaning in the recitals hereto;

“Aggregate Equivalent Vote Amount” means, with respect to any matter, proposition or question on which holders of RVI Common Stock are entitled to vote, consent or otherwise act, the product of (i) the number of shares of Exchangeable Shares issued and outstanding and held by Holders multiplied by (ii) the Equivalent Vote Amount.

“API” has the meaning in the recitals hereto.

“Arrangement” has the meaning provided in the recitals hereto.

“Automatic Exchange Rights” means the benefit of the obligation of RVI to effect the automatic exchange of shares of Exchangeable Shares for RVI Common Stock pursuant to Section 5.12 hereof.

“Board of Directors” means the Board of Directors of RVI Sub.

“Business Day” has the meaning provided in the Exchangeable Share Provisions.

“Combination Agreement” has the meaning in the recitals hereto.

“Equivalent Vote Amount” means, with respect any matter, proposition or question on which holders of RVI Common Stock are entitled to vote, consent or otherwise act, the number of votes to which a holder of one share of RVI Common Stock is entitled with respect to such matter, proposition or question.

“Exchange Put Right” has the meaning provided in the Exchangeable Share Provisions.

“Exchange Right” has the meaning provided in Section 5.1(b) hereof.

“Exchangeable Share Consideration” has the meaning provided in the Exchangeable Share Provisions.

“Exchangeable Share Price” has the meaning provided in the Exchangeable Share Provisions.

“Exchangeable Share Provisions” has the meaning provided in the recitals hereto.

“Exchangeable Shares” has the meaning provided in the recitals hereto.

“Holder Votes” has the meaning provided in Section 4.2 hereof.

“Holders” means the registered holders from time to time of Exchangeable Shares, other than RVI and its Subsidiaries.

“Insolvency Event” means the institution by RVI Sub of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound-up, or the consent of RVI Sub to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by RVI Sub to contest in good faith any such proceedings commenced in respect of RVI Sub within 15 days of becoming aware thereof, or if so contested the adjudication that RVI Sub is bankrupt or insolvent or is to be dissolved or wound-up, or the consent by RVI Sub to the filing of any such petition or to the appointment of a receiver, or the making by RVI Sub of a general assignment for the benefit of creditors, or the admission in writing by RVI Sub of its inability to pay its debts generally as they become due, or RVI Sub’s not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.5 of the Exchangeable Share Provisions.

“Liquidation Call Right” has the meaning provided in the Exchangeable Share Provisions.

“Liquidation Event” has the meaning provided in subsection 5.12(b) hereof.

“Liquidation Event Effective Time” has the meaning provided in subsection 5.12(c) hereof.

“List” has the meaning provided in Section 4.6 hereof.

“Officer’s Certificate” means, with respect to RVI or RVI Sub, as the case may be, a certificate signed by any one of the Chairman of the Board, the Vice-Chairman of the Board (if there be one), the President or any Vice-President of RVI or RVI Sub, as the case may be.

“Person” includes an individual, body corporate, partnership, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

“Plan of Arrangement” has the meaning provided in the Exchangeable Share Provisions.

“Redemption Call Right” has the meaning provided in the Exchangeable Share Provisions.

“Retracted Shares” has the meaning provided in Section 5.7 hereof.

“Retraction Call Right” has the meaning provided in the Exchangeable Share Provisions.

“RVI” has the meaning in the recitals hereto.

“RVI Common Stock” has the meaning provided in the Exchangeable Share Provisions.

“RVI Consent” has the meaning provided in Section 4.2 hereof.

“RVI Holdco” means a subsidiary of RVI (other than RVI Sub) established by RVI for the purpose of purchasing Exchangeable Shares and delivering RVI Common Stock as provided for in this Agreement, the Exchangeable Share Provisions or the Support Agreement.

“RVI Meeting” has the meaning provided in Section 4.2 hereof.

“RVI Special Voting Stock” has the meaning provided in the recitals hereto.

“RVI Stock Options” means the outstanding options entitling the holders to acquire upon exercise thereof up to 5,100,000 shares of RVI Common Stock in the aggregate.

“RVI Sub” has the meaning in the recitals hereto.

“Successor” has the meaning provided in subsection 11.1 (a) hereof.

“Support Agreement” means that certain support agreement made as of even date hereof by and between RVI and RVI Sub.

“Trust” means the trust created by this agreement.

“Trust Estate” means the Voting Share, any other securities, the Exchange Put Right, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this agreement.

“Trustee” means Equity Transfer & Trust Company and, subject to the provisions of Article 10 hereof, includes any successor trustee or permitted assigns.

“Voting Rights” means the voting rights attached to the Voting Share.

“Voting Share” means the one share of RVI Special Voting Stock, U.S. $0.011 par value, issued by RVI to and deposited with the Trustee, which entitles the holder of record to a number of votes at meetings of holders of RVI Common Stock equal to the Aggregate Equivalent Vote Amount.

1.2 Interpretation Not Affected by Headings, Etc.

The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3 Number, Gender, Etc.

Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4 Date for Any Action

If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5 Payments

All payments to be made hereunder will be made without interest and less any tax required by Canadian law to be deducted or withheld.

ARTICLE II

PURPOSE OF AGREEMENT

The purpose of this agreement is to create the Trust for the benefit of the Holders, as herein provided. The Trustee will hold the Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Holders as provided in this agreement.

ARTICLE III

VOTING SHARE

3.1 Issuance and Ownership of the Voting Share

RVI hereby issues to and deposits with the Trustee the Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders and in accordance with the provisions of this agreement. RVI hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the issuance of the Voting Share by RVI to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Voting Share, provided that the Trustee shall:

(a) hold the Voting Share and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this agreement; and

(b) except as specifically authorized by this agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Voting Share, and the Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this agreement.

3.2 Legended Share Certificates

RVI Sub will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of their right to instruct the Trustee with respect to the exercise of the Voting Rights with respect to the Exchangeable Shares held by a Holder.

3.3 Safe Keeping of Certificate

The certificate representing the Voting Share shall at all times be held in safe keeping by the Trustee or its agent.

3.4 Holders’ Benefit

For greater certainty, the Trustee holds the benefit of the Voting Rights for the Holders, but all other rights in respect of the Voting Share, including without limitation any rights to receive dividends on the Voting Share, are for benefit of RVI.

ARTICLE IV

EXERCISE OF VOTING RIGHTS

4.1 Voting Rights

The Trustee, as the holder of record of the Voting Share, shall be entitled to all of the Voting Rights, including the right to consent to or to vote in person or by proxy the Voting Share, on any matter, question or proposition whatsoever that may properly come before the stockholders of RVI at a RVI Meeting or in connection with a RVI Consent (in each case, as hereinafter defined). The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 7.15 hereof, the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Holders entitled to instruct the Trustee as to the voting thereof at the time at which a RVI Consent is sought or a RVI Meeting is held. To the extent that no instructions are received from a Holder with respect to the Voting Rights to which such Holder is entitled, the Trustee shall not exercise or permit the exercise of such Holder’s Voting Rights.

4.2 Number of Votes

With respect to all meetings of stockholders of RVI at which holders of shares of RVI Common Stock are entitled to vote (a “RVI Meeting”) and with respect to all written consents sought by RVI from its stockholders including the holders of shares of RVI Common Stock (a “RVI Consent”), each Holder shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Holder on the record date established by RVI or by applicable law for such RVI Meeting or RVI Consent, as the case may be, (the “Holder Votes”) in respect of each matter, question or proposition to be voted on at such RVI Meeting or to be consented to in connection with such RVI Consent.

4.3 Mailings to Shareholders

With respect to each RVI Meeting and RVI Consent, the Trustee will mail use its reasonable efforts to or cause to be mailed (or otherwise communicate in the same manner as RVI utilizes in communications to holders of RVI Common Stock, subject to the Trustee’s ability to provide this method of communication and upon being advised in writing of such method) to each of the Holders named in the List on the same day as the initial mailing or notice (or other communication) with respect thereto is given by RVI to its stockholders:

(a) a copy of such notice, together with any proxy or information statement and related materials to be provided to holders of RVI Common Stock;

(b) a statement of the number of Holder Votes which the Holder is entitled to exercise;

(c) a statement that such Holder is entitled to instruct the Trustee as to the exercise of the Holder Votes with respect to such RVI Meeting or RVI Consent, as the case may be, or, pursuant to Section 4.7 hereof, to attend such RVI Meeting and to exercise personally the Holder Votes thereat;

(d) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i) a proxy to such Holder or such Holder’s designee to exercise personally the Holder Votes; or

(ii) a proxy to a designated agent or other representative of the management of RVI to exercise such Holder Votes;

(e) a statement that if no voting instructions are received from the Holder, the Holder Votes to which such Holder is entitled will not be exercised;

(f) a form of direction whereby the Holder may so direct and instruct the Trustee as contemplated herein; and

(g) a statement of (i) the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a RVI Meeting shall not be earlier than the close of business on the Business Day prior to such meeting, and (ii) the method for revoking or amending such instructions.

The materials referred to above are to be provided by RVI to the Trustee, but shall be subject to review and comment by the Trustee.

For the purpose of determining Holder Votes to which a Holder is entitled in respect of any such RVI Meeting or RVI Consent, the number of Exchangeable Shares owned of record by the Holder shall be determined at the close of business on the record date established by RVI or by applicable law for purposes of determining stockholders entitled to vote at such RVI Meeting or to give written consent in connection with such RVI Consent. RVI will notify the Trustee in writing of any decision of the board of directors of RVI with respect to the calling of any such RVI Meeting or the seeking of any such RVI Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4 Copies of Stockholder Information

RVI will deliver to the Trustee copies of all proxy materials, (including notices of RVI Meetings, but excluding proxies to vote shares of RVI Common Stock), information statements, reports (including without limitation all interim and annual financial statements) and other written communications that are to be distributed from time to time to holders of RVI Common Stock in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Holder, to the extent possible, at the same time as such materials are first sent to holders of RVI Common Stock. The Trustee will mail or otherwise send to each Holder, at the expense of RVI, copies of all such materials (and all materials specifically directed to the Holders or to the Trustee for the benefit of the Holders by RVI) received by the Trustee from RVI, to the extent possible, at the same time as such materials are first sent to holders of RVI Common Stock. The Trustee will make copies of all such materials available for inspection by any Holder at the Trustee’s principal transfer office in the city of Toronto.

4.5 Other Materials

Immediately after receipt by RVI or any stockholder of RVI of any material sent or given generally to the holders of RVI Common Stock by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), RVI shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Holders by such third party) to each Holder as soon as possible thereafter. As soon as practicable after receipt thereof, the Trustee will mail or otherwise send to each Holder, at the expense of RVI, copies of all such materials received by the Trustee from RVI. The Trustee will also make copies of all such materials available for inspection by any Holder at the Trustee’s principal transfer office in the city of Toronto.

4.6 List of Persons Entitled to Vote

RVI Sub shall, (i) prior to each annual, general or special RVI Meeting or the seeking of any RVI Consent and (ii) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Holders arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Holder, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a RVI Meeting or a RVI Consent, at the close of business on the record date established by RVI or pursuant to applicable law for determining the holders of RVI Common Stock entitled to receive notice of and/or to vote at such RVI Meeting or to give consent in connection with such RVI Consent. Each such List shall be delivered to the Trustee promptly after receipt by RVI Sub of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to enable the Trustee to perform its obligations under this agreement. RVI agrees to give RVI Sub written notice (with a copy to the Trustee) of the calling of any RVI Meeting or the seeking of any RVI Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable RVI Sub to perform its obligations under this Section 4.6.

4.7 Entitlement to Direct Votes

Any Holder named in a List prepared in connection with any RVI Meeting or any RVI Consent will be entitled (i) to instruct the Trustee in the manner described in Section 4.3 hereof with respect to the exercise of the Holder Votes to which such Holder is entitled or (ii) to attend such meeting and personally to exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Holder Votes to which such Holder is entitled.

4.8 Voting by Trustee, and Attendance of Trustee Representative, at Meeting

In connection with each RVI Meeting and RVI Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Holder pursuant to Section 4.3 hereof, the Holder Votes as to which such Holder is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Holder prior to the time and date fixed by it for receipt of such instructions in the notice given by the Trustee to the Holder pursuant to Section 4.3 hereof.

The Trustee shall cause such representatives as are empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each RVI Meeting. Upon submission by a Holder (or its designee) of identification satisfactory to the Trustee’s representatives, and at the Holder’s request, such representatives shall sign and deliver to such Holder (or its designee) a proxy to exercise personally the Holder Votes as to which such Holder is otherwise entitled hereunder to direct the vote, if such Holder either:

(i) has not previously given the Trustee instructions pursuant to Section 4.3 hereof in respect of such RVI Meeting, or

(ii) submits to the Trustee’s representatives written revocation of any such previous instructions.

At such RVI Meeting, the Holder exercising such Holder Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question or proposition, to vote by way of ballot at the meeting in respect of any matter, question or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9 Distribution of Written Materials

Any written materials to be distributed by the Trustee to the Holders pursuant to this agreement shall be delivered or sent by mail (or otherwise communicated in the same manner as RVI utilizes in communications to holders of RVI Common Stock subject to the Trustee’s ability to provide this method of communication and upon being advised in writing of such method) to each Holder at its address as shown on the books of RVI Sub. RVI Sub shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

(a) current lists of the Holders; and

(b) on the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this agreement.

The materials referred to above are to be provided by RVI Sub to the Trustee, but shall be subject to review and comment by the Trustee.

4.10 Termination of Voting Rights

Except as otherwise provided herein or in the Exchangeable Share Provisions, all of the rights of a Holder with respect to the Holder Votes exercisable in respect of the Exchangeable Shares held by such Holder, including the right to instruct the Trustee as to the voting of or to vote personally such Holder Votes, shall be deemed to be surrendered by the Holder to RVI, and such Holder Votes and the Voting Rights represented thereby shall cease immediately, upon the delivery by such Holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Holder of the Exchange Put Right or the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for shares of RVI Common Stock, as specified in Article 5 hereof (unless in any case RVI or RVI Holdco shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Holders), or upon the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of RVI Sub or any other distribution of the assets of RVI Sub among its shareholders for the purpose of winding up its affairs pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by RVI pursuant to the exercise by RVI of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

ARTICLE V

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1 Grant and Ownership of the Exchange Put Right, Exchange Right and Automatic Exchange Right

RVI hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders:

(a) the Exchange Put Right;

(b) the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require RVI to purchase from each or any Holder all or any part of the Exchangeable Shares held by the Holders, [provided that, upon exercise of such right, RVI may, at its option, cause RVI Holdco to purchase such shares;] and

(c) the Automatic Exchange Rights, all in accordance with the provisions of this agreement and the Exchangeable Share Provisions, as the case may be. RVI hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights by RVI to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise and enforce for the benefit of the Holders all of the rights and powers of an owner with respect to the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

(d) hold the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this agreement; and except as specifically authorized by this agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which this Trust is created pursuant to this agreement.

5.2 Legended Share Certificates

RVI Sub will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of:

(a) their right to instruct the Trustee with respect to the exercise of the Exchange Put Right and the Exchange Right in respect of the Exchangeable Shares held by a Holder; and

(b) the Automatic Exchange Rights.

5.3 General Exercise of Exchange Put Right and the Exchange Right

The Exchange Put Right and the Exchange Right shall be and remain vested in and exercised by the Trustee. Subject to Section 7.14 hereof, the Trustee shall exercise the Exchange Put Right and the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Holders entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Holder with respect to the Exchange Put Right and the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Put Right and the Exchange Right.

5.4 Purchase Price

The purchase price payable by RVI (or RVI Holdco, in the case of a purchase by RVI Holdco) for each Exchangeable Share to be purchased by RVI or RVI Holdco (as the case may be) (i) under the Exchange Put Right shall be the amount determined under the Exchangeable Share Provisions; and (ii) under the Exchange Right shall be an amount equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, RVI will provide to the Trustee an Officer’s Certificate setting forth the calculation of the applicable Exchangeable Share Price for each Exchangeable Share. The applicable Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by RVI’s issuing and delivering or causing to be issued and delivered to the Trustee, on behalf of the relevant Holder, the applicable Exchangeable Share Consideration representing the total applicable Exchangeable Share Price.

5.5 Exercise Instructions for Exchange Right

Subject to the terms and conditions herein set forth, a Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Holder on the books of RVI Sub. To cause the exercise of the Exchange Right by the Trustee, the Holder shall deliver to the Trustee, in person or by certified or registered mail, at its principal transfer offices in Toronto, Ontario or at such other places in Canada as the Trustee may from time to time designate by written notice to the Holders, the certificates representing the Exchangeable Shares which such Holder desires RVI to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of RVI Sub and such additional documents and instruments as the Trustee may reasonably require, together with:

(a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating:

(i) that the Holder thereby instructs the Trustee to exercise the Exchange Right so as to require RVI to purchase from the Holder the number of Exchangeable Shares specified therein,

(ii) that such Holder has good title to and owns all such Exchangeable Shares to be acquired by RVI free and clear of all liens, claims, encumbrances, security interests and adverse claims or interests,

(iii) the names in which the certificates representing RVI Common Stock issuable in connection with the exercise of the Exchange Right are to be issued, and

(iv) the names and addresses of the persons to whom the Exchangeable Share Consideration should be delivered; and

(b) payment (or evidence satisfactory to the Trustee, RVI Sub and RVI of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement.

If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by RVI under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the Holder at the expense of RVI Sub.

5.6 Delivery of Exchangeable Share Consideration; Effect of Exercise

Promptly after receipt of the certificates representing the Exchangeable Shares which the Holder desires RVI to purchase under the Exchange Put Right or the Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Put Right or the Exchange Right), duly endorsed for transfer to RVI (or RVI Holdco as RVI may direct), the Trustee shall notify RVI and RVI Sub of its receipt of the same, which notice to RVI and RVI Sub shall constitute exercise of the Exchange Put Right or the Exchange Right by the Trustee on behalf of the Holder of such Exchangeable Shares, and RVI shall immediately thereafter deliver or cause to be delivered to the Trustee, for delivery to the Holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such Holder), the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Put Right or the Exchange Right; provided, however, that no such delivery shall be made unless and until the Holder requesting the same shall have paid (or provided evidence satisfactory to the Trustee, RVI Sub and RVI of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this agreement. Immediately upon the giving of notice by the Trustee to RVI and RVI Sub of the exercise of the Exchange Put Right or the Exchange Right, as provided in this Section 5.6, (i) the closing of the transaction of purchase and sale contemplated by the Exchange Put Right or the Exchange Right shall be deemed to have occurred, (ii) RVI shall be required to take all action necessary to permit it to occur, including delivery to the Trustee of the relevant Exchangeable Share Consideration, no later than the close of business on the third Business Day following the receipt by the Trustee of notice, certificates and other documents as aforesaid and (iii) the Holder of such Exchangeable Shares shall be deemed to have transferred to RVI (or RVI Holdco as RVI may direct) all of its right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate, shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless such Exchangeable Share Consideration is not delivered by RVI to the Trustee by the date specified above, in which case the rights of the Holder shall remain unaffected until such Exchangeable Share Consideration is delivered by RVI and any cheque included therein is paid. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the shares of RVI Common Stock delivered to it pursuant to the Exchange Put Right or the Exchange Right. Notwithstanding the foregoing, until the Exchangeable Share Consideration is delivered to the Holder, the Holder shall be deemed to still be a holder of the sold Exchangeable Shares for purposes of the Voting Rights with respect thereto.

5.7 Exercise of Exchange Right Subsequent to Retraction

In the event that a Holder has exercised its right under Article 6 of the Exchangeable Share Provisions to require RVI Sub to redeem any or all of the Exchangeable Shares held by the Holder (the “Retracted Shares”) and is notified by RVI Sub pursuant to Section 6.6 of the Exchangeable Share Provisions that RVI Sub will not be permitted as a result of liquidity or solvency provisions of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from RVI Sub and provided that RVI shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Holder has not revoked the retraction request delivered by the Holder to RVI Sub pursuant to Section 6.1 of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Holder to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares which RVI Sub is unable to redeem. In any such event, RVI Sub hereby agrees with the Trustee and in favour of the Holder immediately to notify the Trustee of such prohibition against RVI Sub’s redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Holder to RVI Sub or to the transfer agent of the Exchangeable Shares (including without limitation a copy of the retraction request delivered pursuant to Section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares, and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares which RVI Sub is not permitted to redeem and will require RVI to purchase such shares in accordance with the provisions of this Article 5.

5.8 Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to RVI pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing RVI Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Holder of the Exchangeable Shares so sold or in such names as such Holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold, provided, however, that such Holder:

(a) shall pay (and none of RVI, RVI Sub, RVI Holdco, API or the Trustee shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Holder; or

(b) shall have established to the satisfaction of the Trustee, RVI and API that such taxes, if any, have been paid.

RVI, RVI Sub, RVI Holdco and the Trustee (as directed in writing by RVI) shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any Holder such amounts as RVI, RVI Sub, RVI Holdco or the Trustee is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded unless such Holder provides to RVI and the Trustee certificates or such other assurances as are provided for under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or such other applicable taxation provisions. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Holder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority as and when required. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a Holder exceeds the cash portion, if any, of the consideration otherwise payable to the Holder, RVI, RVI Sub, RVI Holdco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to RVI, RVI Sub, RVI Holdco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and RVI, RVI Sub, RVI Holdco or the Trustee, as the case may be, shall notify the Holder and remit to such Holder any unapplied balance of the net proceeds of such sale.

5.9 Notice of Insolvency Event

Immediately upon the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, RVI Sub and RVI shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from RVI Sub or RVI of the occurrence of an Insolvency Event, the Trustee will mail to each Holder, at the expense of RVI, a notice of such Insolvency Event in the form provided by RVI, which notice shall contain a brief statement of the right of the Holders with respect to the Exchange Right.

5.10 Qualification of RVI Common Stock

RVI covenants with the Trustee for the benefit of Holders that if any shares of RVI Common Stock to be issued and delivered pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document including any prospectus or similar document, the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority, or the fulfillment of any other legal requirement (collectively, the “Applicable Laws”) before such shares may be issued and delivered by RVI to the initial holder thereof (other than RVI Sub) or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a “control person” of RVI for purposes of Canadian provincial securities law or an “affiliate” of RVI for purposes of United States federal or state securities law), RVI will in good faith expeditiously take all such actions and do all such things as are necessary to cause such shares of RVI Common Stock to be and remain duly registered, qualified or approved to the extent expressly provided in the Combination Agreement. RVI represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of RVI Common Stock to be issued and delivered pursuant to the Exchange Put Right, the Exchange Right and the Automatic Exchange

Rights and to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a “control person” of RVI for the purposes of Canadian provincial securities law or an “affiliate” of RVI for the purposes of United States federal or state securities law). RVI will in good faith expeditiously take all such actions and do all such things as are necessary to cause all shares of RVI Common Stock to be delivered pursuant to the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time.

5.11 Reservation of Shares of RVI Common Stock

RVI hereby represents, warrants and covenants with the Trustee for the benefit of the Holders that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of RVI Common Stock:

(a) as is equal to the sum of

(i) the number of Exchangeable Shares issued and outstanding from time to time, and

(ii) the number of shares of RVI Common Stock issuable pursuant to the RVI Stock Options outstanding on the date hereof; and

(b) as are now and may hereafter be required to enable and permit RVI Sub to meet its obligations hereunder, under the Certificate of Incorporation of RVI, under the Support Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which RVI may now or hereafter be required to issue shares of RVI Common Stock.

5.12 Automatic Exchange on Liquidation of RVI

(a) RVI will give the Trustee written notice of each of the following events at the time set forth below:

(i) in the event of any determination by the board of directors of RVI to institute voluntary liquidation, dissolution or winding-up proceedings with respect to RVI or to effect any other distribution of assets of RVI among its stockholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii) immediately, upon the earlier of

(A) receipt by RVI of notice of, and

(B) RVI otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of RVI or to effect any other distribution of assets of RVI among its stockholders for the purpose of winding up its affairs.

(b) Immediately following receipt by the Trustee from RVI of notice of any event (a “Liquidation Event”) contemplated by Section 5.12(a) above, the Trustee will give notice thereof to the Holders. Such notice will be provided by RVI to the Trustee and shall include a brief description of the automatic exchange of Exchangeable Shares for shares of RVI Common Stock provided for in Section 5.12(c) below.

(c) In order that the Holders will be able to participate on a pro rata basis with the holders of RVI Common Stock in the distribution of assets of RVI in connection with a Liquidation Event, immediately prior to the effective time (the “Liquidation Event Effective Time”) of a Liquidation Event, all of the then outstanding Exchangeable Shares shall be automatically exchanged for shares of RVI Common Stock. To effect such automatic exchange, RVI or, at the option of RVI, RVI Holdco, shall be deemed to have purchased each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Holders, and each Holder shall be deemed to have sold the Exchangeable Shares held by it at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at such time. In connection with such automatic exchange, RVI will provide to the Trustee an Officer’s Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.

(d) The closing of the transaction of purchase and sale contemplated by Section 5.12(c) above shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Holder of Exchangeable Shares shall be deemed to have transferred to RVI or RVI Holdco, as the case may be, all of the Holder’s right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares, and RVI or RVI Holdco, as the case may be, shall deliver to the Holder the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Holder’s ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the shares of RVI Common Stock issued to it pursuant to the automatic exchange of Exchangeable Shares for RVI Common Stock, and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with RVI or RVI Holdco, as the case may be, pursuant to such automatic exchange shall thereafter be deemed to represent the shares of RVI Common Stock issued to the Holder by RVI or RVI Holdco, as the case may be, pursuant to such automatic exchange. Upon the request of a Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent shares of RVI Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as RVI may reasonably require, RVI or RVI Holdco, as the case may be, shall deliver or cause to be delivered to the Holder certificates representing the shares of RVI Common Stock of which the Holder is the holder. Notwithstanding the foregoing, until each Holder is actually entered on the register of holders of RVI Common Stock, such Holder shall be deemed to still be a holder of the transferred Exchangeable Shares for purposes of all Voting Rights with respect thereto.

ARTICLE VI

RESTRICTIONS ON ISSUANCE OF RVI SPECIAL VOTING STOCK

6.1 During the term of this agreement, RVI will not issue any shares of RVI Special Voting Stock in addition to the Voting Share.

ARTICLE VII

CONCERNING THE TRUSTEE

7.1 Powers and Duties of the Trustee

The rights, powers and authorities of the Trustee under this agreement, in its capacity as trustee of the Trust, shall include:

(a) receipt and deposit of the Voting Share from RVI as trustee for and on behalf of the Holders in accordance with the provisions of this agreement;

(b) granting proxies and distributing materials to Holders as provided in this agreement;

(c) voting the Holder Votes in accordance with the provisions of this agreement;

(d) receiving the grant of the Exchange Put Right and the Exchange Right and the Automatic Exchange Rights from RVI as trustee for and on behalf of the Holders in accordance with the provisions of this agreement;

(e) exercising the Exchange Put Right and the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this agreement, and in connection therewith receiving from Holders Exchangeable Shares and other requisite documents and distributing to such Holders the shares of RVI Common Stock and cheques, if any, to which such Holders are entitled upon the exercise of the Exchange Put Right and the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

(f) holding title to the Trust Estate;

(g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this agreement;

(h) taking action at the direction of a Holder or Holders to enforce the obligations of RVI under this agreement; and

(i) taking such other actions and doing such other things as are specifically provided in this agreement.

In the exercise of such rights, powers and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this agreement. The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith with a view to the best interests of the Holders and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances. The Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof nor shall the Trustee be required to take any notice of, or to do or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee and in the absence of such notice the Trustee may for all purposes of this agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

7.2 No Conflict of Interest

The Trustee represents to RVI Sub and RVI that at the date of execution and delivery of this agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10 hereof. If, notwithstanding the foregoing provisions of this Section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 7.2, any interested party may apply to the superior court of the province in which RVI Sub has its registered office for an order that the Trustee be replaced as trustee hereunder.

7.3 Dealings with Transfer Agents, Registrars, Etc.

RVI Sub and RVI irrevocably authorize the Trustee, from time to time, to:

(a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and RVI Common Stock; and

(b) requisition, from time to time,

(i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this agreement, and

(ii) from the transfer agent of RVI Common Stock, and any subsequent transfer agent of such shares, to complete the exercise from time to time of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights in the manner specified in Article 5 hereof, the share certificates issuable upon such exercise.

RVI Sub and RVI irrevocably authorize their respective registrars and transfer agents to comply with all such requests. RVI covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights, in each case pursuant to Article 5 hereof.

7.4 Books and Records

The Trustee shall keep available for inspection by RVI and RVI Sub, at the Trustee’s principal transfer office in Toronto, Ontario, correct and complete books and records of account relating to the Trustee’s actions under this agreement, including without limitation all information relating to mailings and instructions to and from Holders and all transactions pursuant to the Voting Rights, the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights for the term of this agreement. On or before March 31, 2007, and on or before March 31 in every year thereafter, so long as the Voting Share is on deposit with the Trustee, the Trustee shall transmit to RVI and RVI Sub a brief report, dated as of the preceding December 31, with respect to:

(a) the property and funds comprising the Trust Estate as of that date;

(b) the number of exercises of the Exchange Put Right and the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Holders in consideration of the issue and delivery by RVI of shares of RVI Common Stock in connection with the Exchange Put Right and the Exchange Right, during the calendar year ended on such date; and

(c) all other actions taken by the Trustee in the performance of its duties under this agreement which it had not previously reported.

7.5 Income Tax Returns and Reports

RVI Sub shall or shall cause the Trustee, to the extent necessary, prepare and file on behalf of the RVI Sub appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded and, in connection therewith, may obtain the advice and assistance of such experts as the Trustee may consider necessary or advisable. If requested by the Trustee, RVI shall retain such experts for purposes of providing such advice and assistance upon it becoming aware of any obligation to report or withhold and remit any amounts pursuant to this section.

7.6 Indemnification Prior to Certain Actions by Trustee

The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this agreement at the request, order or direction of any Holder upon such Holder’s furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby; provided that no Holder shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Voting Share pursuant to Article 4 hereof, subject to Section 7.15 hereof, and with respect to the Exchange Put Right and the Exchange Right pursuant to Article 5 hereof, subject to Section 7.15 hereof, and with respect to the Automatic Exchange Rights pursuant to Article 5 hereof. None of the provisions contained in this agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded, given funds, security and indemnified as aforesaid.

7.7 Actions by Holders

No Holder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Holder has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security and indemnity referred to in Section 7.6 hereof and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Holder shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Holders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or under the Voting Rights, the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Holders.

7.8 Reliance upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder, and such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of Section 7.9 hereof, if applicable, and with any other applicable provisions of this agreement.

7.9 Evidence and Authority to Trustee

RVI Sub and/or RVI shall furnish to the Trustee evidence of compliance with the conditions provided for in this agreement relating to any action or step required or permitted to be taken by RVI Sub and/or RVI or the Trustee under this agreement or as a result of any obligation imposed under this agreement, including, without limitation, in respect of the Voting Rights or the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of RVI Sub and/or RVI forthwith if and when:

(a) such evidence is required by any other section of this agreement to be furnished to the Trustee in accordance with the terms of this Section 7.9; or

(b) the Trustee, in the exercise of its rights, powers, duties and authorities under this agreement, gives RVI Sub and/or RVI written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer’s Certificate of RVI Sub and/or RVI or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Put Right, the Exchange Right or the Automatic Exchange Rights, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuator, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that, if such report or opinion is furnished by a director, officer or employee of RVI Sub and/or RVI, it shall be in the form of an Officer’s Certificate or a statutory declaration.

Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this agreement shall include a statement by the person giving the evidence:

(i) declaring that such person has read and understands the provisions of this agreement relating to the condition in question;

(ii) describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(iii) declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

7.10 Experts, Advisers and Agents

The Trustee may:

(a) in relation to these presents act and rely on the opinion or advice of or information obtained from or prepared by any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by RVI Sub and/or RVI or otherwise, and may employ such assistants as may be necessary to the proper determination and discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b) employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the determination and discharge of its duties hereunder and in the management of the Trust.

7.11 Investment of Moneys Held by Trustee

Unless otherwise provided in this agreement, any moneys held by or on behalf of the Trustee which under the terms of this agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee, may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario, trustees are authorized to invest trust moneys; provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of RVI Sub. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of RVI Sub, in the deposit department of any loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

7.12 Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this agreement or otherwise in respect of the premises.

7.13 Trustee Not Bound to Act on Request

Except as in this agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of RVI Sub and/or RVI or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14 Authority to Carry on Business

The Trustee represents to RVI Sub and RVI that at the date of execution and delivery by it of this agreement it is authorized to carry on the business of a trust company in the Province of Ontario but if, notwithstanding the provisions of this Section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this agreement and the Voting Rights, the Exchange Put Right, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event; provided, however, the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Ontario, either become so authorized or resign in the manner and with the effect specified in Article 10 hereof.

7.15 Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Holder in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Holder in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

(b) all differences with respect to the Voting Rights, the Exchange Put Right, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate fully to indemnify it as between all conflicting claims or demands.

7.16 Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Holders, subject to all the terms and conditions herein set forth.

ARTICLE VIII

COMPENSATION

RVI and RVI Sub jointly and severally agree to pay to the Trustee reasonable compensation for all of the services rendered by it under this agreement and will reimburse the Trustee for all reasonable expenses (including but not limited to taxes, compensation paid to experts, agents and advisors, and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, reasonably incurred by the Trustee in connection with its rights and duties under this agreement; provided that RVI and RVI Sub shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence or willful misconduct. The Trustee shall be obligated to provide only one account or invoice to RVI Sub from time to time in connection with its appointment hereunder.

ARTICLE IX

INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1 Indemnification of the Trustee

RVI and RVI Sub jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, costs, penalties, fines and reasonable expenses

(including reasonable expenses of the Trustee’s legal counsel) which, without fraud, negligence, willful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this agreement, or any written or oral instructions delivered to the Trustee by RVI or RVI Sub pursuant hereto. In no case shall RVI or RVI Sub be liable under this indemnity for any claim against any of the Indemnified Parties unless RVI and RVI Sub shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, RVI and RVI Sub shall be entitled to participate at their own expense in the defense and, if RVI or RVI Sub so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by RVI or RVI Sub, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Trustee and RVI or RVI Sub and the Trustee shall have been advised by counsel acceptable to RVI or RVI Sub that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to RVI or RVI Sub and that an actual or potential conflict of interest exists (in which case RVI and RVI Sub shall not have the right to assume the defense of such suit on behalf of the Trustee, but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the resignation or removal of the Trustee and the termination of the trust.

9.2 Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this agreement, except to the extent that such loss is attributable to the fraud, negligence, willful misconduct or bad faith on the part of the Trustee.

ARTICLE X

CHANGE OF TRUSTEE

10.1 Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to RVI and RVI Sub specifying the date on which it desires to resign, provided that such notice shall never be given less than 60 days before such desired resignation date unless RVI and RVI Sub otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, RVI and RVI Sub shall promptly appoint a successor trustee by written instrument, in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing acceptance by a successor trustee, a successor trustee may be appointed by an order of the superior court of the province in which RVI Sub has its registered office upon application of one or more of the parties hereto.

10.2 Removal

The Trustee, or any trustee hereafter appointed, may be removed with or without cause, at any time on 60 days prior notice by written instrument executed by RVI and RVI Sub, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee; provided that, in connection with such removal, provision is made for a replacement trustee similar to that contemplated in Section 10.1.

10.3 Successor Trustee

Any successor trustee appointed as provided under this agreement shall execute, acknowledge and deliver to RVI and RVI Sub and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this agreement, with like effect as if originally named as trustee in this agreement. However, on the written request of RVI and RVI Sub or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, RVI, RVI Sub and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4 Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, RVI and RVI Sub shall cause to be mailed notice of the succession of such trustee hereunder to each Holder specified in a List. If RVI or RVI Sub shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of RVI and RVI Sub.

ARTICLE XI

SUCCESSORS

11.1 Certain Requirements in Respect of Combination, Etc.

Neither RVI nor RVI Sub shall enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom, but may do so if:

(a) such other Person or continuing corporation (the “Successor”), by operation of law, becomes, without further action, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction an agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee and in the opinion of legal counsel to the Trustee are necessary or advisable to evidence the assumption by the Successor of liability for all moneys payable and property deliverable hereunder, the covenant of such Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of RVI or RVI Sub, as the case may be, under this agreement; and

(b) such transaction shall, to the satisfaction of the Trustee, be upon such terms which substantially preserve and do not impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Holders hereunder.

11.2 Vesting of Powers in Successor

Whenever the conditions of Section 11. 1 hereof have been duly observed and performed, the Trustee, if required by Section 11.1 hereof, the Successor and RVI or RVI Sub, as the case may be, shall execute and deliver the supplemental agreement provided for in Article 12 hereof, and thereupon the Successor shall possess and from time to time may exercise each and every right and power of RVI or RVI Sub, as the case may be, under this agreement in the name of RVI or RVI Sub, as the case may be, or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors or any officers of RVI or RVI Sub may be done and performed with like force and effect by the directors or officers of such Successor.

11.3 Wholly-owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of RVI with or into RVI or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of RVI provided that all of the assets of such subsidiary are transferred to RVI or another wholly-owned subsidiary of RVI, and any such transactions are expressly permitted by this Article 11.

ARTICLE XII

AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

12.1 Amendments, Modifications, Etc.

Subject to Sections 12.2 and 12.4, this agreement may not be amended, modified or waived except by an agreement in writing executed by RVI Sub, RVI and the Trustee and approved by the Holders in accordance with Section 10.2 of the Exchangeable Share Provisions. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

12.2 Ministerial Amendments

Notwithstanding the provisions of Section 12.1 hereof, the parties to this agreement may in writing, at any time and from time to time, without the approval of the Holders, amend or modify this agreement for the purposes of:

(a) adding to the covenants of any or all of the parties hereto for the protection of the Holders hereunder subject to the receipt by the Trustee of an opinion of its counsel that the addition of the proposed covenant is not prejudicial to the interests of the holders as a whole or the Trustee;

(b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of RVI and RVI Sub and in the opinion of the Trustee and its counsel, having in mind the best interests of the Holders as a whole, it may be expedient to make, provided that such boards of directors and the Trustee and its counsel shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Holders as a whole;

(c) making such changes or corrections which, on the advice of counsel to RVI Sub, RVI and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error; provided that the Trustee and its counsel and the board of directors of each of RVI Sub and RVI shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the Holders as a whole; or

(d) making such changes as may be necessary or appropriate to implement or give effect to any assignment or assumption made pursuant to Section 14.9 hereof.

12.3 Meeting to Consider Amendments

RVI Sub, at the request of RVI, shall call a meeting or meetings of the Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of RVI Sub, the Exchangeable Share Provisions and all applicable laws.

12.4 Changes in Capital of RVI and RVI Sub

At all times after the occurrence of any event effected pursuant to Section 2.7 or Section 2.8 of the Support Agreement, as a result of which either RVI Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which RVI Common Stock or the Exchangeable Shares or both are so changed, and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

12.5 Execution of Supplemental Agreements

From time to time, RVI Sub (when authorized by a resolution of its Board of Directors), RVI (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a) evidencing the succession of any Successors to RVI and the covenants of and obligations assumed by each such Successor in accordance with the provisions of Article 11 and the successor of any successor trustee in accordance with the provisions of Article 10;

(b) making any additions to, deletions from or alterations of the provisions of this agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee and its counsel, will not be prejudicial to the interests of the Holders as a whole or are in the opinion of counsel to the Trustee necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to RVI, RVI Sub, the Trustee or this agreement;

(c) to implement or give effect to any assignment or assumption made pursuant to Section 14.9 hereof; and

(d) for any other purposes not inconsistent with the provisions of this agreement, including without limitation to make or evidence any amendment or modification to this agreement as contemplated hereby, provided that, in the opinion of the Trustee and its counsel, the rights of the Trustee and the Holders as a whole will not be prejudiced thereby.

ARTICLE XIII

TERMINATION

13.1 Term

The Trust created by this agreement shall continue until the earliest to occur of the following events:

(a) no outstanding Exchangeable Shares are held by a Holder;

(b) each of RVI Sub and RVI elects in writing to terminate the Trust and such termination is approved by the Holders of the Exchangeable Shares in accordance with Section 10.1 of the Exchangeable Share Provisions; and

(c) 21 years after the death of the last survivor of the descendants of Her Majesty Queen Elizabeth II of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

13.2 Survival of Agreement

This agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Holder; provided, however, that the provisions of Articles 8 and 9 hereof shall survive any such termination of this agreement.

ARTICLE XIV

GENERAL

14.1 Severability

If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby, and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

14.2 Inurement

This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders.

14.3 Notices to Parties

All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

(a) if to RVI:

API Nanotronics Corp.

505 University Avenue

Suite 1400

Toronto, Ontario M5G 1X3

Attention: Mr. Phillip DeZwirek

Fax: (416) 593-4658

(b) if to RVI Sub to:

RVI Sub, Inc.

505 University Avenue

Suite 1400

Toronto, Ontario M5G 1X3

Attention: Mr. Phillip DeZwirek

Fax: (416) 593-4658

(c) if to the Trustee to:

Equity Transfer & Trust Company

120 Adelaide Street West

Suite 420

Toronto, Ontario M5H 4C3

Attention: President

Fax: (416) 361-0470

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof, and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

14.4 Notice to Holders

Any and all notices to be given and any documents to be sent to any Holders may be given or sent to the address of such Holder shown on the register of Holders of Exchangeable Shares in any manner permitted by the

Exchangeable Share Provisions and shall be deemed to be received (if given or sent in such manner) at the time specified in such Exchangeable Share Provisions, the provisions of which Exchangeable Share Provisions shall apply mutatis mutandis to notices or documents as aforesaid sent to such Holders.

14.5 Risk of Payments by Post

Whenever payments are to be made or documents are to be sent to any Holder by the Trustee, by RVI Sub or by RVI or by such Holder to the Trustee or to RVI or RVI Sub, the making of such payment or sending of such document sent through the mail shall be at the risk of RVI Sub or RVI, in the case of payments made or documents sent by the Trustee or RVI Sub or RVI, and the Holder, in the case of payments made or documents sent by the Holder.

14.6 Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.7 Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14.8 Attornment

RVI agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and agrees not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints RVI Sub at its registered office in the Province of Ontario as RVI’s attorney for service of process.

14.9 Permitted Assignment

RVI may assign any or all of its rights and obligations under this Agreement to RVI Holdco, provided that each of RVI and RVI Holdco shall thereafter, jointly and severally, be liable for the performance by RVI Holdco of the obligations of RVI pursuant to this Agreement. Any and all of the obligations of RVI may be performed and satisfied by RVI Holdco, except that nothing in this Section 14.9 will permit any change to the rights, privileges, restrictions and conditions attaching to the Voting Share or Exchangeable Shares or to the Exchange Right, Exchange Put Right or Automatic Exchange Rights.

IN WITNESS WHEREOF, the parties hereby have caused this agreement to be duly executed as of the date first above written.

API NANOTRONICS CORP. (f/k/a Rubincon Ventures Inc.)

Per:	/s/ Phillip DeZwirek

RVI SUB, INC.

Per:	/s/ Phillip DeZwirek

EQUITY TRANSFER & TRUST COMPANY

Per:	Carol Mikos

Per:	Beau Cairns

EXHIBIT “C”

SHARE CAPITAL AND OTHER PROVISIONS

INCLUDED IN THE ARTICLES OF INCORPORATION OF RVI SUB

SHARE CAPITAL

PROVISIONS ATTACHING TO THE COMMON SHARES

The common shares (“Common Shares”) in the capital of the Corporation shall have attached thereto the following rights, privileges, restrictions and conditions:

Dividends

Subject to the prior rights of the Exchangeable Shares and any other shares ranking prior to the Common Shares, holders of Common Shares have a right to receive dividends when declared by the Board of Directors out of property of the Corporation legally available therefor.

Liquidation

Subject to the prior rights of the Exchangeable Shares and any other shares ranking prior to the Common Shares, the holders of Common Shares shall, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of the assets of the Corporation for the purpose of winding-up its affairs, be entitled to receive the remaining property and assets of the Corporation.

Voting

The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders (other than separate meetings of other classes or series of shares), and shall be entitled to one vote for each Common Share held.

PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

The Exchangeable Shares in the capital of the Corporation shall have the following rights, privileges, restrictions and conditions:

ARTICLE I

INTERPRETATION

1.1 For the purposes of these rights, privileges, restrictions and conditions:

“Act” means the Business Corporations Act (Ontario), as amended, consolidated or re-enacted from time to time.

“Aggregate Equivalent Vote Amount” means, with respect to any matter, proposition or question on which holders of RVI Common Stock are entitled to vote, consent or otherwise act, the product of (i) the number of Exchangeable Shares then issued and outstanding and held by holders (other than RVI and its Subsidiaries) multiplied by (ii) the number of votes to which a holder of one share of RVI Common Stock is entitled with respect to such matter, proposition or question.

“API” means API Electronics Group Corp., a corporation organized and existing under the Act.

“Automatic Redemption Date” means the date for the automatic redemption by the Corporation of Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be the first to occur of (a) the date, if any, selected pursuant to this clause (a) by the Board of Directors of the Corporation, such date to be no earlier than the tenth anniversary of the Effective Date, (b) the date selected by the Board of Directors of the Corporation (such date to be no earlier than the third anniversary of the Effective Date of the Arrangement) at a time when less than 10% of the number of Exchangeable Shares issuable on the Effective Date (other than Exchangeable Shares held by RVI and its Subsidiaries, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into or carrying rights to acquire Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction involving or affecting the Exchangeable Shares), are outstanding, (c) the Business Day prior to the record date for any meeting or vote of the shareholders of the Corporation to consider any matter on which the holders of Exchangeable Shares would be entitled to vote as shareholders of the Corporation, but excluding any meeting or vote as described in clause (d) below, or (d) the Business Day following the day on which the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, if and to the extent such action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, Exchangeable Shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the Exchangeable Shares and the RVI Common Stock.

“Board of Directors” means the board of directors of the Corporation and any committee thereof acting within its authority.

“Business Day” means any day other than a Saturday, a Sunday or a day when banks are not open for business in Toronto, Ontario.

“Common Shares” means the common shares in the capital of the Corporation.

“Corporation” means RVI Sub, Inc., a corporation organized and existing under the Act and includes any successor corporation.

“Current Market Price” means, in respect of a share of RVI Common Stock on any date, the average of the closing sale prices per share (computed and rounded to the third decimal point) of shares of RVI Common Stock during the period of 20 consecutive trading days ending not more than five trading days before such date on the OTC Bulletin Board (“OTCBB”), or, if RVI Common Stock is not then traded on the OTCBB, on such other principal U.S. stock exchange or automated quotation system on which the RVI Common Stock is then listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if, in the opinion of the Board of Directors the public distribution or trading activity of RVI Common Stock during such period does not create a market which reflects the fair market value of a share of RVI Common Stock, then the Current Market Price of a share of RVI Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further than any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement.

“Exchange Put Date” has the meaning provided in Section 8.2.

“Exchange Put Right” has the meaning provided in Section 8.1.

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of or redemption of or distribution of assets of the Corporation in respect of or purchase pursuant to these share provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust Agreement:

(a) the Current Market Price of one share of RVI Common Stock deliverable in connection with such action;

(b) a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; and

(c) such stock or other property constituting any declared and unpaid, and all undeclared but payable, non-cash dividends deliverable in connection with such action,

provided that (i) that part of the consideration which represents (a) above, shall be fully paid and satisfied by the delivery of one share of RVI Common Stock, such share to be duly issued as a fully paid and non-assessable share, (ii) that part of the consideration which represents (c), above, shall be fully paid and satisfied by delivery of such non-cash items, and (iii) any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest less any tax required to be deducted and withheld therefrom and without interest.

“Exchangeable Share Price” means, for each Exchangeable Share, an amount equal to the aggregate of:

(a) the Current Market Price of a share of RVI Common Stock; plus

(b) an additional amount equal to the full amount of all cash dividends declared, payable and unpaid, on such Exchangeable Share; plus

(c) an additional amount equal to all dividends declared and payable on RVI Common Stock which have not been declared on Exchangeable Shares in accordance herewith; plus

(d) an additional amount representing non-cash dividends declared, payable and unpaid, on such Exchangeable Share.

“Exchangeable Shares” means the Exchangeable Shares of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

“Liquidation Amount” has the meaning provided in Section 5.1.

“Liquidation Call Right” has the meaning provided in the Articles of Incorporation of the Corporation.

“Liquidation Call Purchase Price” has the meaning provided in the Articles of Incorporation of the Corporation.

“Liquidation Date” has the meaning provided in Section 5.1.

“Plan of Arrangement” means the plan of arrangement involving and affecting API, RVI, the Corporation and the holders of common shares and options of API under section 182 of the Act contemplated in the Combination Agreement by and among RVI and API, dated effective as of May 5, 2006, as further amended and restated from time to time.

“Purchase Price” has the meaning provided in Section 6.3.

“Redemption Call Purchase Price” has the meaning provided in the Articles of Incorporation of the Corporation.

“Redemption Call Right” has the meaning provided in the Articles of Incorporation of the Corporation.

“Redemption Price” has the meaning provided in Section 7.1.

“Retracted Shares” has the meaning provided in subsection 6.1 (a).

“Retraction Call Right” has the meaning provided in subsection 6.1 (c).

“Retraction Date” has the meaning provided in subsection 6.1 (b).

“Retraction Price” has the meaning provided in Section 6.1.

“Retraction Request” has the meaning provided in Section 6.1.

“RVI” means API Nanotronics Corp., formerly known as Rubincon Ventures Inc., a corporation organized and existing under the laws of the State of Delaware and includes any successor corporation or any corporation in which the holders of RVI Common Stock hold securities resulting from the application of Section 2.7 of the Support Agreement;

“RVI Call Notice” has the meaning provided in Section 6.3.

“RVI Common Stock” means the shares of common stock of RVI, with a par value of U.S. $0.001 per share, having voting rights of one vote per share, and any other securities resulting from the application of Section 2.7 of the Support Agreement.

“RVI Dividend Declaration Date” means the date on which the board of directors of RVI declares any dividend on the RVI Common Stock.

“RVI Holdco” has the meaning provided in the Voting and Exchange Trust Agreement.

“RVI Special Share” means the one share of Special Voting Stock of RVI, with a par value of U.S. $0.01, and having voting rights at meetings of holders of RVI Common Stock equal to the Aggregate Equivalent Voting Amount.

“Subsidiary”, in relation to any person, means any body corporate, partnership, joint venture, association or other entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by such person.

“Support Agreement” means the Support Agreement between RVI and the Corporation, made as of the Effective Date.

“Transfer Agent” means the duly appointed transfer agent for the time being of the Exchangeable Shares, and, if there is more than one such transfer agent, then the principal Canadian transfer agent.

“Trustee” means the Trustee appointed under the Voting and Exchange Trust Agreement, and any successor trustee.

“Voting and Exchange Trust Agreement” means the Voting and Exchange Trust Agreement among the Corporation, RVI and the Trustee, made as of the Effective Date.

ARTICLE II

RANKING OF EXCHANGEABLE SHARES

2.1 The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

ARTICLE III

DIVIDENDS

3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each RVI Dividend Declaration Date, declare a dividend on each Exchangeable Share (a) in the case of a cash dividend declared on the RVI Common Stock, in an amount in cash for each Exchangeable Share equal to the cash dividend declared on each share of RVI Common Stock, (b) in the case of a stock dividend declared on the RVI Common Stock to be paid in RVI Common Stock, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of RVI Common Stock to be paid on each share of RVI Common Stock, (c) in the case of a dividend declared on the RVI Common Stock in property other than cash or securities of RVI, in such type and amount of property for each Exchangeable Share as is the same as the type and amount of property declared as a dividend on each share of RVI Common Stock or (d) in the case of a dividend declared on the RVI Common Stock to be paid in securities of RVI other than RVI Common Stock, in such number of either such securities or economically equivalent securities of the Corporation, as the Board of Directors determines, for each Exchangeable Share as is equal to the number of securities of RVI to be paid on each share of RVI Common Stock. Such dividends (less any tax required to be deducted and withheld from such dividends) shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation.

3.2 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by subsection 3.1 (a) hereof and the sending of such a cheque to each holder of an Exchangeable Share (less any tax required to be deducted and withheld from such dividends paid or credited by the Corporation) shall satisfy the cash dividends represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by subsections 3.1 (b) or (d) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby or dividend payable in other securities represented thereby. Such other type and amount of property in respect of any dividends contemplated by subsection 3.1 (c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. In all cases, any such dividends shall be subject to any reduction or adjustment for tax required to be deducted and withheld from such dividends, and the Corporation shall be entitled to liquidate some of the property which would otherwise be deliverable in payment of such dividends to a particular holder of Exchangeable Shares to fund any statutory withholding obligation. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend which is represented by a cheque that has not been duly presented to the Corporation’s bankers for payment or which otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the RVI Common Stock.

3.4 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends which remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.5 Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof.

ARTICLE IV

CERTAIN RESTRICTIONS

4.1 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Article 10 of these share provisions:

(a) pay any dividends on the Common Shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in any such other shares ranking junior to the Exchangeable Shares;

(b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

(c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect of the payment of dividends or on any liquidation distribution; or

(d) amend the articles or by-laws of the Corporation, in either case in any manner that would affect the rights or privileges of the holders of the Exchangeable Shares.

The restrictions in subsections 4.1 (a), 4.1 (b) and 4.1 (c) above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared with a record date on or following the effective date of the Plan of Arrangement on the RVI Common Stock shall have been declared on the Exchangeable Shares and paid in full. Nothing herein shall be interpreted to restrict the Corporation from issuing additional Common Shares or Exchangeable Shares.

ARTICLE V

DISTRIBUTION ON LIQUIDATION

5.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, provided that neither RVI nor RVI Holdco shall have exercised the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution or winding-up (the “Liquidation Date”), before any distribution of any part of the assets of the Corporation to the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Amount”) in accordance with Section 5.2. In connection with payment of the Liquidation Amount, the Corporation shall be entitled to liquidate some of the RVI Common Stock which would otherwise be deliverable as Exchangeable Share Consideration to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

5.2 Within 10 Business Days after the Liquidation Date, and subject to the exercise by RVI or RVI Holdco of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of Exchangeable Shares, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time on or after the Liquidation Date to deposit or cause to be deposited the Exchangeable Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be the holders of the RVI Common Stock delivered to them. Notwithstanding the foregoing, until such payment or deposit of such Exchangeable Share Consideration, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

5.4 If RVI or RVI Holdco exercises the Liquidation Call Right, each holder of Exchangeable Shares shall be obligated to sell the Exchangeable Shares held by such holder to RVI or RVI Holdco, as the case may be, on the Liquidation Date on payment to such holder by RVI or RVI Holdco, as the case may be, of the Exchangeable Share Consideration representing the Liquidation Call Purchase Price for each Exchangeable Share.

ARTICLE VI

RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to applicable law and the exercise by RVI or RVI Holdco of the Retraction Call Right (which, if exercised by RVI or RVI Holdco, shall be binding on the holder of Exchangeable Shares) and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Price”) which as set forth in Section 6.4, shall be fully paid and satisfied by the delivery by or on behalf of the Corporation of the Exchangeable Share Consideration representing such holder’s Retraction Price. In connection with payment of the Retraction Price, the Corporation shall be entitled to liquidate some of the RVI Common Stock that would otherwise be deliverable as Exchangeable Share Consideration to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule “A” hereto or in such other form as may be acceptable to the Corporation:

(a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Corporation;

(b) stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be not less than five Business Days nor more than 10 Business Days after the date on which the Retraction Request is received by the Transfer Agent as agent for the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the tenth Business Day after the date on which the Retraction Request is received by the Transfer Agent; and

(c) acknowledging the overriding right (the “Retraction Call Right”) of RVI or RVI Holdco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3 below.

6.2 Subject to the exercise by RVI or RVI Holdco of the Retraction Call Right, upon receipt by the Transfer Agent in the manner specified in Section 6.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.6, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares in accordance with Section 6.4 hereof. If only a part of the Exchangeable Shares represented by any certificate are redeemed or purchased by RVI or RVI Holdco pursuant to the Retraction Call Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify RVI and RVI Holdco thereof. In order to exercise the Retraction Call Right, RVI or RVI Holdco must notify the Corporation in writing of its determination to do so (the “RVI Call Notice”) within two Business Days of such notification. If RVI or RVI Holdco does not so notify the Corporation within such two Business Days, the Corporation will notify the holder as soon as possible thereafter that neither RVI nor RVI Holdco will exercise the Retraction Call Right. If RVI or RVI Holdco delivers the RVI Call Notice within such two Business Days, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.6 hereof, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to RVI or RVI Holdco, as the case may be, in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and RVI or RVI Holdco, as the case may be, shall purchase from such holder and such holder shall sell to RVI or RVI Holdco, as the case may be, on the Retraction Date the Retracted Shares for a purchase price per share (the “Purchase Price”) equal to the Retraction Price, which as set forth in Section 6.4 hereof, shall be fully paid and satisfied by the delivery by or on behalf of RVI or RVI Holdco, as the case may be, of the Exchangeable Share Consideration representing such holder’s Purchase Price. For the purposes of completing a purchase pursuant to the Retraction Call Right, RVI or RVI Holdco, as the case may be, shall deposit with the Transfer Agent, on or before the Retraction Date, the Exchangeable Share Consideration representing the total Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that RVI or RVI Holdco, as the case may be, does not deliver a RVI Call Notice within two Business Days or otherwise comply with these Exchangeable Share provisions in respect thereto, and provided that Retraction Request is not revoked by the holder in the manner specified in Section 6.6 hereof, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

6.4 Subject to receipt by the Corporation of a Retraction Request, the Corporation, RVI or RVI Holdco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in Schedule A hereto or by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, except as to any cheque included therein which is not paid on due presentation.

6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive such holder’s proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made, in which case the rights of such holder shall remain unaffected until the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by RVI or RVI Holdco shall thereafter be considered and deemed for all purposes to be a holder of the RVI Common Stock delivered to it. Notwithstanding the foregoing, until such payment of such Exchangeable Share Consideration to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that neither RVI nor RVI Holdco shall have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law, the Corporation shall redeem Retracted Shares in accordance with Section 6.2 of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.6 hereof, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 hereof as a result of liquidity or solvency requirements or applicable law shall be deemed by giving the Retraction Request to require RVI or RVI Holdco, as the case may be, to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by RVI or RVI Holdco, as the case may be, to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement, and RVI shall make such purchase.

6.6 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to RVI or RVI Holdco, as the case may be, shall be deemed to have been revoked.

ARTICLE VII

REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1 Subject to applicable law, and if neither RVI or RVI Holdco exercises the Redemption Call Right (which, if exercised, shall be binding on the holders of Exchangeable Shares), the Corporation shall on the Automatic Redemption Date redeem the whole of the then outstanding Exchangeable Shares for an amount equal to the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the “Redemption Price”) which, as set forth in Section 7.3 hereof, shall be fully paid and satisfied by the delivery by or on behalf of the Corporation of the Exchangeable Share Consideration representing the total Redemption Price. In connection with payment of the Exchangeable Share Consideration representing the Redemption Price, the Corporation shall be entitled to liquidate some of the RVI Common Stock which would otherwise be deliverable as Exchangeable Share Consideration to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

7.2 In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation, or the Transfer Agent on behalf of the Corporation, shall, at least 45 days before an Automatic Redemption Date or before a possible Automatic Redemption Date which may result from a failure of the holders of Exchangeable Shares to take necessary action as described in clause (d) of the definition of Automatic Redemption Date send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption or possible redemption by the Corporation or the purchase by RVI or RVI Holdco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. Such notice shall set out the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Automatic Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Automatic Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

7.3 On or after the Automatic Redemption Date, and subject to the exercise by RVI or RVI Holdco of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Exchangeable Share Consideration representing the Redemption Price for each such Exchangeable Share upon presentation and surrender at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation, of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Automatic Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the Exchangeable Share Consideration representing the total Redemption Price, unless payment of the Exchangeable Share Consideration representing the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Exchangeable Share Consideration representing the total Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Automatic Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Automatic Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the Exchangeable Share Consideration representing the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the RVI Common Stock delivered to them. Notwithstanding the foregoing, until such payment or deposit of such Exchangeable Share Consideration is made, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

7.4 If RVI or RVI Holdco exercises the Redemption Call Right, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to RVI or RVI Holdco, as the case may be, on the Automatic Redemption Date against payment to such holder by RVI of the Exchangeable Share Consideration representing the Redemption Call Purchase Price for each such share.

ARTICLE VIII

EXCHANGE PUT RIGHT

8.1 Upon and subject to the terms and conditions contained in these share provisions and the Voting and Exchange Trust Agreement:

(a) a holder of Exchangeable Shares shall have the right (the “Exchange Put Right”) at any time to require RVI to purchase all or any part of the Exchangeable Shares of the holder, provided that, upon the exercise of such right, RVI may, at its option, cause RVI Holdco to purchase such shares; and

(b) upon the exercise by the holder of the Exchange Put Right the holder shall be required to sell to RVI or RVI Holdco, as the case may be, and RVI shall be required to purchase, or cause RVI Holdco to purchase, from the holder, that number of Exchangeable Shares in respect of which the Exchange Put Right is exercised, in consideration of the payment by RVI or RVI Holdco, as the case may be, of the Exchangeable Share Price applicable thereto (which shall be the Exchangeable Share Price applicable on the last Business Day prior to receipt of notice required under Section 8.2 hereof) and delivery by or on behalf of RVI or RVI Holdco, as the case may be, of the Exchangeable Share Consideration representing the total applicable Exchangeable Share Price. In connection with payment of the Exchangeable Share Consideration, the Corporation shall be entitled to liquidate some of the RVI Common Stock which would otherwise be deliverable to the particular holder of Exchangeable Shares in order to fund any statutory withholding tax obligation.

8.2 The Exchange Put Right provided in Section 8.1 hereof and in Article 5 of the Voting and Exchange Trust Agreement may be exercised at any time by notice in writing given by the holder to and received by the Trustee (the date of such receipt, the “Exchange Put Date”) and accompanied by presentation and surrender of the certificates representing such Exchangeable Shares, together with such documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of the Corporation and such additional documents and instruments as the Trustee may reasonably require, at the principal transfer offices in Toronto, Ontario of the Trustee, or at such other office or offices of the Trustee or of other persons designated by the Trustee for that purpose as may from time to time be maintained by the Trustee for that purpose. Such notice may be (i) in the form of the panel, if any, on the certificates representing Exchangeable Shares, (ii) in the form of the notice and election contained in any letter of transmittal distributed or made available by the Corporation for that purpose, or (iii) in other form satisfactory to the Trustee (or such other persons aforesaid), shall stipulate the number of Exchangeable Shares in respect of which the right is exercised (which may not exceed the number of shares represented by certificates surrendered to the Trustee), shall be irrevocable unless the exchange is not completed in accordance herewith and with the Voting and Exchange Trust Agreement and shall constitute the holder’s authorization to the Trustee (and such other persons aforesaid) to effect the exchange on behalf of the holder.

8.3 The completion of the sale and purchase referred to in Section 8.1 hereof shall be required to occur, and RVI shall be required to take all actions on its part necessary to permit it to occur, not later than the close of business on the third Business Day following the Exchange Put Date.

8.4 The surrender by the holder of Exchangeable Shares under Section 8.2 hereof shall constitute the representation, warranty and covenant of the holder that the Exchangeable Shares so surrendered are sold free and clear of any lien, encumbrance, security interest or adverse claim or interest.

8.5 If a part only of the Exchangeable Shares represented by any certificate are to be sold and purchased pursuant to the exercise of the Exchange Put Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

8.6 Upon receipt by the Trustee of the notice, certificates and other documents or instruments required by Section 8.2, the Trustee shall deliver or cause to be delivered, on behalf of RVI or RVI Holdco, as the case may be, and subject to receipt by the Trustee from RVI or RVI Holdco, as the case may be, of the applicable

Exchangeable Share Consideration, to the relevant holder at the address of the holder specified in the notice or by holding for pick-up by the holder at any office of the Trustee (or other persons aforesaid) maintained for that purpose, the Exchangeable Share Consideration representing the total applicable Exchangeable Share Price, within the time stipulated in Section 8.3 hereof. Delivery by RVI or RVI Holdco, as the case may be, to the Trustee of such Exchangeable Share Consideration shall be deemed to be payment of and shall satisfy and discharge all liability for the total applicable Exchangeable Share Price, except as to any cheque included therein which is not paid on due presentation.

8.7 On and after the close of business on the Exchange Put Date, the holder of the Exchangeable Shares in respect of which the Exchange Put Right is exercised shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total applicable Exchangeable Share Price, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the Exchangeable Share Consideration shall not be made, in which case the rights of such holder shall remain unaffected until such payment has been made. On and after the close of business on the Exchange Put Date provided that presentation and surrender of certificates and payment of the Exchangeable Share Consideration has been made in accordance with the foregoing provisions, the holder of the Exchangeable Shares so purchased by RVI or RVI Holdco, as the case may be, shall thereafter be considered and deemed for all purposes to be a holder of the RVI Common Stock delivered to it. Notwithstanding the foregoing, until payment of the Exchangeable Share Consideration to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

ARTICLE IX

VOTING RIGHTS

9.1 Except as required by applicable law and the provisions hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

ARTICLE X

AMENDMENT AND APPROVAL

10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but, except as hereinafter provided, only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than 66  2/3% of the votes cast on such resolution by persons represented in person or by proxy at a meeting of holders of Exchangeable Shares (excluding Exchangeable Shares beneficially owned by RVI or its Subsidiaries) duly called and held at which the holders of at least 20% of the outstanding Exchangeable Shares at that time are present or represented by proxy. If at any such meeting the holders of at least 20% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting, the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66  2/3% of the votes cast on such resolution by persons represented in person or by proxy at such meeting (excluding Exchangeable Shares beneficially owned by RVI or its Subsidiaries) shall constitute the approval or consent of the holders of the Exchangeable Shares. For the purposes of this Section, any spoiled votes, illegible votes, defective votes and abstinences shall be deemed to be votes not cast.

ARTICLE XI

RECIPROCAL CHANGES, ETC. IN RESPECT OF RVI COMMON STOCK

11.1 (a) Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that RVI will not:

(i)	issue or distribute shares of RVI Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of RVI Common Stock) to the holders of all or substantially all of the then outstanding shares of RVI Common Stock by way of stock dividend or other distribution; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of RVI Common Stock entitling them to subscribe for or to purchase shares of RVI Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of RVI Common Stock); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding shares of RVI Common Stock (A) shares or securities of RVI of any class other than RVI Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of RVI Common Stock), (B) rights, options or warrants other than those referred to in subsection 11.1 (a) (ii) above, (C) evidences of indebtedness of RVI or (D) assets of RVI;

unless

(iv)	one or both of RVI and the Corporation is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to the holders of the Exchangeable Shares; and

(v)	one or both of RVI and the Corporation shall issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to the holders of the Exchangeable Shares.

(b) Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that RVI will not:

(i)	subdivide, redivide or change the then outstanding shares of RVI Common Stock into a greater number of shares of RVI Common Stock; or

(ii)	reduce, combine or consolidate or change the then outstanding shares of RVI Common Stock into a lesser number of shares of RVI Common Stock; or

(iii)	reclassify or otherwise change the shares of RVI Common Stock or effect an amalgamation, merger, reorganization or other transaction involving or affecting the shares of RVI Common Stock;

unless

(iv)	the Corporation is permitted under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of the holders of, the Exchangeable Shares; and

(v)	the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

The Support Agreement further provides, in part, that, with the exception of certain ministerial amendments, the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Article 10 of these share provisions.

ARTICLE XII

ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT

12.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by RVI with all provisions of the Support Agreement, the Voting Trust and Exchange Agreement and RVI’s Certificate of Incorporation applicable to the Corporation and RVI, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant thereto.

12.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement, the Voting Trust and Exchange Agreement or RVI’s Certificate of Incorporation without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 hereof other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purpose of:

(a)	adding to the covenants of the other party or parties to such agreement for the protection of the Corporation or the holders of Exchangeable Shares; or

(b)	making such provisions or modifications not inconsistent with such agreement or certificate as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)	making such changes in or corrections to such agreement or certificate which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE XIII

LEGEND

13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Articles of the Corporation relating to the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights and exchange provisions thereunder).

ARTICLE XIV

MISCELLANEOUS

14.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

14.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction, redemption or exchange of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to such office of the Transfer Agent as may be specified by the Corporation, addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Transfer Agent, and the method of any such presentation and surrender of certificates shall be at the sole risk of the holder.

14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last address of such holder known to the Corporation. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be or intended to be taken by the Corporation.

14.4 For greater certainty, the Corporation shall not be required for any purpose under these share provisions to recognize or take account of persons who are not so recorded in such securities register.

14.5 All Exchangeable Shares acquired by the Corporation upon the redemption or retraction thereof shall be cancelled.

14.6 For greater certainty, any payments to the holders of Exchangeable Shares shall be net of applicable taxes, if any, and the payor shall not be obliged to gross up or increase the amount of such payment which would otherwise be made to take into account such taxes. Any such taxes which have been withheld or deducted by the payor thereof shall be remitted to the applicable tax authority within the time required for such remittance.

SCHEDULE “A”

RETRACTION REQUEST

To:	RVI Sub, Inc. (the “Corporation”)

And To:	API Nanotronics Corp., formerly known as Rubincon Ventures Inc.(“RVI”)

And To:	(“RVI Holdco”)

This request is given pursuant to Article 6 of the provisions (the “Share Provisions”) attaching to the Exchangeable Shares of the Corporation and all capitalized words and expressions used in this request which are defined in the Share Provisions have the meaning attributed to such words and expressions in such Share Provisions.

The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned requests the Corporation to redeem in accordance with Article 6 of the Share Provisions:

[    ]: all share(s) represented by the accompanying certificate(s); or

[    ]:                      share(s) only.

The undersigned hereby notifies the Corporation that the Retraction Date shall be .

NOTE:	The Retraction Date must be a Business Day and must not be less than five Business Days nor more than 10 Business Days after the date upon which this notice and the accompanying shares are received at any office of the Transfer Agent as may be specified in this Retraction Request or as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. In the event that no such Business Day is correctly specified above, the Retraction Date shall be deemed to be the tenth Business Day after the date on which this request is received by the Corporation.

The undersigned acknowledges the Retraction Call Right of RVI and RVI Holdco (as defined in the Share Provisions) to purchase all but not less than all the Retracted Shares from the undersigned and that this request shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to RVI or RVI Holdco, as the case may be, in accordance with the Retraction Call Right on the Retraction Date for the Retraction Price and on the other terms and conditions set out in Section 6.3 of the Share Provisions. If neither RVI or RVI Holdco, as the case may be, determines to exercise the Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This retraction request, and offer to sell the Retracted Shares to RVI or RVI Holdco, as the case may be, may be revoked and withdrawn by the undersigned by notice in writing given to the Corporation at any time before the close of business on the Business Date immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of liquidity or solvency provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require RVI to purchase, or cause RVI Holdco to purchase, the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to the Corporation and RVI that the undersigned has good title to, and owns, the share(s) represented by the accompanying certificate free and clear of all liens, claims, encumbrances, security interests and adverse claims or interests.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

[ ]	Please check box if the legal or beneficial owner of the Retracted Shares is a non-resident of Canada.

[ ]	Please check box if the securities and any cheque(s) or other non-cash assets resulting from the retraction of the Retracted Shares are to be held for pick-up by the shareholder at the principal transfer offices of Equity Transfer & Trust Company (the “Transfer Agent”) in Toronto, Ontario, failing which the securities and any cheque(s) or other non-cash assets will be delivered to the shareholder in accordance with the share provisions.

NOTE:	This panel must be completed and the accompanying share certificate(s), together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent at its principal transfer offices in Toronto, Ontario. The securities and any cheque(s) or other non-cash assets resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, or transferred into, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities, cheque(s) and other non-cash assets resulting from such retraction or purchase will be delivered to the shareholder in accordance with the Share Provisions.

Name of Person in Whose Name Securities or Cheque(s) or Other Non-cash Assets Are To Be Registered, Issued or Delivered (please print)	Date

Street Address or P.O. Box	Signature of Shareholder

City, Province	Signature Guaranteed by

NOTE:	If this retraction request is for less than all of the share(s) represented by the accompanying certificate, a certificate representing the remaining shares of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation or its lawful transferee.